As filed with the Securities and Exchange Commission on May 19, 2004

                                                       Registration No.333-_____
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                                    Form S-11
                FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------



                            PRIME GROUP REALTY TRUST
        (Exact name of registrant as specified in governing instruments)

                        77 West Wacker Drive, Suite 3900
                             Chicago, Illinois 60601
                                 (312) 917-1300
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)
                      ------------------------------------

                                Stephen J. Nardi
                              Chairman of the Board
                            Prime Group Realty Trust
                        77 West Wacker Drive, Suite 3900
                             Chicago, Illinois 60601
                                 (312) 917-1300

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       -----------------------------------

                                   Copies to:

                                 Wayne D. Boberg
                                 Brian T. Black
                              Winston & Strawn LLP
                              35 West Wacker Drive
                             Chicago, Illinois 60601
                                 (312) 558-5600
                      -------------------------------------

Approximate date of commencement of proposed sale to the public: Any time and from time to time after the effective date of this registration statement.


If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]




                         CALCULATION OF REGISTRATION FEE

                                      Proposed      Proposed
                                      maximum       maximum
                                      offering      aggregate      Amount of
Title of Securities     Amount to be  price         offering       registration
to be registered        registered    per share (1) price(1)       fee
----------------         ----------   ------------- -------------- -------------
Common Shares of
  Beneficial Interest,
  $0.01 par value per
  share................  12,021,479     $5.50       $66,118,134.5    $8,377.17

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

                        ---------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

--------------------------------------------------------------------------------
INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
--------------------------------------------------------------------------------



                    SUBJECT TO COMPLETION, DATED MAY 19, 2004

                                   PROSPECTUS

                            PRIME GROUP REALTY TRUST

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                 12,021,479 Common Shares of Beneficial Interest


        We are a real estate company which owns and manages a portfolio of office and industrial properties located primarily in the Chicago, Illinois metropolitan area.

        This prospectus relates to the offer and sale from time to time by the holders (or their permitted transferees) of 7,944,893 of our outstanding common shares.

        In addition, limited partners of Prime Group Realty, L.P., our operating partnership, may use this prospectus to offer for sale up to an additional 3,076,586 of our common shares from time to time. We may issue all or a portion of these common shares upon the exchange of common units of limited partner interest in the operating partnership held by these limited partners.

        Finally, a holder (or its permitted transferees) of outstanding warrants to purchase up to 1,000,000 of our common shares may use this prospectus to offer for sale such common shares from time to time. We may issue all or a portion of these common shares upon the holder's exercise of the warrants.

        We will not receive any proceeds from the sale of these offered common shares by the selling shareholders.

        Our common shares are listed on the New York Stock Exchange under the symbol "PGE."

        Investing in our common shares involves certain risks. See "Risk Factors" on pages 5 to 13.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  THE DATE OF THIS PROSPECTUS IS ________, 2004.

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY.............................................................1
 Our Company...................................................................1
 Summary Risk Factors..........................................................2
 Business Objectives and Growth Strategies.....................................2
 Description of Our Shares.....................................................3
 Selling Shareholders..........................................................3
 Use Of Proceeds...............................................................3
 Ratios of Earnings to Combined Fixed Charges and
  Preferred Share Distributions................................................3
RISK FACTORS...................................................................5
 Risks Relating To Our Properties And Our Business.............................5
 Risks Related To Our Organization And Structure..............................10
FORWARD-LOOKING STATEMENTS....................................................14
THE COMPANY...................................................................15
 Tax Status...................................................................15
 Services Company.............................................................15
BUSINESS OBJECTIVES AND BUSINESS STRATEGIES...................................15
 Review Of Strategic Alternatives.............................................16
 Ongoing Operations...........................................................16
 Liquidity And Capital Requirements...........................................16
 Development Activity.........................................................16
 Acquisition Activity.........................................................16
 Financing Policy.............................................................17
USE OF PROCEEDS...............................................................17
PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS................................17
CAPITALIZATION................................................................18
SELECTED FINANCIAL DATA.......................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS....................................................26
 Overview.....................................................................26
 2003 Business Summary........................................................26
 Key Performance Indicators...................................................27
 Results Of Operations........................................................28
 Liquidity And Capital Resources..............................................35
 Off-Balance Sheet Arrangements...............................................41
 Historical Cash Flows........................................................42
 Funds From Operations........................................................49
 Critical Accounting Policies.................................................53
 Impact of Recently Issued Accounting Standards...............................55
 Inflation....................................................................55
BUSINESS AND PROPERTIES.......................................................56
 General......................................................................56
 Our Properties...............................................................57
 Plans for Renovations........................................................65
 Competition..................................................................66
 Insurance....................................................................66
 Employees....................................................................66
 Legal Proceedings............................................................66
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES...................................68
 Investment Objectives and Policies...........................................68
 Financing Strategy...........................................................68
 Conflicts of Interests Policies..............................................69
 Reporting Policies...........................................................69
 Working Capital Reserves.....................................................69
 Policies with Respect to Other Activities....................................69
MANAGEMENT....................................................................71
 Trustees, Executive Officers and Key Employees...............................71
 Compensation Committee Interlocks and Insider Participation..................74
 Compensation of Trustees.....................................................74
 Executive Compensation.......................................................75
 Employment Agreements........................................................76
 Option Grants in 2003........................................................78
INDIVIDUAL GRANTS.............................................................78
 Option Exercises and Holdings................................................78
 Equity Compensation Plan Information.........................................79
 Indemnification of Trustees and Officers.....................................80
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................80
PARTNERSHIP AGREEMENT.........................................................83
 Management...................................................................83
 Indemnification..............................................................83
 Transferability of Interests.................................................83
 Extraordinary Transactions...................................................83
 Issuance of Additional Common Units..........................................84
 Capital Contributions........................................................84
 Awards Under Share Incentive Plan............................................84
 Distributions................................................................84
 Operations...................................................................85
 Limited Partner Exchange Rights and Registration Rights......................85
 Tax Matters..................................................................85
 Duties and Conflicts.........................................................85
 Term.........................................................................85
OUR PRINCIPAL SHAREHOLDERS....................................................86
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
 PREFERRED SHARE DISTRIBUTIONS................................................91
DESCRIPTION OF OUR SHARES.....................................................91
 Authorized Shares............................................................91
 Series B Shares..............................................................91
 Common Shares................................................................93
 Additional Preferred Shares..................................................94
 Restrictions on Share Ownership and Transfer.................................94
 Other Matters................................................................96
CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR DECLARATION OF TRUST AND BYLAWS........................................96
 Our Board of Trustees........................................................96
 Removal of Trustees..........................................................97
 Business Combinations........................................................97
 Control Share Acquisitions...................................................98
 The Maryland Control Share Acquisition Act...................................98
 Other Governance Provisions..................................................98
 Amendment to Our Declaration of Trust........................................99
 Advance Notice of Trustee Nominations and New Business.......................99
 Meetings of Our Shareholders................................................100
SHARES ELIGIBLE FOR FUTURE SALE..............................................100
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS...................................102
 Taxation of Prime Group Realty Trust........................................102
 General.....................................................................102
 REIT Taxation...............................................................103
 Requirements for REIT Qualification.........................................104
 Failure to Qualify..........................................................109
 Taxation Of Our Shareholders................................................109
 Election to Retain Net Long-Term Capital Gain...............................110
 Taxation of Tax-Exempt Shareholders.........................................110
 Taxation of Non-U.S. Shareholders...........................................111
 Information Reporting Requirements and Backup Withholding Tax...............113
 Other Tax Considerations....................................................113
ERISA CONSIDERATIONS.........................................................114
 Employee Benefit Plans, Tax-qualified Retirement Plans and IRAs.............114
 Our Status under ERISA......................................................115
SELLING SHAREHOLDERS.........................................................116
PLAN OF DISTRIBUTION.........................................................117
LEGAL MATTERS................................................................119
EXPERTS......................................................................119
WHERE YOU CAN FIND MORE INFORMATION..........................................119

INDEX TO FINANCIAL CONSOLIDATED STATEMENTS...................................F-1

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this prospectus. Unless the context otherwise requires, all references to the "company", "we" or "us" in this prospectus includes Prime Group Realty Trust, its subsidiaries (including Prime Group Realty, L.P., our operating partnership, and Prime Group Realty Services, Inc., our Services Company), or any one of them.

Our Company

        We are a fully-integrated, self-administered, and self-managed real estate investment trust ("REIT") which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. Our portfolio of properties consists of 12 office properties and 30 industrial properties (See the "Business and Properties" section for detailed information concerning the individual properties). All of our properties are located in the Chicago metropolitan area in prime business locations within established business communities and account for all of our rental revenue and tenant reimbursements revenue. In addition, we own 217.4 acres of developable land and have the rights to acquire an additional 1.3 acres. We also have joint venture interests in three office properties.

        We are the sole general partner of, and currently own all of the preferred units and 88.5% of the common interests in Prime Group Realty, L.P., our operating partnership. We conduct substantially all of our business through our operating partnership, except for certain services requested by our tenants, certain management contracts and build to suit construction activities, which are conducted through Prime Group Realty Services, Inc., a Maryland corporation and a wholly-owned subsidiary of our operating partnership and its affiliates (collectively, our Services Company).

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. As a REIT, we will not be subject to federal income tax at the corporate level on our income as long as we distribute 90% of our taxable income (excluding any net capital gain) each year to our shareholders. Since our inception, we believe that we have complied with the tax rules and regulations to maintain our REIT status. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. See "Risk Factors-Risks Related to Our Organization and Structure" and "Material Federal Income Tax Considerations-Failure to Qualify" for a more detailed discussion of the consequences of our failure to qualify as a REIT for federal income tax purposes. Even if we qualify as a REIT, we are subject to certain state and local taxes on our income and property. In addition, our Services Company's income is subject to state and federal income taxation.

        Our executive offices are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, and our telephone number is (312) 917-1300.

Summary Risk Factors

        An investment in our common shares presents risks. In addition to the other information contained in this prospectus, you should carefully consider the matters discussed under "Risk Factors" before making your investment decision. These risks include:

o Our properties consist solely of office and industrial buildings, and are all located in the Chicago metropolitan area, making us more vulnerable to adverse events or conditions affecting office and industrial properties in the Chicago metropolitan area than if we owned a more diverse portfolio of properties.

o              As of March 31, 2004,  our total  consolidated  indebtedness  was approximately $578.4 million. Our high level of debt and limitations imposed on us by our loan agreements could have significant adverse consequences to us.

o We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that such arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

o We are dependent on significant tenants that may be difficult or costly to replace. Our two largest tenants account for approximately 18.8% of the total annualized rent generated by our properties as of March 31, 2004.

o We agreed to indemnify Stephen J. Nardi, our chairman of the board, and several other entities and persons, including two entities controlled by Mr. Nardi, against specified adverse tax consequences to them in the event that we directly or indirectly sell, exchange or otherwise dispose of our interests in 24 of our office and industrial properties. If we were to trigger our tax indemnification obligations under any of these agreements, we would be required to reimburse the covered parties for the effects of, or a portion of the effects of, the resulting tax consequences to these parties.

o Potential losses from fires, floods, earthquakes, terrorism or similar events may not be fully covered by our insurance policies or may be subject to significant deductibles; other losses, such as losses from riots or acts of God are not covered by insurance at all.

o If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase.

o Our charter, the Maryland General Corporation Law, as applicable to Maryland real estate investment trusts such as our company, and the partnership agreement of our operating partnership contain provisions that may delay or prevent a change of control transaction or limit the opportunity for our shareholders to receive a premium for their common shares in such a transaction, including a 9.9% limit on ownership of our common shares.

Business Objectives and Growth Strategies

        Our business strategy is to operate our portfolio of office and industrial properties to create the optimum level of service and value to our tenants, to retain our existing tenant base as their leases expire, to search for and identify prospective tenants for office and industrial space in our properties which is unoccupied or is subject to expiring leases and to create maximum portfolio value for our shareholders. In conjunction with our efforts to maximize value for our shareholders, we are continuing to pursue an initiative to identify and complete a strategic transaction or transactions to the extent that it or they would enhance overall shareholder value.

        Our primary business is to focus on the operation, leasing and management of our existing office and industrial real estate properties.

        We strive to enhance our property-level net operating income and cash flow by:

o       engaging  in  pro-active   leasing   programs  and  effective   property
        management;

o managing operating expenses through the use of in-house management expertise;

o maintaining and developing long-term relationships with a diverse tenant group;

o attracting and retaining motivated employees by providing financial and other incentives; and

o emphasizing value-added capital improvements to maintain and enhance our properties' competitive advantages in their submarkets.

        We do not currently anticipate undertaking any new speculative office development in the near future. Any new development activity we may pursue will likely involve joint ventures with other entities that would provide a significant portion of the required equity capital. Our Services Company also may perform build to suit developments for sale which we anticipate would be funded by the purchaser.

        Given the general economic conditions and our capital availability, we do not anticipate any significant property acquisitions during the next year.
Certain tax-deferred exchanges, however, may be desirable in connection with property sales in order to eliminate or minimize any payments required under existing tax indemnification agreements.

        We intend to use one or more sources of capital for the funding of property level capital needs. If available, these capital sources may include cash on hand, undistributed cash flow, property specific non-recourse and/or recourse debt, proceeds from the issuance of long-term, tax-exempt bonds and other debt or equity securities, bank and institutional borrowing or proceeds from the sale of assets or joint venture interests.

Description of Our Shares

        Shareholder Voting Rights and Limitations

        Holders of common shares will have voting rights. In any matter on which the common shares are entitled to vote, each holder of common shares is entitled to one vote for each share owned by the holder.

        Restrictions on Share Ownership

        Our declaration of trust contains a restriction on the ownership of our shares that prevents any one person or entity from owning more than 9.9% of our outstanding common shares. This restriction is designed to allow us to comply with the constructive ownership provisions of the Internal Revenue Code. For a more complete description of our shares, including restrictions on the ownership of shares, see the "Description of Our Shares" section of this prospectus.

Selling Shareholders

        This prospectus relates to up to 12,021,479 of our common shares that the selling shareholders named in this prospectus may offer for sale from time to time. The selling shareholders named in this prospectus either currently own the common shares they are offering or may acquire these common shares by either
(1) converting units of limited partnership interest in our operating partnership into common shares or (2) exercising outstanding warrants to purchase common shares.

Use Of Proceeds

        We will not receive any proceeds from the sale by the selling shareholders of the common shares offered by this prospectus. Such shares are referred to herein as the "offered shares." We have agreed, however, to pay various expenses relating to registration of the offered shares under applicable securities laws.

Ratios of Earnings to Combined Fixed Charges and Preferred Share Distributions

        The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred share dividends for the three month period ended March 31, 2004 and for the five years ended December 31, 2003, 2002, 2001, 2000 and 1999.




                                 Three month           Year Ended December 31
                                period ended    --------------------------------
                               March 31, 2004   2003   2002   2001   2000  1999
                               --------------   ----   ----   ----   ----  ----

Ratio of earnings to combined        --          --      --    --     --    --
fixed charges and preferred
share distributions


        The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by combined fixed charges and preferred share distributions. For this purpose, earnings consist of income
(loss) before minority interest, plus combined fixed charges. Combined fixed charges consist of interest incurred, amortization of debt issuance costs, and preferred share distributions. Our earnings were insufficient to cover fixed charges by approximately $8.1 million, $52.1 million, $48.7 million, $54.6 million, $12.8 million and $0.9 million for the three month period ended March 31, 2004 and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

                                  RISK FACTORS

        Investment in our common shares presents risks. In addition to the other information contained in this prospectus, you should carefully consider the following matters before making your investment decision. If any of the risk events described below actually occurs, our business, financial condition or results of operations could be adversely affected. In that event, the trading price of our common shares could decline and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors discussion, constitute "forward-looking statements." Please refer to the section below in this prospectus entitled "Forward-Looking Statements."

Risks Relating To Our Properties And Our Business

        Our properties depend upon the Chicago metropolitan area economy and its demand for office and industrial space.

        All of our properties are located in the Chicago metropolitan area, which exposes us to greater economic risks than if we owned properties in several geographic regions. Moreover, because our portfolio of properties consists solely of office and industrial buildings, a decrease in the demand for office or industrial space, or both, may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. We are susceptible to adverse developments in the Chicago metropolitan area, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, terrorist targeting of high-rise structures, infrastructure quality, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors. We are also subject to adverse developments in the national and Chicago regional office and industrial space market, such as oversupply of or reduced demand for office and industrial space. Any adverse economic or real estate developments in the Chicago metropolitan area, or any decrease in demand for office or industrial space resulting from Illinois' regulatory environment, business climate or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations.

        Future terrorist attacks in the United States could harm the demand for, and the values of, our properties.

        Future terrorist attacks in the U.S., such as the attacks that occurred in New York, Pennsylvania and Washington D.C. on September 11, 2001, and other acts of terrorism or war could harm the demand for and the value of our properties. Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss or increased security costs, and thereafter the availability of insurance for such acts may be limited or may cost more. To the extent that our tenants are impacted by any future attacks, their ability to continue to honor obligations under their existing leases with us could be adversely affected. In addition, certain tenants have termination rights in respect of certain casualties. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property.

        Our high debt level reduces cash available for operations, capital expenditures and distributions to our shareholders, and may expose us to the risk of default under our debt obligations.

        As of March 31, 2004, our total consolidated indebtedness was approximately $578.4 million. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties, fund necessary capital expenditures or to pay the distributions necessary to maintain our REIT qualification. Our high level of debt and the limitations imposed on us by our loan agreements could have significant adverse consequences to us, including the following:

o our cash flow may be insufficient to meet our required principal and interest payments;

o we may be unable to borrow additional funds as needed or on favorable terms;

o we may be unable to refinance our existing or future indebtedness at maturity or the refinancing terms may be less favorable than the terms of our existing indebtedness;

o because a portion of our debt bears interest at variable rates, increases in interest rates could increase our interest expense;

o we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

o we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

o we may violate restrictive covenants in our loan agreements, which would entitle the lenders to accelerate our debt obligations; and

o our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

        If any one of these events were to occur, our financial condition, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our shareholders could be adversely affected. In addition, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the REIT distribution requirements imposed by the Internal Revenue Code. Foreclosures upon specified properties could also trigger our tax indemnification obligations under the terms of our agreements with Mr. Nardi and others with respect to sales of those properties.

        Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

        We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that such arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

        We depend on significant tenants.

        As of March 31, 2004, the ten largest tenants in our office portfolio represented approximately 42.0% of our total annualized rent, and the ten largest tenants in our industrial portfolio represented approximately 51.9% of our total annualized rent. Our largest tenants are Jenner & Block and IBM Corporation, which currently lease an aggregate of approximately 670,000 rentable square feet of office space, representing approximately 18.8% of the total annualized rent generated by our properties. Our tenants may experience a downturn in their businesses, which may weaken their financial condition, result in their failure to make timely rental payments or their default under their leases. In the event of any tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

        The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the United States Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owned under the lease. Even so, our claim for unpaid rent would likely not be paid in full.

        Our financial condition and results of operations could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, or suffer a downturn in their business, or fail to renew their leases at all or renew on terms less favorable to us than their current terms.

        Tax indemnification obligations in the event that we sell certain properties could limit our operating flexibility.

        We have agreed to indemnify Stephen J. Nardi, our chairman of the board, The Nardi Group, L.L.C. and Narco Enterprises, LLC, two entities controlled by Mr. Nardi, Edward S. Hadesman, one of our former executive officers, several entities and family trusts controlled by Mr. Hadesman and certain others against specified adverse tax consequences to them in the event that our operating partnership directly or indirectly sells, exchanges or otherwise disposes, including by way of merger, sale of assets or other taxable transaction, of any portion of its interests in 24 of our office and industrial properties. These tax indemnity obligations apply through the taxable year ending on December 31, 2007. The percentage of the applicable tax liabilities we agreed to indemnify is 40% for the taxable year ending December 31, 2004, and declines 10% each year thereafter until December 31, 2007. We agreed to these provisions in order to assist Mr. Nardi and the other indemnified parties in preserving their tax position after their contribution of property interests to us in connection with our November 1997 initial public offering.

        In addition, in December 1997, we purchased and amended the mortgage note encumbering the office property known as Continental Towers located in Rolling Meadows, Illinois. As part of that transaction, we agreed to indemnify the two limited partners of the limited partnership that owns the property for, among other things, the federal and applicable state income tax liabilities that would result from the income or gain these limited partners would recognize upon the refinancing, sale, foreclosure or other action that may be taken by us with respect to the Continental Towers property or the related mortgage note. We estimate the maximum possible exposure is $57.1 million.

        If we were to trigger our tax indemnification obligations under any of the agreements described above, we would be required to reimburse the parties for the resulting tax consequences (or the contractually limited portion thereof, as applicable) to the affected indemnified parties. See "-- Risks Related to Our Organization and Structure -- Conflicts of interest exist with holders of units in our operating partnership." In addition, we could involuntarily trigger our tax indemnification obligations under these provisions in the event of a condemnation of one of these properties.

        Potential losses may not be covered by insurance.

        Our properties are covered by comprehensive liability, fire, flood, extended coverage, rental loss and all-risk insurance provided by various companies and with deductibles, limits and policy specifications customarily covered for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war, or may be insured subject to specified limitations, such as large deductibles or copayments. See "Business and Properties -- Insurance." Should an uninsured loss or a loss in excess of insured limits occur, we could lose our investment in and the anticipated future cash flow from the affected property and may be obligated on any mortgage indebtedness, to the extent it is recourse indebtedness, or other obligations related to such property.

        Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

        Our ability to pay distributions to our shareholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt, distributions on our 9% Series B Cumulative Redeemable Preferred shares ("Series B Shares") and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

o local oversupply, increased competition or reduction in demand for office space;

o       inability to collect rent from tenants;

o       vacancies or our inability to rent space on favorable terms;

o increased operating costs, including insurance premiums, utilities and real estate taxes;

o       costs of complying with changes in governmental regulations;

o       the relative illiquidity of real estate investments; and

o       changing submarket demographics.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow, trading price of our common shares and ability to satisfy our debt service obligations and to pay distributions to our shareholders.

        We face significant competition, which may decrease or prevent increases of the occupancy and rental rates of our properties.

        There are a number of office and industrial real estate companies that compete with us in seeking prospective tenants. All of our properties are located in developed areas where there are generally other properties of the same type and quality. Competition from other office and industrial properties may affect our ability to attract and retain tenants, rental rate and expenses of operation, particularly in light of the higher vacancy rates of many competing properties which may result in lower-priced space being available in such properties. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, some of which are significantly above current market rates, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when their leases expire. As a result, our financial condition, results of operations, cash flow, trading price of our common shares and ability to satisfy our debt service obligations and pay distributions to our shareholders may be adversely affected.

        We may be unable to renew leases, lease vacant space or re-lease space as leases expire.

        As of March 31, 2004, leases representing 3.9% and 7.4% of the annual base rent we receive for the properties in our office and industrial portfolio will expire in the remainder of 2004 and 2005, respectively, and 21.7% of the square footage of the properties in our office and industrial portfolio was available but unoccupied. Above market rental rates at some of our properties may force us to renew or re-lease some expiring leases at lower rates. We cannot assure you that leases will be renewed or that our properties will be re-leased at net effective rental rates equal to or above their current net effective rental rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our shareholders would be adversely affected.

        We may incur significant costs of complying with the Americans with Disabilities Act and similar laws.

        Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the federal government or an award of damages to private litigants. Although we believe that our properties are substantially in compliance with these requirements, we may incur additional costs to comply with the ADA. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. If we incur substantial costs to comply with the ADA and any other legislation, our financial condition, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our shareholders could be adversely affected.

        Liabilities  for  environmental   matters  could  adversely  affect  our
financial condition.

        Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in such property. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances may adversely affect the owner's or operator's ability to rent or sell such property or to borrow using such property as collateral and may expose such owner or operator to liability resulting from any release of or exposure to such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and therefore potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

        All of our properties have been subject to Phase I or similar environmental assessments by independent environmental consultants. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations.

        We are aware of contamination at some of our industrial properties which are already in remediation programs sponsored by the state in which they are located. Our environmental consultants estimate that remedial action plans will have a probable cost of approximately $3.2 million. During 1997, a liability of $3.2 million was recorded (included in other liabilities at March 31, 2004 and December 31, 2003). During 1997, The Prime Group, Inc. ("PGI"), the former owner of the above mentioned industrial properties, initiated lawsuits against a former environmental consultant for damages to cover the cost of the remedial action plans. PGI has contractually agreed to indemnify us for any environmental liabilities we may incur for known contamination in connection with our Chicago, Hammond, and East Chicago Enterprise industrial parks. In 1998, PGI sued a then current (and now former) tenant of one of the properties in order to force the tenant to submit a hazardous waste closure plan to the Illinois Environmental Protection Agency. In January 2004, the court ruled that the tenant did not have to submit a hazardous waste closure plan under applicable regulations. The litigation against the environmental consultant continues. This indemnification agreement has been amended to provide that we will be responsible for the first $0.5 million of costs as further described in "Certain Relationships and Related Transactions."

        We are also aware of contamination at two other properties. At one of the properties, the tenant has provided us with an indemnity for all of the costs associated with the environmental remediation and the tenant has purchased the property. The second property is in the remediation program sponsored by the state in which it is located and the previous owner placed in an escrow account $0.8 million (the maximum cost the previous owner has agreed to pay), which was used in the clean up of the property. A no further remediation letter from the Illinois Environmental Protection Agency approving the completion of the remediation work has been obtained for this property. Accordingly, we do not anticipate any material liability related to these environmental matters.

        In November 2001, at the request of the Department of the Army of the United States of America (the "DOA"), we granted the DOA a right of entry for environmental assessment and response in connection with our property known as the Atrium at 280 Shuman Boulevard in Naperville, Illinois (the "Atrium"). The DOA informed us that the property was located north of a former Nike missile base and that the DOA was investigating whether certain regional contamination of the groundwater by trichloethene ("TCE") emanated from the base and whether the DOA would be required to restore the environmental integrity of the region under the Defense Environmental Restoration Program for Formerly Used Defense Sites. In December 2001, the results from the tests of the groundwater from the site indicated elevated levels of TCE. It is currently our understanding based on information provided by the DOA and an analysis prepared by its environmental consultants that (i) the source of the TCE contamination did not result from the past or current activities on the Atrium property, (ii) the TCE contamination is a regional problem that is not confined to the Atrium and (iii) the DOA has not yet identified the source of the TCE in the groundwater. Our environmental consultants have advised us that the United States Environmental Protection Agency (the "EPA") has issued a Statement of Policy towards owners of property containing contaminated acquifers. According to this policy, it is the EPA's position that where hazardous substances have come to be located on a property solely as a result of subsurface migration in an aquifer from an offsite source, the EPA will not take enforcement actions against the owner of the property. The groundwater underneath this property is relatively deep, and the property obtains its potable water supply from the City of Naperville and not from a groundwater well. Accordingly, we do not anticipate any material liability because of this TCE contamination.

        We have not been notified by any governmental authority, and are not otherwise aware, of any material noncompliance liability or claim relating to hazardous or toxic substances in connection with any of our other properties. None of our environmental assessments of our properties has revealed any environmental liability that, after giving effect to the contractual indemnities described above, we believe would have a material adverse effect on our financial condition or results of operations, nor are we aware of any such material environmental liability. Nonetheless, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of our properties (such as the presence of underground storage tanks) or by third parties unrelated to us. If costs of compliance with the various laws and regulations, now existing or hereafter adopted, exceeds our budgets for such items, such excess costs could have an adverse effect on our financial condition, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and pay distributions to our shareholders.

        Other regulations could adversely affect our financial condition.

        Our properties also are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are currently in material compliance with all such regulatory requirements. There can be no assurance, however, that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures and could have an adverse effect on our financial condition, results of operations, cash flow, trading price of our common shares and our ability to satisfy our debt service obligations and pay distributions to our shareholders.

        Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partners' financial condition and any disputes that may arise between us and our joint venture partners.

        We own three of our properties through joint ventures and in the future we may co-invest with, or sell interests in our existing properties to, third parties through joint ventures. We may not be in a position to exercise sole decision-making authority regarding the properties owned through joint ventures. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions. Joint venture partners may have business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments also may have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. Any disputes that may arise between us and the joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and/or trustees from focusing their time and effort principally on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party joint venture partners.

        There can be no assurance that we will be able to pay or maintain cash distributions to our shareholders.

        Due to a number of factors, including our capital requirements in our current operating environment, our board of trustees decided to suspend the declaration and payment of distributions on our common shares and Series B Shares in 2002. In March 2004, our board of trustees declared one quarterly distribution of $0.5625 per share on our Series B Shares for shareholders of record on March 31, 2004, payable on April 30, 2004. However, there can be no assurances as to the timing and amounts of any future distribution on our Series B Shares, and the payment of the distributions on the Series B Shares on April 30, 2004 should not be construed to convey any degree of certainty with respect to future preferred distribution payments. Future distributions will depend on the actual cash available for distribution, our financial condition, capital requirements, the completion of any capital transactions, including refinancings and asset sales, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as our board deems relevant. Based upon our current tax projections, we do not anticipate an obligation to make distributions related to 2004 to comply with the annual REIT distribution requirements.

        Currently, distributions on our Series B Shares are in arrears for five quarters for a total of $11.3 million. Distributions on our common shares may not be made until all accrued distributions on our Series B Shares are declared and paid or set aside for payment. We currently do not anticipate declaring or paying distributions on our common shares/units during 2004.

Risks Related To Our Organization And Structure

        Conflicts of interest exist with holders of units in our operating partnership.

        Members of our management who are also limited partners may be able to influence our operating partnership. The Nardi Group, L.L.C. and Narco Enterprises, LLC, which are controlled by Stephen J. Nardi, our chairman of the board, hold an aggregate limited partner interest in our operating partnership of approximately 7.6%. In addition, Jeffrey A. Patterson, our President and Chief Investment Officer, holds a limited partner interest in our operating partnership of approximately 0.4%. As limited partners of our operating partnership, Messrs. Nardi and Patterson may suffer different and more adverse tax consequences than will our company upon the sale or refinancing of a number of our properties. Therefore, Messrs. Nardi and Patterson may have different objectives than we may have regarding the appropriate pricing and timing of any sale or refinancing of such properties. While we, as the managing general partner of the operating partnership, have the ability to determine whether and on what terms to sell or refinance an individual property, those members of our management and board of trustees who directly or indirectly hold common units in our operating partnership, namely, Messrs. Nardi and Patterson, could have an ability to influence us not to sell or refinance certain properties, even though such sale might otherwise be financially advantageous to us, or may influence us to refinance a property with a high level of debt. See "Policies With Respect to Certain Activities-Conflicts of Interests Policies."

        Partner approval rights limit our ability to take some actions with respect to our operating partnership. While we are the managing general partner of the operating partnership, and generally have the ability to exercise full and exclusive responsibility and discretion in the management and control of the operating partnership, certain provisions of the partnership agreement of the operating partnership place limitations on our ability to act with respect to the operating partnership. For example, the partnership agreement provides that we shall not, on behalf of the operating partnership, take any action to dissolve the operating partnership without the prior consent of the holders of more than 50% of the units. In addition, the partnership agreement provides that, except in connection with specified transactions, we may not voluntarily withdraw from the operating partnership, or transfer or assign our interest in the operating partnership, unless we obtain the consent of the holders of at least 50% of the units, including units held by us, and meet other criteria with respect to the consideration to be received by the limited partners. Further, in connection with some extraordinary transactions in which the limited partners are to be treated differently than the holders of common shares, the consent of the limited partners holding more than 50% of the units will be required. See "Partnership Agreement-Transferability of Interests" and "-Extraordinary Transactions."

        Our charter and Maryland law contain provisions that may delay, defer or prevent transactions that may be beneficial to the holders of our common shares.

        Our declaration of trust contains a 9.9% ownership limit. In order to, among other things, protect us against the risk of losing REIT status for federal income tax purposes due to a concentration of ownership among our shareholders, our declaration of trust provides that, subject to specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.9%, by number or value, whichever is more restrictive, of our outstanding common shares or Series B Shares. Our board of trustees may, but in no event will be required to, waive the ownership limit or such other limit set forth in our declaration of trust, as applicable, with respect to a particular shareholder if the board of trustees determines that such ownership will not jeopardize our status as a REIT and the board of trustees otherwise decides such action would be in the best interest of our company. As a condition of such waiver, our board of trustees may require a ruling from the IRS or an opinion of counsel satisfactory to it with respect to preserving our REIT status. The ownership limitation may delay or impede a transaction or a change of control that might be in the best interest of the holders of our common shares.

        We could issue additional preferred shares without shareholder approval. There are currently 4.0 million of our Series B Shares issued and outstanding. Our declaration of trust permits our board of trustees to cause us to issue up to 26.0 million additional preferred shares and to establish the preferences and rights, including the right to vote, participate in earnings and to convert into common shares, of any such additional preferred shares issued. Thus, our board of trustees could establish another series of preferred shares that could, depending on the terms of such series, delay, defer or prevent a transaction that might be in the best interests of the holders of our common shares. See "Description of Our Shares-Additional Preferred Shares."

        Provisions of the partnership agreement of our operating partnership provide limited partners with voting rights concerning a business combination and other fundamental transactions. The partnership agreement of our operating partnership provides that we may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of our assets, or any reclassification, or any recapitalization or change of outstanding common shares, unless specified conditions are met. In particular, the holders of common units in the operating partnership must receive, or have the opportunity to receive, the same consideration per common unit as holders of common shares receive per common share in the transaction. If the holders of the common units will not be treated in such manner, then we may not engage in such transaction without the consent of partners holding more than 50% of the common units. In addition, if we conducted a vote of our shareholders regarding a business combination, we could not complete the transaction unless it would have been approved had holders of common units been able to vote together with our shareholders on the transaction. In other words, if our shareholders did approve a business combination, we could not complete it unless all three of the following conditions are met:

o we, as managing general partner of the operating partnership, conduct a vote of all holders of common units, including both limited partner and general partner common units;

o we vote our common units in the same proportion as our shareholders voted their shares at the shareholder meeting; and

o the result of the common unit vote is an affirmative vote of at least that percentage necessary for our shareholders to approve the business combination.

        These provisions of the partnership agreement could inhibit a third party from making an acquisition proposal that it may otherwise make. These provisions may also prevent us from completing a business combination even though we had the requisite authority to do so under our declaration of trust.

        Certain provisions of Maryland law could inhibit changes in control. Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could be in the best interest of holders of our common shares, including:

o "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested shareholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes special appraisal rights and special shareholder voting requirements on these combinations; and

o "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing our trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

        We have opted out of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

        Our declaration of trust, bylaws, the partnership agreement of our operating partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might otherwise be in the best interest of holders of our common shares. See "Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws--Our Board of Trustees," "--Removal of Trustees," "--Business Combinations," "--Control Share Acquisitions," "--Advance Notice of Trustee Nominations and New Business" and "Partnership Agreement."

        Failure to qualify as a REIT would have significant adverse consequences to us and to the value of our common shares.

        We operate our business so as to qualify as a REIT under the Internal Revenue Code. Although our management believes that we are organized and operate in such a manner, no assurance can be given that we will continue to be able to operate in a manner so as to qualify or remain so qualified. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for operations, capital improvements and distributions to shareholders for each of the years involved because:

o we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

o we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

o unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

        In addition, if we fail to qualify as a REIT, we will not be required to make distributions to shareholders, and all distributions to shareholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to raise capital, and would adversely affect the value of our common shares.

        Qualification as a REIT involves the satisfaction of numerous requirements established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations under the Internal Revenue Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as "rents from real property." Also, we must make distributions to shareholders aggregating annually at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification.

        Even if we qualify as and maintain our status as a REIT, we may be subject to certain federal, state and local taxes on our income and property. For example, if we were to generate net income from a "prohibited transaction," such income will be subject to a 100.0% tax. See "Material Federal Income Tax Considerations-Requirements for REIT Qualification-Penalty Tax on Prohibited Transactions."

        Our board of trustees may change or deviate from our financing policy without shareholder approval, and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

        Generally, our organizational documents do not limit the level or amount or percentage of debt, funded or otherwise, that we may incur. In December 1998, our board of trustees adopted a financing policy with the following targets:

o       a minimum interest coverage ratio of 2.25;

o       a minimum fixed coverage charge ratio of 1.90;

o       a ratio of debt-to-net asset value of not more than 50%; and

o unencumbered cash and credit availability of at least $40.0 million, of which $15.0 million should be cash on hand.

These financing policy targets do not bind our board and do not mean that we will operate within each of these ratios at any or all times. In some instances, these ratios and measures have been adjusted over time pursuant to a schedule set by our board. Our board has approved in the past, and has the authority to approve in the future, without the consent of our shareholders, transactions and other actions which caused or would cause non-compliance with our financing policy targets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Policies with Respect to Certain Activities-Financing Strategy." We are a highly-leveraged company. If we were to incur additional indebtedness and operate at a higher degree of leverage, debt service requirements would increase accordingly, and such an increase could adversely affect our financial condition and results of operations. In addition, increased leverage could increase the risk of default by us on our debt obligations and harm our financial condition.

        Recently enacted changes in securities laws and regulations are likely to increase our costs.

        The Sarbanes-Oxley Act of 2002 that became federal law in July 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission ("SEC"), have required changes in some of our governance practices. In addition to final rules and rule proposals already made by the SEC, the New York Stock Exchange ("NYSE") has adopted enhanced governance rules applicable to companies, such as our company, that have securities listed on the NYSE. We expect these new rules and regulations to increase our legal and financial compliance costs, and to make some activities more difficult, time consuming and/or costly. It is possible these new rules and regulations may make it more difficult and more expensive for us to obtain trustee and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us in the future to attract and retain qualified members of our board of trustees, particularly to serve on our audit committee, as well as qualified executive officers.

                           FORWARD-LOOKING STATEMENTS

        "Forward-looking statements" contained in this prospectus, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect management's current view with respect to future events and financial performance. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated, and include but are not limited to:

o       the effects of future events on our financial performance;

o risks associated with our high level of indebtedness and our ability to refinance our indebtedness as it becomes due;

o the risk that we or our subsidiaries will not be able to satisfy scheduled debt service obligations or will not remain in compliance with existing loan covenants;

o       the  effects  of  future  events,   including  tenant  bankruptcies  and
        defaults;

o the risk that we may be unable to finance our short-term operational activities;

o risks related to the office and industrial markets in which our properties compete, including the adverse impact of external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences;

o risks associated with our development activities, such as the potential for cost overruns, delays and lack of predictability with respect to the financial returns associated with these development activities;

o the risks of potential increase in market interest rates from current rates; and

o risks associated with real estate ownership, such as the potential adverse impact of changes in the local economic climate on the revenues and the value of our properties as well as our tenants' and vendors' operations.

        Readers   are   cautioned   not  to  place   undue   reliance  on  these
forward-looking statements, which speak only as of March 31, 2004.

        Among the matters about which we have made assumptions are the following:

o future economic and market conditions which may impact the demand for office and industrial space either at current or increased levels;

o       the extent of any tenant bankruptcies or defaults that may occur;

o       prevailing interest rates;

o the effect of inflation and other factors on our operating expenses and real estate taxes;

o       our ability to reduce various  expenses as a percentage of our revenues;
        and

o       the availability of financing and capital.

        In addition, historical results and percentage relationships set forth in this prospectus are not necessarily indicative of future operations. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above in this prospectus entitled "Risk Factors."

                                   THE COMPANY

        We are a fully-integrated, self-administered, and self-managed real estate investment trust ("REIT") which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. Our portfolio of properties consists of 12 office properties, containing an aggregate of 4.7 million net rentable square feet, and 30 industrial properties, containing an aggregate of 3.9 million net rentable square feet (See the "Business and Properties" section for detailed information concerning the individual properties). All of our properties are located in the Chicago metropolitan area in prime business locations within established business communities and account for all of our rental revenue and tenant reimbursements revenue. In addition, we own 217.4 acres of developable land and have the rights to acquire an additional 1.3 acres. We also have joint venture interests in three office properties containing an aggregate of 2.8 million net rentable square feet.

        Our three joint venture interests consist of a 50% common interest in a joint venture which owns the 944,556 square foot office tower located at 77 West Wacker Drive, Chicago, Illinois, a 30% subordinated common interest in a joint venture which owns the 1,497,472 square foot Bank One Center office building located at 131 South Dearborn Street, Chicago, Illinois and a 23.1% common interest in a joint venture that owns a 385,274 square foot office property located in Phoenix, Arizona.

        Our company was formed on July 21, 1997 as a Maryland real estate investment trust and we completed the initial public offering of our common shares on November 17, 1997. Our executive offices are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, and our telephone number is (312) 917-1300.

        We are the sole general partner of, and currently own all of the preferred units and 88.5% of the common interests in Prime Group Realty, L.P., a Delaware limited partnership (the "operating partnership"). We conduct substantially all of our business through the operating partnership, except for certain services requested by our tenants, certain management contracts and build to suit construction activities, which are conducted through Prime Group Realty Services, Inc., a Maryland corporation, and its affiliates (collectively, the "Services Company"), a wholly-owned subsidiary of the operating partnership.

Tax Status

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. As a REIT, we will not be subject to federal income tax at the corporate level on our income as long as we distribute 90% of our taxable income (excluding any net capital gain) each year to our shareholders and meet certain other REIT requirements. See "Material Federal Income Tax Considerations". Since our inception, we believe that we have complied with the tax rules and regulations to maintain our REIT status. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Even if we qualify as a REIT, we are subject to certain state and local taxes on our income and property. In addition, our Services Company's income is subject to state and federal income taxation.

Services Company


        We provide certain services requested by tenants through our Services Company. As a taxable REIT subsidiary, our Services Company can provide services to tenants of our properties, even if these services are not considered services customarily furnished in connection with the rental of real estate property, without causing the rental income from the properties to be treated as other than rents from real property. Our Services Company provides leasing and property management services to the unconsolidated joint ventures that own the Bank One Center and 77 West Wacker Drive office properties, as well as management services at the 33 West Monroe Street property which is owned by a third party.

                   BUSINESS OBJECTIVES AND BUSINESS STRATEGIES

        Our business strategy is to operate our portfolio of office and industrial properties to create the optimum level of service and value to our tenants, to retain our existing tenant base as their leases expire, to search for and identify prospective tenants for office and industrial space in our properties which is unoccupied or is subject to expiring leases and to create maximum portfolio value for our shareholders. In conjunction with our efforts to maximize value for our shareholders, we are continuing to pursue an initiative to identify and complete a strategic transaction or transactions to the extent that it or they would enhance overall shareholder value.

Review Of Strategic Alternatives


        In December 2002, our board of trustees approved the engagement of two investment banks as our financial advisors to assist in the evaluation of our strategic alternatives, including, but not limited to, a sale, merger or other business combination involving the company, or a sale of some or all of our assets. On February 13, 2004, we entered into an engagement letter with one of these advisors, Wachovia Securities, Inc. extending their engagement through December 24, 2004. The engagement of our other financial advisor expired in December 2003.

        Our continuing goal is to achieve a desirable result for our shareholders which may include a strategic transaction(s) and/or the continued implementation of our primary business strategy, as discussed below. There can be no assurances that any transaction or transactions will occur. We anticipate the net proceeds from any transaction other than a sale of the company (whether by merger or otherwise) may be used for a variety of purposes including the repayment of debt, to provide working capital to fund capital expenditures, including tenant improvements and leasing commissions, the payment of accumulated unpaid dividends on our Series B Shares and/or for distributions to our common shareholders and common unit holders of our operating partnership. We may also utilize a portion of any proceeds for general and corporate operating needs and to consummate tax-deferred exchanges to minimize any tax exposure under existing tax indemnification agreements.

Ongoing Operations


        Our primary business is to focus on the operation, leasing and management of our existing office and industrial real estate properties.

        We strive to enhance our property-level net operating income and cash flow by:

o       engaging  in  pro-active   leasing   programs  and  effective   property
        management;

o managing operating expenses through the use of in-house management expertise;

o maintaining and developing long-term relationships with a diverse tenant group;

o attracting and retaining motivated employees by providing financial and other incentives; and

o emphasizing value-added capital improvements to maintain and enhance our properties' competitive advantages in their submarkets.


Liquidity And Capital Requirements


        Net cash provided from operations represents our primary source of liquidity to fund distributions, debt service and recurring capital costs. For a detailed discussion of our liquidity and capital requirements see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

Development Activity


        We do not currently anticipate undertaking any new speculative office development activity in the near future. Any new development activity we may pursue will likely involve joint ventures with other entities that would provide a significant portion of the required equity capital. Our Services Company also may perform build to suit development for sale which we anticipate would be funded by the purchaser.

Acquisition Activity

        Given the general economic conditions and our capital availability, we do not anticipate any significant property acquisitions during the next year.
Certain tax-deferred exchanges, however, may be desirable in connection with property sales in order to eliminate or minimize any payments required under existing tax indemnification agreements.

Financing Policy

        In December 1998, our board of trustees adopted a financing policy with the following targets: (i) a minimum interest coverage ratio of 2.25, (ii) a minimum fixed coverage charge ratio of 1.90, (iii) a ratio of debt-to-net asset value of no more than 50% and (iv) unencumbered cash and credit availability of at least $40.0 million, of which $15.0 million should be cash on hand. The foregoing ratios and measures are calculated pursuant to detailed definitions set by our board of trustees, and, in some instances, have been adjusted over time pursuant to a schedule set by our board of trustees. The above targets do not bind the board of trustees and do not mean that we will operate within each of these ratios at any or all times. Our board of trustees must approve all material financing and acquisition or disposition activities until the targets are met. Our board of trustees has approved in the past, and has the authority to approve in the future, transactions and other actions which would cause non-compliance with this policy.

        At present we are not in compliance with the targets above and do not anticipate being in compliance during 2004. Our board of trustees may alter our financing policy without the consent of our shareholders, and our organizational documents do not limit the amount or type of indebtedness that we may incur.

                                 USE OF PROCEEDS

        We will not receive any proceeds from sales of the offered shares by the selling shareholders. We will pay all costs, expenses and fees in connection with the registration of the offered shares, including fees of our counsel and accountants, and listing fees. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses (including transfer taxes), if any, attributable to the sale of the offered shares, and, except with respect to the shares offered by Security Capital Preferred Growth, Incorporated ("SCPG"), all SEC and "Blue Sky" registration fees.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

        Our common shares have been traded on the NYSE since November 12, 1997 under the symbol "PGE." On May 10, 2004, the reported closing sale price for our common shares on the NYSE was $5.62, and there were 23,681,371 common shares outstanding held by approximately 3,120 holders of record. Set forth below (rounded to the nearest $.01) are the high and low closing prices for our common shares reported on the NYSE for the quarter ended March 31, 2004 and for each quarter of the years ended December 31, 2003 and 2002.

                                                               Cash
                                                          Distributions
                                    High           Low      Paid (1)(2)
                             --------------------------------------------
Fiscal Year 2004
First quarter                     $ 6.90         $ 6.05          -

Fiscal Year 2003
First quarter                     $ 5.44         $ 4.61          -
Second quarter                      6.95           5.19          -
Third quarter                       7.00           6.00          -
Fourth quarter                      6.55           5.97          -

Fiscal Year 2002
First quarter                     $ 9.85         $ 6.80          -
Second quarter                      8.36           4.05          -
Third quarter                       6.66           4.10          -
Fourth quarter                      5.30           4.26          -



        (1) No distributions were declared or paid for the four quarters of 2003 or 2002.

        (2) In March 2004, our board of trustees declared one quarterly distribution of $0.5625 per share on our Series B Shares for shareholders of record on March 31, 2004, payable on April 30, 2004. Under our declaration of trust, this distribution is deemed to be a quarterly distribution which relates to the fourth quarter 2002 distribution period, the earliest accrued but unpaid quarterly distribution on our Series B Shares.

        Due to a number of factors, including our capital resources and requirements, our board of trustees decided not to pay a distribution on the common shares or units beginning with the last quarter of 2001 and continuing during 2002, 2003 and the first quarter of 2004. (See the section of this prospectus titled "Business Objectives and Business Strategies-Liquidity and Capital Requirements.") Any future distributions on our common shares will be made at the discretion of our board of trustees. These distributions will depend on the actual cash available for distribution, our financial condition, capital requirements, the completion of capital events, including refinancings and asset sales, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other facts as our board of trustees deems relevant. We can give no assurance that we will be able to complete capital events or, if they are completed, whether they will be on terms that are favorable to us. We also can give no assurances that if capital events are completed on terms favorable to us or otherwise, distributions on our common shares and common units will be resumed in 2004 or thereafter. Distributions on our common shares and common units are not permitted unless all current and any accumulated distributions on our Series B Shares and the related preferred units in our operating partnership have been paid in full or declared and set aside for payment. After payment of the fourth quarter 2002 Series B Share distribution referred to above, we will be in arrears for five quarters of Series B Share distributions for a total of $11.3 million and we can give no assurances as to the timing and amounts of distributions on our preferred shares of beneficial interest in future periods.

                                 CAPITALIZATION

        The   following   table  sets   forth  our  pro  forma  and   historical
capitalization as of March 31, 2004. See also our pro forma and historical financial information set forth elsewhere in this prospectus.



                                                         Pro forma  Historical
                                                        ----------  ----------
                                                         (Dollars in Thousands)
Debt:
    Mortgage and notes payable..........................$ 494,256   $ 494,256
    Mortgage note payable related to
      property held for sale............................        -      59,250
    Bonds payable.......................................   24,900      24,900
                                                        ----------  ----------
Total debt..............................................  519,156     578,406
Minority interest.......................................   21,119      20,924
Shareholders' equity:
  Preferred Shares, $0.01 par value; 30.0 million
  authorized:
    Series B Cumulative Redeemable Preferred Shares,
    4.0 million shares designated; 4.0 million
    shares issued and outstanding.......................       40          40

  Common Shares, $0.01 par value; 100.0 million
    shares authorized, 23,671,996 shares
    issued and outstanding(1)(2)........................      236         236
  Additional paid-in capital............................  381,273     381,273
  Accumulated other comprehensive loss..................   (2,016)     (2,016)
  Distributions in excess of earnings................... (122,055)   (122,672)
                                                        ----------  ----------
Total shareholders' equity..............................  257,478     256,861
                                                        ----------  ----------
Total capitalization....................................$ 797,753   $ 856,191
                                                        ==========  ==========

 (1) Assumes no exchange of common units issued to the limited partners. If all of the common units were exchanged, 26,747,582 common shares would be outstanding.

(2) Excludes 9,375 restricted common shares which have been granted pursuant to the Company's share incentive plan but have not vested.

                             SELECTED FINANCIAL DATA

        The following tables set forth certain financial and operating data on a consolidated historical and pro forma basis for our company. The financial and operating data should be read in conjunction with the historical and pro forma financial statements and the notes thereto, as well as with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus." The pro forma consolidated data as of March 31, 2004, the year ended December 31, 2003 and for the three months ended March 31, 2004 have been derived from our unaudited condensed consolidated proforma financial statements included elsewhere in this prospectus. The consolidated historical financial data as of March 31, 2004 and for the three months ended March 31, 2004 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The consolidated historical financial data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

        The pro forma data assumes the following transactions had occurred as of the beginning of the period presented for the operating data and as of the balance sheet date for the balance sheet data: we sold our 33 West Monroe Street office property and used $59.3 million of the net proceeds to retire first mortgage debt secured by the property; we sold a 70% subordinated common joint venture interest in our Bank One Center office property and used $40.0 million of the proceeds to retire outstanding debt with SCPG; the elimination of interest expense incurred to reflect the retirement of $5.9 million of debt with SCPG utilizing the proceeds from the sale of our National City Center property. The pro forma financial data are not necessarily indicative of what our actual financial position or results of operations would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations.







                                Pro forma Historical
                                --------- ----------
                                Three     Three       Pro
                                month     month      forma
                                period    period     Year
                                ended     ended      ended
                                March 31, March 31, December 31,             Historical
                                2004      2004        2003                   ----------
                                ----      ----        ----              Year Ended December 31
                                                                2003     2002      2001      2000     1999
                                                                ----     ----      ----      ----     ----
                                                                  (in thousands, except per share amounts)


Statements of Operations Data (1)
Revenue:
Rental......................... $ 19,184 $  20,126  $ 77,013  $99,149  $ 95,568  $96,928  $ 102,548 $ 90,787
Lease termination fees.........      436       436     1,791   32,123     2,313      416      1,403    4,940
Tenant reimbursements..........   12,391    12,873    47,368   58,252    57,002   56,036     53,212   38,370
Other property revenues........      947       988     4,714    4,918     5,047    5,681      5,954    8,251
Mortgage note interest.........        -         -         -        -         -        -      4,864    6,926
Services Company revenue.......    1,315     1,270     3,103    2,923     7,366    7,219          -        -
                                   -----     -----     -----    -----     -----    -----      -----    -----
   Total revenue...............   34,273    35,693   133,989  197,365   167,296  166,280    167,981  149,274

Expenses:
Property operations............    8,695    10,093    34,331   43,630    43,503   44,307     42,686   34,468
Real estate taxes..............    7,286     8,472    28,096   35,546    36,026   32,974     32,115   27,275
Depreciation and amortization..    7,010     7,519    28,550   36,882    29,519   28,806     25,949   26,910
General and administrative.....    2,479     2,479     9,681    9,681     9,794    9,085     10,359    7,565
Services Company operations....    1,284     1,266     2,654    2,582     4,811    6,898          -        -
Provision for asset impairment.        -         -     1,948   45,353     7,952   20,337      1,000        -
Severance costs................        -         -       701      701     2,525        -          -        -
Strategic alternative costs....        -         -       485      485     1,561    3,289        717        -
Loss on tax indemnification....        -         -         -        -       189    1,191          -        -
Loss on land development
  option.......................        -         -         -        -         -        -          -      600
                                   -----     -----     -----    -----     -----    -----      -----    -----
Total expenses.................   26,754    29,829   106,446  174,860   135,880  146,887    112,826   96,818
                                   -----     -----     -----    -----     -----    -----      -----    -----
Operating income...............    7,519     5,864    27,543   22,505    31,416   19,393     55,155   52,456
 Other (expense) income........   (2,633)   (2,633)  (10,639)    (953)    2,190    4,587      7,513    1,569
   Interest:
     Expense...................   (8,113)   (8,526)  (30,325) (53,386)  (36,977) (38,886)   (42,897) (32,547)
     Amortization of deferred
       financing costs.........     (457)     (564)   (6,930)  (7,539)   (4,064)  (3,638)    (6,153)  (2,318)
                                    ----      ----    ------   ------    ------   ------     ------   ------
(Loss) income from
  continuing operations
  before minority interests....   (3,684)   (5,859)  (20,351) (39,373)   (7,435) (18,544)    13,618   19,160
Minority interests.............      682       877     3,375    1,054     8,895   11,323       (561)  (2,674)
                                    ----      ----    ------   ------    ------   ------     ------   ------
(Loss) income from
  continuing operations........   (3,002)   (4,982)  (16,976) (38,319)    1,460   (7,221)    13,057   16,486
Discontinued operations, net
  of minority interests of
  $(1,113), $21,818,
  $(1,962), $(2,442) and
  $(5,164) in 2003, 2002,
  2001, 2000 and 1999,
  respectively (6).............        -         -         -    2,748   (31,138)   2,870      3,946    7,407
                                    ----      ----    ------   ------    ------   ------     ------   ------
(Loss) income before (loss)
  gain on sales of real
  estate and cumulative
  effect of change  in
  accounting
  principles...................   (3,002)   (4,982)  (16,976) (35,571)  (29,678)  (4,351)    17,003   23,893
(Loss) gain on sales of real
  estate, net of minority
  interests of $2, $84, $660,
  $(118), $786 and
  $(22,095) in 2004  2003,
  2002, 2001, 2000 and 1999,
  respectively (6).............        -       (18)        -     (646)     (943)     174     (1,271)  30,955
Cumulative effect of change
  in accounting principles,
  net of minority interests
  of $218 in 2001 and $1,140
  in 2000 (2)..................        -         -         -        -         -     (321)    (1,843)       -
                                    ----      ----    ------   ------    ------   ------     ------   ------
Net (loss) income..............   (3,002)   (5,000)  (16,976) (36,217)  (30,621)  (4,498)    13,889   54,848
Net income allocated to
  preferred shareholders.......   (2,250)   (2,250)   (9,000)  (9,000)  (11,280) (12,150)   (12,147) (12,103)
                                  ------    ------    ------   ------   -------  -------    -------  -------
Net (loss) income available
  to common shareholders....... $ (5,252) $ (7,250) $(25,976)$(45,217) $(41,901)$(16,648)   $ 1,742 $ 42,745
                                ========  ========  ======== ========  ======== ========    ======= ========
Weighted average common
  shares - basic and diluted...   23,670    23,670    20,105   20,105    15,674   15,631     15,539   15,209
Distributions paid per
  common share.................        -         -         -        -         - $   1.01    $  1.35 $   1.35
                                ========  ========  ======== ========  ======== ========    ======= ========




                              Pro forma  Historical
                              ---------  ----------
                              Three        Three
                              month        month
                              period      period     Pro forma
                              ended        ended    Year ended                    Historical
                                                                                  ----------
                              March 31,   March 31, December 31,           Year ended December 31
                                2004       2004        2003        2003      2002      2001      2000     1999
                                ----       ----        ----        ----      ----      ----      ----     ----

Basic earnings available to
 common shares per
 weighted-average common
 share (3)
(Loss) income from
 continuing operations.......$ (0.22)  $  (0.31)  $  (1.29)      $(2.35)   $ (0.62)  $ (1.24)   $ 0.06  $  0.28
Discontinued operations, net
 of minority interests (6)...      -          -          -         0.13      (1.99)     0.18      0.25      0.49
(Loss) gain on sales of real
 estate, net of minority
  interests (6).............       -          -          -        (0.03)     (0.06)     0.01     (0.08)     2.05
Cumulative effect of change
 in accounting principles,
 net of minority
 interests...................      -          -          -            -          -     (0.02)    (0.12)        -
                                ---------------------------------------------------------------------------------
Net (loss) income available
 per weighted-average common
 share of beneficial
 interest-basic..............$ (0.22)   $ (0.31)  $  (1.29)    $  (2.25)   $ (2.67)  $ (1.07)  $  0.11  $   2.82
                                =================================================================================

Diluted earnings available to
 common shares per
 weighted-average
 common share (3)
(Loss) income from continuing
 operations..................$ (0.22)   $ (0.31)  $  (1.29)    $  (2.35)   $ (0.62)  $ (1.24)  $  0.06  $   0.28
Discontinued operations, net
 of minority interests (6)...      -          -          -         0.13      (1.99)     0.18      0.25      0.49
(Loss) gain on sales of real
 estate, net of minority
  interests (6)..............      -          -          -        (0.03)     (0.06)     0.01     (0.08)     2.04
Cumulative effect of change
 in accounting principles,
 net of
  minority interests.........      -          -          -            -          -     (0.02)    (0.12)        -
                                ---------------------------------------------------------------------------------
Net (loss) income available
 per weighted-average common
 share of beneficial
 interest-diluted..........  $ (0.22)   $ (0.31)  $  (1.29)    $  (2.25)   $ (2.67) $  (1.07) $   0.11  $   2.81
                                =================================================================================





                               Pro forma  Historical                   Historical
                               March 31,  March 31,                    December 31,
                                  2004        2004      2003        2002       2001        2000       1999
                                  ----        ----      ----        ----       ----        ----       ----
                                                           (Dollars in thousands)

Balance Sheet Data
Real estate assets, exclusive
 of property held for or
 under development and
 property held for sale and
 before accumulated
 depreciation.................$ 808,536  $ 808,536   $ 867,021   $1,338,325  $1,206,516 $1,180,206  $1,151,094
Total assets..................  873,131    934,135     948,781    1,410,181   1,527,649  1,439,093   1,444,175
Mortgage notes payable,
 credit facilities,
 construction financing and
 bonds payable................  519,156    578,406     572,820      904,438     925,136    799,171     799,171
Total liabilities.............  594,534    656,350     663,640    1,064,099   1,076,737    924,124     901,767
Minority interests............   21,119     20,924      21,803      100,643     128,806    153,206     169,070
Series A Preferred Shares.....        -          -           -            -      40,000     39,850      39,703
Shareholders' equity..........  257,478    256,861     263,338      245,439     282,106    321,913     333,635






                                       Pro
                                      forma   Historical
                                      -----   ----------
                                      Three     Three
                                      month     month
                                      period    period     Pro forma                    Historical
                                      ended      ended     ---------                    ----------
                                     March 31,   March 31, December 31,             Year ended December 31
                                       2004      2004        2003         2003       2002     2001       2000     1999
                                       ----      ----       -----         -----      ----     ----       ----     ----


Cash Flow and Operating Data
Funds from operations (4)....... $    5,206    $ 3,520 $    10,701  $    (1,085)$  (29,924)$  15,786 $  40,462  $ 52,295
Cash flow provided by (used in):
  Operating activities..........          -     (3,019)          -       29,286     42,320    52,810    64,393   106,296
  Investing activities..........          -     (2,443)          -      324,321    (75,951) (144,744)  (26,248) (439,793)
  Financing activities..........          -      5,586           -     (336,799)    42,849    73,248   (32,787)  306,907
  Ratio of earnings to
    combined fixed charges
    and preferred share
    distributions (5)...........          -          -           -            -          -         -         -         -
Office Properties:
  Square footage................  4,686,428  5,538,503   4,683,990    5,536,065  6,281,263 7,807,576 7,955,524 8,049,941
  Occupancy (%).................       84.7       77.0        84.9         75.1       91.5      92.0      95.7      95.0
Industrial Properties:
  Square footage................  3,874,712  3,874,712   3,874,712    3,874,712  3,874,712 3,914,712 4,187,030 5,146,668
  Occupancy (%).................       80.2       80.2        80.2         81.4       84.4      81.7      93.2      84.3
Unconsolidated Joint
   Venture Properties:
  Square footage................  2,827,042  2,827,042   2,827,302    2,827,302  2,831,943 1,421,658 1,330,604 1,330,604
  Occupancy (%).................       77.1       77.1        74.1         74.1       39.9      81.9      90.3      70.5





(1) Information for the years ended December 31, 2002, 2001, 2000 and 1999 has been restated for the reclassification of the operations of properties, in which we sold 100% of our ownership interest during 2003 and 2002, from continuing operations to discontinued operations.

(2) In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. We granted permanent property easements on portions of certain of our properties in 1999 for which we recorded all of the revenue in 1999 when the easements were granted. In addition, the Services Company previously recognized 100% of leasing commissions at the time of lease signing. However, half of the commission amounts are subject to the tenant occupying the space. Under SAB 101, revenue should be recognized over the anticipated period that the easement would be used and lease commissions should be recognized when all conditions related to earning the commission have been settled which usually occurs within twelve months of the lease signing. In determining the periods over which we would recognize revenue under SAB 101, we took into consideration factors such as the expected life of physical structures constructed on easement sites at our properties and other factors that provided an indication of the periods of active use of the easements by the respective grantees. These periods range from five to ten years. We adopted SAB 101 retroactive to January 1, 2000 and recorded a charge to income of $1.8 million, net of minority interests of $1.1 million, representing the cumulative effect of adopting SAB 101 as of January 1, 2000. The cumulative effect represents income recognized in 1999 and relates to the permanent property easements and to leasing activity described above. During 2003, 2002 and 2001, respectively, we recognized $0.3 million, $0.3 million and $0.3 million of other income (a portion of which is included in other property revenues in the consolidated statement of operations) previously recorded in 1999.

        On January 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS 138"). SFAS 133, as amended, established accounting and reporting standards for derivative instruments. Specifically, SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either shareholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. Upon adoption of SFAS 138 and SFAS 133, we recorded as a cumulative effect of an accounting change a net transition adjustment (realized loss) of $0.5 million in net income and a transition adjustment of $3.2 million as an increase in accumulated other comprehensive loss. Adoption of the standard resulted in a net transition adjustment of $3.8 million on the balance sheet reflected as a $0.5 million reduction in deferred costs, a $1.4 million reduction in investment in unconsolidated entities and a deferred hedge liability of $1.9 million. In August 2001, the Financial Accounting Standards Board ("FASB") issued final guidance on the accounting for options used as hedges under SFAS 133. This guidance is pursuant to Derivatives Implementation Group ("DIG") Issue No. G20 ("G20"). Provided certain criteria are met, options can be considered fully effective hedging vehicles, with gains and losses due to changes in market value recorded in other accumulated comprehensive income on the balance sheet. On September 1, 2001, we adopted G20 for our interest rate hedge instruments. Any subsequent unrealized gains or losses due to changes in market value of options, such as interest rate caps, will be recorded in the other accumulated comprehensive income.

(3) Net income available per weighted-average common share of beneficial interest-basic equals net income divided by 23,669,661, 20,105,183, 15,673,544, 15,630,586, 15,408,822 and 15,141,630 common shares for the three months ended March 31, 2004 and years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively. Net income available per weighted-average share of beneficial interest-diluted equals net income divided by 23,669,661, 20,105,183, 15,673,544, 15,630,586, 15,539,337
        and 15,208,911, common shares for the three months ended March 31, 2004 and years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

(4) We compute "Funds from Operations" in accordance with standards established by the Board of Governors of National Association of Real Estate Investment Trust's) ("NAREIT"), in its April 2002 White Paper. Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt repayment obligations or other commitments and uncertainties. Funds from Operations should not be considered as an alternative to net (loss) income, as an indication of our performance, or to cash flows, as a measure of liquidity or the ability to pay dividends or make distributions.

(5) The ratios of earnings to combined fixed charges and preferred share distributions were computed by dividing earnings by combined fixed charges and preferred share distributions. For this purpose, earnings consist of income (loss) before minority interests, plus combined fixed charges. Combined fixed charges consist of interest incurred, amortization of debt issuance costs and preferred share distributions. Our March 31, 2004, 2003, 2002, 2001, 2000 and 1999 earnings were insufficient to cover fixed charges by approximately $8.1 million, $52.1 million, $48.7 million, $54.6 million, $12.8 million and $0.9 million for the three months ended March 31, 2004 and years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

(6) For purposes of presenting pro forma amounts, discontinued operations and (loss) gain on sales of real estate are excluded.

        The following is our consolidated quarterly summary of operations for 2003:






                                                           Year ended December 31, 2003
                                             ---------------------------------------------------------
                                                          Fourth      Third      Second      First
                                                Total     Quarter    Quarter    Quarter     Quarter
                                             ---------------------------------------------------------
                                                     (in thousands, except per share amounts)


Total revenue.............................   $  197,365 $   33,306   $  45,850  $ 45,043    $ 73,166
Total expenses............................      174,860    69,496      35,957     35,077      34,330
                                             ---------------------------------------------------------
Operating income (loss)...................       22,505   (36,190)      9,893      9,966      38,836
Other income (expense)....................         (953)   (3,684)        366      1,723         642
Interest:
  Expense.................................      (53,386)   (9,695)    (13,928)   (14,464)    (15,299)
  Amortization of deferred financing costs       (7,539)   (3,562)     (1,027)    (1,328)     (1,622)
                                             ---------------------------------------------------------
(Loss) income from continuing operations
  before minority interests...............      (39,373)  (53,131)     (4,696)    (4,103)     22,557
Minority interests........................        1,054     6,370         804      2,238      (8,358)
                                             ---------------------------------------------------------
(Loss) income from continuing operations..      (38,319)  (46,761)     (3,892)    (1,865)     14,199
Discontinued operations, net of minority
  interests in  the amount of $(10) in
  the fourth quarter, $(2) in the third
  quarter, $(627) in the second quarter
  and  $(474) in the first quarter........        2,748        76          16      1,984         672
                                             ---------------------------------------------------------
(Loss) income before loss on sales of
  real estate.............................      (35,571)  (46,685)     (3,876)       119      14,871
Loss on sales of real estate, net of
  minority interest of $84 in the fourth
  quarter.................................         (646)     (646)          -          -           -
                                             ---------------------------------------------------------
Net (loss) income.........................      (36,217)  (47,331)     (3,876)       119      14,871
Net income allocated to preferred
 shareholders.............................       (9,000)   (2,250)     (2,250)    (2,250)     (2,250)
                                             ---------------------------------------------------------
Net (loss) income available to common
 shareholders.............................    $ (45,217) $(49,581)  $  (6,126)   $(2,131)   $ 12,621
                                             =========================================================
Basic and diluted earnings available to
 common shares per weighted average
 common share
 (Loss) income from continuing operations.    $   (2.35) $  (2.07)  $   (0.26)   $ (0.24)  $    0.76
 Discontinued operations, net of minority
  interests...............................         0.13         -           -       0.12        0.04
 Loss on sales of real estate, net of
  minority interests......................        (0.03)    (0.03)          -          -           -
                                             ---------------------------------------------------------
Net (loss) income available per
 weighted-average common share of
 beneficial interest - basic and diluted..    $   (2.25) $  (2.10)  $   (0.26)   $ (0.12)  $    0.80
                                             =========================================================
Weighted average common shares--basic and
 diluted..................................       20,105    23,665       23,665    17,379      15,713
                                             =========================================================
Distributions paid per common share.......    $       -  $      -   $        -   $     -   $       -
                                             =========================================================


        The following is our consolidated quarterly summary of operations for 2002:





                                                             Year ended December 31, 2002 (1)
                                                  --------------------------------------------------------
                                                              Fourth      Third     Second      First
                                                    Total     Quarter    Quarter    Quarter    Quarter
                                                  --------------------------------------------------------
                                                         (in thousands, except per share amounts)


Total revenue..............................   $  167,296 $   40,947 $   43,100  $ 41,481  $   41,768
Total expenses.............................      135,880     33,352     32,554    34,061      35,913
                                              --------------------------------------------------------
Operating income...........................       31,416      7,595     10,546     7,420       5,855
Other income...............................        2,190        450        493       410         837
Interest:
  Expense..................................      (36,977)    (9,958)    (9,934)   (8,424)     (8,661)
  Amortization of deferred financing costs.       (4,064)    (1,755)      (933)     (682)       (694)
                                              --------------------------------------------------------
(Loss) income from continuing operations
  before minority interests................       (7,435)    (3,668)       172    (1,276)     (2,663)
Minority interests.........................        8,895      2,467        967     1,876       3,585
                                              --------------------------------------------------------
Income (loss) from continuing operations...        1,460     (1,201)     1,139       600         922
Discontinued operations, net of minority
  interests in  the amount of $8,474 in
  the fourth quarter, $(322) in the third
  quarter, $784 in the second quarter and
  $12,882 in the first quarter.............      (31,138)   (12,054)       533      (903)    (18,714)
                                              --------------------------------------------------------
(Loss) income before loss on sales of real
  estate  .................................      (29,678)   (13,255)     1,672      (303)    (17,792)
Loss on sales of real estate, net of
  minority interest of $34 in the fourth
  quarter, $408 in the  second quarter and
  $218 in the first quarter................         (943)       (48)         -      (580)       (315)
                                              --------------------------------------------------------
Net (loss) income..........................      (30,621)   (13,303)     1,672      (883)    (18,107)
Net income allocated to preferred
 shareholders..............................      (11,280)    (2,250)    (2,450)   (3,381)     (3,199)
                                              --------------------------------------------------------
Net loss available to common shareholders..   $  (41,901) $ (15,553) $    (778) $ (4,264)  $ (21,306)
                                              ========================================================

Basic and diluted earnings available to
 common shares per weighted average common
 share
 Loss from continuing operations...........   $    (0.62)  $  (0.22) $   (0.08) $  (0.18)  $  (0.14)
 Discontinued operations, net of minority
  interests................................        (1.99)     (0.77)      0.03     (0.06)     (1.19)
 Loss on sales of real estate, net of
  minority interests.......................        (0.06)         -          -     (0.04)     (0.02)
                                             --------------------------------------------------------
Net loss available per weighted-average
 common share of beneficial interest -
 basic and diluted.........................   $    (2.67)  $  (0.99) $   (0.05) $  (0.28)  $  (1.35)
                                              ========================================================
Weighted average common shares--basic and
 diluted...................................       15,674     15,675     15,675    15,674      15,664
                                              ========================================================
Distributions paid per common share........   $        -   $      -  $       -  $      -   $       -
                                              ========================================================






(1) Reclassifications of information for the year ended December 31, 2002 related to the operations of properties sold during 2003 from continuing operations to discontinued operations have been made.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        The following discussion should be read in conjunction with our historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

        We are a fully-integrated, self-administered, and self-managed REIT which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. Our portfolio of properties consists of 12 office properties, containing an aggregate of 4.7 million net rentable square feet, and 30 industrial properties, containing an aggregate of
3.9 million net rentable square feet. In addition, we own 217.4 acres of developable land and have joint venture interests in three office properties containing an aggregate of 2.8 million rentable square feet.

        All of our properties are located in the Chicago metropolitan area in prime business locations within established business communities and account for all of our rental revenue and tenant reimbursements revenue. One of our joint venture properties is located in Arizona.

        Our first quarter 2004 and 2003 results reflect the general weakness in the economy over the past couple of years, which has resulted in less demand for office and industrial property. Since national and regional office and industrial vacancy rates are higher than they would be in a stronger economic environment, we have been challenged to retain existing tenants and locate new tenants for our vacant and non-renewing space at acceptable economic occupancy and rental rates. In addition, the supply of downtown Chicago office space continues to grow, principally as a result of the construction of new office buildings. As these buildings come on line in the next few years, the additional supply may continue to add to the challenge.

        Our income and cash flow is derived primarily from rental revenue (including tenant reimbursements) from our properties. We expect that any revenue growth over the next several years will come from revenue generated through increased rental and occupancy rates in our portfolio. The following summarizes our portfolio occupancy at the end of the first quarter of 2004 and at the end of each quarter of 2003:



                                             Portfolio Occupancy
                        March 31,   December 31, September 30,    June 30,    March 31,
                          2004         2003           2003          2003        2003
                      ------------ ------------- --------------- ---------- ------------

Office                     77.0%        75.1%         75.9%          76.0%       81.4%
Industrial                 80.2         81.4          77.2           79.9        83.0
                      ------------ ------------- --------------- ---------- ------------
Portfolio Total            78.3%        77.7%         76.5%           77.6%      82.0%
                      ============ ============= =============== ========== ============
Unconsolidated Joint
  Venture Properties       77.1%        74.1%         74.2%           73.9%      65.6%
                      ============ ============= =============== ========== ============





        Office occupancy has been significantly affected since December 31, 2002 by the February 2003 terminations of the Arthur Andersen LLP leases. Excluding the 33 West Monroe Street office building, which was Arthur Andersen LLP's corporate offices and which we sold on April 16, 2004, the overall occupancy of our office properties was 84.7% at March 31, 2004 and the occupancy of our entire portfolio was 82.6%.

        It should also be noted that the Bank One Center office building (included in investments in unconsolidated entities) was placed in service late in 2002 and is still in the lease-up phase with occupancy at March 31, 2004 of 68.5%.

2003 Business Summary

        For 2003, our focus was on:

o       retiring or refinancing debt which had maturity dates in 2003 and 2004;

o       reducing our overall debt levels;

o       stabilizing portfolio cash flow;

o       reducing operating costs;

o       aggressively pursuing leasing transactions; and

o       continuing to explore strategic alternatives.

        Below is a summary of several of the activities we undertook in 2003 in keeping with these objectives.

o We reduced our outstanding indebtedness by $331.6 million to $572.8 million at the end of the year from $904.4 million at the beginning of the year, including the retirement of $145.2 million of high interest rate debt.

o We purchased our prior partner's interest in the Bank One Center joint venture in March 2003 and then subsequently, in October 2003, sold a 70% interest in the joint venture to a new partner for $105.0 million.

o We sold our National City Center office property in Cleveland, Ohio for $80.0 million.

o We refinanced the first mortgage and mezzanine loan secured by our IBM Plaza office property with $195.0 million of new financing.

o We negotiated and received $33.5 million of lease termination fees from Arthur Andersen LLP.

o We commenced 53 new and expansion office leases totaling 1,238,283 square feet and we renewed 49 office leases totaling 329,053 square feet.

o We commenced six new and expansion industrial leases totaling 322,736 square feet and we renewed two industrial leases totaling 56,804 square feet.

        In addition to our day-to-day operational focus, we continued to evaluate strategic alternatives in consideration of any/all opportunities to enhance shareholder value. On February 13, 2004, we extended the engagement of one of our investment banks, Wachovia Securities, Inc. through December 24, 2004.

Key Performance Indicators

        We evaluate the performance of our reportable segments based on the occupancy percentages and operating profit of the respective property segment which includes rental revenue, tenant reimbursement revenue, property operations expense and administrative expenses and the allocation of corporate overhead expenses. We also use other metrics such as gross rent, net occupancy, tenant retention, percent of property operating expenses recovered, results of tenant satisfaction surveys and net effective rent, in analyzing individual tenant lease agreements.

        In  addition  to  net  income  under   generally   accepted   accounting
principles, we use funds from operations, which is a measurement tool common among real estate investment trusts for measuring profitability.

Results Of Operations

        Comparison of the three months ended March 31, 2004 to March 31, 2003

        The table below represents selected operating information for our total portfolio and for our same store portfolio consisting of 13 office properties and 30 industrial properties acquired or placed in service on or prior to January 1, 2003. Property revenues include rental revenues, tenant reimbursements and other property operating revenues. Property operating expenses include real estate taxes and other property operating costs.





                                         Total Portfolio                       Same Store Portfolio
                               ------------------------------------    --------------------------------------
                                                 Increase/    %                                        %
                                                                                         Increase/
(Dollars in thousands)          2004     2003    (Decrease) Change      2004     2003    (Decrease)  Change
------------------------------ -------- -------- ---------- -------    -------- -------- ---------- ---------

Property revenues              $33,987 $ 43,088  $ (9,101)   (21.1)%   $33,987 $ 36,695   $ (2,708)    (7.4)%
Lease termination fees             436   29,712   (29,276)   (98.5)        436   29,712    (29,276)   (98.5)
Services Company revenues        1,270      366       904    247.0           -        -          -        -
                               -------- -------- ---------- -------    -------- -------- ---------- ---------
    Total revenues              35,693   73,166   (37,473)   (51.2)     34,423   66,407    (31,984)   (48.2)

Property operating expenses     18,565   21,915    (3,350)   (15.3)     18,576   19,905     (1,329)    (6.7)
Depreciation and amortization    7,519    9,482    (1,963)   (20.7)      7,151    7,705       (554)    (7.2)
General and administrative       2,479    2,320       159      6.9           -        -          -        -
Services Company operations      1,266      560       706    126.1           -        -          -        -
Strategic alternative costs          -       53       (53)  (100.0)          -        -          -        -
                               -------- -------- ---------- -------    -------- -------- ---------- ---------
    Total expenses              29,829   34,330    (4,501)   (13.1)     25,727   27,610     (1,883)    (6.8)
                               -------- -------- ---------- -------    -------- -------- ---------- ---------

Operating income                 5,864   38,836   (32,972)   (84.9)      8,696   38,797    (30,101)   (77.6)
Other (expense) income          (2,633)     642    (3,275)  (510.1)          -        -          -        -
Interest:
    Expense                     (8,526) (15,299)   (6,773)   (44.3)     (7,426)  (8,024)      (598)    (7.5)
    Amortization of deferred
       financing costs            (564)  (1,622)   (1,058)   (65.2)       (401)    (681)      (280)   (41.1)
                               -------- -------- ---------- -------    -------- -------- ---------- ---------
Income (loss) from continuing
  operations before minority
  interests                     (5,859)  22,557   (28,416)  (126.0)     $  869  $30,092  $ (29,223)   (97.1)%
                                                                       ======== ======== ========== =========
Minority interests                 877   (8,358)    9,235    110.5
                               -------- -------- ---------- -------
Income (loss) from continuing
  operations                    (4,982)  14,199   (19,181)  (135.1)
Discontinued operations, net of
  minority interests                 -      672      (672)  (100.0)
                               -------- -------- ---------- -------
Income (loss) before loss
  on sales of real estate       (4,982)  14,871   (19,853)  (133.5)
Loss on sales of real estate,
  net of minority interests        (18)       -       (18)      -
                               -------- -------- ---------- -------
Net income (loss)              $(5,000) $14,871  $(19,871)  (157.4)%
                               ======== ======== ========== =======


        Property Revenues. The decrease of $2.7 million in property revenues in the same store portfolio resulted primarily from the termination of leases with Arthur Andersen LLP at two of our office properties ($1.6 million), the expiration and downsizing of leases at various office properties ($1.3 million) and the early termination of leases at four of our office properties ($0.3 million). These were offset by the commencement of a new lease at our 33 West Monroe Street property, which generated $0.4 million in additional property revenues.

        The decrease of $9.1 million in 2004 property revenues in the total portfolio included $6.4 million of revenues generated in 2003 from Bank One Center in addition to the previously described changes in the same store portfolio. On October 8, 2003, we sold a 70% joint venture interest in the property and, therefore, have subsequently recorded this investment under the equity method of accounting.

        Lease   Termination  Fees.  The  decrease  of  $29.3  million  in  lease termination fees was primarily due to the February 2003 termination of Arthur Andersen LLP's leases at two of our office properties.

        Services Company Revenues. The increase of $0.9 million in our Services Company's revenues during 2004 was due to increased leasing commission income of $0.9 million.

        Property Operating Expenses. The decrease of $1.3 million in property operating expenses in the same store portfolio, of which $0.6 million related to real estate taxes, primarily resulted from the termination of Arthur Andersen LLP's leases at two of our office properties.

        The decrease of $3.4 million in property operating expenses in the total portfolio included Bank One Center's operating expenses, incurred in 2003 totaling $1.9 million which, subsequent to October 8, 2003 are recorded under the equity method of accounting, in addition to the previously described changes in the same store portfolio.

        Depreciation and Amortization. The decrease of $2.0 million in depreciation and amortization in the total portfolio was attributable primarily to $1.2 million of depreciation and amortization related to Bank One Center in 2003 which is no longer consolidated in 2004. In addition, in 2003 we recorded a write-off of $0.4 million of unamortized tenant improvement and leasing commissions associated with the Arthur Andersen LLP lease terminations. This also accounted for the principal variance in depreciation and amortization for the same store portfolio.

        General and Administrative. The increase of $0.2 million in general and administrative expenses was primarily due to an increase in salaries and benefits expense and professional fees which were partially offset by a decrease in corporate insurance costs.

        Services Company Operations. The increase of $0.7 million in the Services Company's operating expenses was primarily due to an increase in leasing commissions expense.

        Other (Expense) Income. The decrease in other (expense) income of $3.3 million was primarily due to a $3.1 million loss in 2004 associated with our equity investment in the Bank One Center joint venture. As distributions to our partner in the this joint venture exceeded the joint venture's net income, income equal to the distribution was allocated to our partner and we recorded a loss in the amount of the difference between this allocation and the actual net income of the joint venture.

        Interest Expense. The decrease in interest expense of $0.6 million in the same store portfolio resulted primarily from a decrease of $1.1 million due to exit fees and underwriting expenses relating to the refinancing of our IBM Plaza property which were incurred in 2003 and a decrease of $0.1 million due to lower rates on our variable rate debt. This was partially offset by an increase of $0.6 million resulting from higher loan balances related to the refinancing of our 180 North LaSalle Street and IBM Plaza properties.

        The decrease in interest expense of $6.8 million in the total portfolio, in addition to the previously described changes in the same store portfolio, is primarily due to a decrease of $3.8 million related to lower loan balances as a result of the sale of a joint venture interest in Bank One Center. This property is therefore no longer being consolidated. Also contributing was a decrease of $2.2 million related to a reduction in average debt outstanding.

        Amortization of Deferred Financing Costs. The decrease in amortization of deferred financing costs of $1.1 million in our total portfolio was primarily attributable to a write-off of $0.5 million of previously unamortized financing costs related to the retirement of indebtedness with SCPG in 2003, $0.3 million of amortization of deferred financing costs related to Bank One Center in 2003 and a write-off of $0.2 million of previously unamortized financing costs associated with debt that was refinanced in 2004.

        Discontinued  Operations.  Discontinued  operations  reflect  net income
(loss) (including provision for asset impairment) and gain (loss) on sales of real estate for operating properties which have been sold. Discontinued operations for 2003 include the results for National City Center, which was sold in June 2003.

        Comparison of the Year ended December 31, 2003 to the Year Ended December 31, 2002

        The table below represents selected operating information for our total portfolio and for our same store portfolio consisting of 13 office properties and 30 industrial properties acquired or placed in service on or prior to January 1, 2002. Property revenues include rental revenues, tenant reimbursements and other property operating revenues. Property operating expenses include real estate taxes, utilities and other property operating expenses.



                                         Total Portfolio                       Same Store Portfolio
                             ----------------------------------------   ------------------------------------
                                                 Increase/      %                         Increase/    %
(Dollars in thousands)         2003    2002     (Decrease)   Change       2003     2002    (Decrease) Change
---------------------------- ------- --------- ----------- ----------   -------  -------- --------- ---------


Property revenues           $162,319 $157,617   $ 4,702         3.0%  $135,228 $ 158,266 $(23,038)     (14.6)%
Lease termination fees        32,123    2,313    29,810     1,288.8     32,123     2,313   29,810    1,288.8
Services Company revenues      2,923    7,366    (4,443)      (60.3)         -         -        -          -
                             -------  --------- ----------- ---------   -------  -------- --------- ---------
 Total revenues              197,365  167,296    30,069        18.0    167,351   160,579    6,772        4.2

Property operating expenses   79,176   79,529      (353)       (0.4)    70,463    80,379   (9,916)     (12.3)
Depreciation and amortization 36,882   29,519     7,363        24.9     29,484    28,903      581        2.0
General and administrative     9,681    9,794      (113)       (1.2)         -         -        -          -
Services Company operations    2,582    4,811    (2,229)      (46.3)         -         -        -          -
Provision for asset
   impairment                 45,353    7,952    37,401       470.3     43,405     1,749   41,656    2,381.7
Severance costs                  701    2,525    (1,824)      (72.2)         -         -        -          -
Strategic alternative costs      485    1,561    (1,076)      (68.9)         -         -        -          -
Loss on tax indemnification        -      189      (189)     (100.0)         -         -        -          -
                             -------  --------- ----------- ---------   -------  -------- --------- ---------
 Total expenses              174,860  135,880    38,980        28.7     143,352  111,031   32,321       29.1
                             ------- --------- ----------- ---------   -------  -------- --------- ---------
Operating income              22,505   31,416    (8,911)      (28.4)    23,999    49,548  (25,549)     (51.6)
Other (expense) income          (953)   2,190    (3,143)     (143.5)         -         -        -          -
Interest:
 Expense                     (53,386) (36,977)   16,409        44.4    (30,907)  (31,857)    (950)      (3.0)
 Amortization of deferred
   financing costs            (7,539)  (4,064)    3,475        85.5     (2,352)   (2,625)    (273)     (10.4)
                             -------  --------- ----------- ---------   -------  -------- --------- ---------
(Loss) income from
 continuing operations
 before minority interests   (39,373)  (7,435)  (31,938)     (429.6)  $ (9,260) $ 15,066 $(24,326)    (161.5)%
                                                                       =======  ======== ========= =========
Minority interests             1,054    8,895    (7,841)      (88.2)
                             -------  --------- ----------- ---------
Income (loss) from
 continuing operations       (38,319)   1,460   (39,779)   (2,724.6)
Discontinued operations,
 net of minority interests     2,748  (31,138)   33,886       108.8
                             -------  --------- ----------- ---------
Loss before loss on sales
 of real estate              (35,571) (29,678)   (5,893)      (19.9)
Loss on sales of real
 estate, net of
 minority interest              (646)    (943)     (297)      (31.5)
                             -------  --------- ----------- ---------
Net loss                    $(36,217) $30,621)  $(5,596)      (18.3)%
                             =======  ========= =========== =========




        Property Revenues. The decrease of $23.0 million in property revenues in the same store portfolio resulted primarily from the termination of leases with Arthur Andersen LLP at two of our office properties, which accounted for $15.4 million of the total. In addition, other decreases included $3.9 million due to the expiration of leases at various office properties, a decrease of $1.1 million due to a decrease in tenant reimbursement revenue as a result of a decrease in expenses at two of our office buildings, $1.1 million due to tenant bankruptcies at three industrial properties and $0.5 million due to the early termination of leases at two of our industrial properties.

        The increase of $4.7 million in 2003 property revenues in the total portfolio included $27.5 million of revenues generated from Bank One Center, offset by the previously described changes in the same store portfolio. The Bank One Center property was placed in service in November 2002 with tenant lease commencements in January, February and April 2003. We have recorded revenue from January 1, 2003 through October 8, 2003 (admittance of our joint venture partner) for this property. Subsequent to October 8, 2003, we recorded this investment under the equity method of accounting.

        Lease Termination Fees. The increase of $29.8 million in lease termination fees was primarily due to the February 2003 termination of Arthur Andersen LLP's leases at two of our office properties, which resulted in $31.2 million of revenue, after deducting outstanding receivables (including deferred rent receivable). We expect that future property revenues may continue to be affected by early lease terminations if economic conditions do not improve or if they worsen.

        Services Company Revenues. The decrease of $4.4 million in the revenues of our Services Company during 2003 was primarily due to our recognition of development fee income of $4.2 million in 2002 related to the development of a build-to-suit industrial building.

        Property Operating Expenses. The decrease of $9.9 million in property operating expenses in the same store portfolio was primarily due to a $5.0 million decrease in operating expenses resulting from the termination of Arthur Andersen LLP's leases at two Chicago office properties, $4.1 million of which related to real estate taxes, a $1.2 million decrease in property level administrative costs as a result of staffing reductions, a $0.8 million decrease due to fewer repairs and maintenance being performed at our Chicago office properties in 2003, a $0.7 million decrease in bad debt expense from 2002 and a $0.7 million decrease resulting from adjustments to the estimates of the 2002 real estate taxes. In addition, 2002 results included a $0.8 million adjustment in the previously estimated real estate tax expense for a Chicago office property for 2001, which also contributed to the decrease in property operating expenses.

        The decrease in property operating expenses in the total portfolio included Bank One Center's operating expenses totaling $8.5 million, which is net of amounts capitalized of $4.1 million related to vacant space, offset by the previously described changes in the same store portfolio.

        Depreciation and Amortization. The increase of $7.4 million in depreciation and amortization in the total portfolio in 2003 was attributable primarily to $5.9 million of depreciation and amortization related to the portion of the Bank One Center building in which tenant leases commenced in 2003 and therefore the related tenant improvement and leasing cost amortization began. In addition, we recorded a write-off of $0.4 million of unamortized tenant improvements and leasing commissions associated with the Arthur Andersen LLP lease terminations. This latter item also accounted for the principal variance in depreciation and amortization for the same store portfolio.

        General and Administrative. General and administrative expenses decreased $0.1 million primarily due to decreases in salaries and benefits and professional fees which were partially offset by an increase in corporate insurance costs, principally directors' and officers' liability insurance.

        Services Company Operations. The decrease of $2.2 million in the operating expenses of our Services Company was primarily due to a decrease in the income tax provision by $1.3 million due to the decrease in revenue from 2002. The remaining difference was primarily due to the elimination of the expenses of operating non-core business activities of third party brokerage and tenant construction services which were discontinued in March 2002.

        Provision for Asset Impairment. Provision for asset impairment represents impairment losses associated with certain operating and development properties in reducing their net book value to their current estimated value. The increase in the provision for asset impairment is primarily due to a $43.4 million impairment loss related to our 33 West Monroe Street office property, as our anticipated hold period for the property was reduced based upon our decision to pursue a sale or joint venture transaction during 2004. We also recorded an asset impairment of $1.0 million related to costs associated with a development project, which we determined no longer had value as the development is on hold, and a $0.9 million asset impairment related to the sale of a 70% interest to a new partner in the entity that owns the Bank One Center office building. In 2002, we recorded a $5.7 million asset impairment related to various development projects we abandoned and a $1.7 million asset impairment related to an asset associated with an industrial property as it was determined that the asset no longer had value. In addition, we also transferred our interest in a joint venture to our joint venture partner and recorded an asset impairment of $0.5 million related to our investment in this unconsolidated entity.

        Severance Costs. For 2003, we recorded severance costs of $0.7 million resulting from the termination of Mr. Louis G. Conforti as our Chief Financial Officer and, for 2002, we recorded severance costs of $2.5 million resulting from the resignations of Mr. Michael W. Reschke and Mr. Richard S. Curto as well as a reduction of corporate management and support staff.

        Other (Expense) Income. The decrease in other (expense) income during 2003 of $3.1 million was primarily due to a $2.6 million loss associated with our equity investment in the Bank One Center joint venture for the period from October 8, 2003 through the end of the year. As distributions to our partner in this joint venture exceeded the joint venture's net income, income equal to the distribution was allocated to our partner and we recorded a loss in the amount of the difference between this allocation and the actual net income of the joint venture. Also contributing to the decrease was a decrease of $0.4 million in interest income earned on restricted cash due to lower interest rates and lower restricted cash balances.

        Interest Expense. The increase in interest expense of $16.4 million in the total portfolio is primarily due to an increase of $9.2 million related to interest expense previously capitalized for projects under development, an increase of $11.9 million due to Bank One Center being completed and placed in service and an increase of $1.6 million related to increased average debt outstanding, offset by a decrease of $5.0 million resulting from the refinancing of our IBM Plaza property and a decrease of $1.3 million due to lower rates on our variable rate debt.

        The decrease in interest expense of $1.0 million in the same store portfolio resulted primarily from a decrease of $6.0 million due to the refinancing of our IBM Plaza property and a decrease of $1.1 million due to lower rates on our variable rate debt, offset by an increase of $4.7 million related to interest expense previously capitalized for projects under development and an increase of $1.6 million due to exit fees and underwriting expenses relating to the refinancing of the IBM Plaza property and accrual for our 180 North LaSalle Street office property.

        Amortization of Deferred Financing Costs. The increase in amortization of deferred financing costs of $3.5 million in the total portfolio is primarily due to an increase of $1.1 million related to the write-off of financing fees associated with the refinancings in March and October 2003 related to financings secured by the Bank One Center office property, offset by a $2.4 million reduction in the amount of amortized financing fees capitalized for projects under development.

        Strategic Alternative Costs. These costs consist primarily of professional and investment banking fees. For the year ended December 31, 2003 compared to 2002, we incurred lower expenses in connection with our continuing review of strategic alternatives.

        Discontinued  Operations.  Discontinued  operations  reflect  net income
(loss) (including provisions for asset impairment) and gain/(loss) on sales of real estate for operating properties sold. Discontinued operations for 2003 include the results for National City Center, which was sold in June 2003. This includes operating income of $2.6 million and a gain on the sale of this property of $1.2 million. Discontinued operations for 2002 includes the results for National City Center and various other properties sold in 2002. This includes provisions for asset impairment of $56.6 million and a net loss on sales of real estate of $3.2 million, offset by $6.8 million of operating income from the properties and is net of $21.8 million of these amounts attributable to our operating partnership's minority interest holders. See Note 9 - Discontinued Operations to our Consolidated Financial Statements (Audited) for further discussion of the impairment provisions.

        Comparison of the Year ended December 31, 2002 to the Year Ended December 31, 2001

        The table below represents selected operating information for our total portfolio and for our same store portfolio consisting of 14 Office Properties and 29 Industrial Properties acquired or placed in service on or prior to January 1, 2001.



                                 Total Portfolio                        Same Store Portfolio
                       -------------------------------------   ----------------------------------------
                                          Increase/     %                           Increase/     %
(Dollars in thousands)  2002     2001    (Decrease)  Change     2002      2001     (Decrease)  Change
---------------------- ------- ---------- --------- --------   --------- --------- ---------- ---------

Property revenues     $157,617 $158,645   $(1,028)    (0.6)%   $157,374  $158,554    $(1,180)      (0.7)%
Lease termination fees   2,313      416     1,897    456.0        2,313       392      1,921      490.1
Services Company
   revenues              7,366    7,219       147      2.0     -         -                 -          -
                       ------- ---------- --------- --------   --------- --------- ---------- ---------
 Total revenues        167,296  166,280     1,016      0.6      159,687    158,946       741        0.5

Property operating
   expenses             79,529   77,281     2,248      2.9       80,200     75,961     4,239        5.6
Depreciation and
   amortization         29,519   28,806       713      2.5       28,789     28,054       735        2.6
General and
   administrative        9,794    9,085       709      7.8            -          -         -          -
Services Company
   operations            4,811    6,898    (2,087)   (30.3)           -          -         -          -
Provision for asset
   impairment            7,952   20,337   (12,385)   (60.9)      1,749           -     1,749          -
Severance costs          2,525        -     2,525        -           -           -         -          -
Strategic alternative
   costs                 1,561    3,289    (1,728)   (52.5)          -           -         -          -
Loss on tax
   indemnification         189    1,191    (1,002)   (84.1)          -           -         -          -
                       ------- ---------- --------- --------   --------- --------- ---------- ---------
 Total expenses        135,880  146,887   (11,007)    (7.5)     110,738   104,015     6,723        6.5
                       ------- ---------- --------- --------   --------- --------- ---------- ---------
Operating income        31,416   19,393    12,023     62.0      48,949    54,931     (5,982)     (10.9)
Other income             2,190    4,587    (2,397)   (52.3)          -         -          -          -
Interest:
 Expense               (36,977) (38,886)   (1,909)    (4.9)    (31,617)  (37,301)    (5,684)     (15.2)
 Amortization of
   deferred financing
   costs                (4,064)   (3,638)      426     11.7      (2,598)   (1,909)       689      36.1
                       ------- ---------- --------- --------   --------- --------- ---------- ---------
(Loss) income from
 continuing operations
 before minority
 interests              (7,435) (18,544)  (11,109)   (59.9)     $14,734   $15,721   $  (987)      (6.3)%
                                                               ========= ========= ========== =========
Minority interests       8,895   11,323    (2,428)   (21.4)
                       ------- ---------- --------- --------
Income (loss) from
 continuing operations   1,460   (7,221)    8,681    120.2
Discontinued
 operations, net
 of minority interests (31,138)   2,870   (34,008)(1,184.9)
                       ------- ---------- --------- --------
Loss before (loss)
 gain on sales of real
 estate and cumulative
 effect of change in
 accounting principle  (29,678)  (4,351)  (25,327)  (582.1)
(Loss) gain on sales
 of real estate, net
 of minority interest     (943)     174    (1,117)  (642.0)
Cumulative effect of
 change in accounting
 principles, net of
 minority interest           -     (321)      321   (100.0)
                       ------- ---------- --------- --------
Net loss
                      $(30,621)$ (4,498) $(26,123)   580.8%
                       ======= ========== ========= ========






        Property Revenues. The decrease in property revenues was primarily due to the expiration of a lease at a suburban office property in 2001 ($1.5 million), net of re-leasing of a portion of the space in 2002. The expiration of a lease at a Chicago office property also contributed a decrease of $0.9 million, net of additional property revenues generated from the subsequent re-leasing of a portion of the space in 2002. In addition, the expiration of a lease at another Chicago office property resulted in a decrease to property revenues of $0.8 million. These were offset by a $1.6 million increase in property revenues as a result of an increase in straight-line rent in 2002 in conjunction with the bankruptcy of a tenant at an industrial property in 2001. We wrote-off the remaining deferred rent receivable balance (related to straight-line rent), as of the date of the bankruptcy.

        Lease Termination Fees. The increase in lease termination fees was primarily due to the 2002 terminations of leases at a Chicago office property and an industrial property, which resulted in $1.3 million and $0.9 million of revenue, respectively.

        Services Company Revenues. The increase in revenue of the Services Company during 2002 was primarily due to our recognition of development fee income of $4.2 million related to the development of a build-to-suit industrial building. This increase was partially offset by decreased leasing and consulting income of $1.4 million and decreased construction and painting revenue of $2.5 million during 2002 due to our discontinuance of providing third party brokerage and tenant construction services in March 2002.

        Property Operating Expenses. The increase in property operating expenses in the same store portfolio was primarily due to a $3.8 million increase in real estate taxes principally resulting from the change in the assessed valuation of two Chicago office and two industrial properties. In addition, security coverage increased $0.5 million and property insurance increased by $1.1 million from 2001 due to increased premiums as a result of the events of September 11, 2001. These increases were partially offset by a $1.0 million decrease in utilities expenses primarily as a result of lower occupancy levels and efficiencies achieved from changes in service providers. In addition, property level general and administrative expenses decreased by $0.6 million as a result of reallocations of staff responsibilities in conjunction with staffing reductions.

        The increase in property operating expenses in the total portfolio included the previously described changes in the same store portfolio but was offset by a decrease in property operating expenses associated with properties sold prior to January 1, 2002.

        Depreciation and Amortization. The increase of $0.7 million in depreciation and amortization during 2002 compared to 2001 was primarily due to additional tenant improvements and lease commissions associated with new leasing at our properties offset by the write-off of undepreciated tenant improvements and unamortized lease commissions in 2001 associated with a bankrupt tenant at an industrial property.

        General and Administrative. For 2002 compared to 2001, our general and administrative expenses increased $0.7 million primarily due to an increase in professional fees and corporate insurance costs, principally directors' and officers' liability insurance increases, which were partially offset by a decrease in salaries and benefits.

        Services Company Operations. The decrease in the operating expenses of the Services Company was primarily due to the elimination of the expenses of operating non-core business activities of third party brokerage and tenant construction services which was partially offset by an increase in expenses related to the development services provided to a third party relating to a build-to-suit industrial building.

        Provision for Asset Impairment. Provision for asset impairment represents the write-down of certain operating properties, development properties and investments in unconsolidated entities to their current estimated value. The decrease in the provision for asset impairment is primarily due to recording a $15.1 million impairment in 2001 to reflect the effect of the then impending assignment of our interest in a development to our joint venture partner based upon our decision not to participate in the development. We also recorded $5.7 million and $4.9 million in asset impairments related to various development projects we abandoned in 2002 and 2001, respectively. In 2002, we also recorded a $1.7 million asset impairment related to an asset associated with an industrial property as it was determined that the asset no longer had value, and we transferred our interest in a joint venture to our joint venture partner and recorded an asset impairment of $0.5 million related to our investment in this unconsolidated entity.

        Severance Costs. In 2002, we recorded severance costs of $2.5 million resulting from the resignations of Mr. Michael W. Reschke and Mr. Richard S. Curto and the reduction of corporate management and support staff.

        Loss on Tax Indemnification. The $1.0 million change is due to a decrease in expense related to tax indemnity payments incurred due to the sale of certain properties covered by tax indemnities with the prior owner. See Note 14 - Commitments and Contingencies to our Consolidated Financial Statements (Audited) for a further discussion concerning these tax indemnities.

        Other Income. The decrease in other income during 2002 of $2.4 million was primarily due to a decrease of $1.9 million in interest income earned on restricted cash due to lower interest rates and lower restricted cash balances. A decrease during 2002 in income earned from an unconsolidated entity of $0.5 million also contributed to the overall decrease in other income.

        Interest Expense. The decrease in interest expense of $1.9 million for the total portfolio is primarily due to lower interest rates on our variable rate debt of $4.2 million, a decrease of $3.5 million relating to loan repayments and a decrease of $2.0 million due to the refinancing of several office and industrial properties, offset by an increase of $3.7 million for a reduction in the amount of interest capitalized for projects under development and an increase of $4.1 million related to increased average debt outstanding. The decrease in interest expense of $5.7 million in the same portfolio resulted primarily from a decrease in interest expense of $3.6 million due to lower rates on our variable rate debt, a decrease of $1.9 million due to the refinancing of several office and industrial properties and $0.2 million related to lower average debt outstanding.

        Strategic Alternative Costs. These costs consist primarily of professional and investment banking fees. For 2002 compared to 2001, we incurred fewer expenses in connection with our continuing review of strategic alternatives.

        Discontinued Operations. In accordance with SFAS No. 144 "Accounting for the Impairment of Long-Lived Assets" ("SFAS 144"), effective for financial statements issued for fiscal years beginning after December 15, 2001, net income and gain/(loss) on sales of real estate for properties sold subsequent to December 31, 2001 are reflected in the consolidated statements of operations as "Discontinued Operations" for both periods presented. The decrease in the results is primarily due to the impairment losses included in discontinued operations in 2002 (net of the minority interest effect), which include $33.6 million related to assets sold during the second quarter when the anticipated hold period was reduced based upon our decision to sell certain non-core suburban office properties, $22.1 million related to the National City Center office property based upon our decision to exit the Cleveland market, which shortened our anticipated hold period for the property and $0.8 million related to an office property sold during the fourth quarter based upon our decision to exit the Tennessee market.

Liquidity And Capital Resources

        In December 2002, our board of trustees approved the engagement of two investment banks as our financial advisors to assist in the evaluation of strategic alternatives, including, but not limited to, a sale, merger or other business combination involving the company, or a sale of some or all of our assets. On February 13, 2004, we entered into an engagement letter with one of these advisors, Wachovia Securities, Inc. extending their engagement through December 24, 2004. The engagement of our other financial advisor expired in December 2003.

        Our continuing goal is to achieve a desirable result for our shareholders which may include a strategic transaction(s) and/or the continued implementation of our primary business strategy (See "Business Objectives and Business Strategies"). There can be no assurances that any transaction or transactions will occur. We anticipate utilizing net proceeds from any transaction other than a sale of the company (whether by merger or otherwise) to repay debt, provide working capital to fund capital expenditures, including tenant improvements and leasing commissions and/or distribute them to our shareholders and the common unit holders of our operating partnership. We may also utilize a portion of any proceeds for general and corporate operating needs and to consummate tax-deferred exchanges to minimize any tax exposure under existing tax indemnification agreements.

        Liquidity. We require cash to pay our operating expenses, make capital expenditures, fund tenant improvements and leasing costs, pay distributions and service our debt and other long-term liabilities. Net cash provided from operations represents our primary source of liquidity to fund these expenditures. In assessing our liquidity, key components include our net income adjusted for non-cash and non-operating items, and current assets and liabilities, in particular accounts receivable, accounts payable, and accrued expenses. For the longer term, our debt and long-term liabilities are also considered key to assessing our liquidity.

        In order to qualify as a REIT for federal income tax purposes, we must distribute 90% of our taxable income (excluding capital gains) annually. As previously disclosed, due to a number of factors, including capital requirements in our current operating environment, our board of trustees decided to suspend the declaration and payment of distributions on our common shares and Series B Shares. In March 2004, our board of trustees declared one quarterly distribution of $0.5625 per share on our Series B Shares for shareholders of record on March 31, 2004, payable on April 30, 2004. Under our declaration of trust, this distribution is deemed to be a quarterly distribution which relates to the fourth quarter 2002 distribution period, the earliest accrued but unpaid quarterly distribution on our Series B Shares. There can be no assurances as to the timing and amounts of any future distributions on our Series B Shares and the payment of the fourth quarter 2002 preferred distribution at this time should not be construed to convey any degree of certainty with respect to future preferred distribution payments. Our management and board of trustees review our cash position and requirements for cash reserves each quarter prior to making any decision with respect to paying distributions. We currently do not anticipate declaring or paying distributions on our common shares/units for 2004. Distributions on our common shares may not be made until all accrued distributions on our Series B Shares are declared and paid or set apart for payment. Future distributions will depend on the actual cash available for distribution, our financial condition, capital requirements, the completion of any capital transactions, including refinancing and asset sales, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as our board of trustees deems relevant. Based upon our current tax projections, we do not anticipate an obligation to make distributions related to 2004 to comply with the annual REIT distribution requirements.

        We can give no assurances that if any capital transactions are completed on terms favorable to us or otherwise pursuant to our pursuit of strategic alternatives, distributions on our common shares and common units will be resumed either during 2004 or thereafter, or that we will be able to pay future distributions on our Series B Shares. After payment of the fourth quarter 2002 Series B Share distribution on April 30, 2004 we are in arrears for five quarters of Series B Shares' distributions for a total of $11.3 million.

        Our anticipated cash flows from operations are not expected to be sufficient to fund our anticipated short-term capital needs. During 2004, we anticipate the need to fund significant capital expenditures to retenant space that has been previously vacated or is anticipated to be vacated during the year or renew existing tenants' leases. In order to fund these and our other short-term and long-term capital needs, we expect to utilize available funds from cash on hand, cash generated from our operations, existing escrows with lenders and capital transactions, which may include asset sales, debt or equity financings and modifications or extensions of existing loans. There can be no assurances that any capital transactions will occur or, if they do occur, that they will yield adequate proceeds to fund our long-term capital needs.

        The financial covenants contained in many of our loan agreements and guarantee agreements with our lenders include minimum ratios for debt service coverage and liabilities as a percentage of total assets, as well as minimum net worth levels, limits as to recourse indebtedness and numerous other financial covenants. In some past quarters, we have failed to meet certain of these covenants and after negotiations with our lenders (and in certain instances, after agreeing to post additional cash collateral, provide other security and/or otherwise modify the terms of the relevant loans) we have obtained the necessary loan modifications and/or waivers. We did not comply with one of these ratios with respect to the letter of credit facility supporting our industrial revenues bonds for the quarter ended March 31, 2004. We have obtained waivers of these requirements for this period. Compliance with these covenants for the remainder of 2004 is highly dependent on our financial results (including but not limited to a failure of one or more of our significant tenants to pay rent when due) and could be impacted by future capital events such as asset sales, debt refinancings and new debt or equity transactions. There can be no assurances that our financial results will be sufficient to enable us to meet these covenants in the future and, if we do not meet a covenant, whether appropriate loan modifications or waivers can be obtained.

        Prior to the closing of the sale of our 33 West Monroe Street property, we provided substitute collateral to the lender which held the existing mezzanine loan relating to the property. The substitute collateral consisted of a pledge of ownership interests in the entity owning our 180 North LaSalle Street property. In connection with the pledge, we agreed to maintain unrestricted cash balances and line of credit availability at the end of each calendar quarter equal to the outstanding principal amount of the mezzanine loan ($11.6 million at March 31, 2004).

        At March 31, 2004, we had $29.1 million of outstanding debt maturing in 2004, consisting of $5.6 million maturing in May 2004 secured by our 1455 Sequoia Drive property and two loans totaling $23.5 million maturing in November 2004 secured by our 180 North LaSalle Street, 208 South LaSalle Street and Jorie Plaza properties. We are in discussions with two existing lenders with respect to extensions or refinancing of the remaining maturing indebtedness. If the necessary extensions or refinancings are not consummated with the existing lenders, we may have discussions with other lending sources. If this indebtedness is not extended, or repaid, the lenders' default remedies may hinder our ability to meet financial loan covenants and could result in cross-defaults under certain of our other loans. There can be no assurances as to our ability to obtain funds necessary for the refinancing of these maturing debts.

        Given our current level of debt, limited availability of unencumbered collateral and our current financing arrangements, we may not be able to obtain additional debt financing at interest rates that are below the rates of return on our properties. In addition, any equity capital we might raise may be dilutive to our current common shareholders.

        The following tables disclose our contractual obligations and commercial commitments as of December 31, 2003:



                                                          Payments Due by Period
                                                          (dollars in thousands)
                                               ---------------------------------------------
                                                Less than     1-3        3-5     More than
     Contractual Obligations (A)       Total     1 Year      Years      Years     5 Years
  ------------------------------------------------------------------------------------------

  Mortgages and notes payable (B)    $  547,920 $ 94,037  $ 266,714  $  49,186  $ 137,983
  Bonds payable (C)                      24,900        -          -     24,900          -
  Capital lease obligations                 294      294          -          -          -
  Operating lease obligations            10,643    2,604      3,902      2,350      1,787
  Tenant improvement allowances (D)      10,973   10,973          -          -          -
  Liabilities for leases assumed and
    lease reimbursement obligations (E)  87,226   12,946     22,732     18,096     33,452
  Loan exit fees                          1,069    1,069          -          -          -
                                    --------------------------------------------------------
  Total contractual cash
     obligations                     $  683,025 $121,923  $ 293,348  $  94,532  $ 173,222
                                    ========================================================




(A) We anticipate funding these obligations from operations, escrowed funds and the proceeds of equity, debt or asset sale(s) transaction(s) as discussed in "Liquidity and Capital Resources".

(B) See Note 4 - Mortgage and Notes Payable, Bonds Payable and Construction Financing to our Consolidated Financial Statements (Audited) for further detail on interest rates and other terms.

(C) The scheduled maturity date for our tax-exempt bonds is 2022. The earlier payment due shown here reflects the 2007 scheduled expiration of letters of credit which credit enhance the bonds which, if not extended or replaced, would accelerate the maturity of the bonds.

(D) We have escrows of $4.4 million that may be utilized to fund these obligations.

(E) These obligations would be offset by any receipts from subleasing of the related space. We currently have executed subleases that we estimate will provide subleasing receipts of $67.7 million consisting of base rent and the pro-rata share of operating expenses and real estate taxes. In addition, we have escrowed reserves totaling $12.7 million to fund a portion of this contractual amount.





                                                          Amount of Commitment
                                                         Expiration Per Period
                                                         (dollars in thousands)
                                             ------------ ---------- ---------- ------------
            Other                 Total         Less                               More
         Commercial              Amounts        Than         1-3        3-5        Than
         Commitments            Committed      1 Year       Years      Years      5 Years
------------------------------ ------------- ------------ ---------- ---------- ------------

Standby letters of credit       $  28,741     $   3,500   $       -   $ 25,241  $      -

Guarantees (A)                      5,406           600       1,200      1,200     2,406
Unconsolidated joint ventures (B) 160,035         2,785       7,366     12,363   137,521
Tax indemnifications (C)           70,462           (C)         (C)        (C)       (C)
Series B preferred shares (D)         (D)        20,250      18,000     18,000       (D)
                                ------------- ----------- ---------- --------- ------------
Total commercial commitments    $ 264,644      $ 27,135   $  26,566  $  56,804  $139,927
                                ============= =========== ========== ========= ============




(A) This represents a guarantee for $5.4 million as of December 31, 2003 to ensure certain tenant improvement and leasing commission payments are made with respect to the joint venture that owns the office building located at 77 West Wacker Drive.

(B) We have a 50% common interest in an unconsolidated real estate joint venture that owns an office building located at 77 West Wacker Drive. The amount shown includes 50% of the balance of the $166.0 million mortgage note payable secured by the property. On November 10, 1999, the joint venture entered into an interest rate collar agreement for the period from October 1, 2002 through September 30, 2004 with a financial institution for an original notional amount of $157.5 million. The interest rate ceiling under the agreement is based on a LIBOR index rate of 7.75% and the interest floor is based on a LIBOR index rate of 6.10%. The joint venture would need to make cash escrow deposits to the extent that the liability that results from changes in the instrument's market value exceeds $20.0 million. Our joint venture partner is the guarantor to the counterparty related to this collar agreement. If our joint venture partner, as guarantor, were required to pay the counterparty under the terms of the interest rate collar agreement, we have agreed to reimburse our joint venture partner our fifty percent share of any amount paid.

        We also have a 30% subordinated interest in a real estate joint venture, which we account for using the equity method, which owns the Bank One Center office property. While we are not a guarantor or responsible party, the joint venture has a $247.5 million mortgage loan secured by the property. The amount shown includes 30% of the balance of the mortgage loan.

        In addition, we have a 23.1% interest in a real estate venture, which we account for using the equity method, which owns an office property in Phoenix, Arizona. While we are not a guarantor or responsible party, the venture has a $22.0 million loan secured by the property. We have not included any amounts related to this loan in this table.

(C) We estimate our maximum possible exposure on tax indemnifications to be $70.5 million as if all remaining indemnity properties had been sold as of December 31, 2003. The amount of certain indemnities decreases by 10% each calendar year with the first decrease beginning in the calendar year following the period ending December 31, 1998. See "- Tax Indemnity Agreements" and "Certain Relationships and Related Transactions - Tax Indemnification Agreements" for further discussion of these indemnities.

(D) Dividends are cumulative and payable at a 9.0% annual rate each quarter that the Series B Shares remain outstanding. The Series B Shares rank senior to the common shares as to the payment of dividends. The Series B Shares may be redeemed at our option at a redemption price of $25.00 per share plus accrued and unpaid distributions. The redemption price is payable solely out of the proceeds from our sale of other capital shares of beneficial interest.

        Tenant Concentration.  The following represents our five largest tenants
in  2003  based  on  gross  revenue   (excluding   termination  fee  income  and
discontinued operations) recognized during 2003 (in thousands of dollars):


                                          Gross Tenant     % Of Total
                        Tenant              Revenue      Company Revenue
               ----------------------------------------------------------
               Jenner & Block             $  13,381            6.8%
               IBM Corporation                8,663            4.4
               ST Holdings, Inc.              6,367            3.2
               Accenture                      5,582            2.8
               ABN AMRO                       5,512            2.8
                                        ---------------------------------
                                          $  39,505           20.0%
                                        =================================


        If one or more of the tenants listed above were to experience financial difficulties and cease paying rent, our cash flow and earnings would likely be negatively impacted in the near term. The extent and length of this would be impacted by several factors, including:

o       the nature of the financial difficulties;

o       our ability to obtain control of the space for releasing;

o       market conditions;

o the length of time it would require for us to release the tenant's space; and

o       whether the tenant's rent was above or below market.

        Property Sales. On June 18, 2003, we sold our National City Center property, a 767,181 square foot office building in Cleveland, Ohio, to an affiliate of National City Corporation. The gross contract price for the sale, including a lease termination fee from an affiliate of the purchaser, was $80.0 million.

        We received net proceeds of $15.7 million, which includes the return of real estate tax and capital escrows of $2.5 million, and is net of transaction costs, adjustments for prorations, repayment of the property's first mortgage debt of $63.7 million and payment of a loan exit fee of $1.0 million. We used $8.1 million of the net proceeds to pay down a portion of our mezzanine debt with Fleet National Bank which was secured by the property. We used the remaining $7.6 million, plus $0.2 million of additional funds, to pay down one of the SCPG loans (including accrued interest of $1.7 million and an extension fee of $0.2 million) and extended the maturity dates of both the SCPG loans until January 12, 2004.

        On October 8, 2003, we closed on a transaction admitting a new 70% joint venture partner to our former subsidiary that owns the Bank One Center office building. At the closing, our partner made a cash contribution to the joint venture of $106.4 million (which includes $1.4 million retained by the joint venture as working capital) in exchange for 70% of the membership interests in the joint venture. Under the terms of the contribution agreement, an additional capital contribution in the amount of $9.8 million is to be made by our partner and distributed to us when the joint venture leases an additional 40,000 square feet of space in the property. Upon closing, the joint venture, in turn, distributed $105.0 million to us.

        After closing prorations and funding certain required closing escrows and costs, we received approximately $323.0 million in net proceeds from the transaction, of which $293.2 million was used to retire outstanding construction and mezzanine indebtedness secured by the property of $169.8 million and $80.7 million, respectively, $42.7 million of which we used to repay in full our outstanding indebtedness to SCPG, including accrued interest, and the remainder of which we have retained for working capital.

        On April 16, 2004, we sold our 33 West Monroe Street property for a gross sales price of $69.6 million (i) less a credit for $19.4 million, representing the sum of a portion of the amount in our leasing reserve escrow account related to the property and a credit for certain prepaid rent, and (ii) plus or minus other customary prorations.

        Concurrent with the sale of the property, we used a portion of the proceeds of the sale and approximately $20.0 million of our leasing escrow held by the existing lender to repay the existing first mortgage debt having an outstanding principal balance of $59.3 million, plus accrued interest of $0.1 million. After closing prorations and costs and this repayment we received approximately $8.8 million from the sale. During the fourth quarter of 2003, we recorded an asset impairment of $43.4 million related to this property. After reflecting this impairment, our sale of this property occurred at its approximate book value.

        Prior to the closing of the sale, we provided substitute collateral to the lender which held the existing mezzanine loan related to the 33 West Monroe Street property. The substitute collateral consisted of a pledge of ownership interests in the entity owning our 180 North LaSalle Street property. In connection with the pledge, we funded an escrow of $750,000 to the first mortgage lender at 180 North LaSalle Street as additional collateral to secure any costs it may incur in the future relating to the mezzanine loan. The escrow will be released in the future in the event the mezzanine loan is either repaid in full or its term is extended beyond November 15, 2009.

        Preferred Shares. Our board of trustees suspended the payment of dividends in 2002 in anticipation of our need for liquidity for dealing with our maturing indebtedness, our capital needs for property level expenditures in retenanting our vacant office and industrial space and capital needs for the completion of the Bank One Center development project. In March 2004, our board of trustees declared one quarterly distribution of $0.5625 per share on our Series B Shares for shareholders of record on March 31, 2004, payable on April 30, 2004. Under our declaration of trust, this distribution is deemed to be a quarterly distribution which relates to the fourth quarter 2002 distribution period, the earliest accrued but unpaid quarterly distribution on our Series B Shares. There can be no assurances as to the timing and amounts of any future distributions on our Series B Shares and the payment of the fourth quarter 2002 preferred distribution at this time should not be construed to convey any degree of certainty with respect to future preferred distribution payments. After payment of the fourth quarter 2002 Series B Share distribution on April 30, 2004 we are in arrears for five quarters on the Series B Shares. The holders of our Series B Shares have the right to elect two additional members to our board of trustees if six consecutive quarterly distributions on the Series B Shares are outstanding. The term of any trustees elected by the holders of the Series B Shares will expire whenever the total dividend arrearage on the Series B Shares has been paid and current dividends declared and set apart for payment.

        Under the terms of a mezzanine note payable collateralized by our 180 North Lasalle Street property and a $11.9 million mezzanine note payable collateralized by three of our other properties, we are required to limit the amount of distributions that can be paid on our preferred and common shares and units to a maximum of 90% of funds from operations (as defined in the relevant loan documents) for each calendar year. For purposes of this limitation distributions on Series B Shares are assumed to have occurred whether or not they are actually paid. In March 2004, this provision was modified such that provisions for asset impairment and writeoffs of deferred financing fees (other than due to regular amortization) are excluded from the computation of funds from operations beginning with the quarter ended December 31, 2003.

        Tax Indemnity Agreements. In connection with the contribution of certain properties during our initial public offering, we entered into tax indemnification agreements with certain principals affiliated with Mr. Edward S. Hadesman, a former executive officer, and certain principals affiliated with Mr. Stephen J. Nardi, the Chairman of our board of trustees. The terms of these agreements are discussed in Note 14 - Commitments and Contingencies to our Consolidated Financial Statements (Audited).

        In addition, on December 12, 1997, we purchased and amended the mortgage note encumbering the property known as Continental Towers located in Rolling Meadows, Illinois. As part of this transaction, we agreed to indemnify the two limited partners of the limited partnership which owns the property for, among other things, the federal and applicable state income tax liabilities that result from the income or gain which they recognize upon refinancing, sale, foreclosure or other action taken by us with respect to the property or the mortgage note.

        As discussed above, sales of properties which result in taxable income to parties covered by tax indemnification agreements would create an indemnity obligation on our part to the indemnified party. In order to mitigate this obligation, we may enter into tax deferred exchange transactions, which would defer the tax sale and related indemnity obligation. Proceeds available to us from sales of properties covered by tax indemnification agreements would be reduced by the amount necessary to fund any indemnity payment or to purchase properties to satisfy tax deferred exchange transactions.

        Indebtedness. Our aggregate indebtedness was $578.4 million at March 31, 2004. This indebtedness had a weighted average maturity of 2.48 years and bore interest at a weighted average interest rate of 5.79% per annum. At March 31, 2004, $266.2 million, or 46.0%, bore interest at a fixed rate, and $312.2 million, or 54.0% of such indebtedness, including $24.9 million of tax-exempt bonds, bore interest at variable rates. Of the $312.2 million of variable rate debt, $277.8 million was subject to various interest rate cap agreements.

        Interest Rate Protection Agreements. We have entered into the following interest rate cap agreements:



                                        Notional
                                         Amount
                                         as of      Capped
                                        March 31,   LIBOR  Effective Expiration
       Loan Associated with              2004       Rate     Date        Date
------------------------------------ ------------ -------- ---------- ----------
33 West Monroe Street
  First Mortgage Loan (1)           $ 67,000,000    6.50%    1/31/03   10/31/04
Jorie Plaza & 208 South LaSalle
  Street Mezzanine Loan (2)           11,900,000    7.50     7/01/03   11/15/04
180 North LaSalle Street
  Mezzanine Loan                      11,600,000    4.50    11/15/03   11/15/04
IBM Plaza
  First Mortgage/Mezzanine Loans     195,000,000    6.60     2/21/03    3/15/06



        (1) The original notional amount of this interest rate cap was $67.0 million. On May 27, 2003, $7.0 million of the loan hedged by this derivative was repaid and a notional amount of $7.0 million of the interest rate cap was de-designated as a cash flow hedge and will be marked-to-market through earnings each period. The impact of the change in value for the three months ended March 31, 2004 and in 2003 was nominal. On April 16, 2004, simultaneous with the sale of the 33 West Monroe Street property, the remaining principal balance of this loan was repaid and the remainder of the interest rate cap was de-designated as a cash flow hedge and will be marked-to-market through earnings each period thereafter.

        (2) In June 2003, this agreement was extended to November 15, 2004 and the notional amount was reduced to $11.9 million as $8.1 million of the underlying loan hedged by this derivative instrument and secured by the National City Center property was repaid upon sale of the property.

        No amounts were received under the terms of any of the interest rate protection agreements during the first quarter of 2004 or in 2003.

        Debt  Repayments.  In January  2004 we  refinanced  our  maturing  $60.0 million loan secured by our 180 North LaSalle Street office property, with a $67.0 million first mortgage loan secured by the property. Scheduled principal payments were made on our other loans totaling $1.4 million bringing the total debt repaid for the three months ended March 31, 2004 to $61.4 million.

        Capital Improvements. Our properties require periodic investments of capital for tenant-related capital improvements. During years ended December 31, 2003 and 2002, our tenant improvements and leasing commissions averaged $37.75 and $26.94, respectively, per square foot of newly-leased office space totaling 427,756 and 70,969 square feet, respectively, $16.85 and $13.18, respectively, per square foot of office leases renewed by existing tenants, totaling 303,965 and 277,248 square feet, respectively, and $1.78 and $0.00, respectively, per square foot of newly-leased industrial space totaling 215,267 and 154,275 square feet, respectively. Our total cost of general capital improvements to our properties historically averages $5.0 million annually based upon an estimate of $0.41 per square foot. For the three months ended March 31, 2004, we incurred $1.1 million of capital improvements expenditures, and we are budgeting over $3.4 million of capital expenditures for the remainder of 2004.

Off-Balance Sheet Arrangements

        As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, often referred to as structured finance or special purpose entities ("SPEs"), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of March 31, 2004, we are not involved in any unconsolidated SPE transactions.






Historical Cash Flows

                                                 Three months ended March 31
                                    --------------------------------------------
                                      2004      2003       Change     % Change
                                    --------------------------------------------
                                                   (dollars in thousands)


Operating Activities
  Net (loss) income                $ (5,000) $ 14,871    $ (19,871)    (133.6)%
  Amortization  of discount
     on notes payable                     -       158         (158)     100.0)
  Amortization  of costs for
     leases assumed                      72       320         (248)     (77.5)
  Net equity in loss (income) of
    unconsolidated investments        3,288      (303)        3,591   1,185.1
  Depreciation and amortization       7,519    11,659        (4,140)    (35.5)
  Loss on sales of real estate           20         -            20         -
  Minority interests                   (879)    8,832        (9,711)    110.0)
  Changes in operating assets
    and liabilities                  (8,039)  (15,859)        7,820      49.3
                                  ----------------------------------------------
Net cash (used in) provided by
  operating activities            $  (3,019)$  19,678    $  (22,697)   (115.3)%
                                  ==============================================

Investing Activities
  Expenditures for real estate
    and equipment                 $  (6,711)$ (27,912)   $   21,201      76.0%
  Leasing costs                      (1,826)   (4,570)        2,744      60.0
  Restricted cash escrows             5,875   (22,866)       28,741     125.7
  Proceeds from note receivable           -     1,000        (1,000)   (100.0)
  Distributions from
    unconsolidated entities             219     2,219        (2,000)    (90.1)
                                  ----------------------------------------------
Net cash used in investing
activities                        $  (2,443)$ (52,129)   $   49,686      95.3%
                                  ==============================================

Financing Activities
  Financing costs                 $       - $  (2,786)   $    2,786     100.0%
  Proceeds from mortgages and
    notes payable                    67,000   195,000      (128,000)    (65.6)
  Repayment of mortgages and
    notes payable                   (61,414) (189,866)      128,452      67.7
  Proceeds from construction
    financing                             -    82,239       (82,239)   (100.0)
  Repayment of construction
    financing                             -   (60,280)       60,280     100.0
                                  ----------------------------------------------
Net cash provided by financing
  activities                      $   5,586 $  23,767    $  (18,181)    (76.5)%
                                  ==============================================






        Operating Activities. The $22.7 million decrease in net cash provided by operating activities from 2003 was primarily due to:

o a $33.6 million lease termination fee received from Arthur Andersen LLP in 2003;

o $3.7 million of income received in 2003 related to Bank One Center as a result of the sale of a 70% joint venture interest in October 2003. This property is no longer consolidated;

o $2.5 million of income received in 2003 related to our National City Center property which was sold in June 2003;

o $2.4 million due to the timing of payments of operating expenses as compared to 2003;

o a $0.8 million of income for construction management associated with a build-to-suit performed by our Services Company in 2003;

o a $0.7 million loss of income in 2004 as compared to 2003 resulting from the termination of Arthur Andersen LLP's lease at our 33 West Monroe Street office property; and

o       an increase in real estate taxes of $0.6 million as compared to 2003.

        This decrease was partially offset by:

o a $14.5 million payment of accrued interest associated with the refinancing of the mezzanine loan for our Bank One Center property in 2003;

o a $3.3 million payment of accrued interest associated with refinancing of the senior mortgage and mezzanine loans for our IBM Plaza property in 2003;

o a $2.5 million reduction of interest expense payments due to the retirement of the mezzanine loan for our Bank One Center property;

o a $1.8 million reduction of interest expense payments due to the retirement of our indebtedness with SCPG; and

o the receipt by our Services Company of lease commissions totaling $0.7 million in 2004.


        Investing Activities. The $49.7 million increase in net cash provided by investing activities from 2003 was primarily due to:

o a $33.6 million deposit to restricted cash escrows required by the lender in connection with the February 2003 receipt of lease termination fees from Arthur Andersen LLP lease terminations;

o a $9.2 million payment to purchase all of our former joint venture partner's interest in the entity that owned Bank One Center in March 2003;

o a $7.4 million release of escrowed funds in payment of real estate taxes in 2004;

o payments of $6.2 million, $1.4 million and $1.3 million for tenant improvements associated with our Bank One Center, IBM Plaza and Continental Towers properties, respectively, in 2003;

o a $7.0 million contribution to the escrow associated with the Citadel reimbursement obligation as a result of the refinancing of the mezzanine loan for our Bank One Center property in 2003;

o payments of $1.1 million for leasing commissions primarily associated with our Bank One Center property in 2003;

o a $1.0 million receipt from our former joint venture partner in the entity that owned Bank One Center in March 2003 in payment of a loan previously made to them by us; and

o payments of $0.7 million from the escrow associated with the Citadel reimbursement obligation in 2004.

        This increase was partially offset by:

o a $5.5 million decrease in the construction escrow associated with our Bank One Center property in 2003;

o payments of $3.4 million, $1.5 million and $0.5 million for tenant improvements associated with our Continental Towers, 33 West Monroe Street and 180 North LaSalle Street properties, respectively, in 2004;

o a $3.2 million decrease in escrowed funds in conjunction with the refinancing of the mezzanine loan for our Bank One Center property in 2003;

o a $2.3 million release of escrowed funds in payment of real estate taxes in 2003;

o a $2.0 million distribution from the 77 West Wacker Drive joint venture in 2003;

o a $1.5 million increase in escrowed funds in conjunction with the refinancing of the mortgage loan for our 180 North LaSalle Street property in 2004; and

o payments of $0.5 million for leasing commissions associated with several of our properties in 2004.

        Financing Activities. The $18.2 million decrease in net cash provided by financing activities from 2003 was primarily due to:

o net proceeds of $17.9 million from the refinancing of the senior mortgage and mezzanine loans for our IBM Plaza property in 2003;

o net proceeds of $14.2 million from the refinancing of the mezzanine loan for our Bank One Center property in 2003; and

o proceeds of $7.2 million from construction financing associated with our Bank One Center property in 2003.

        This decrease was partially offset by:

o principal payments of $11.4 million in 2003 on our indebtedness with SCPG;

o proceeds of $7.0 million from the refinancing of the mortgage loan for our 180 North LaSalle Street property in 2004; and

o $2.8 million of financing costs paid in 2003 primarily associated with the refinancing of the mortgage and mezzanine loans for our IBM Plaza property.



                                                   Year ended December 31
                                    ------------------------------------------------------
                                                                Increase/
                                        2003         2002       (Decrease)    % Change
                                    ------------------------------------------------------
                                                   (dollars in thousands)

Operating Activities
  Net loss                         $ (36,217)  $  (30,621)  $  (5,596)        (18.3)%
  Amortization of discount on
    notes payable                        343          290          53           18.3
  Amortization of costs for leases
    assumed                            2,968          836       2,132          255.0
  Net equity in loss (income) of
    unconsolidated investments         2,249         (810)      3,059          377.7
  Depreciation and amortization       41,453       39,295       2,158            5.5
  Provision for asset impairment      45,353       64,525     (19,172)         (29.7)
  (Gain) loss on sales of real
    estate                              (496)       4,814      (5,310)        (110.3)
  Minority interests                     (23)     (31,373)     31,350           99.9
  Changes in operating assets
    and liabilities                  (26,344)      (4,636)    (21,708)        (468.2)
                                   ------------------------------------------------------
Net cash provided by operating
  activities                       $   29,286   $   42,320  $ (13,034)         (30.8)%
                                   ======================================================
Investing Activities
  Expenditures for real estate
    and equipment                  $  (76,883)  $ (124,054) $  47,171           38.0%
  Proceeds from sales of real
    estate                            430,254       26,596    403,658        1,517.7
  Leasing costs                       (20,201)     (13,770)    (6,431)         (46.7)
  (Increase) decrease in
    restricted cash escrows           (13,483)      13,187    (26,670)        (202.2)
  Proceeds from joint ventures              -       22,969    (22,969)        (100.0)
  Net distributions from
    (contributions to)
    unconsolidated entities             4,634         (879)     5,513          627.2
                                   ------------------------------------------------------
Net cash provided by (used in)
  investing activities             $  324,321   $  (75,951) $ 400,272          527.0%
                                   ======================================================
Financing Activities
  Financing costs                  $   (4,838)  $   (2,950) $  (1,888)         (64.0)%
  Proceeds from mortgages and
    notes payable                     195,000       20,448    174,552          853.6
  Repayment of mortgages and notes
    payable                          (318,763)     (35,310)  (283,453)        (802.8)
  Repayment of bonds payable                -      (27,150)    27,150          100.0
  Proceeds from construction
    financing                          97,155      102,561     (5,406)          (5.3)
  Repayment of construction
    financing                        (305,353)           -   (305,353)             -
  Series A preferred share
    repurchases                             -       (5,000)     5,000          100.0
  Dividends paid to series B
    preferred shareholders                  -       (9,000)     9,000          100.0
  Dividends paid to series A
    preferred  shareholder                  -         (750)       750          100.0
                                   ------------------------------------------------------
Net cash (used in) provided by
  financing activities             $ (336,799)  $   42,849  $ (379,648)       (886.0)%
                                   ======================================================


     Operating Activities. Operating activities provided $29.3 million of cash flow in 2003 as compared to $42.3 million in 2002, a decrease of $13.0 million. This decrease was primarily due to:

o the payment of accrued interest in 2003 of $20.0 million principally associated with the sale and/or refinancing of several of our assets;

o a $15.2 million loss of income in 2003 related to the sale of our National City Center office property in June 2003 and the sale of various other properties in 2002 (See Note 15 - Property Acquisitions, Placed in Service and Dispositions to our Consolidated Financial
        Statements  (Audited) for a listing of the  properties we sold in 2002);
        and

o a $12.0 million loss of income in 2003 as compared to 2002 resulting from the termination of Arthur Andersen LLP's lease at our 33 West Monroe Street office property; offset by

o       a $33.5  million  lease  termination  fee  received  in 2003 from Arthur
        Andersen LLP.

        Investing Activities. During 2003, investing activities provided $324.3 million of cash, as compared to utilizing $76.0 million in 2002. The 2003 investing activities consisted primarily of:

o $323.0 million of proceeds from the admittance of our Bank One Center joint venture partner in October 2003;

o $79.2 million of proceeds from the sale of our National City Center office property in June 2003; and

o a $4.4 million distribution from the 77 West Wacker Drive joint venture; offset by

o $76.9 million of expenditures for real estate and equipment primarily related to construction costs for our Bank One Center office property;

o $20.2 million of leasing costs principally related to the payment of liabilities for leases assumed associated with the Citadel reimbursement obligation of $7.7 million and leasing commissions associated with leasing activity at our properties; and

o a net increase in our deposits to restricted cash escrow accounts principally consisting of a $33.5 million deposit required by our lender in connection with the February 2003 Arthur Andersen LLP lease terminations, net of a partial release of these funds during 2003 for a $7.0 million debt reduction payment and $8.1 million to fund operating deficits at our 33 West Monroe Street property, and the release of $5.0 million of previously restricted escrows on sold properties.

        The 2002 investing activities consisted primarily of:

o $124.1 million of expenditures for real estate and equipment primarily related to construction costs for our Bank One Center office property; and

o $13.8 million of leasing costs paid primarily related to our Bank One Center office property; offset by

o a $22.9 million payment received from our joint venture partner for the assignment of our interest in a joint venture relating to a parcel of developable land located in Chicago, Illinois;

o $16.1 million of proceeds from the sale of suburban office properties in June 2002;

o       $9.9  million of proceeds  from the sale of two land parcels in February
        2002; and

o a $13.2 million decrease in restricted cash escrows primarily related to the use of escrows in our purchase of a portion of industrial bonds for $23.3 million and the retirement of $3.9 million in bonds as a result of the sale of our Tennessee property, net of an additional $7.7 million funding into an escrow associated with the construction of the Bank One Center office property and a $6.2 million increase to the escrows related to the Citadel reimbursement obligation.

        Financing Activities. During 2003, financing activities utilized $336.8 million of cash, as compared to proceeds in 2002 of $42.8 million. The 2003 financing activities consisted primarily of:

o a repayment of mortgage and notes payable of $318.8 million consisting of:

        - $72.9 million of first mortgage and mezzanine financing secured by National City Center with the proceeds from the sale of the property;

        - $177.1 million of first mortgage and mezzanine financing secured by our IBM Plaza property with $195.0 million of new financing; and

        - $64.3 million of payments reduced the principal balance of several loans (See Note 4 - Mortgages and Notes Payable, Bonds Payable and Construction Financing to our Consolidated Financial Statements (Audited) for a further discussion of these transactions);

        -       $4.5 million of principal amortization payments; and

o a repayment of construction financing of $305.4 million (which includes 2003 construction draws of $22.2 million) consisting primarily of:

        - a $61.7 million mezzanine loan (which includes $0.9 million of additional interest added to the loan), plus accrued interest, with the proceeds of a new $75.0 million mezzanine loan; and

        - $169.5 million of construction financing secured by Bank One Center and the $75.0 million of mezzanine financing discussed above and refinancing proceeds from our sale of an interest in Bank One Center.

        No distributions were paid on the Series B Shares or common shares in 2003.

        The 2002 financing activities consisted primarily of:

o an additional $102.6 million of construction financing associated with the development of Bank One Center; and

o       new indebtedness of $20.0 million from SCPG; offset by

o       a repayment of two notes payable in the amount of $24.5 million;

o       $10.5 million of principal amortization payments;

o a purchase of $27.2 million of industrial development revenue bonds utilizing the escrows previously securing letters of credit related to the bonds;

o a payment of $0.8 million of dividends to the holders of our Series A Cumulative Convertible Preferred Shares ("Series A Shares") and the subsequent $5.0 million repurchase by our operating partnership of a portion of our Series A Shares; and

o a payment of $9.0 million of dividends to the holders of our Series B Shares, which were subsequently suspended beginning in the fourth quarter of 2002.



                                                    Year ended December 31
                                      ------------------------------------------------------
                                                              Increase/       %
                                        2002         2001    (Decrease)    Change
                                      ------------------------------------------------------
                                                   (dollars in thousands)



Operating Activities
  Net loss                            $(30,621)  $ (4,498)  $ (26,123)     (580.8)%
  Amortization of discount
    on notes payable                       290          -         290       100.0
  Amortization of costs for
    leases assumed                         836         767         69         9.0
  Net equity in income of
    unconsolidated investments            (810)     (1,770)       960        54.2
  Depreciation and amortization         39,295      42,047     (2,752)       (6.5)
  Unrealized loss on derivatives             -         230       (230)     (100.0)
  Provision for asset impairment        64,525      21,837     42,688       195.5
  Loss (gain) on sales of real
    estate                               4,814        (292)     5,106     1,748.6
  Minority interests                   (31,373)     (9,461)   (21,912)     (231.6)
  Cumulative effect of change
    in accounting principle                  -         539       (539)     (100.0)
  Changes in operating assets
    and liabilities                     (4,636)      3,411     (8,047)     (235.9)
                                    ---------------------------------------------------
Net cash provided by operating
  activities                        $   42,320   $  52,810  $ (10,490)      (19.9)%
                                    ====================================================
Investing Activities
  Expenditures for real estate
    and equipment                   $ (124,054)  $(146,423) $  22,369        15.3%
  Proceeds from sales of real
    estate                              26,596      25,413      1,183         4.7
  Leasing costs                        (13,770)     (9,239)    (4,531)      (49.0)
  Decrease (increase) in
    restricted cash escrows             13,187     (14,496)    27,683       191.0
  Proceeds from joint ventures          22,969           -     22,969       100.0
  Net (contributions to)
    distributions from
    unconsolidated entities               (879)          1       (880)     (100.0)
                                   -------------------------------------------------
Net cash used in investing
  activities                        $  (75,951)  $(144,744) $   68,793       47.5%
                                    =================================================

Financing Activities
  Financing costs                   $   (2,950)  $  (4,714) $    1,764       37.4%
  Proceeds from mortgages and
    notes payable                       20,448     136,237    (115,789)     (85.0)
  Repayment of mortgages and notes
    payable                            (35,310)   (115,909)     80,599       69.5
  Repayment of bonds payable           (27,150)          -     (27,150)    (100.0)
  Proceeds from construction
    financing                          102,561     105,637      (3,076)      (2.9)
  Series A preferred share and
    common share repurchases and
    proceeds from exercise of
    stock options                       (5,000)       (456)     (4,544)    (996.5)
  Distributions to minority
    interest - operating
    partnership                              -     (14,485)     14,485      100.0
  Dividends paid to series B
    preferred shareholders              (9,000)     (9,000)          -          -
  Dividends paid to series A
    preferred  shareholder                (750)     (3,000)      2,250       75.0
  Dividends paid to common
    shareholders                             -     (21,062)     21,062      100.0
                                    ---------------------------------------------------
Net cash provided by financing
  activities                        $   42,849  $   73,248 $   (30,399)     (41.5)%
                                    ===================================================


        Operating Activities. The net decrease in operating assets and liabilities is primarily due to a decrease of $9.2 million in accounts payable, offset by an increase in accrued interest payable primarily due to new indebtedness with SCPG in the amount of $2.6 million.

        In 2002, we recorded severance costs of $2.5 million resulting from the resignations of Mr. Michael W. Reschke and Mr. Richard S. Curto and the reduction of corporate management and support staff. For 2002 as compared to 2001, we incurred fewer expenses in connection with our continuing review of strategic alternatives.

        Investing Activities. During 2001 we executed 1,252,971 square feet of leases compared to 658,886 square feet in 2002. The decrease in leasing activity was a result of general economic conditions and the sale of certain suburban office properties. This resulted in a decline in expenditures for tenant and building improvements of $11.5 million in 2002 as compared to 2001. Expenditures for projects under development also decreased $8.5 million relating primarily to our Aurora land development (decrease of $1.5 million) and our Bank One Center development due to its substantial completion as of November 1, 2002 (decrease of $6.1 million).

        Leasing costs increased by $1.3 million due to leases with two major tenants at our Continental Towers property and $3.2 million of leasing costs for Bank One Center.

        The increase in proceeds from joint ventures is due to the assignment of our interest in a joint venture relating to certain property located at the northeast corner of Wacker Drive and Monroe Street in Chicago, Illinois, to our joint venture partner for $22.9 million.

        Financing Activities. Proceeds from mortgages and notes payable decreased in 2002 primarily due to reduced refinancing activity. During 2002, we also incurred new indebtedness of $20.0 million from SCPG, retired two notes payable in the amount of $24.5 million and made principal payments in the amount of $10.5 million,

        Proceeds from construction financing decreased $3.0 million due to substantial completion of Bank One Center as of November 1, 2002.

        The utilized restricted escrows in 2002 as the principal source of funding for our purchase of industrial revenue bonds for $23.3 million. Additionally, we retired $3.9 million in bonds as a result of the sale of our Tennessee property.

        The decrease in distributions to minority interest--operating partnership of $14.5 million and dividends paid to common shareholders of $21.0 million was due to the suspension of quarterly dividends/distributions on our common shares and units.

Funds From Operations

        Industry analysts generally consider "Funds from Operations", as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), an alternative measure of performance of an equity REIT. We believe that in order to facilitate a clear understanding of our combined historical operating results, Funds from Operations should be examined in conjunction with net income
(loss) as presented in the financial statements included elsewhere in this prospectus.



                                                Year ended December 31, 2003
                                  ----------------------------------------------------------
                                                Fourth      Third      Second      First
                                     Total     Quarter     Quarter    Quarter     Quarter
                                  ----------------------------------------------------------
                                                   (dollars in thousands)


Net (loss) income...............  $  (36,217)$  (47,331) $   (3,876)$     119   $   14,871
Adjustments to reconcile Funds
  from Operations:
Real estate depreciation and
  amortization (2)..............      35,508      7,407       9,365     9,615        9,121
Amortization of costs for
  leases assumed (3)............       1,912        169         675       748          320
Share of joint venture real
  estate depreciation and
  amortization..................       7,324      4,726         873       871          854
Adjustment for discontinued
   operations: (4)
  Real estate depreciation and
    amortization (5)............         555          -           -         -          555
  (Gain) loss on sale (included
    in discontinued
    operations)(6)..............      (1,226)        (6)          -    (1,220)           -
  Minority interests............       1,113         10           2       627          474
Minority interests..............      (1,054)    (6,370)       (804)   (2,238)       8,358
                                  ----------------------------------------------------------
Funds from operations (1).......       7,915    (41,395)      6,235     8,522       34,553
Income allocated to preferred
  shareholders..................      (9,000)    (2,250)     (2,250)   (2,250)      (2,250)
                                  ----------------------------------------------------------
Funds from Operations available
  to common share/unit holders..  $   (1,085)$  (43,645)  $   3,985  $  6,272   $   32,303
                                  ==========================================================

FFO available to common share/
  unit holders per share/unit
  of beneficial interest:
  Basic and Diluted.............. $    (0.04)$    (1.63)  $    0.15  $   0.23   $     1.21
                                  ==========================================================

Weighted average shares/units
    of beneficial interest:
    Common shares................     20,105    23,665      23,665     17,378      15,713
    Nonvested employee stock
    grants.......................         6          6           6          6           6
    Operating Partnership units .     6,636      3,076       3,076      9,363      11,028
                                  ----------------------------------------------------------
      Basic......................    26,747     26,747      26,747     26,747      26,747
                                  ==========================================================
    Common shares................    20,105     23,665      23,665     17,378      15,713
    Nonvested employee stock
      grants.....................         6          6           6          6           6
    Employee stock options.......        19         20          17          -           -
    Operating Partnership units..     6,636      3,076       3,076      9,363      11,028
                                  ----------------------------------------------------------
      Diluted....................    26,766     26,767      26,764     26,747      26,747
                                  ==========================================================
Other data:
  Net cash provided by (used in)
    operating activities......... $  29,286 $  (10,700)  $     883  $  18,425   $  20,678
  Net cash provided by (used in)
    investing activities.........   324,321    320,243      (3,908)    61,115     (53,129)
  Net cash (used in) provided by
    financing activities.........  (336,799)  (286,429)      3,833    (77,970)     23,767




                                                Year ended December 31, 2002
                                  ----------------------------------------------------------
                                                Fourth      Third      Second      First
                                     Total     Quarter     Quarter    Quarter     Quarter
                                  ----------------------------------------------------------
                                                   (dollars in thousands)


Net (loss) income...............  $ (30,621)  $ (13,303)  $  1,672  $   (883)  $  (18,107)
Adjustments to reconcile Funds
  from Operations:
Real estate depreciation and
  amortization (2)..............     29,124       8,242      7,385     7,407        6,090
Amortization of costs for
  leases assumed................        836         266        250       157          163
Share of joint venture real
  estate depreciation and
  amortization..................      3,386         853        846       844          843
Loss on sale of operating
  property, net of minority
  interests ....................        773         (38)         -        684         127
Adjustment for discontinued
   operations: (4)
  Real estate depreciation and
    amortization.................     5,360         729        746      1,464       2,421
  (Gain) loss on sale (included
    in discontinued operations)..     3,211        (498)      (103)     3,812           -
  Minority interests............    (21,818)     (8,474)       322       (784)    (12,882)
Minority interests..............     (8,895)     (2,467)      (967)    (1,876)     (3,585)
                                  ----------------------------------------------------------
Funds from operations (1).......    (18,644)    (14,690)    10,151     10,825     (24,930)
Income allocated to preferred
  shareholders..................    (11,280)     (2,250)    (2,450)    (3,380)     (3,200)
                                  ----------------------------------------------------------
Funds from Operations available
  to common share/unit holders..  $ (29,924) $  (16,940) $   7,701  $   7,445  $  (28,130)
                                  ==========================================================
FFO available to common share/
  unit holders per share/unit
  of beneficial interest:
  Basic and Diluted.............. $   (1.12) $    (0.63) $    0.29  $    0.28  $    (1.06)
                                  ==========================================================
Weighted average shares/units
   of beneficial interest:
    Common shares................    15,673      15,675     15,675     15,674      15,669
    Nonvested employee stock
      grants.....................        21          15         16         18          34
    Operating Partnership units..    10,996      11,057     11,058     11,057      10,809
                                  ----------------------------------------------------------
      Basic......................    26,690      26,747     26,749     26,749      26,512
                                  ==========================================================
    Common shares................    15,673     15,675      15,675     15,674      15,669
    Nonvested employee stock
      grants.....................        21         15          16         18          34
    Employee stock options.......         -          -           -          -           -
    Operating Partnership units..    10,996     11,057      11,058     11,057      10,809
                                  ----------------------------------------------------------
      Diluted....................    26,690     26,747      26,749     26,749      26,512
                                  ==========================================================
Other data:
  Net cash provided by operating
    activities................... $    42,320 $  3,135  $   16,456  $  17,543  $    5,186
  Net cash (used in) provided by
    investing activities.........     (75,951) (20,988)    (36,089)   (30,861)     11,987
  Net cash provided by (used in)
    financing activities.........      42,849   14,950      24,257     18,680     (15,038)



                                                Year ended December 31, 2001
                                  ----------------------------------------------------------
                                                Fourth      Third      Second      First
                                     Total     Quarter     Quarter    Quarter     Quarter
                                  ----------------------------------------------------------
                                                   (dollars in thousands)



Net (loss) income...............  $   (4,498)  $ (8,690)  $ (1,572)  $  3,205 $    2,559
Adjustments to reconcile Funds
  from Operations:
Real estate depreciation and
  amortization (2)..............      28,278      7,295      6,920      7,394      6,669
Amortization of costs for
  leases assumed................        767         182        193        196        196
Share of joint venture real
  estate depreciation and
  amortization..................      3,351         842        838        836        835
Loss on sale of operating
  property, net of minority
  interests ....................         67           -      1,452     (1,133)      (252)
Adjustment for discontinued
   operations: (4)
  Real estate depreciation and
    amortization.................     9,011       1,772      2,612      2,339      2,288
  Minority interests............      1,962       1,067        439        422         34
Minority interests..............    (11,323)     (7,072)    (2,633)    (1,098)      (520)
                                  ----------------------------------------------------------
Funds from operations (1).......     27,615      (4,604)     8,249     12,161      11,809
Income allocated to preferred
  shareholders..................    (12,150)     (3,041)    (3,036)    (3,037)     (3,036)
Cumulative effect of change in
  accounting principle..........        321           -          -          -         321
                                  ----------------------------------------------------------
Funds from Operations available
  to common share/unit holders..  $  15,786  $   (7,645) $   5,213   $  9,124   $   9,094
                                  ==========================================================
FFO available to common share/
  unit holders per share/unit
  of beneficial interest:
  Basic and Diluted.............. $    0.60  $    (0.29) $    0.20   $   0.34   $    0.34
                                  ==========================================================
Weighted average shares/units of
   beneficial interest:
    Common shares................    15,631      15,641     15,641     15,635      15,604
    Nonvested employee stock
      grants.....................        59          62         62         62          51
    Operating Partnership units .    10,723      10,713     10,713     10,719       10,746
                                  ----------------------------------------------------------
      Basic......................    26,413      26,416     26,416     26,416       26,401
                                  ==========================================================

    Common shares................    15,631      15,641     15,641     15,635       15,604
    Nonvested employee stock
      grants.....................        59          62         62         62           51
    Employee stock options.......        20           -          7         17           60
    Operating Partnership units .    10,723      10,713     10,713     10,719       10,746
                                  ----------------------------------------------------------
      Diluted....................    26,433      26,416     26,423     26,433       26,461
                                  ==========================================================
 Other data:
  Net cash provided by operating
    activities................... $  52,810  $   10,325   $ 20,221   $ 18,459   $    3,805
  Net cash used in investing
    activities...................  (144,744)    (28,392)   (45,859)   (29,820)     (40,673)
  Net cash provided by financing
    activities...................    73,248       5,231   16,527       17,338       34,152



(1) Funds from Operations is a non-GAAP financial measure. Funds from Operations ("FFO") is defined as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP") plus real estate depreciation and amortization, excluding gains (or losses) from sales of operating properties, and after comparable adjustments for unconsolidated joint ventures and discontinued operations. FFO includes results from discontinued operations, including revenues, property operations expense, real estate taxes expense, provision for asset impairment and interest expense. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than us. We utilize FFO as a performance measure. We believe that FFO provides useful information to investors regarding our performance as FFO provides investors with additional means of comparing our operating performance with the operating performance of our competitors. FFO is not representative of cash flow from operations, is not indicative that cash flows are adequate to fund all cash needs, and should not be considered as an alternative to cash flows as a measure of liquidity. We believe that net income (loss) is the most directly comparable GAAP financial measure to FFO.

(2) Excludes the amortization of the deferred financing costs and non-real estate depreciation. Depreciation and amortization expense for the year ended December 31, 2003 increased $7.6 million representing an entire year of depreciation and amortization related to Bank One Center, which was placed into service as of November 1, 2002, and a $0.4 million write-off of unamortized tenant improvements and leasing commissions associated with the termination of Arthur Andersen LLP's leases at two Chicago office properties.

(3) For the year ended December 31, 2003, amortization of costs for leases assumed increased $1.1 million, primarily due to the Citadel lease at Bank One Center.

(4) In accordance with SFAS 144, effective for financial statements issued for fiscal years beginning after December 15, 2001, net income and gain/(loss) on sales of real estate for properties sold subsequent to December 31, 2001 are reflected in our Consolidated Statements of Operations as "Discontinued operations" for all periods presented.

(5) The real estate depreciation and amortization in discontinued operations for the year ended December 31, 2003 relates to the National City Center property that was sold June 18, 2003.

(6) The gain on sale of real estate of $1.2 million for the year ended December 31, 2003 resulted from our sale of National City Center.

Critical Accounting Policies

        General. The previous discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments about the effects of matters or future events that are inherently uncertain. These estimates and judgments may affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including contingencies and litigation. We base these estimates on historical experience and on various other assumptions that we believe to be reasonable in the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        To assist in understanding our results of operations and financial position, we have identified our critical accounting policies and discussed them below. These accounting policies are most important to the portrayal of our results and financial position, either because of the significance of the financial statement items to which they relate or because they require our management's most difficult, subjective or complex judgments.

        Allowance for Doubtful Accounts. We monitor the liquidity and creditworthiness of our tenants on an ongoing basis. We maintain allowances for doubtful accounts using the specific identification method for estimated losses resulting from the inability of certain of our tenants to make payments required by the terms of their respective leases. No general reserve is recorded. If the financial condition of our tenants were to deteriorate, additional allowances may be required.

        Deferred Tax Asset. We account for income taxes payable by our Services Company in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. At December 31, 2003, we had deferred tax assets in excess of deferred tax liabilities of $1.0 million (included in other assets in our consolidated balance sheet). The deferred tax assets in excess of deferred tax liabilities decreased approximately $0.4 million during 2003 primarily due to $1.0 million of pretax income of the Services Company generated principally from tenant services and management fee income. We evaluate quarterly the realizability of our deferred tax assets by assessing the valuation allowance and by adjusting the amount of the allowance, if necessary. The factors used to assess the likelihood of realization are our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax. We have used tax-planning strategies to realize or renew net deferred tax assets in order to avoid the potential loss of future tax benefits.

        Approximately $2.4 million of future taxable income earned by our Services Company is ultimately required to realize the net deferred tax assets at December 31, 2003. This is based on the recognition in future years by the Services Company of taxable income anticipated from certain build to suit activities, lease commissions and property management fees. Failure to achieve forecasted taxable income might affect the ultimate realization of the net deferred tax assets described above. Factors that may affect our ability to achieve sufficient forecasted taxable income include, but are not limited to, unanticipated decreases in the profitability of build to suit activities and/or the sale of properties and subsequent loss of the related management contracts.

        Assumed Lease Liabilities. As a result of the negotiation of certain leases, we assumed the liability for the tenants' obligation or agreed to reimburse the tenants for their obligation under leases with their prior landlords. In addition, in connection with the sale of certain industrial properties in 1999, we agreed to a master lease agreement for certain properties for a defined period. Our policy is to record the estimated net obligation we may be subject to as a liability. The net obligation is derived by calculating our total contractual obligation and reducing the amount by existing subleases and an estimate of subleases we anticipate signing in the future based on the nature of the space, the property and market conditions. We periodically review these estimates for reasonableness based on changes in market conditions and executed subleases. Failure to achieve forecasted results could lead to a future increase in the liabilities associated with these transactions. The liability for leases assumed at December 31, 2003 reflects payments under these leases, net of an increase in the liability of $1.4 million due to assumption changes.

        Provisions for Impairment. In evaluating our assets for impairment in accordance with SFAS 144, we record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired. Under SFAS 144, assets that display indicators of possible impairment are reviewed to see if their net book value will be recovered from estimated cash flows over an anticipated hold period. If these cash flows, plus the proceeds from a sale at the end of the anticipated hold period, are less than the net book value of our related asset, our policy is to record an impairment reserve related to the asset in the amount of the difference between its net book value and our estimate of its fair market value, less costs of sale. For assets held for sale, impairment is measured as the difference between carrying value and fair value, less cost to dispose. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest. Property held for future development and property under development are also evaluated for impairment. Impairment is determined for development costs associated with property held for future development and property under development based upon management's assessment that these costs have no future value.

        At December 31, 2003, we determined that a reserve in the amount of $43.4 million related to our 33 West Monroe Street property was warranted. We also recorded a reserve of $0.9 million in the third quarter of 2003 related to the Bank One Center office property. In evaluating our other long-lived assets used in operations for impairment at December 31, 2003, we assumed anticipated hold periods of three to five years for our operating properties. In evaluating our property held for development, we concluded that a reserve for one of our projects was warranted in the amount of $1.0 million, as we determined costs associated with the project no longer had value. For our other property held for development, we concluded that development expenditures, including capitalized interest, were recoverable and no reserves were warranted at this time. However, as discussed under "-- Liquidity and Capital Resources", if we determined that a capital transaction is desired, our anticipated hold periods for certain assets would be shortened and impairment reserves would be required. These reserves would have significant impacts on our operating results.

        Capitalization of Interest and Other Costs on Development Projects. Development costs, which include land acquisition costs, fees and other costs incurred in developing new properties, are capitalized as incurred. Interest, financing costs, real estate taxes, other direct costs and indirect costs (including certain employee compensation costs and related general and administrative expenses) incurred during development periods are capitalized as a component of the building costs. These costs continue to be capitalized, to the extent they relate to vacant space, for one year following the date the development is placed in service. During this one-year period, the amount of capitalized costs could be materially affected by the timing and changes in occupancy levels. Subsequent to the one-year period, these costs are fully expensed as incurred.

        During 2003, we capitalized interest and other costs related to Bank One Center based upon the proportion of the vacant space at the property to the total property. This capitalization ceased upon admittance of a partner to the entity which owns Bank One Center. As none of our other development holdings are undergoing development activities, we are no longer capitalizing these costs.



Impact of Recently Issued Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("Interpretation 46"), which requires the consolidation of an entity by an enterprise (i) if that enterprise, known as a "primary beneficiary", has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both and (ii) if the entity is a variable interest entity, as defined by Interpretation 46. We adopted Interpretation 46 in the fourth quarter of 2003 and the adoption of this interpretation had no effect on our financial statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150"). FAS 150 established standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. FAS 150 generally requires liability classification of mandatorily redeemable financial instruments, including minority interests in limited life subsidiaries. The liability for the mandatorily redeemable financial instruments should be recorded at fair value. Any difference between fair value and the redemption or settlement amount would be accreted through interest expense. In October 2003, the FASB decided to indefinitely delay the effective date of the provisions of FAS 150 related to finite life entities and also indicated that it may modify other guidance in FAS 150. In its original form, we did not anticipate FAS 150 having any effect on our financial statements. However, that assessment may change if the FASB modifies the guidance in FAS 150.

Inflation

        Substantially all of our office and industrial leases require tenants to pay, as additional rent, a portion of real estate taxes and operating expenses. In addition, many of the office and industrial leases provide for fixed increases in base rent or indexed escalations (based on the Consumer Price Index or other measures). We believe that inflationary increases in expenses will be offset, in part, by the expense reimbursements and contractual rent increases described above.

        As of December 31, 2003 and March 31, 2004, approximately $372.8 million and $312.2 million, respectively, of our outstanding indebtedness was subject to interest at floating rates. Future indebtedness may also be subject to floating rate interest. The floating rate debt includes $338.3 million and $277.8 million subject to various interest rate cap agreements as of December 31, 2003 and March 31, 2004, respectively. Inflation, and its impact on interest rates, could affect the amount of interest payments due on such indebtedness.

                             BUSINESS AND PROPERTIES

General

        We own 12 office properties and 30 industrial properties located in the Chicago metropolitan area. This includes Continental Towers, in Rolling Meadows, Illinois, on which we own a second mortgage note which results in a controlling financial interest in this property and we therefore consolidate its operations. Our properties located in the Chicago metropolitan area accounted for all of our rental revenue and tenant reimbursements revenue for the year ended December 31, 2003. In addition, we own a 50% common interest in a joint venture which owns the 944,556 square foot office tower located at 77 West Wacker Drive in downtown Chicago, a 30% subordinated common interest in a joint venture which owns a 1,497,472 square foot office building located at 131 South Dearborn Street in downtown Chicago, known as Bank One Center and a 23.1% common interest in a venture which owns a 385,274 square foot office property located in Phoenix, Arizona. We also own approximately 217.4 acres of developable land. However, we do not currently anticipate commencing any new development projects in the near future.

        Our office properties are leased to tenants either (i) on a net basis with tenants obligated to pay their proportionate share of real estate taxes, insurance, utilities and operating expenses or (ii) on a gross basis, with the landlord responsible for the payment of these expenses up to the amount incurred during the tenants' first year of occupancy ("Base Year") or a negotiated amount approximating the tenants' pro rata share of these expenses ("Expense Stop"). In the latter cases, the tenants pay their pro rata share of increases in expenses above the Base Year or Expense Stop. Most of the leases for our industrial properties are written on either (i) a net basis, with tenants paying their proportionate share of real estate taxes, insurance, utilities and other operating expenses as additional rent or (ii) a triple net lease basis, with the tenants paying all of the real estate taxes, insurance, utilities and other operating expenses for the property.

Our Properties

        Information regarding our properties as of December 31, 2003 (unless indicated otherwise), is presented in the following tables. Information is provided separately for our IBM Plaza, 180 North LaSalle Street and Continental Towers properties. All other information is aggregated, unless indicated otherwise, for the following portfolios of properties: office properties located in the Chicago business district ("CBD Office"), suburban Chicago office properties, industrial properties and office joint venture properties.

        Description.


                                            Year            Year        Net Rentable               Percentage
 Property/Portfolio      Location      Built/Renovated     Acquired      Square Feet       Use        Owned
 ------------------      --------      ---------------     --------      -----------       ---        -----


IBM Plaza              Chicago, IL          1971             1999         1,364,811      Office        100.0%
180 North LaSalle      Chicago, IL        1982/1999          2000           766,424      Office        100.0
  Street
Continental Towers     Rolling         1977-1981/2001        1997           925,887      Office         (1)
                        Meadows, IL
CBD Office             Chicago, IL     1914,1980/1956,    1998-1999       1,718,183      Office        100.0
                                         1982, 1991
Suburban Office        Chicago         1961-1999/1992     1997-2000         760,760      Office        100.0
                        Suburbs, IL
Industrial             Chicago           1916-2000/       1997-2001       3,874,712     Industrial     100.0
                        Suburbs, IL       1985-1997
Office Joint Ventures  Chicago, IL        1992-2002       1997-1998       2,827,302      Office         (2)
                       Phoenix, AZ                           (3)


(1) We hold a mortgage note receivable on this office property and have consolidated the underlying property operations because we receive substantially all of the economic benefit of the property's operations.

(2) Our three joint venture interests consist of a 50% common interest in a joint venture which owns the 944,556 square foot office tower located at 77 West Wacker Drive, Chicago, Illinois, a 30% subordinated common interest in a joint venture which owns the 1,497,472 square foot Bank One Center office building located at 131 South Dearborn Street, Chicago, Illinois and a 23.1% common interest in a joint venture that owns a 385,274 square foot office property in Phoenix, Arizona.

(3) Information presented reflects the year we acquired the property for 77 West Wacker Drive and Bank One Center and the year we acquired our interest in the joint venture which owns a property in Phoenix, Arizona.

        Occupancy. The following table sets forth occupancy information for our properties for the periods ended March 31, 2004 and December 31, 1999, 2000, 2001, 2002 and 2003.



                                                                     Percent Occupied
                                                                       December 31,
                                           ---------------------------------------------------------------------
  Property/Portfolio      March 31, 2004       2003           2002           2001          2000         1999
  ------------------      --------------       ----           ----           ----          ----         ----


IBM Plaza                     89.0%             89.2%          97.1%          95.7%          95.4%        91.7%
180 North LaSalle             78.4              78.9           89.7           91.0           87.6         50.9
Street
Continental Towers            71.9              72.9           77.9           73.9           98.0         91.5
CBD Office(1)                 61.8              54.8           90.9           93.4           97.3         98.9
Suburban Office(2)            94.8              82.6           84.6           94.7           98.3         91.1
Industrial                    80.2              81.4           84.4           81.7           93.2         84.6
Office Joint                  74.9              74.1           87.6           90.5           90.3         90.3
Ventures(3)


(1) Information presented for the CBD Office properties includes our 33 West Monroe Street property which was sold on April 16, 2004. As of March 31, 2004, 208 South LaSalle Street and 33 West Monroe Street were 88.1% and 34.9% occupied, respectively.

(2) Information presented for the year ended December 31, 1999 excludes Enterprise Center III and 7100 Madison Avenue properties, which were purchased in 2000.

(3) Information presented for the years ended December 31, 1999, 2000, 2001 and 2002 excludes Bank One Center, which was placed into service in November, 2002.

        Annual Rent. The following table sets forth the average annual base rent per square foot at March 31, 2004 and December 31, 1999, 2000, 2001, 2002 and 2003.



                                                  December 31
                                 -----------------------------------------------
                      March 31,
  Property/Portfolio   2004         2003   2002     2001    2000     1999
  ------------------  ----------    ----   ----     ----    ----     ----

IBM Plaza              $16.98      $17.01  $16.79 $16.79   $14.21   $13.72
180 North LaSalle       16.59       16.72   17.50  16.83    16.87    21.09
Street
Continental Towers      13.77       14.14   13.82  11.79    11.00     8.80
CBD Office(1)           11.74       13.45   13.81  13.18    12.67    12.35
Suburban Office(2)      14.44       15.24   14.94  15.06    14.64    14.56
Industrial               3.71        3.71    3.69   3.41    3.03      3.43
Office Joint            27.02       27.02   31.63  31.14    30.65    29.91
Ventures(3)


(1) Information presented for the CBD Office properties includes our 33 West Monroe Street property which was sold on April 16, 2004. As of March 31, 2004, the average annual base rent per square foot for 208 South LaSalle Street, our remaining property included in this category after the sale of our 33 West Monroe Street property on April 16, 2004, and 33 West Monroe Street was $7.80 and $13.38, respectively.

(2) Information presented for the year ended December 31, 1999 excludes Enterprise Center III and 7100 Madison Avenue properties, which were purchased in 2000.

(3) Information presented for December 31, 1999, 2000, 2001 and 2002 excludes Bank One Center, which was placed into service in November, 2002.

        Major Tenants. The following table sets forth certain information regarding tenants occupying ten percent (10%) or more of the rentable square footage of our properties as of March 31, 2004.





                                       Principal                    Annualized
                          Major        Nature of       Annualized   Base Rent     Expiration  Renewal  Termination
  Property/Portfolio     Tenants       Business        Base Rent   Per Sq. Ft.      Date      Options    Rights
  ------------------     -------       --------        ---------   -----------    ----------  -------    ------

IBM Plaza                Jenner &       Legal         $ 7,670,278    $ 22.78       4/30/2010    --         --
                            Block         Services
                         IBM            Technology      3,368,040      12.00       8/31/2006    (1)        --
                            Corporation
                         ST Holdings    Real Estate     3,929,904      24.00       5/31/2007    --         --
180 North LaSalle        Accenture      Consulting      3,008,022      17.50       7/31/2015    (1)        --
  Street
Continental Towers       Fifth Third    Banking         1,586,096      16.50      10/31/2010    (1)       (2)
                            Bank
                         Aon            Financial       1,658,687      17.51      12/31/2009    (1)        --
                            Consulting,   Services
                            Inc.
CBD Office(3)            ABN AMRO       Financial       2,032,976       7.97      12/31/2005    (4)        --
                                          Services
Suburban Office               --             --                --         --              --    --         --
Industrial                    --             --                --         --              --    --         --
Office Joint             Bank One       Banking        13,778,415      21.18      12/31/2017    (5)        --
  Ventures




(1)     Lease provides for two consecutive renewal terms of five years each.

(2) Lease provides tenant with right to terminate on the day after the sixth anniversary of the commencement of the lease.

(3) Information presented for the CBD Office properties includes our 33 West Monroe Street property which was sold on April 16, 2004, leaving 208 South LaSalle Street as our only remaining property included in this category.

(4)     Lease provides for one five-year renewal term.

(5)     Lease provides for three consecutive renewal terms of five years each.

        Depreciation.   The  following  table  sets  forth  certain  information
relating to depreciation for our properties as of December 31, 2003.




                                    Federal                                          Real Estate   Annual Real
      Property/Portfolio            Tax Basis        Rate        Method      Life    Tax Rate(2)   Estate Taxes
      ------------------            ---------        ----        ------      ----    -----------   ------------

IBM Plaza                                                                               7.277       $10,035,983
  Land & Improvements             $   15,057,462        6.67%    MACRS     15 years
  Building & Improvements             71,635,318        2.56     MACRS     39 years
  Tenant Improvements                 38,006,507        2.56     MACRS     39 years
  Furniture, Fixtures &                1,982,504       14.29     MACRS     7 years
    Equipment

180 North LaSalle Street(1)          104,149,232                                        7.277         4,391,583

Continental Towers(1)                125,757,300                                        6.797         2,957,538

CBD Office                                                                              7.277         9,657,756
  Land & Improvements                 17,950,365        6.67     MACRS     15 years
  Building & Improvements            127,796,867        2.56     MACRS     39 years
  Tenant Improvements                  6,561,139        2.56     MACRS     39 years
  Furniture, Fixtures &                   43,008       14.29     MACRS     7 years
    Equipment

Suburban Office                                                                         6.770         1,992,828
  Land & Improvements                  9,235,108        6.67     MACRS     15 years
  Building & Improvements             38,156,096        2.56     MACRS     39 years
  Tenant Improvements                  4,509,954        2.56     MACRS     39 years
  Furniture, Fixtures &                  108,226       14.29     MACRS     7 years
    Equipment

Industrial                                                                                           $3,358,425
  Land & Improvements           $   14,890,405          6.67%    MACRS     15 years
  Building & Improvements           81,774,413          2.56     MACRS     39 years
  Tenant Improvements               11,624,956          2.56     MACRS     39 years
  Furniture, Fixtures &                120,991         14.29     MACRS     7 years
    Equipment

Office Joint Ventures               18,947,185(3)




(1) As of December 31, 2003, for tax purposes, we held only a real estate investment mortgage conduit interest and a mortgage note receivable in the 180 North LaSalle Street property and a second mortgage note receivable interest in the Continental Towers property. Therefore, the assets of the properties were not recognized for income tax purposes. We acquired the fee interest in our 180 North LaSalle Street property in January 2004.

(2)     Per $100 of assessed value.

(3) This represents our basis, for tax purposes, in our investments in three joint ventures

        Material Encumbrances. The information below is a summary of certain provisions relating to our material encumbrances and is qualified in its entirety by reference to the underlying documentation.

        IBM Plaza. Our IBM Plaza office property is subject to both a first mortgage loan with, as of March 31, 2004, a principal balance of $130.2 million and a variable interest rate of 3.7% (30-day LIBOR plus 1.43%) and a mezzanine loan, as of March 31, 2004, with a principal balance of $64.8 million and a variable interest rate of 7.7% (30-day LIBOR plus 5.7%). The principal amount of both loans may be prepaid, in whole or in part, without premium or penalty at any time after March 9, 2004 and are due in full on March 9, 2006.

        180 North LaSalle Street. Our property at 180 North LaSalle Street is encumbered by a first mortgage loan, as of March 31, 2004, in the amount of $66.9 million and an interest rate of 5.43%. We may prepay the entire principal amount after November 2010. This property also secures a mezzanine loan which, as of March 31, 2004, had a principal balance of $11.6 million, an interest rate of 8.09% and a maturity date of November 15, 2004.

        Continental Towers. The principal balance, as of March 31, 2004, with respect to the first mortgage encumbering our Continental Towers office property is $67.2 million. This indebtedness has an interest rate of 7.22% and amortizes over 25 years. It will have a principal balance at maturity on January 15, 2013 in the amount of $47.4 million. This loan may be prepaid in whole, but not in part, at any time after April 30, 2000 upon not less than 30 business days written notice to the lender and upon payment of a premium equal to the greater of 1% of the outstanding principal balance or the sum of the present values of all payments remaining due on the loan for the period commencing on the date of prepayment and ending on the seventh anniversary thereof (or if the reset terms have been accepted as provided in the loan documents, on the maturity date), discounted at the monthly treasury yield plus fifty basis points.

        CBD Office. As of March 31, 2004, our CBD office properties were subject to mortgage indebtedness with principal amounts of approximately $113.9 million. Our 33 West Monroe Street property was sold on April 16, 2004. The remaining property included in CBD office, 208 South LaSalle Street, is encumbered by a first mortgage loan with a principal balance of $43.2 million as of March 31, 2004, an interest rate of 7.79% and an amortization schedule of 30 years. On April 11, 2013, the date upon which the loan may be prepaid without penalty or premium, the principal balance will be $35.4 million. In addition, 208 South LaSalle Street, together with one of our suburban office properties, Jorie Plaza, secures a mezzanine loan which, as of March 31, 2004, has a principal balance of $11.9 million, a variable interest rate of 8.10% (30-day LIBOR plus 7.0%) and a maturity date of November 15, 2004.

        Suburban Office. Our suburban office properties secure various indebtedness. Other than the mezzanine loan referred to above with respect to our Jorie Plaza property, as of March 31, 2004, the aggregate principal balance of the indebtedness secured by these properties was $58.7 million. The interest rates on these loans vary between 7.17% and 8.76% and the maturity dates range from May 1, 2008 to March 1, 2011.

        Industrial. The development or redevelopment of certain of our industrial properties was financed in part from the issuance of tax-exempt bonds. The principal amount of these tax-exempt bonds is $24.9 million as of March 31, 2004 and the interest rate fluctuates with changes in market interest rates. The tax-exempt bonds, which are held by third-party investors, are credit enhanced by letters of credit.

        Other of our industrial properties are encumbered with first mortgage indebtedness. As of March 31, 2004, this indebtedness, which had maturity dates between May 31, 2004 and May 1, 2008, had principal balances of $39.8 million. The interest rates on this indebtedness ranged, as of March 31, 2004, between 3.67% and 7.35% with certain indebtedness having interest rates that fluctuate with changes in the LIBOR rate.

        Office Joint Ventures. Our three office joint venture properties, Bank One Center, 77 West Wacker and Thistle Landing, each are encumbered by a first mortgage with principal balances as of March 31, 2004, in the amount of $248.2 million, $166.0 million and $23.0 million, respectively. These loans with interest rates of 5.47%, 5.7% and 6.5%, respectively, mature on October 1, 2010, November 1, 2013 and June 1, 2005, respectively.

        Lease Expirations. The following table sets forth certain information regarding lease expirations for all of our properties with respect to leases in place as of March 31, 2004, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.

        Entire portfolio.
                                                                    % of Annual
                     No.                          Annual            Base Rent
                  of Leases  Expiring Net         Base Rent      Represented by
Expiration Year    Expiring  Rentable Sq. Ft.  per Square Feet   Expiring Leases
-------------      --------  ----------------  ---------------   ---------------

    2004              80        669,703          $   9.06                3.9%

    2005             145      1,175,140              9.76                7.4

    2006              95      1,225,894             10.14                8.0

    2007              46        938,046             23.70               14.4

    2008              68        736,506             12.21                5.8

    2009              28        241,237             20.44                3.2

    2010              20        998,366             16.50               10.6

    2011              12        573,100             14.38                5.3

    2012              12        254,007             17.87                2.9

    2013              20        838,593             19.78               10.7

 Thereafter           33      2,055,087             20.85               27.7

The following tables separately set forth certain information regarding lease expirations for our IBM Plaza, 180 North LaSalle Street and Continental Towers properties and for our CBD Office, suburban Chicago office, industrial and office joint venture property portfolios for leases in place as of March 31, 2004, in all cases assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.

        IBM Plaza.

                                                                  % of Annual
                     No.                          Annual            Base Rent
                  of Leases  Expiring Net         Base Rent      Represented by
Expiration Year    Expiring  Rentable Sq. Ft.  per Square Feet   Expiring Leases
-------------      --------  ----------------  ---------------   ---------------

      2004             5        24,229         $    14.97             1.5%

      2005             7        29,375               9.16             1.1

      2006            13       427,059              11.54            20.7

      2007             9       241,505              21.79            22.1

      2008             7        35,068              16.28             2.4

      2009             5        41,830              17.09             3.0

      2010             4       367,016              29.27            45.1

      2011             0            --                 --             0.0

      2012             1        18,419              23.00             1.8

      2013             1        29,437              18.00             2.2

   Thereafter          0            --                 --             0.0

      180 North LaSalle Street.


                                                                   % of Annual
                     No.                          Annual            Base Rent
                  of Leases  Expiring Net         Base Rent      Represented by
Expiration Year    Expiring  Rentable Sq. Ft.  per Square Feet   Expiring Leases
-------------      --------  ----------------  ---------------   ---------------

      2004             8         28,070        $    16.31              3.8%

      2005            48        150,863             15.76             19.7

      2006            16         73,505             22.58             13.7

      2007             1          2,752              14.50             0.3

      2008             8         20,474              13.42             2.3

      2009             1          3,273              51.16             1.4

      2010             4         48,343              22.30             8.9

      2011             0             --                 --             0.0

      2012             3         24,402              19.79             4.0

      2013             3         25,062              20.27             4.2

   Thereafter          7        237,604              21.16            41.6

        Continental Towers.

                                                                   % of Annual
                     No.                          Annual            Base Rent
                  of Leases  Expiring Net         Base Rent      Represented by
Expiration Year    Expiring  Rentable Sq. Ft.  per Square Feet   Expiring Leases
-------------      --------  ----------------  ---------------   ---------------
      2004            16         128,985     $      14.41           13.6%

      2005             9          79,934            16.60            9.7

      2006             9          37,547            16.96            4.6

      2007             3          37,952            17.49            4.8

      2008             9          89,056            13.70            8.9

      2009             5          97,600            20.10           14.3

      2010             1           1,695            19.50            0.2

      2011             1         163,118            20.25           24.1

      2012             3         114,129            20.56           17.1

      2013             0              --              --             0.0

   Thereafter          2          20,182           17.61             2.6

      CBD Office.



                                                                  % of Annual
                     No.                          Annual            Base Rent
                  of Leases  Expiring Net         Base Rent      Represented by
Expiration Year    Expiring  Rentable Sq. Ft.  per Square Feet   Expiring Leases
-------------      --------  ----------------  ---------------   ---------------
      2004            23         57,686             6.86             2.7%

      2005            43        320,724            12.70            27.7

      2006            32        123,407            11.71             9.8

      2007            16         74,096            12.42             6.3

      2008            18         99,825            13.91             9.4

      2009            12         46,210            23.30             7.3

      2010             2          5,750            13.12             0.5

      2011             4        175,302            17.12            20.4

      2012             3         41,838             9.08             2.6

      2013             5         87,382            13.32             7.9

   Thereafter          4         41,214            19.50             5.5

      Suburban Office.


                                                                  % of Annual
                     No.                          Annual            Base Rent
                  of Leases  Expiring Net         Base Rent      Represented by
Expiration Year    Expiring  Rentable Sq. Ft.  per Square Feet   Expiring Leases
-------------      --------  ----------------  ---------------   ---------------
      2004            17         64,064        $    16.32             8.4%

      2005            26        101,977             14.77            12.2

      2006             8         58,260             16.01             7.5

      2007            10         90,093             19.77            14.4

      2008            14        190,828             17.23            26.5

      2009             4         46,586             19.14             7.2

      2010             4         32,710             15.25             4.0

      2011             2         26,918             15.77             3.4

      2012             1         50,400             16.13             6.6

      2013             3         20,083             27.41             4.4

   Thereafter          2         34,973             18.68             5.3

        Industrial.


                                                                  % of Annual
                     No.                          Annual            Base Rent
                  of Leases  Expiring Net         Base Rent      Represented by
Expiration Year    Expiring  Rentable Sq. Ft.  per Square Feet   Expiring Leases
-------------      --------  ----------------  ---------------   ---------------


      2004           10          308,455       $     3.70             10.0%

      2005           10          437,826             4.25             14.1

      2006           13          482,843             4.64             17.0

      2007            1           18,005             3.20              0.4

      2008            7          261,138             4.55              9.0

      2009            0               --               --              0.0

      2010            3          354,269             3.82             10.3

      2011            4          196,766             6.07              9.1

      2012            0               --               --              0.0

      2013            4          345,390             3.98             10.4

   Thereafter         4          696,249             3.75             19.8

      Office Joint Ventures.


                                                                  % of Annual
                     No.                          Annual            Base Rent
                  of Leases  Expiring Net         Base Rent      Represented by
Expiration Year    Expiring  Rentable Sq. Ft.  per Square Feet   Expiring Leases
-------------      --------  ----------------  ---------------   ---------------

      2004            1          22,663        $     27.88             0.9%

      2005            2          54,441              12.57             1.0

      2006            4          23,273              25.21             0.9

      2007            6         473,643              30.36            21.2

      2008            5          40,117              26.46             1.6

      2009            1           5,738              20.50             0.2

      2010            2         188,583              21.25             5.9

      2011            1          10,996              28.99             0.5

      2012            1           4,819              19.57             0.1

      2013            4         331,239              37.61            18.4

   Thereafter        14       1,024,865              32.59            49.3

Plans for Renovations

        As of March 31, 2004, we have approved capital expenditures for improvements at our properties in the amounts set forth below.


       IBM Plaza                               $  558,152
       180 North LaSalle Street                 1,189,458
       Continental Towers                         875,200
       CBD Office                               1,628,616
       Suburban Office                            617,417
       Industrial                                 388,490
       Office Joint Ventures                      385,000
                                               -----------
       Total                                   $5,642,333
                                               ===========


Competition

        We may be competing with other owners and developers that may have greater resources and more experience than we have. Additionally, the number of competitive properties in any particular market or submarket in which our properties are located could have a material adverse effect on both our ability to lease space at the properties or any newly-acquired property and on the rents charged at the properties.

Insurance

        In the regular course of our business, we maintain comprehensive liability and all-risk property insurance with respect to our properties provided by reputable companies with commercially reasonable deductibles, limits and policy specifications customarily covered for similar properties. Our management believes that such insurance adequately covers our properties.

        On March 22, 2004, we obtained new property insurance policies consisting of (i) a primary policy covering the first $150.0 million of physical damage to the properties in our portfolio (the "primary policy") and (ii) several layers of excess property insurance in an aggregate amount of $400.0 million covering physical property damages to our properties in excess of our primary policy (the "excess policies"). Our primary policy and excess policies include insurance for acts of Terrorism as a covered loss. We are at risk for financial loss, which could be material, relating to losses in excess of our policy limits. In addition, we are at risk under our insurance policies for losses of any amount relating to occurrences which are not covered by our insurance policies, such as occurrences excluded under the standard coverage exclusions such as acts of war, military action, nuclear hazards, governmental action, illegal acts of the insured and pollution, which in the event of such losses could be material.

        Our primary policy and excess policies include coverage for flood and earthquake losses. In certain instances our policy sub-limits for these losses may be less than the value of specific properties. Our properties are not generally located in geographical areas typically subject to flood or earthquake losses. However, we may be at risk of financial losses resulting from losses that exceed these policy sub-limits.

        We maintain liability insurance including but not limited to commercial general liability, auto liability, garage liability and commercial umbrella insurance (the "liability policies") in amounts and limits that are similar to other property owners in geographic areas similar to that of our properties. Our liability policies include coverage for acts of Terrorism as a covered loss. Additionally, we maintain workers compensation and employers liability insurance in compliance with statutory limits and requirements. These policies contain standard exclusions that are typical of liability insurance policies. We may be at financial risk for losses that exceed our limits of liability or which may be excluded from the insurance policies, which could be material.

        In connection with the ownership of our properties, certain events may occur that would require us to expend funds for environmental remediation of some of our properties and adjacent properties. Certain environmental exposures are excluded from coverage under our insurance policies. Effective April 30, 2003, we obtained a pollution legal liability policy having a limit of $10.0 million, which includes coverage for liability, third party property damage and remediation costs as a result of pollution conditions. Pre-existing pollution conditions are excluded from the policy and certain property locations may be excluded in the future by our insurer based on its ongoing due diligence. Costs not covered under our pollution legal liability policy could be material, which could adversely affect our financial condition. We are unable to predict changes in future environmental laws and the financial impact we may incur as result of these changes.

Employees

        As of March 31, 2004, we had approximately 146 full-time employees. We believe that relations with our employees are satisfactory.

Legal Proceedings

        Except as described below, neither we nor any of our properties are presently subject to any material litigation or legal proceeding, nor, to our knowledge, is any material or other litigation or legal proceeding threatened against us, other than routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance and all of which collectively is not expected to have a material adverse effect on our consolidated financial statements.

        On August 29, 2002, 180 Acquisition Company, LLC filed a complaint against us, our operating partnership, our Services Company, one of our subsidiaries holding our interests in the 180 North LaSalle Street property in Chicago, Illinois, and Jeffrey A. Patterson, our President and Chief Investment Officer. The complaint was filed in the County Department, Law Division of the Circuit Court of Cook County, Illinois.

        In the complaint, 180 Acquisition Company, LLC alleges that the defendants orally promised to sell the interests in the 180 North LaSalle Street property to them, and that 180 Acquisition Company, LLC relied on these alleged promises, notwithstanding the facts that (i) a written contract was not entered into among the parties and (ii) we terminated negotiations to sell the interests in the 180 North LaSalle Street property to 180 Acquisition Company, LLC in July 2002. 180 Acquisition Company, LLC is asking the court to award it $1.7 million in direct damages, $15.7 million in lost profits and $34.9 million in punitive damages. We vigorously dispute the allegations contained in the complaint, deny making the promises alleged by the plaintiff and believe that we have valid defenses in this case. However, there can be no assurances that the outcome of this case will be favorable to us.

        The Internal Revenue Service, or the IRS, has conducted an examination of the federal income tax returns filed by certain of our affiliated entities for the taxable years ended December 31, 1999, 2000, and 2001. The IRS's examination included the review of certain transactions involving our acquisition of the IBM Plaza office property located in Chicago, Illinois, which was reported on the examined returns as acquired in connection with a nontaxable, like-kind exchange involving an interest in the 77 West Wacker Drive office property located in Chicago, Illinois. On March 13, 2003, the IRS issued preliminary reports proposing that this transaction constituted the taxable sale of an interest in 77 West Wacker Drive.

        On June 19, 2003, the IRS issued a "60-day letter" to us regarding this issue which stated that we had 60 days to file a protest of the IRS's position. We then issued protest letters protesting the proposed adjustments and requesting a conference with the IRS Chicago Office of Appeals. On July 25, 2003, the IRS issued preliminary reports proposing adjustments for the years ending December 31, 2000 and 2001 resulting from this transaction. On January 5, 2004, the IRS issued a "60-day letter" to us regarding the proposed adjustments for the years ended December 31, 2000 and 2001, which stated that we had 60 days to file a protest of the IRS's position. In March 2004, we issued protest letters protesting the proposed adjustments and requesting a conference with the IRS Chicago Office of Appeals. On April 29, 2004, we had an initial conference with the IRS Chicago Office of Appeals.

        We are a defendant in various other legal actions arising in the normal course of business. We believe that the ultimate outcome of those actions will not materially affect our consolidated financial position or results of operations.

                   POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of investment objectives and policies, financing policies, conflict of interest policies and other policies with respect to certain of our other activities. The policies with respect to these activities have been determined by our board of trustees and may be amended or revised from time to time at the discretion of the board of trustees without a vote of our shareholders, except that (i) we cannot change our policy of holding our assets and conducting our business only through the operating partnership and other subsidiaries, (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements and (iii) we cannot take any action intended to terminate our status as a REIT without the approval of the holders of a majority of our common shares entitled to vote thereon and outstanding at the time, voting together as a single class. No assurance can be given that our investment objectives will be attained or that our value will not decrease.

Investment Objectives and Policies

        Our investment objectives are to provide regular quarterly cash dividends to our shareholders and achieve long-term capital appreciation through increases in cash flow from our properties. We seek to accomplish these objectives through the ownership and the enhanced operation of our properties, and, where appropriate, renovations and expansions of these properties. See "Business Objectives and Growth Strategies." Though we do not anticipate any significant property acquisitions this year, one of the key criteria for new investments is that they offer the opportunity for growth in funds from operations per common share. All of our investment activities are conducted through our operating partnership and the partnerships owned by the operating partnership, although we also may hold temporary cash investments from time to time pending investment or distribution to shareholders. We do not have any limit on the amount or percentage of assets invested in any property.

        We may purchase or lease properties for long-term investment, expand and improve the properties presently owned, or sell such properties, in whole or in part, when circumstances warrant. We also may participate with other entities in property ownership, through partnerships, limited liability companies or other types of co-ownership arrangements.

        While we emphasize equity real estate investments, we may in our discretion invest in mortgages, stock or other ownership interests in other REITs or entities and other real estate interests. Such mortgage investments may include participating or convertible mortgages. We do not currently intend to invest in the securities of other issuers except in connection with acquisitions of indirect interests in properties (normally through ownership interests in special purpose entities owning title to properties) and investments in short-term income producing investments. Any such investments in the securities of other issuers will be subject to the asset valuation of ownership limitations and gross income tests necessary for REIT qualification for federal income tax purposes. Further, our equity investments may be subject to existing mortgage financing and other indebtedness which have priority over our equity interest. See "Material Federal Income Tax Considerations-Taxation of Prime Group Realty Trust-Requirements for REIT Qualification." In any event, we do not intend that our investment in securities will require us to register as an "investment company" under the Investment Company Act of 1940 and we would intend to divest securities before any such registration would be required.

Financing Strategy

        Our financing strategy and objectives are determined by our board of trustees. We have based our debt policy on the relationship between our debt and our total market capitalization, rather than the book value of our assets or other historical measures that typically have been employed by publicly traded REITs, because our management believes that market capitalization more accurately reflects our ability to borrow money and meet our debt service requirements. In this regard, we believe that most industry analysts relate share prices of real estate companies directly to the cash flow generated by the assets of these companies, and that lenders to real estate companies generally utilize cash flow related measures, as opposed to book values, in establishing collateral values, loan to value ratios and estimated debt capacities. Market capitalization is, however, more variable than book value of assets or other historical measures. Because market capitalization is a function of the market price of our common shares, our ratio of debt-to-total market capitalization may be affected by changes in that market price, which are beyond our control.

        In December 1998, our board of trustees adopted a financing policy which may be altered without the approval of shareholders. See the section of this prospectus titled "Business Objectives and Business Strategies" for a more detailed discussion of this financing policy.

        We intend to use one or more sources of capital for the funding of property level capital needs. If available, these capital sources may include cash on hand, undistributed cash flow, property specific non-recourse and/or recourse debt, proceeds from the issuance of long-term, tax-exempt bonds and other debt or equity securities, bank and institutional borrowings or proceeds from the sale of assets or joint venture interests.

        In the event that our board of trustees determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional common shares or preferred shares in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders would have no preemptive right to purchase shares issued in any offering and any such offering might cause a dilution of a shareholder's ownership interest in the company.

        It is anticipated that any additional borrowings will be made through our operating partnership, the partnerships owned by the operating partnership or new property entities; however, we may incur indebtedness, which may be re-loaned to our operating partnership. Indebtedness incurred by us may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments. Indebtedness incurred by our operating partnership, the partnerships owned by the operating partnership or any new property entities may be in the form of purchase money obligations to the sellers of properties, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by our operating partnership, the partnerships owned by the operating partnership or any new property entities. Such indebtedness may be recourse to all or any part of our property, the operating partnership, any partnership owned by the operating partnership or any new property entity, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by us, the operating partnership, any partnership owned by the operating partnership or any new property entity may be used for the payment of distributions, for working capital, to refinance existing indebtedness or to finance acquisitions, expansions or development of new properties; provided, that we cannot borrow to pay distributions to shareholders except through the operating partnership.

Conflicts of Interests Policies

        We have adopted certain policies and entered into various agreements designed to reduce conflicts of interest involving our owners and management. For a discussion of such conflicts, see "Risk Factors-Risks Related to Our Organization and Structure."

        As holders of common units, the limited partners of our operating partnership may suffer different and more adverse tax consequences than we do upon the sale or refinancing of the properties and therefore the limited partners, on the one hand, and us, on the other hand, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. The decision to proceed with any such sale or refinancing will be made by the board of trustees. The partnership agreement for our operating partnership provides that we have no obligation to consider the separate interests of the limited partners, including tax consequences to the limited partners, in deciding whether to sell a property.

Reporting Policies

        We will make available to our stockholders certified annual financial statements and annual reports. We are subject to the reporting requirements of the Securities Exchange Act of 1934. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Working Capital Reserves

        We maintain working capital reserves (and when not sufficient, access to borrowings) in amounts the board of trustees determines to be adequate to meet normal contingencies in connection with the operation of our business and investments.

Policies with Respect to Other Activities

        We have authority to offer our shares of beneficial interest or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future without the approval of shareholders. Similarly, we may offer additional interests in our operating partnership that are exchangeable into common shares or, at our option, cash, in exchange for property. We also may make loans to the operating partnership. We expect to issue common shares to holders of limited partner interests in the operating partnership upon exchange thereof, subject to certain restrictions and limitations. Any election by us with respect to common units held by any other officer or trustee of ours will be made with the approval of the independent trustees.

        Other than the mortgage note relating to the Continental Towers property and intercompany advances made in the ordinary course of business, there are no loans outstanding made by us and currently we do not intend to make loans to any entities or persons, including our officers and trustees, other than intercompany advances in the ordinary course of business. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such manner as to be consistent with the requirements of the Internal Revenue Code for us to qualify as a REIT unless, because of changing circumstances or changes in the Internal Revenue Code (or in the Treasury regulations related thereto), the board of trustees, with the consent of the holders of the majority of the votes entitled to be cast on such matter, determines that it is no longer in our best interests to qualify as a REIT.

                                   MANAGEMENT

Trustees, Executive Officers and Key Employees

        The following table presents certain information as of May 10, 2004 concerning each of our trustees, executive officers and key employees.






 Name                                            Age    Position
 ---------------------------------------------   ---    --------
Stephen J. Nardi(1)                              74    Chairman of the Board of Trustees
Jeffrey A. Patterson                             44    President and Chief Investment Officer
Steven R. Baron                                  55    Executive Vice President--CBD Office Leasing
Donald H. Faloon                                 57    Executive Vice President--Development
Richard M. FitzPatrick                           50    Executive Vice President and Chief Financial Officer
James F. Hoffman                                 41    Executive Vice President--General Counsel and Secretary
Faye I. Oomen                                    55    Executive Vice President--Suburban/CBD Office Leasing
John F. Bucheleres                               43    Senior Vice President--CBD Office Leasing
Paul G. Del Vecchio                              39    Senior Vice President--Capital Markets
Roy P. Rendino                                   48    Senior Vice President--Finance and Chief Accounting Officer
Christopher "Kit" J. Sultz                       38    Senior Vice President--Industrial Division
Douglas Crocker II(2)                            64    Independent Trustee
Ray H. D'Ardenne(1)                              51    Independent Trustee
Jacque M. Ducharme(3)                            54    Independent Trustee
Daniel A. Lupiani(3)                             57    Independent Trustee
Christopher J. Nassetta(2)                       41    Independent Trustee

-----------------



(1) This trustee's term of office expires in 2006.

(2) This trustee's term of office expires in 2005.

(3) This trustee's term of office expires in 2004.

        Stephen J. Nardi. Stephen J. Nardi has served as a trustee since 1997, as our Chairman of the Board since May 2002 and as our Acting Chairman of the Board from April 2002 until May 2002. From November 1997 to April 2002, he was our Vice Chairman of the Board. For the past 40 years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group, Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago metropolitan area and other parts of the United States. Mr. Nardi is a member of the Chicago Real Estate Board (CRB), National Association of Realtors (NAR), the Society of Industrial and Office Realtors (SIOR), National Association of Industrial and Office Properties (NAIOP), Urban Land Institute (ULI), Chicago Development Council (CDC) and the
National Association of Real Estate Investment Trusts (NAREIT). He is past President of State of Illinois Ambassadors and served on the Governor of Illinois Hi-Tech Committee.

        Jeffrey A. Patterson. Since October 2003, Jeffrey A. Patterson has served as our President and Chief Investment Officer. From June 2000 to October 2003, Mr. Patterson served as our Co-President and Chief Investment Officer. From November 1997 to June 2000, Mr. Patterson served as our Executive Vice President and Chief Investment Officer. In such capacities, Mr. Patterson is responsible for acquisitions, dispositions, joint ventures and development oversight. In addition to those responsibilities, Mr. Patterson is also responsible for the asset management, operations, leasing and marketing activities for our properties. From 1989 to November 1997, Mr. Patterson was Executive Vice President of The Prime Group, Inc., with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson was asset manager responsible for the overall operations of The Prime Group, Inc.'s office properties and has provided real estate advisory services for several major institutional investors. Prior to joining The Prime Group, Inc., Mr. Patterson served as Director of Development in Tishman Speyer Properties' Chicago office and as a Senior Financial Analyst at Metropolitan Life Insurance Company's Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute and a member of the National Association of Real Estate Investment Trusts.

        Steven R. Baron. Since June 2001, Steven R. Baron has served as our Executive Vice President-CBD Office Leasing. In this capacity, Mr. Baron currently serves as the leasing executive responsible for 77 West Wacker Drive and IBM Plaza. From June 2000 through June 2002, Mr. Baron served as the Executive Vice President in charge of our Industrial Group, responsible for portfolio leasing and build to suit development. From October 1998 through June 2000, Mr. Baron served as our Senior Vice President-Development and Leasing, where he was responsible for the oversight of our redevelopment of the 180 North LaSalle Street building in Chicago, Illinois. From November 1997 through October 2000, Mr. Baron had overall responsibility for the leasing activity of our CBD office buildings. From December 1996 to November 1997, Mr. Baron was employed by The Prime Group, Inc. as Senior Vice President responsible for commercial development and sales of a 2,650-acre planned development in Huntley, Illinois. Prior to joining The Prime Group, Inc., Mr. Baron held senior leasing positions with Metropolitan Structures, Inc., and Stein & Co. where he leased over 7 million square feet of CBD office space. Mr. Baron is a licensed real estate broker and is an instructor at DePaul University and Kellogg School of Management at Northwestern University where he lectures on commercial real estate development, leasing and marketing.

        Donald H. Faloon. Donald H. Faloon serves as our Executive Vice President-Development. From January 1989 to November 1997, Mr. Faloon was employed by The Prime Group, Inc. in its commercial development activities. Previous responsibilities for The Prime Group, Inc. included overseeing its Diagonal Mar project in Barcelona, Spain and serving as Executive Project Manager for the 77 West Wacker Drive Building. Prior to joining The Prime Group, Inc., Mr. Faloon had 3 years of experience in asset management at Continental Bank and 15 years of experience in the management of real estate development at Homart Development Co., Urban Investment and Development Co., Metro Communities Corp. and the Michigan State Housing Development Authority.

        Richard M. FitzPatrick. Richard M. FitzPatrick joined us in October 2003 as our Executive Vice President and Chief Financial Officer. From July 2000 to November 2001, he served as the Chief Financial Officer for Omega Healthcare Investors, Inc., a real estate investment trust, and, from January 1989 to April 2001, he served as the Chief Financial Officer for the Hampstead Group, LLC, a private equity investment and management firm with investments in various real estate assets and real estate related operating businesses. During this time he served as Chief Executive Officer and as a director for Houlihan's Restaurant Group and HR Group Holdings from September 1999 through April 2001, and as the Chief Financial Officer and a director for Malibu Entertainment Worldwide, Inc. from 1996 through July 2001. Prior thereto, Mr. FitzPatrick served as the Chief Accounting Officer for Americana Hotels Corporation and Americana Hotels and Realty Trust, a real estate investment trust.

        James F. Hoffman. James F. Hoffman serves as our Executive Vice President-General Counsel and Secretary. From March 1998 to October 2000, Mr. Hoffman served as our Senior Vice President-General Counsel and Secretary. From November 1997 to March 1998, Mr. Hoffman served as our Vice President and Associate General Counsel. Prior to that, Mr. Hoffman served as Assistant General Counsel of The Prime Group, Inc. from January 1991 to November 1997. Prior to his employment with The Prime Group, Inc., Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt (currently known as Mayer, Brown, Rowe & Maw LLP) from September 1987 to January 1991. Mr. Hoffman is a member of the National Association of Real Estate Investment Trusts.

        Faye I. Oomen. Faye I. Oomen currently serves as our Executive Vice President-Suburban/CBD Office Leasing. From November 1997 to October 2001, Ms. Oomen served as our Senior Vice President-Development and Leasing/Suburban Office. She has over 27 years of multi-disciplined real estate experience including leasing, marketing, development, and both base building and tenant construction. From 1978 to November 1997, Ms. Oomen was employed by Continental Offices, Ltd. where she held positions including Executive Vice President of Leasing and Construction. From 1978 to 1989, she was responsible at Continental Offices, Ltd. for development and construction at One Financial Place as well as tenant construction at 5 million square feet of suburban properties. Since 1989, Ms. Oomen has negotiated more than 500 lease transactions totaling over 5 million square feet. She has received numerous awards including being named the 1995 Sun-Times Suburban Property Representative of the Year.

        John F. Bucheleres. John F. Bucheleres has served as our Senior Vice President-CBD Office Leasing since May 2003. Mr. Bucheleres, with over 20 years of commercial real estate experience, has represented owner's of high-rise Class "A" office buildings in over 6 million square feet of tenant leases valued in excess of $2.1 billion. Mr. Bucheleres was a Senior Vice President of The Beitler Company from July 2002 to April 2003 working on the leasing and marketing efforts of our Bank One Center project. Mr. Bucheleres was a Principal and Senior Vice President of the Fifield Companies from January 1999 to June 2002 and a Senior Vice President, Leasing at CB Richard Ellis/Koll Management Services, Inc. from September 1996 until January 1999. Mr. Bucheleres served as a Director of Leasing at The John Buck Company from June 1990 until September 1996. Mr. Bucheleres has worked directly for institutions such as Prudential Real Estate Investors, CB Richard Ellis Strategic Partners, Aetna Life Insurance Company, Teachers Insurance and Annuity Association, New York Life, Nippon Life Insurance Company, JMB Properties Company and Travelers Realty & Investment Company (Citigroup). Among the many awards and affiliations that Mr. Bucheleres has received are the 2001 Crain's Chicago Business Finalist "Office Property Broker of the Year", 1998 Chicago Circle Award (CB Richard Ellis Top 10 Producer) and the 1998 Chicago Sun-Times "Office Property Broker of the Year" award. Mr. Bucheleres serves as President of the Board of Directors (Chicago Chapter) of The Buoniconti Fund to Cure Paralysis.

        Paul G. Del Vecchio. Paul G. Del Vecchio serves as our Senior Vice President-Capital Markets. From February 2000 to April 2003, Mr. Del Vecchio served as our Vice President-Capital Markets and from November 1998 to February 2000, Mr. Del Vecchio served as our Assistant Vice President-Capital Markets. Prior to joining us, Mr. Del Vecchio was an Assistant Vice President for Prime Capital Funding LLC from October 1997 to August 1998. Mr. Del Vecchio is a licensed real estate broker and a certified public accountant.

        Roy P. Rendino. Roy P. Rendino serves as our Senior Vice President-Finance and Chief Accounting Officer. Mr. Rendino joined us in April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President-Finance of Ambassador Apartments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with Deloitte & Touche LLP, where he held positions including Partner and Midwest Director of Real Estate. Mr. Rendino began his career with Coopers & Lybrand (currently known as PricewaterhouseCoopers LLP) in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant, President and a member of the board of directors of the National Association of Real Estate Companies, a member of the board of directors of the Real Estate Investment Association, a member of the accounting committee of the National Association of Real Estate Investment Trusts and an officer and member of the board of directors of the Illinois CPA Society. He also chairs the Property, Plant and Equipment Task Force for the American Institute of Certified Public Accountants and served on its Real Estate Joint Ventures Task Force.

        Christopher "Kit" J. Sultz. Christopher J. Sultz serves as our Senior Vice President-Industrial Division with overall asset management responsibilities for our industrial assets. From June 1994 to November 1997, Mr. Sultz was employed by The Prime Group, Inc. in its Industrial Division as Vice President-Asset Management. Prior to that, Mr. Sultz was employed by Coopers & Lybrand (currently known as PricewaterhouseCoopers LLP) from August 1991 to June 1994 in its real estate consulting practice. Mr. Sultz is a certified public accountant and an Illinois licensed real estate broker and serves as the managing broker of PRS Corporate Real Estate Services, Inc., an affiliate of ours. Mr. Sultz has completed over 3.5 million square feet of leasing transactions since 1997 and received the National Association of Industrial and Office Properties City of Chicago Industrial Transaction of the Year Award in 2001. Mr. Sultz is a member of the National Association of Industrial and Office Properties.

        Douglas Crocker II. Douglas Crocker has served on our board of trustees since August 2002. Mr. Crocker has also been the Vice Chairman of the board of trustees of Equity Residential (NYSE: EQR) from January 2003 through January 2004. Prior to that time, from March 1993 to December 2002, he was the Chief Executive Officer and a trustee of Equity Residential. From 1993 until March 2002, he was also the President of Equity Residential. He has also served as a director of (i) Wellsford Real Properties Inc. (AMEX:WRP) since June 1997, (ii) Ventas Inc. (NYSE:VTR), a real estate company focusing on the ownership and acquisition of health care properties, since November 1998, (iii) Acadia Realty Trust (NYSE:AKR), a real estate investment trust focused primarily on the ownership, acquisition, redevelopment and management of neighborhood and community shopping centers, since November 2003 and (iv) Reckson Associates, a since February 2004. Mr. Crocker chairs or serves on boards or committees of various multifamily associations, including the National Multi-Housing Council and the Multi-Family Council of the Urban Land Institute of which he is also a trustee.

        Ray H. D'Ardenne. Ray H. D'Ardenne has served on our board of trustees since April 2003. Mr. D'Ardenne is currently the Managing Partner of Westfield Capital Partners, a boutique real estate investment management firm. From 1977 to 2002, Mr. D'Ardenne held a variety of executive roles with Lend Lease Real Estate Investments ("LLREI"). From 1998 until 2001, Mr. D'Ardenne served as Head of Real Estate Operations and Chief Operating Officer of LLREI, responsible for regional operations, property acquisitions, sales, mortgage originations and investment management for equity portfolios. He also previously served as head of the Capital Transactions Group, responsible for all transaction activities. Over the years, Mr. D'Ardenne served in many other leadership roles of LLREI in Chicago, Denver, Washington, D.C., Charlotte and Atlanta. He has formerly served as a trustee of Urban Land Institute, has a Counselors of Real Estate designation (CRE) and was named Denver Real Estate Professional of the Year in 1988 and Trendsetter of the Year in 2000.

        Jacque M. Ducharme. Jacque M. Ducharme has served on our board of trustees since November 1997. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as its Vice Chairman Western Region and Director. His clients include some of the largest companies in the Chicago metropolitan area, including Navistar, Accenture and the American Bar Association. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

        Daniel A. Lupiani. Daniel A. Lupiani has served on our board of trustees since April 2003. Mr. Lupiani currently serves as the President of Lupiani & Associates, LLC. In this position, he provides strategic consulting services to firms with real estate and related issues at both the corporate and transactional level as well as expert witness service in the areas of real estate finance and banking practice. Prior to forming his own firm, Mr. Lupiani was an executive in various capacities at Bank One (and its predecessor banks First Chicago and First Chicago NBD) for 32 years. Mr. Lupiani served as Head of Real Estate Lending for First Chicago, responsible for the national real estate corporate and project lending business. Mr. Lupiani also established and managed a real estate investment banking activity for First Chicago and First Chicago NBD that included capital market activities and real estate investment activities. He also served as the Managing Director of Bank One's Finance, Leasing and Mortgage Banking Client Group. Mr. Lupiani has served in numerous industry related senior positions during his career at First Chicago and Bank One. He served on the Executive Committee of the National Realty Committee, as the Chairman of the Real Estate Council of the Robert Morris Association, and as a member of the Urban Land Institute, the Mortgage Bankers Association and the Industry Real Estate Financing Advisory Council of the Hotel & Lodging Association.

        Christopher J. Nassetta. Christopher J. Nassetta has served on our board of trustees since 1997. Mr. Nassetta is President and Chief Executive Officer of Host Marriott Corporation (NYSE: HMT). Prior to this position he served as Executive Vice President and Chief Operating Officer of Host Marriott. He also serves on its board of directors. Before joining Host Marriott, Mr. Nassetta co-founded Bailey Capital Corporation in 1991, where he was responsible for the operations of the real estate investment and advisory firm. Prior to founding Bailey Capital Corporation, Mr. Nassetta spent seven years with The Oliver Carr Company, ultimately serving as Chief Development Officer. In this role, he was responsible for all development and related activities for one of the largest commercial real estate companies in the mid-Atlantic region. Mr. Nassetta also served as a member of the four-person management committee responsible for overall management of the company. In addition to serving on our board, Mr. Nassetta currently serves on the following boards: CoStar Group, Inc., The Real Estate Round Table and the NAREIT Board of Governors. He is also a member of the McIntire School of Commerce Advisory Board for the University of Virginia.

Compensation Committee Interlocks and Insider Participation

        The compensation committee of the board of trustees, which is required pursuant to the NYSE listing standards to be comprised of trustees who are independent, is charged with determining compensation for our executive officers and to implement and administer our share incentive plan. Messrs. Crocker, D'Ardenne, Ducharme, Lupiani and Nassetta currently serve on the compensation committee. See "--Compensation of Trustees" below.

        None of our executive officers have served as a (i) member of the compensation committee of another entity in which one of the executive officers of such entity served on our compensation committee, (ii) director of another entity in which one of the executive officers of such entity served on our compensation committee or (iii) member of the compensation committee of any other entity in which one of the executive officers of such entity served as a member of our board of trustees, during the year ended December 31, 2003.

Compensation of Trustees

        We pay our trustees who are not our employees or affiliated with us a fee for their services as trustees. Such persons receive annual compensation of $26,000 plus a fee of $1,000 for attendance at each meeting of our board of trustees and $500 for attendance at each committee meeting, and receive reimbursement of all travel and lodging expenses related to their attendance at both board of trustees and committee meetings. On March 9, 2004, the board approved an increase in the annual compensation of the members of the audit committee of $10,000 per year, plus an additional $5,000 per year for the chairman of the audit committee. In addition, Mr. Nardi is a full-time employee and his annual base compensation is $400,000 per year.

Executive Compensation

        The following table sets forth the compensation earned for the years ended December 31, 2003, 2002 and 2001 with respect to Mr. Nardi (our Chairman of the Board who also has performed Chief Executive Officer duties since April of 2002), Mr. Conforti (our Co-President and Chief Financial Officer until the termination of his employment on October 10, 2003), and the four other persons who were our most highly compensated executive officers during 2003.




                                                                              Long-Term
                                                Annual Compensation     Compensation Awards
                                                -------------------     -------------------
                                                                                     Securities
                                                                         Restricted  Underlying      All other
                                                              Bonus         Stock      Options/    Compensation
Names and Principal Position           Year      Salary (1) (1)(2)(3)(4)    Awards    SARs(#)(5)        (6)
----------------------------           ----      ---------- ------------    ------    ----------   ------------

Stephen J. Nardi                       2003     $ 400,000    $ 400,000      $   0            0       $  1,150
 Chairman of the Board                 2002        48,219       48,219          0      100,000        730,726
                                       2001             0            0          0            0        300,000

Jeffrey A. Patterson                   2003       320,000      100,000          0            0          8,215
    President and Chief                2002       320,000      380,000          0            0          6,227
       Investment Officer              2001       320,000       86,000          0            0          1,256


Steven R. Baron                        2003       155,000      148,873          0            0          5,750
    Executive Vice President--         2002       155,000      228,517          0            0          4,064
      CBD Office Leasing               2001       155,000      258,953          0            0          4,141


James F. Hoffman                       2003       220,000      100,000          0            0          5,000
    Executive Vice President--         2002       220,000      235,000          0            0          4,774
      General Counsel and              2001       210,000       75,000          0            0          4,459
      Secretary

Faye I. Oomen                          2003       150,000      374,255          0            0          2,005
    Executive Vice President--         2002       150,000      269,325          0            0          3,188
    Suburban/CBD Office                2001       150,000      352,843          0            0          1,875
      Leasing

Louis G. Conforti                      2003       253,334            0          0            0        766,582
    Former Co-President and Former     2002       320,000      440,000          0            0          6,798
      Chief Financial Officer (7)      2001       320,000       96,000          0            0          1,000

-----------------



(1) Amounts shown include cash and non-cash compensation or bonuses, as applicable, as reported in the year in which the service was performed, even if such compensation or bonuses, as applicable, were paid or vested in a subsequent year.

(2) Bonus amounts for 2003 include a cash bonus of $400,000 approved for Mr. Nardi and cash bonuses paid to Messrs. Patterson and Hoffman of $100,000 each for services performed in 2003. In addition, in 2003, Mr. Baron and Ms. Oomen received leasing commissions of $148,873 and $374,255, respectively, in cash.

(3) Bonus amounts for 2002 include cash bonuses paid to Messrs. Nardi, Patterson, Hoffman and Conforti of $48,219; $100,000; $100,000 and $150,000, respectively. 2002 bonus amounts also include cash retention bonuses which were granted on May 20, 2002 but payable only if such employee remained our employee until December 31, 2002. These amounts were paid on January 3, 2003 to Messrs. Patterson ($250,000), Hoffman ($100,000) and Conforti ($250,000). Pursuant to retention agreements dated as of February 2, 2002, Messrs. Patterson, Hoffman and Conforti and Ms. Oomen were also granted stay bonuses of $30,000; $35,000; $40,000 and $5,000, respectively, two-thirds of which vested on April 1, 2002 and one-third on June 1, 2002. These amounts, which were conditional on the applicable executive officer remaining an employee through June 1, 2002, were paid entirely in cash on June 28, 2002. Further, Mr. Baron and Ms. Oomen received leasing commissions of $228,517 and $264,325, respectively.

(4) We granted bonus amounts for 2001 on February 8, 2002 for service performed in 2001. The amount of the bonus for each of Messrs. Patterson, Baron, Hoffman and Conforti and Ms. Oomen were $30,000; $50,000; $35,000; $40,000 and $5,000, respectively. Such bonuses vested in their entirety on the date of grant and were paid in cash on June 28, 2002. The recipient of the grant had the option to receive the bonus in the form of restricted common shares rather than cash. The restricted common shares would have been fully vested on the date of issuance. If a recipient elected to receive the bonus in restricted common shares, we may, in our sole discretion, have paid the bonus amount in cash. Regardless of whether the recipient elected a restricted common share payment, the compensation committee of the board of trustees may have paid the bonus amount in restricted common shares if it resolved that such payment was in our best interests and sufficient restricted common shares were available under the our share incentive plan for issuance. None of the executives listed above made an election to receive his or her bonus in, nor did the compensation committee of the board of trustees resolve to pay the bonuses in, restricted common shares. In addition, Mr. Baron and Ms. Oomen received leasing commissions of $208,953 and $347,843, respectively, in cash. In addition, Messrs. Patterson, Hoffman and Conforti were granted stay bonuses of $56,000; $40,000; and $56,000, respectively, two-thirds of which vested on April 1, 2001 and one-third on June 1, 2001.

(5)     Granted pursuant to our share incentive plan.

(6) Includes employer matching to our operating partnership's 401(k) Plan and dividend payments on unvested restricted common share grants to the executives listed above. The amount shown in 2003 for Mr. Conforti also includes severance payments of $728,609 and payment for accrued vacation of $30,768. See "Employment Agreements" below for more information about these payments. The amounts shown for Mr. Nardi represent consulting fees and commissions paid under his former consulting agreement.

(7) On October 10, 2003, we terminated the employment of Mr. Conforti, then our Co-President and Chief Financial Officer. Prior to his termination, Mr. Conforti's base annual salary was $320,000. For a description of the terms of Mr. Conforti's separation agreement, see "Employment Agreements."

Employment Agreements

        Currently, Mr. Nardi has no written employment agreement with us. Mr. Nardi's prior consulting agreement with us was mutually terminated as of November 2002 in connection with Mr. Nardi's becoming a full-time employee.

        We and our operating partnership have entered into employment agreements with certain of our senior executives. The agreements with Messrs. Patterson, Baron and Hoffman and Ms. Oomen generally provide that such executive officers shall devote substantially all of their business time to our operation. Each of the employment agreements has a one year term which automatically extends for an additional year after expiration of the initial term and any extension period unless either we provide the applicable officer with at least six months' prior written notice or the applicable officer provides us with at least thirty days' prior written notice, that such term shall not be extended. The agreement with Mr. Patterson contains non-compete and non-solicitation provisions restricting the executive officer from taking certain actions for two years following termination of employment.

        The agreements also set forth the potential bonuses to which the executive officers are entitled. Each executive officer is entitled to receive a discretionary bonus based on achievement of goals and objectives for us and the individual as may be established by the board of trustees and/or the compensation committee.

        If any agreement is terminated:

o       by us "without cause" (as defined in the agreements);

o by us in the event of the executive's "disability" (as defined in the agreements);

o by the executive within specified time periods following the occurrence of a "change of control" and (a) a resulting "diminution event" (as each term is defined in the agreements) or (b) a resulting relocation of the executive's office to a location more than twenty-five miles from its current location;

o       by the executive for "good reason" (as defined in the agreements); or

o       automatically upon the executive's death,

the applicable executive shall be entitled to a lump sum termination payment. With respect to Mr. Patterson, in the case of termination by us without cause, as a result of disability or death, or by Mr. Patterson for good reason, such payment will be: the greater of (A) the sum of (1) Mr. Patterson's then current annual base salary plus (2) the average annual bonus paid or payable to him with respect to the two calendar years preceding the calendar year of termination and
(B) the sum of (1) the aggregate base salary payable to him for the remainder of his employment term and (2) the aggregate bonuses payable to him over the remainder of his employment term, based on the average bonus paid to him for the two preceding calendar years; but in the case of termination in the event of Mr. Patterson's death or disability, the amounts payable in (A) and (B) above shall only be payable to the extent we have obtained insurance which will reimburse us for such costs or pay such amount directly to him or his estate or beneficiaries.

     With respect to Messrs. Baron and Hoffman and Ms. Oomen, such amount shall be equal to 50% of the sum of (A) the then current annual base salary plus (B) the average annual bonus paid or payable to him or her with respect to the two calendar years preceding the calendar year of termination (not including commissions); but in the case of termination in the event of the executive's death or disability, such amount shall be payable only to the extent we had obtained insurance which will reimburse us for such costs or pay such amount directly to the executive or his or her estate or beneficiaries.

        With respect to Mr. Patterson, in the case of termination by us without cause within two years after a change of control or by the executive upon a change of control and a resulting diminution event or relocation of his office more than twenty-five miles from our current main office, such payment will be two times the sum of (A) Mr. Patterson's then current annual base salary plus
(B) the average annual bonus paid or payable to him with respect to the two calendar years preceding the calendar year of termination. With respect to Messrs. Baron and Hoffman and Ms. Oomen, in the case of termination by us without cause within one year after a change of control or by the executive upon a change of control and a resulting diminution event or relocation of his or her office more than twenty-five miles from our current main office, such payment will be equal to the sum of (A) the executive's then current annual base salary plus (B) the average annual bonus paid to him or her with respect to the two calendar years preceding the calendar year of termination (not including commissions).

        In addition, in the event any officer is entitled to receive a termination payment as described above, such person shall also be entitled to receive his or her base compensation through the date of termination and a pro-rata bonus for the then current year through the date of termination as provided in the relevant agreement.

        On October 10, 2003, we sent a letter to Mr. Conforti, then our Co-President and Chief Financial Officer, terminating his employment agreement under the provision of the agreement providing for termination without cause. On October 17, 2003, we and Mr. Conforti entered into an agreement regarding separation and release pursuant to which, in exchange for a full release from Mr. Conforti, Mr. Conforti received payments accelerated by approximately thirty days and, in accordance with the terms of his employment agreement, for (a) his severance of $560,000, (b) a pro-rata bonus of $140,712, (c) 30 days of base salary compensation and (d) five weeks of accrued vacation. Upon his termination, all of Mr. Conforti's options under our share incentive plan that had not vested expired pursuant to their terms.

        Because Mr. Conforti is a "named executive" and information regarding his compensation is disclosed herein, a description of his employment agreement is set forth below pursuant to the rules and regulations of the SEC, even though the agreement has been terminated.

        Mr. Conforti's employment agreement generally provided that he shall have devoted substantially all of his business time to our operation. The agreement used 2000 base salaries as the minimum base compensation levels and renewed annually for one year terms unless either we provided Mr. Conforti with at least six months' prior written notice or Mr. Conforti provided us with at least thirty days' prior written notice, that such term would not be extended.

        Mr. Conforti's employment agreement contained non-compete and non-solicitation provisions restricting him from taking certain actions for two years following termination of employment. Mr. Conforti's employment agreement further entitled Mr. Conforti to receive a discretionary bonus based on achievement of such goals and objectives for us and the individual as may have been established by the board of trustees or our compensation committee. Mr. Conforti's employment agreement had substantially similar terms regarding payment upon termination as those described above in connection with Mr. Patterson's employment agreement.

Option Grants in 2003

        The following table shows all options to purchase common shares granted to each of our executives listed in the Executive Compensation table otherwise contained herein during 2003. These options were granted on January 21, 2003 as part of such officer's bonuses for work performed in 2002. The table also shows the potential realizable value of such options if the common shares appreciate at compounded annual rates of 5% and 10% over the life of the options. The 5% and 10% rates of appreciation based on the exercise price of $5.02 per share (the closing price on the day before the date of grant) are required to be disclosed by the rules of the SEC and are not intended to forecast potential future appreciation, if any, in the price of the common shares. We did not use an alternative present value formula permitted by the rules of the SEC because, in our view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.




                                INDIVIDUAL GRANTS


                                                                         % of Total
                                                                           Options/                           Potential Realizable
                                                            Number of       SARs                                Value at Assumed
                                                            Securities    Granted                             Annual Rates of Share
                                                            Underlying       to        Exercise              Price Appreciation for
                                                            Options/      Employees    or Base               Option Term from Date
                                                               SAR           in         Price   Expiration       of Grant ($)(3)
                                                            Granted(#)    Fiscal Year ($/sh)(2)    Date          5%          10%
                                                            ----------    ----------- ---------    ----      -----------------------

Stephen J. Nardi(1)                                           100,000          100    $ 5.02      1/21/13    $  315,705    $ 800,059
Jeffrey A. Patterson                                                0            0        --           --            --           --
James F. Hoffman                                                    0            0        --           --            --           --
Faye I. Oomen                                                       0            0        --           --            --           --
Steven R. Baron                                                     0            0        --           --            --           --
Louis G. Conforti                                                   0            0        --           --            --           --


-----------------




(1) These options vest in three equal annual installments beginning on the first anniversary of the date of grant.

(2) Exercise price represents the closing price for the common shares on the trading day before the date of grant.

(3) The potential realizable value is reported net of the option price but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option.

Option Exercises and Holdings

        The following table sets forth information with respect to the executives named in the Executive Compensation table otherwise contained herein concerning options held as of December 31, 2003. No options were exercised by such executives during 2003.




                                 Number of Securities          Value of Unexercised in the
                            Underlying Unexercised Options        Money Options at
                                 at December 31, 2003          at December 31, 2003 (1)
                                 --------------------          ------------------------
                           Exercisable      Unexercisable       Exercisable   Unexercisable
                           -----------      -------------       -----------   -------------


Stephen J. Nardi              166,736         100,000          $      0       $   125,000
Jeffrey A. Patterson          222,278               0                 0                 0
James F. Hoffman               71,155               0                 0                 0
Faye I. Oomen                  49,181               0                 0                 0
Steven R. Baron                46,444               0                 0                 0
Louis G. Conforti (2)         185,000               0                 0                 0

---------------------


(1) Represents the fair market value, based on a closing price of a common share on December 31, 2003 (the last day of trading on the New York Stock Exchange in 2003) ($6.27) as reported by the New York Stock Exchange, less the option exercise price.

(2) For a description of recent changes to Mr. Conforti's options, see "-Employment Agreements" above.


Equity Compensation Plan Information

        The following table presents information about common shares that may be issued upon the exercise of options, warrants and rights under our share incentive plan as of December 31, 2003. We have no other compensation plans pursuant to which common shares may be issued.




                                                                 (c)
                                                              Number of
                                                            common shares
                           (a)                                remaining
                       Number of                            available for
                      common shares           (b)           future issuance
                       to be issued        Weighted-         under equity
                      upon exercise of  average exercise     compensation           (d)
                       outstanding         price of         plans (excluding  Total of Commmon
                         options,          outstanding      common shares    Shares reflected
                       warrants and     options, warrants    reflected In       in columns
Plan Category             rights           and rights         Column (a)        (a) and (c)
-------------             ------           ----------         ----------        -----------



Equity compensation
  plan previously
  approved by
  shareholders          1,156,233(1)      $      15.25       1,554,777(2)       2,711,010(2)

Equity compensation
  plans previously
  not approved by
  shareholders             None           Not applicable        None                None
  ------------             ----           --------------        ----                ----
         TOTAL:         1,156,233(1)      $      15.25       1,554,777(2)       2,711,010(2)
                        ------------      -      -----       ------------       ------------



(1)     Issued under our share incentive plan, as amended (the "plan").

(2) We have granted the options to purchase common shares, set forth in the table above as well as restricted common shares subject to vesting schedules and unrestricted common shares under the plan. As of December 31, 2003, we had granted 149,764 restricted common shares and 1,156,233 unrestricted common shares under our share incentive plan. Of the 149,764 restricted common share grants, 4,247 shares remained unvested as of December 31, 2003, of which all vested on January 15, 2004. We are authorized to issue an aggregate of 2,860,774 common shares under our share incentive plan. After taking into account common shares subject to outstanding options and restricted and unrestricted common share grants, 1,554,777 common shares of the authorized 2,860,774 common shares remain available for future issuance under our share incentive plan.

        We have series A-2 warrants outstanding to purchase up to 500,000 of our common shares at $7.50 per share, series B warrants outstanding to purchase 250,000 of our common shares at $10.00 per share and series C warrants outstanding to purchase up to 250,000 of our common shares at $12.50 per share. The warrants contain antidilution adjustment provisions and expire on the fifth anniversary of their issuance, July 16, 2007. We have granted the holder of the warrants certain demand and incidental registration rights in respect of any common shares they may receive upon the exercise of any of the warrants.

Indemnification of Trustees and Officers

        Our declaration of trust contains a provision permitted under Maryland law eliminating, with limited exceptions, each trustee's personal liability to us or our shareholders for money damages. In addition, our declaration of trust and bylaws authorize us to indemnify our present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. Maryland law provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees.

        We have entered into indemnification agreements with each of our trustees and certain of our executive officers. The indemnification agreements require, among other things, that we indemnify such trustees and officers to the fullest extent permitted by law, and advance to the trustees and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by trustees and officers seeking to enforce their rights under the indemnification agreements and cover trustees and officers under our trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our declaration of trust and bylaws, it provides greater assurance to trustees and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by the board of trustees or by the shareholders to eliminate the rights it provides.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our trustees, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a trustee, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Transactions with The Prime Group, Inc. We have an option to purchase a parking garage located at 300 North LaSalle Street in Chicago from The Prime Group, Inc. ("PGI") (an affiliate of Mr. Michael W. Reschke, a former chairman and former trustee of ours) which option has approximately three and one-half years remaining on its term. 300 North LaSalle Street contains approximately 58,000 square feet of land suitable for development. We have an option to purchase the property at 95.0% of its then fair market value.

        We also have approximately nine and one-half years remaining on a right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois previously owned by an affiliate of PGI. The right of first offer will apply to the extent that the owner of the land determines that a parcel will be utilized for the construction of an office or industrial facility to be owned and leased to third parties by the owner or held by the owner for sale to a third party. The site is subject to a participation interest held by an unaffiliated third-party lender. The option and right of first offer may be exercised only with the approval of our independent trustees.

        In connection with the admission of a new 70% joint venture partner to our subsidiary that owns the 1,497,472 square foot office building in Chicago, Illinois, we entered into certain agreements with affiliates of PGI, providing for a total of $1.0 million of compensation in connection with certain advisory services performed in connection with the transaction. These agreements consisted of (i) a letter agreement providing for a $261,733 advisory fee relating to such transaction, (ii) an amendment to the PGI Environmental Indemnity discussed below providing that we would pay the first $0.5 million of any costs incurred in connection with the environmental clean-up and related litigation and (iii) our agreement to pay $238,267 to our joint venture affiliate owning the 77 West Wacker Drive property representing three (3) months past-due rent owed by PGI for space it is leasing at the building.

        We are aware of environmental contamination at certain of our older industrial properties contributed to us as an equity contribution by PGI during our initial public offering. As discussed above, on March 25, 2003, we and PGI and one of PGI's affiliates entered into an amendment to the environmental remediation and indemnity agreement previously entered into by PGI and us in November 1997 (as so amended, the "PGI Environmental Indemnity"). Pursuant to the existing agreement, PGI has agreed to indemnify us against certain environmental liabilities related to our Chicago, Hammond and East Chicago industrial parks. The existing agreement also provides that PGI is entitled to use the proceeds from certain pending litigation we have against third parties relating to these environmental liabilities. The amendment to the agreement provides, among other things, that all of the proceeds from the litigation will not be funded to PGI or its affiliate, but instead that if any proceeds are recovered in connection with the litigation, sufficient proceeds (if recovered) will instead be placed in an escrow to be used to fund the environmental remediation costs. As discussed above, upon the closing of the admission of a new 70% joint venture partner to our subsidiary that owns Bank One Center, we retained $0.5 million of the $1.0 million of compensation due PGI, which will be applied to pay certain environmental costs at these industrial properties. As of December 31, 2003, a total of approximately $0.3 million of these costs have been paid.

        PGI leased 22,620 square feet of space at 77 West Wacker Drive, an office building owned by one of our unconsolidated real estate joint ventures of which we own a 50% common ownership interest. Their lease was scheduled to expire October 31, 2007 with an option, effective April 30, 2002, to terminate the lease upon six months written notice. As of July 31, 2003, PGI owed the unconsolidated real estate joint venture $393,902 representing past due rent and related operating expense reimbursements. PGI was subsequently charged rent for the months of August and September. In connection with the past-due rent, the parties entered into an amendment to PGI's lease pursuant to which rent ceased to accrue as of October 1, 2003 and PGI (i) paid two months rent to the landlord for August and September 2003, (ii) conveyed its trade fixtures and certain office furniture to the landlord in satisfaction of its remaining rent obligation and (iii) agreed to vacate the premises at any time in the future upon 45 days notice from landlord, which notice has since been served by landlord. Three months of past-rent was paid in connection with the advisory fee referenced above. PGI vacated the premises as of February 8, 2004.

        Tax Indemnification Agreements. Our operating partnership entered into tax indemnification agreements with certain principals affiliated with Edward S. Hadesman (the "IBD Contributors"), a former executive officer, and certain principals affiliated with Mr. Nardi (the "NAC Contributors"), who contributed properties to us during our initial public offering. We are required to indemnify the IBD Contributors and NAC Contributors for, among other things, certain income tax liabilities based on income or gain the IBD Contributors and NAC Contributors are required to include in their gross income for federal or state income tax purposes upon the refinancing or repayment by us of their liabilities or the sale or other disposition by us of the properties they contributed. These indemnities cover such income taxes, interest and penalties and are required to be made on a "grossed up" basis that effectively results in the IBD Contributors and NAC Contributors receiving the indemnity payments on a net, after-tax basis. The percentage of the tax liabilities that we are required to indemnify is 40% for the taxable year ending on December 31, 2004, and declines by 10% each year thereafter until December 31, 2007. We are not required to indemnify the IBD Contributors or NAC Contributors for income or gain realized by them after the taxable year ended December 31, 2007. We estimate our maximum possible exposure at March 31, 2004 is $2.8 million for the IBD Contributors and $7.8 million for the NAC Contributors.

        Other Transactions. On March 19, 2002, we entered into an agreement appointing Julien J. Studley, Inc. ("Studley") as our exclusive agent to lease space on our behalf related to our obligation to reimburse Citadel Investment Group, L.L.C. ("Citadel") for certain obligations under Citadel's prior lease upon execution of a lease at Bank One Center. Mr. Jacque M. Ducharme, one of our trustees, is the Vice Chairman Western Region and Director of Studley. Studley earned commissions of $0.1 million for services provided to us in for the year ended December 31, 2003. The term of this agreement expired on September 30, 2003. We have been advised by Mr. Ducharme that he did not receive any portion of the commissions under this agreement other than compensation he may receive or may have received based on the general profitability of Studley.

        In addition, Studley was engaged by a third-party as a tenant broker in connection with the tenant's search for office space in Chicago. This search for space resulted in the third-party signing a lease in 2004 at a property owned by an unconsolidated joint venture in which we have an interest. Studley earned commissions of approximately $671,000 in connection with this transaction. We were not involved in the selection of Studley by the third-party as its broker, and we have been advised by Mr. Ducharme that he did not receive any portion of the commissions in connection with this transaction, other than compensation he may receive based on the general profitability of Studley.

        As of December 31, 2003, we have a receivable of approximately $0.9 million from Mr. Stephen J. Nardi and certain of his affiliates, representing rent receivable on our 1051 Kirk Road property due under a master lease agreement with us for the period from October 2001 through March 31, 2003. Payments of rent per the agreement are to be deducted from common unit distributions made to Mr. Nardi and his affiliates. Because there were no common unit distributions for this year, no payments were applied to the outstanding balance and rent continued to accrue under the master lease at the rate of approximately $48,000 per month until March 31, 2003, the date on which the master lease expired.

        Martha A. Rendino, a Manager, Application Support, for us, is the spouse of Roy P. Rendino, our Senior Vice President-Finance and Chief Accounting Officer. In 2003, Ms. Rendino was paid $129,878, which included a bonus of $15,000. Mr. Rendino is not involved in decisions pertaining to Ms. Rendino's compensation.

        Governor James R. Thompson, a former trustee whose term of office ended on May 23, 2003, is Chairman of the law firm of Winston & Strawn LLP, which has provided, and continues to provide, legal services to us. Winston & Strawn LLP earned fees of approximately $1.1 million for legal services provided to us in 2003.

                              PARTNERSHIP AGREEMENT

        The following summary of the agreement of limited partnership of Prime Group Realty, L.P., our operating partnership, and the descriptions of other provisions of the partnership agreement appearing elsewhere in this prospectus, are qualified in their entirety by reference to the partnership agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Management

        The operating partnership is organized as a Delaware limited partnership according to the terms of the partnership agreement. We are the managing general partner of, and currently hold approximately 88.5% of the economic interests in, the operating partnership. We conduct substantially all of our business through the operating partnership, except for office and industrial development, leasing and property management services, which are conducted through the Services Company in order to preserve our REIT status. The Services Company is a wholly-owned subsidiary of the operating partnership. Generally, pursuant to the partnership agreement, we, as the managing general partner of the operating partnership, have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings and to cause changes in the operating partnership's line of business and distribution policies.

        The limited partners of the operating partnership have no authority to transact business for, or participate in the management or decisions of, the operating partnership, except as provided in the partnership agreement and as required by applicable law. However, any decision of the operating partnership to effect specified amendments to the partnership agreement, to take title to any property other than in the name of the operating partnership or a property-level subsidiary of the operating partnership or to institute any proceeding for bankruptcy or make a general assignment for the benefit of creditors, generally requires the consent of a majority in interest of the common units, including our interests in the operating partnership, which represent approximately 88.5% of the total partner interests as of May 10, 2004. Further, the operating partnership may not be dissolved prior to December 31, 2050 without the consent of a majority in interest of the common units held by limited partners so long as the limited partners hold more than 10% of the common units. The limited partners have no right to remove us from our capacity as general partner of the operating partnership.

Indemnification

        To the extent permitted by law, the partnership agreement provides for indemnification of us, as managing general partner, our officers and trustees and such other persons as we may designate to the same extent indemnification is provided to our officers and trustees in our declaration of trust, and limits our liability and the liability of our officers and trustees to the operating partnership to the same extent liability of our officers and trustees is limited under the declaration of trust.

Transferability of Interests

        A limited partner may transfer its interests in the operating partnership to a transferee subject to specified conditions, including that such transferee assumes all obligations of the transferor limited partner and provided further that the transfer does not cause a termination of the operating partnership for federal or state income tax purposes and does not cause us to cease to comply with requirements under the Internal Revenue Code for qualification as a REIT.

Extraordinary Transactions

        The partnership agreement provides that we generally may not engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of our assets, or any reclassification, recapitalization or change of our outstanding common shares (a "business combination"), unless the holders of common units will receive, or have the opportunity to receive, the same consideration per common unit as holders of common shares receive per common share in the transaction; if holders of common units will not be treated in such manner in connection with a proposed business combination, we may not engage in the transaction unless limited partners holding more than 50% of the common units vote to approve the business combination. In addition, as provided in the partnership agreement, we will not complete a business combination in which we conducted a vote of the shareholders unless the matter would have been approved had holders of common units been able to vote together with the shareholders on the transaction. The foregoing provision of the partnership agreement would under no circumstances enable or require us to engage in a business combination which required the approval of our shareholders if our shareholders did not in fact give the requisite approval. Rather, if our shareholders did approve a business combination, we would not complete the transaction unless:

o we as managing general partner first conduct a vote of holders of common units, including us, on the matter;

o we vote the common units held by us in the same proportion as our shareholders voted on the matter at the shareholder vote; and

o the result of the vote of the common unit holders, including the proportionate vote of our common units, is that had such vote been a vote of shareholders, the business combination would have been approved by the shareholders.

        As a result of these provisions of the partnership agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or we, despite having the requisite authority under our declaration of trust, may not be authorized to engage in a proposed business combination.

Issuance of Additional Common Units

        As managing general partner of the operating partnership, we have the ability to cause the operating partnership to issue additional common units representing general and limited partnership interests in the operating partnership, including preferred common units of limited partnership interest.

Capital Contributions

        The partnership agreement provides that if the operating partnership requires additional funds at any time or from time to time in excess of funds available to the operating partnership from borrowings or capital contributions, we may borrow such funds from a financial institution or other lender or through public or private debt offerings and lend such funds to the operating partnership on comparable terms and conditions as are applicable to our borrowing of such funds. As an alternative to borrowing funds required by the operating partnership, we may contribute the amount of such required funds as an additional capital contribution to the operating partnership. The partnership agreement and our share incentive plan also provide that in the event we issue additional shares, including any issuance of common shares pursuant to the share incentive plan, we are required to contribute to the operating partnership as an additional capital contribution any net proceeds from such issuance in exchange for additional partnership interests with preferences and rights corresponding to the beneficial interests so issued. If we so contribute additional capital to the operating partnership, our interest in the operating partnership will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. See "Policies With Respect to Certain Activities-Financing Strategy."

Awards Under Share Incentive Plan

        If options granted in connection with our share incentive plan are exercised at any time or from time to time, the partnership agreement requires us to contribute to the operating partnership as an additional contribution the exercise price received by us in connection with the issuance of common shares to such exercising participant. Upon such contribution, we will be issued a number of common units equal to the number of common shares so issued, subject to certain adjustments.

Distributions

        The partnership agreement sets forth the manner in which the net cash flow of the operating partnership, which includes operating revenues and proceeds from sales or refinancings less certain expenditures, will be distributed with respect to the operating partnership's outstanding preferred units and common units. In accordance with the partnership agreement, each series B preferred unit will entitle our company, as holder, to receive, prior to the payment by the operating partnership of distributions with respect to the common units, a cash distribution in an amount equal to the distribution declared or paid in respect of a series B preferred share. The partnership agreement further provides that net cash revenues available after the declaration or payment of distributions with respect to the series B preferred units will be distributed ratably to the holders of the common units from time to time (but not less frequently than quarterly) in an aggregate amount determined by us. For a discussion of distributions on our Series B Shares, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations-Liquidity and Capital Resources."

Operations

        The partnership agreement requires that the operating partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT and to avoid any federal income or excise tax liability. The partnership agreement provides that the net operating cash revenues of the operating partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by us (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests. In accordance with the partnership agreement, the operating partnership will assume and pay when due, or reimburse us for payment of, all expenses it incurs relating to the ownership and operation of, or for the benefit of, the operating partnership and all costs and expenses relating to our operations.

Limited Partner Exchange Rights and Registration Rights

        Subject to specified conditions, each common unit held by a limited partner may be exchanged for one common share, subject to adjustment, or, at our option, for cash equal to the fair market value of a common share at the time of exchange. In order to protect our status as a REIT, each holder of common units is prohibited from exchanging common units for common shares to the extent that as a result of such exchange any person would own or would be deemed to own, actually or constructively, more than 9.9% of our equity shares, except to the extent such holder has been granted an exception to the ownership limit.

        We granted the limited partners that received common units upon completion of our November 1997 initial public offering "demand" and "piggyback" registration rights with respect to the common shares acquired by them upon exchange of common units for common shares. Subject to specified conditions, the demand registration rights permit the limited partners to request up to two demand registrations per year. Subject to specified conditions, the piggyback registration rights permit the limited partners to include their common shares in the registration by us of our common shares or other similar equity securities other than in connection with our registration under the Securities Act of 1933 of any of our securities in connection with mergers, acquisitions, exchange offers, subscription offers, share options or other employee benefit plans. The limited partners are classified by investor groups and may each require up to two registrations per calendar year per group. In addition, we granted the limited partners piggyback registration rights with respect to common shares acquired by them by any means. We also agreed to provide the registration rights to any other person who may become an owner of common units, provided such person provides us with satisfactory undertakings. Further, we granted registration rights to SCPG with respect to the common shares which may be acquired by it upon the exercise of warrants to purchase up to 1,000,000 common shares. In accordance with these registration rights, we have prepared and filed the shelf registration statement that contains this prospectus and covers the offered shares. We will bear expenses arising from exercise of all of the foregoing registration rights, except that we shall not pay any underwriting discounts or commissions, transfer taxes, or (except with respect to SCPG's offered common shares) SEC and Blue Sky registration fees relating to registration of the offered shares.

Tax Matters

        Under the partnership agreement, we are the "tax matters partner" of the operating partnership and, as such, have authority to make specified tax
decisions   under  the  Internal   Revenue  Code  on  behalf  of  the  operating
partnership.

        The net income or net loss of the operating partnership generally will be allocated to each class of partners of the operating partnership in accordance with the relative aggregate percentage interests of each such class, and within each class, to the partners in accordance with their respective percentage interests in such class, subject to compliance with the provisions of Sections 704(b), respecting allocations generally, and 704(c), respecting allocations with respect to contributed properties, of the Internal Revenue Code and the applicable Treasury regulations.

Duties and Conflicts

        Except as otherwise set forth in "Policies with Respect to Certain Activities-Conflicts of Interest Policies" and "Management-Employment Agreements," any limited partner of the operating partnership may engage in other business activities outside the operating partnership, including business activities that directly compete with the operating partnership.

Term

        The operating partnership will continue in full force and effect until December 31, 2050 or until sooner dissolved and terminated upon the dissolution, bankruptcy, insolvency or termination of our company, unless the limited partners elect to continue the operating partnership, the election of our company with the consent of a majority in interest of the limited partners, the sale or other disposition of all or substantially all the assets of the operating partnership or by operation of law.

                           OUR PRINCIPAL SHAREHOLDERS

        The  following   tables  present  certain   information   regarding  the
beneficial ownership of our common shares, Series B Shares and of common units of our operating partnership, for:

o each person who is a shareholder of ours beneficially owning more than five percent (5%) of our voting securities;

o each named executive officer listed in the "Executive Compensation" table presented otherwise herein;

o       our trustees; and

o       our trustees and executive officers as a group.

        Unless otherwise indicated in the footnotes to the tables, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power.

        The number of common shares represents:

o       the number of common shares the person or entity holds;

o the number of common shares for which common units held by such person or entity are exchangeable (assuming, as discussed below, we elect to issue common shares rather than pay cash upon such exchange); and

o the number of common shares the person has the right to acquire upon exercise of certain options to purchase common shares.

        The extent to which a person or entity holds common shares as opposed to common units or options is set forth in the footnotes. The agreement of limited partnership of our operating partnership provides that each common unit may be exchanged, subject to certain limitations, for a common share or, at our option, cash equal to the fair market value of a common share at the time of exchange.

        The following table sets forth information as to the persons known to us to be the beneficial owners of more than five percent (5%) of our common shares as of May 10, 2004.


                                              Number of
                                            Common Shares/
                                            Common Units    Percent of
                                             Beneficially   All Common
Name and Address of Beneficial Owner          Owned (1)      Shares (2)
------------------------------------          ---------      ----------

Vornado Realty Trust (3)                     3,972,447         16.8%
Cadim inc. (4)                               3,972,446         16.8
Cadim Acquisition, LLC (4)                   3,972,446         16.8
Donald Smith & Co. Inc. (5)                  2,178,600          9.2
Stephen J. Nardi (6)                         2,171,599          8.4
Kensington Investment Group, Inc. (7)        1,890,800          8.0
The Nardi Group, L.L.C. (6)                  1,815,187          7.1
Berno, Gambal & Barbee, Inc. (8)             1,540,100          6.5
Scott L. Barbee (8)                          1,540,100          6.5
William S. Berno (8)                         1,540,100          6.5
Paul Gambal (8)                              1,540,100          6.5
First Manhattan Co. (9)                      1,246,714          5.3

-----------------

(1) The ownership of common shares presented in this table is based upon filings with the SEC and is subject to our confirmation that such ownership did not violate the ownership restrictions set forth in our declaration of trust. The ownership of common units presented in this table, which by their terms are exchangeable for common shares on a one-for-one basis (subject to our option to pay cash), is derived from the transfer records maintained by our operating partnership based on information provided by the limited partners of the operating partnership, and is included in this presentation to illustrate the beneficial ownership of common shares that would result from an exchange of such common units for common shares. Information presented includes common shares issuable upon exercise of options granted to our executive officers and our trustees under our share incentive plan which have vested or will vest within 60 days of May 10, 2004 and grants of restricted common shares under our share incentive plan which have vested or will vest within 60 days of May 10, 2004.

(2) Information presented assumes the exchange or exercise, as applicable, of common units owned by such beneficial owner solely for common shares. Information presented also includes, as applicable, common shares issuable upon exercise of options granted under our share incentive plan to such beneficial owner that have vested or will vest within 60 days of May 10, 2004 as well as grants of restricted common shares under our share incentive plan which have vested or will vest within 60 days of May 10, 2004. It is our policy to issue all restricted common shares promptly after their grant, regardless of vesting dates and, as a result, the number of common shares outstanding as of May 10, 2004 (23,681,371) includes all grants of restricted common shares under our share incentive plan, whether or not vested. Accordingly, the percentages presented in this column are based on the full number of outstanding grants of restricted common shares, not only those grants which vest or will vest within 60 days of May 10, 2004. To protect our status as a REIT, no holder of common units may exchange such common units for common shares to the extent that such exchange would result in such holder owning or being deemed to own, directly or constructively, more than 9.9% of our equity shares, unless such holder has been granted an exemption or a limited exception to such ownership limit in accordance with our declaration of trust.

(3) Information presented is based on a Schedule 13D filed with the SEC on November 2, 2001 by Vornado Realty Trust, Vornado Realty L.P. and Vornado PS, L.L.C. (collectively, the "Vornado Parties"), as amended on November 20, 2001, December 19, 2001, December 21, 2001, December 27, 2001, January 15, 2002, January 31, 2002, February 7, 2002, February 20,
        2002,  March 29, 2003,  April 18, 2002, April 30, 2002, May 1, 2002, May
        14, 2002, July 3, 2002,  December 23, 2002, May 27, 2003, June 13, 2003,
        June 18, 2003, July 30, 2003 and February 13, 2004 (as so amended, the "Vornado Schedule 13D"). The Vornado Schedule 13D indicates that each of the Vornado Parties beneficially owns and has shared dispositive power over the same 3,972,447 common shares and that each of the Vornado Parties has shared voting power over the same 3,972,447 common shares. We have granted each of the Vornado parties a limited exception to the ownership limit discussed in footnote 2 above which allows the ownership of the common shares indicated. The address of each of the Vornado Parties is 888 Seventh Avenue, New York, New York 10019. Vornado Realty Trust is the sole general partner of and controls Vornado Realty L.P. which owns all of the membership interests in Vornado PS, L.L.C.

(4) Information presented is based on (i) a Schedule 13D filed with the SEC on November 27, 2001 by Cadim inc. and Cadim Acquisition, LLC, as amended December 20, 2001, May 3, 2002, July 5, 2002, June 13, 2003 and July 5, 2003, and (ii) a Form 4 filed with the SEC on May 10, 2002 (as so amended, the "Cadim Filings"). The Cadim Filings state that Cadim inc. and Cadim Acquisition, LLC both beneficially own and have shared voting and dispositive power over the same 3,972,446 common shares. We have granted each of Cadim inc. and Cadim Acquisition, LLC a limited exception to the ownership limitation discussed in footnote 2 above which allows the ownership of the common shares indicated. The address of each of Cadim inc. and Cadim Acquisition, LLC is CDP Capital Centre, 1000 Place Jean-Paul-Riopelle, Office A-300, Montreal, Quebec, Canada H2Z 2B6.

(5) Information presented is based on a Schedule 13G filed with the SEC on January 23, 2004 by Donald Smith & Co., Inc. (the "Donald Smith Schedule 13G"). The Donald Smith Schedule 13G indicated that Donald Smith & Co., Inc. beneficially owns 2,178,600 common shares and Donald Smith & Co., Inc. has sole dispositive power with respect to all 2,178,600 common shares and sole voting power with respect to 2,038,600 common shares. The Donald Smith Schedule 13G also indicates that all common shares reported as beneficially owned are owned by Donald Smith & Co., Inc. advisory clients, no one of which, to the knowledge of Donald Smith & Co., Inc. owns more than five percent (5%) of our common shares. The address of Donald Smith & Co., Inc. is East 80, Route 4, Suite 360, Paramus, New Jersey 07652.

(6) Information presented includes (i) 19,884 common shares held by Mr. Nardi, (ii) 200,069 common shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under our share incentive plan, (iii) 1,815,187 common units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 common units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). Mr. Nardi's address is c/o Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

(7) Information presented is based on a Schedule 13G filed with the SEC on February 6, 2003 by Kensington Investment Group, Inc. and another
        Schedule 13G filed by Kensington Investment Group, Inc. on March 12, 2003, as amended on March 13, 2003 and January 21, 2004 (collectively, the "Kensington Schedule 13G"). The Kensington Schedule 13G indicates that Kensington Investment Group, Inc. beneficially owns and has sole voting and dispositive power over 1,890,800 common shares. The address of Kensington Investment Group, Inc. is 4 Orinda Way, Suite 200C, Orinda, California 94563. Kensington Investment Group, Inc. has advised us that Kensington Investment Group, Inc. is a registered investment advisor to three investment limited partnerships and one mutual fund that are the entities that hold the common shares reported on the Kensington Schedule 13G.

(8) Information presented is based on a Schedule 13G filed with the SEC on February 13, 2004 by Berno, Gambal & Barbee, Inc., William S. Berno, Paul Gambal and Scott L. Barbee (collectively, the "BGB Parties") (the "BGB Schedule 13G"). The BGB Schedule 13G indicates that the BGB Parties beneficially own 1,540,100 common shares. The BGB Schedule 13G also indicates that Berno, Gambal & Barbee, Inc. has sole voting power and Messrs. Berno, Gambal and Barbee have shared voting power with respect to 1,302,600 common shares and that Berno, Gambal & Barbee, Inc. has sole dispositive power and each of Messrs. Berno, Gambal and Barbee have shared dispositive power with respect to 1,540,100 common shares. The address of each of the BGB Parties is 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201.

(9) Information presented is based on a Schedule 13G filed with the SEC on February 10, 2000 by First Manhattan Co., as amended on February 8, 2001, February 15, 2002, February 14, 2003 and February 12, 2004 (as so amended, the "First Manhattan Schedule 13G"). The First Manhattan
        Schedule 13G indicates that First Manhattan Co. beneficially owns 1,246,714 common shares, has sole voting and sole dispositive power over 26,000 common shares, shared voting power over 1,193,747 common shares and shared dispositive power over 1,220,714 common shares. The First Manhattan Schedule 13G indicates that of the 1,246,714 common shares beneficially owned, 169,350 are owned by family members of senior managing directors of First Manhattan Co. which were reported for informational purposes. First Manhattan Co. disclaims dispositive power as to 66,000 of such common shares and beneficial ownership as to 103,350 of such common shares. The address of First Manhattan Co. is 437 Madison Avenue, New York, New York 10022.

        The following table presents the beneficial ownership of common shares and Series B Shares as of May 10, 2004 by our trustees and the executive officers named in the "Executive Compensation" table otherwise herein.




                                            Number of
                                          Common Shares/                   Number of
                                          Common Units    Percent of    Series B Shares
                                           Beneficially    All Common    Beneficially      Percent of All
Name and Address of Beneficial               Owner(1)     Shares (2)      Owned (3)     Series B Shares (4)
------------------------------               --------     ----------      ---------     -------------------

Stephen J. Nardi (5)                       2,171,599         8.4%               -             -
Jeffrey A. Patterson (6)                     333,929         1.4                -             -
James F. Hoffman (7)                          75,220           *                -             -
Faye I. Oomen (8)                             54,705           *                -             -
Steven R. Baron (9)                           47,422           *                -             -
Louis G. Conforti (10)                       216,246           *                -             -
Douglas Crocker II (11) (12)                     625           *            2,000             *
Ray H. D'Ardenne (11)                            625           *                -             -
Jacque M. Ducharme (13) (14)                  11,625           *                -             -
Daniel A. Lupiani (11)                           625           *                -             -
Christopher J. Nassetta (11) (13)             10,625           *                -             -
Trustees and executive officers of the
   company as a group (17 persons)         2,932,126        11.0            5,700             *

-----------------



* Represents less than one percent of our outstanding common shares.

(1) The ownership of common shares presented in this table is based upon filings with the SEC and is subject to our confirmation that such ownership did not violate the ownership restrictions in our declaration of trust. The ownership of common units presented in this table is derived from the transfer records maintained by our operating partnership based on information provided by the operating partnership's limited partners, and is included in this presentation to illustrate the beneficial ownership of common shares that would result assuming an exchange of such common units for common shares. Information presented includes common shares issuable upon exercise of those options granted to our executive officers and trustees under our share incentive plan which have vested or will vest within 60 days of May 10, 2004 as well as grants of restricted common shares under our share incentive plan which have vested or will vest within 60 days of May 10, 2004.

(2) Information presented assumes the exchange of common units owned by such beneficial owner solely for common shares. Information presented also includes common shares issuable upon exercise of options granted to our executive officers and trustees under our share incentive plan which have vested or will vest within 60 days of May 10, 2004 as well as grants of restricted common shares under our share incentive plan which have vested or will vest within 60 days of May 10, 2004. It is our policy to issue all restricted common shares promptly after their grant, regardless of vesting dates and, as a result, the number of common shares outstanding as of May 10, 2004 (23,681,371) includes all grants of restricted common shares under our share incentive plan, whether or not vested. Accordingly, the percentages presented in this column are based on the full number of outstanding grants of restricted common shares, not only those grants which vest or will vest within 60 days of May 10, 2004. To protect our status as a REIT, no holder of common units may exchange such common units for common shares to the extent that such exchange would result in such holder's owning or being deemed to own, directly or constructively, more than 9.9% of the common shares, unless such holder has been granted an exemption or a limited exception to such ownership limit in accordance with our declaration of trust.

(3) The ownership of Series B Shares presented in this table is based upon filings with the SEC.

(4) Information presented is based on 4,000,000 Series B Shares issued and outstanding as of May 10, 2004.

(5) Information presented includes (i) 19,884 common shares held by Mr. Nardi, (ii) 200,069 common shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under our share incentive plan, (iii) 1,815,187 common units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 common units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). See footnote (1) to this table.

(6) Information presented includes 1,651 common shares and 110,000 common units held by Mr. Patterson and 222,278 common shares which Mr. Patterson has the right to acquire upon exercise of the options granted to him under our share incentive plan.

(7) Information presented includes 4,065 common shares held by Mr. Hoffman and 71,155 common shares which Mr. Hoffman has the right to acquire upon exercise of the options granted to him under our share incentive plan.

(8) Information presented includes 5,524 common shares held by Ms. Oomen and 49,181 common shares which Ms. Oomen has the right to acquire upon exercise of the options granted to her under our share incentive plan.

(9) Information presented includes 978 common shares held by Mr. Baron and 46,444 common shares which Mr. Hoffman has the right to acquire upon exercise of the options granted to him under our share incentive plan.

(10) Information presented includes 31,246 common shares held by Mr. Conforti and 185,000 common shares which Mr. Conforti has the right to acquire upon exercise of the options granted to him under our share incentive plan.

(11) Information presented includes 625 common shares which the person directly holds.

(12)    Information  presented  includes  2,000  Series  B  Shares  held  by Mr.
        Crocker.

(13) Information presented includes common shares which the person has the right to acquire upon exercise of the options granted to him under our share incentive plan.

(14) Information presented for Mr. Ducharme also includes 1,625 common shares directly held by him.

        Except as described above, none of our trustees own any shares of any other class of our equity securities. Our executive officers not listed above own, in the aggregate, 3,700 9.0% Series B Shares, 6,738 common shares and have the right to acquire, in the aggregate, 218,389 common shares within 60 days of May 10, 2004 upon exercise of the options granted to them under our share incentive plan.

 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

        The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred share dividends for the three month period ended March 31, 2004 and for the five years ended December 31, 2003, 2002, 2001, 2000 and 1999.




                                   Three month
                                  period ended
                                 March 31, 2004                    Year Ended December 31
                                 --------------
                                                  ---------------------------------------------------------

                                                    2003        2002         2001       2000       1999
                                                    ----        ----         ----       ----       ----


  Ratio of earnings to                 --            --           --          --         --         --
  combined fixed charges and
  preferred share distributions




        The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by combined fixed charges and preferred share distributions. For this purpose, earnings consist of income
(loss) before minority interest, plus combined fixed charges. Combined fixed charges consist of interest incurred, amortization of debt issuance costs, and preferred share distributions. Our earnings were insufficient to cover fixed charges by approximately $8.1 million, $52.1 million, $48.7 million, $54.6 million, $12.8 million and $0.9 million for the three month period ended March 31, 2004 and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

                            DESCRIPTION OF OUR SHARES

        We were formed as a real estate investment trust under the laws of the State of Maryland. Rights of shareholders are governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") and certain provisions of the Maryland General Corporation Law and by our declaration of trust and bylaws. The following summary of the terms of our shares does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust, the articles supplementary relating to our Series B Shares and the bylaws, copies of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Authorized Shares

        Our declaration of trust provides that we may issue up to 100,000,000 common shares, par value $0.01 per share, 65,000,000 excess shares, par value $0.01 per share ("excess shares"), and 30,000,000 preferred shares, par value $0.01 per share (the "preferred shares"). Excess shares are to be issued automatically upon any automatic conversion of common shares or preferred shares which are purported to be held, transferred or acquired by any person in violation of the ownership limitations contained in our declaration of trust. See "-Restrictions on Share Ownership and Transfer." As of May 10, 2004 there were 23,681,371 common shares issued and outstanding and 4,000,000 Series B Shares outstanding.

        Under the Maryland REIT Law, a shareholder is not liable for our obligations solely as a result of his, her or its status as a shareholder. Our declaration of trust provides that no shareholder shall be liable for any of our debts or obligations solely by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder.

Series B Shares

        Rank and Distributions

        Our Series B Shares rank senior to our outstanding common shares as to the payment of distributions and as to the distribution of our assets upon liquidation, dissolution or winding up. Subject to the preferential rights of the holders of any preferred shares that rank senior in the payment of distributions to the Series B Shares, the holders of the Series B Shares are entitled to receive, when, as and if declared by the board of trustees, out of available funds, cumulative preferential distributions payable in cash in an amount per Series B Share equal to an annual rate of $2.25 per Series B Share.

        Distributions on the Series B Shares and are fully cumulative whether or not we have available funds. The distributions are payable quarterly, when, as and if declared by our board of trustees, in arrears on the last day of each January, April, July and October.

        No distributions (other than stock dividends) will be declared or made or set apart for payment on any of our shares that rank junior as to distribution rights to the Series B Shares (such as our common shares) and no repurchases or redemptions of such junior shares may be made if we have not paid or set apart for payment all of the cumulative distributions on the Series B Shares and any other class or series of preferred shares that rank on a parity with the Series B Shares.

        Liquidation Preference

        If we are liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the Series B Shares will be entitled to receive a liquidation preference of $25.00 per Series B Share, plus an amount equal to all distributions accrued and unpaid to the date of final distribution. This distribution is subject to the prior preferences and other rights of any shares then ranking senior to the Series B Shares upon our liquidation, distribution or winding up, and will be made before any distribution of assets is made to holders of common shares or any other shares then ranking junior to the Series B Shares as to liquidation rights.

        Redemption

        We have the option to redeem the Series B Shares, in whole or in part, out of available funds for $25.00 per Series B Share, plus all accumulated, accrued and unpaid distributions, if any, without interest, to the redemption date. The redemption price of the Series B Shares, other than any portion consisting of accrued and unpaid distributions, will be paid solely from the proceeds from our issuance and sale of other of our capital shares. For this purpose, "capital shares" means any equity securities, both common and preferred shares, interests, participations or other ownership interests (however designated) and any rights, other than debt securities convertible into or exchangeable for equity securities, or options to purchase any of the foregoing.

        If full cumulative distributions on the Series B Shares and any other class of our shares that are on a parity with the Series B Shares as to distributions have not been declared and paid or set apart for payment:

o       we may not redeem the Series B Shares in part; and

o we may not purchase or acquire Series B Shares, other than pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Shares.

        Voting Rights

        Holders of our Series B Shares do not have any voting rights, except in the following instances. First, whenever distributions on any of our Series B Shares, or other shares that are on a parity with the Series B Shares as to distributions and that have similar voting rights, have been in arrears for six or more consecutive quarterly periods, then the holders of such shares may vote for the election of two additional trustees. This voting right will terminate when all distributions in arrears on the Series B Shares and the other shares on a parity with the Series B Shares (as discussed above) have been paid and the then current quarterly distribution is also declared and paid or set apart for payment. When this voting right is terminated, the term of office of the additional trustees will also terminate.

        Second, as long as any Series B Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our declaration of trust, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of our Series B Shares is necessary for us to:

o amend, alter or repeal of any provision of our declaration of trust in a manner that materially and adversely affects the voting powers, rights or preferences of the holders of the Series B Shares; or

o effect a share exchange that affects the Series B Shares, a consolidation with or merger of us into another entity, or a consolidation withor merger of another entity into us, unless in each case each Series B Share will remain outstanding without a material and adverse change to its terms and rights or will be converted into or exchanged for cumulative redeemable preferred shares of the surviving entity having terms identical to those of the Series B Shares, except for changes that do not materially and adversely affect the holders of the Series B Shares.

        However, no vote of the holders of Series B Shares is required if, at or prior to the time either of the two circumstances discussed above occur, we make provision for the redemption of all outstanding Series B Shares to the extent the redemption is authorized.

        In other words, the affirmative vote of the holders of at least 66-2/3% of the Series B Shares will be required to permit us to issue any preferred shares having rights senior to the Series B Shares as to distribution payments or as to liquidation rights but no vote is required to permit us to issue preferred shares having rights junior to, or on a parity with, the Series B Shares as to distribution payments or as to liquidation rights.

        Each Series B Share has one vote per share. However, when any other series of preferred shares has the right to vote with the Series B Shares as a single class on any matter, then the Series B Shares and other series of preferred shares have one vote per $25.00 of stated liquidation preference with respect to such matters.

        General

        The Series B Shares have no stated maturity. Except as otherwise described in "-Restrictions on Share Ownership and Transfer," the Series B Shares are not convertible into or exchangeable for any other of our property or securities and will not be subject to any sinking fund or mandatory redemption provisions.

        Our Series B Shares trade on the NYSE under the symbol "PGE PrB."

Common Shares

        Distribution And Liquidation Rights

        Subject to the preferential rights of the Series B Shares and any other class or series of shares and to the provisions of our declaration of trust regarding the excess shares, holders of common shares will be entitled to receive distributions on such shares if, as and when authorized and declared by the board of trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities. As previously disclosed, we are in arrears for five quarters of the Series B Share distributions. See "Price Range of Common Shares and Distributions."

        Subject to the provisions of our declaration of trust regarding excess shares, the common shares will have equal distribution, liquidation and other rights, and will have no preference, appraisal (except as provided by Maryland law) or exchange rights.

        Voting Rights

        Subject to the provisions of our declaration of trust regarding excess shares and the Series B Shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. These matters include the election of trustees and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

        Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless the trust's declaration of trust allows a lower percentage, but always more than 50%. Our declaration of trust contains such a provision providing for a lesser percentage, in our case a majority of outstanding shares, with respect to transactions pursuant to which our assets will be combined with those of one or more other entities. Such a transaction could include a merger, sale or other transfer of assets, consolidation or share exchange.

        General

        Holders  of  the  common  shares  have  no  conversion,   sinking  fund,
redemption rights, exchange rights or preemptive rights to subscribe for any of our securities.

        Our common shares trade on the NYSE under the trading symbol "PGE."

Additional Preferred Shares

        We may issue additional preferred shares from time to time, in one or more series, as authorized by our board of trustees. Other than the Series B Shares, we currently have no other preferred shares issued or outstanding. Prior to the issuance of shares of each series, our board of trustees is required by the Maryland REIT Law and our declaration of trust to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because our board of trustees has the power to establish the preferences, powers and rights of each series of preferred shares, it may afford the holders of any series of preferred shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of common shares. The issuance of additional series of preferred shares could have the effect of delaying or preventing a change of control of our company that might involve a premium price for shareholders or otherwise be in their best interest.

Restrictions on Share Ownership and Transfer

        For us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares may be owned, actually or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals during the last half of a taxable year (the "five or fewer requirement"). Pension plans and mutual funds are among the entities that are not treated as holders of stock or beneficial interests under the five or fewer requirement and instead the beneficial owners of the entities are counted as holders for this purpose. Our shares must also be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

        Our declaration of trust contains restrictions on the number of our shares that shareholders may own. In general, the ownership limit set forth in our declaration of trust provides that no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.9% of our outstanding shares, including our common shares and Series B Shares (the "equity shares"). The 9.9% limitation applies to the number or value of our equity shares, whichever is more restrictive. Accordingly to our declaration of trust, our trustees are entitled to increase or decrease the 9.9% limitation in good faith. The constructive ownership rules of the Internal Revenue Code are complex, and may cause equity shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity.

        Our board of trustees may, but in no event will be required to, waive the ownership limit or any other limit provided in our declaration of trust with respect to a particular shareholder if our board of trustees determines that the shareholder's ownership will not jeopardize our status as a REIT and our board of trustees otherwise decides such action would be in our best interest. As a condition of a waiver, our board of trustees must obtain a ruling from the IRS or an opinion of counsel satisfactory to it with respect to preserving our REIT status. In accordance with these provisions, we have granted limited exceptions to the ownership limit with respect to the equity shares as discussed in "Our Principal Shareholders."

        Our declaration of trust further prohibits any person from actually or constructively owning our shares that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT. In addition, no person may transfer any of our shares if such transfer would result in our shares being owned by fewer than 100 persons.

        Any person who acquires or attempts or intends to acquire actual or constructive ownership of our shares that will or may violate any of the restrictions on transferability of ownership discussed above is required to give notice immediately to us. They must also provide us with any other information as we may request in order to determine the effect of such transfer on our status as a REIT.

        If any purported transfer of our equity shares or any other event would otherwise result in any person violating the ownership limit or such other limit as provided in our declaration of trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "prohibited transferee") as to that number of shares in excess of the ownership limit or such other limit as provided in our declaration of trust. The prohibited transferee will acquire no right or interest in such excess shares. Any excess shares described above will be converted automatically into an equal number of excess shares (the "shares-in-trust") and transferred automatically, by operation of law, to a trust (the "share trust"), the beneficiary of which will be selected by us (the "beneficiary"). Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer.

        At any time after the expiration of a 90-day period which commences upon the receipt of notice from us of the transfer of shares-in-trust to the share trust and during which we will have the right to purchase such shares-in-trust, the trustee of the share trust will have the right to sell such shares-in-trust to a person or entity who could own such shares without violating the ownership limit or such other limit as provided in our declaration of trust. The trustee of the share trust, who will be designated by us and be unaffiliated with us or any prohibited transferee, will then distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for such shares-in-trust or the sales proceeds received by the share trust for such shares-in-trust. In the case of any shares-in-trust issued as a result of any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell such shares-in-trust to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the market price of such shares-in-trust as of the date of such event or the sales proceeds received by the trust for such shares-in-trust. In either case, any proceeds in excess of the amount distributable to the prohibited transferee will be distributed to the beneficiary.

        Prior to a sale of any such shares-in-trust by the share trust, the trustee will be entitled to receive, in trust for the beneficiary, all distributions paid by us with respect to such shares-in-trust. It will be entitled to exercise all voting rights with respect to such shares-in-trust. Subject to Maryland law, effective as of the date that such shares-in-trust have been transferred to the share trust:

o any vote cast by a prohibited transferee prior to the discovery by us that such shares-in-trust have been transferred to the share trust will be voided and of no force or effect; and

o the trustee will have the authority to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary.

        Any distribution inadvertently paid to the prohibited transferee will be required to be repaid to the trustee for distribution to the beneficiary.

        In addition, shares-in-trust held in the share trust will be deemed to have been offered for sale to us at a price per share equal to the lesser of:

o the price per share in the transaction that resulted in such transfer to the share trust, or in the case of a gift, the market price at the time of the gift; and

o       the market price on the date we accept such offer.

        We will have the right to accept such offer for a period of 90 days.

        If any attempted transfer of equity shares would cause our shares to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended purchaser or recipient will acquire no rights to equity shares.

        The restrictions on transferability and ownership discussed above will not apply if our board of trustees determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders. Except as otherwise described above, any change in the ownership limit would require an amendment to our declaration of trust. Generally, amendments to the declaration of trust require the affirmative vote of holders owning at least two-thirds of our shares of beneficial interest outstanding and entitled to vote thereon.

        All certificates representing our equity shares currently bear a legend referring to the restrictions described above.

        If the transfer restrictions discussed above are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as agent on our behalf in acquiring such excess shares and to hold such excess shares on our behalf.

        Under our declaration of trust, every owner of more than 5%, or a lower percentage as required by the Internal Revenue Code or Treasury regulations, of our outstanding equity shares must file, within 30 days after January 1 of each year, a written notice with us containing information regarding their ownership of such shares. Under current Treasury regulations, the percentage will be set between one-half of 1% and 5%, depending upon the number of record holders of our shares. Further, each shareholder must upon demand disclose to us in writing any information we may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership of equity shares on our status as a REIT and to ensure compliance with the ownership limit, or such other limit as provided in our declaration of trust.

        The ownership limitations discussed above may have the effect of precluding acquisition of our control without the consent of our board of trustees and, consequently, shareholders may be unable to realize a premium for their shares over the then-prevailing market price which is customarily associated with such acquisitions.

        These restrictions will not preclude settlement for transactions through the NYSE.



Other Matters

        The transfer agent and registrar for our common shares is LaSalle Bank, N.A.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                     OF our DECLARATION OF TRUST AND BYLAWS


        The following paragraphs summarize certain provisions of Maryland law and of our declaration of trust and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law"), our declaration of trust, the articles supplementary thereto relating to the Series B Shares and our bylaws, copies of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Trustees

        Our declaration of trust provides that our board of trustees shall have seven members (subject to the rights of the holders of our Series B Shares to elect two additional trustees in the event that distributions on such shares are in arrears for six consecutive quarterly periods (currently the distributions on Series B Shares are in arrears for five consecutive quarters)), which number may be increased or decreased pursuant to our bylaws, but shall not be fewer than three. Our bylaws currently provide that our board of trustees will consist of not fewer than three nor more than thirteen trustees. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of a majority of the remaining trustees, even though less than a quorum of the board of trustees may exist.

        Pursuant to the terms of our declaration of trust, our board of trustees is divided into three classes as nearly equal in size as practicable. As the term of each class expires, trustees in that class will be elected for a term of three years and until their successors are duly elected and qualified, and the trustees in the other two classes will continue in office. We believe that classification of our board of trustees will help to assure the continuity and stability of our business strategies and policies as determined by the board of trustees.

        The classified board provision discussed above could have the effect of making the removal of incumbent trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of our company, even though such an attempt might be beneficial to us and our shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. Holders of our common shares have no right to cumulative voting for the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares will be able to elect all of the successors of the class of trustees whose term expires at that meeting. See "Risk Factors."

Removal of Trustees

        While our declaration of trust empowers our shareholders to fill vacancies in the board of trustees that are caused by the removal of a trustee, our declaration of trust also precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote. Specifically, the declaration of trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes then entitled to be cast in the election of trustees. Under the Maryland REIT law, the term "cause" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the Maryland General Corporation Law, as applicable to Maryland real estate investment trusts such as our company, "business combinations" between a corporation and any interested shareholder or an affiliate thereof are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. The business combination transactions covered by the Maryland Business Combination Act include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, transfers of assets or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

o any person who beneficially owns 10% or more of the voting power of our voting shares; or

o an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

        A person is not an interested stockholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees. In addition, the partnership agreement of our operating partnership requires that any merger or sale of all or substantially all of the assets of the operating partnership be approved by the holders of at least 50% of the common units, including the common units held by us. We currently own 88.5% of the common units in our operating partnership.

        After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least: o 80% of the votes entitled to be cast by holders of our then outstanding voting shares; and

o two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if our shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

        The Maryland General Corporation Law, as applicable to Maryland real estate investment trusts, provides that "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiring person or by officers or trustees who are our employees.

        "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

o       one-tenth or more but less than one-third;

o       one-third or more but less than a majority; or

o       a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland General Corporation Law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition by the acquiring person or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiring person may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction nor does it apply to acquisitions approved or exempted by our declaration of trust or bylaws.

The Maryland Control Share Acquisition Act

        Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our shares. Our board of trustees has the right, however, to amend this exemption at any time in the future. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in our bylaws is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire our company and of increasing the difficulty of completing any such offer.

Other Governance Provisions

        Maryland law, as applicable to real estate investment trusts such as our company, also provides that we, as a Maryland company subject to the Securities Exchange Act of 1934 that has at least three outside trustees, can elect by resolution of the board of trustees to be subject to some governance provisions that may be inconsistent with our declaration of trust and bylaws. Under the applicable statute, a board of trustees may classify itself without the vote of shareholders. A board of trustees classified in that manner cannot be altered by amendment to the company's charter. Further, the board of trustees may, by electing into applicable statutory provisions and notwithstanding our declaration of trust or bylaws:

o provide that a special meeting of the shareholders will be called only at the request of the shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

o       reserve for itself the right to fix the number of trustees;

o provide that a trustee may be removed only by the vote of the holders of two-thirds of the shares entitled to vote;

o retain for itself sole authority to fill vacancies created by the death, removal or resignation of a trustee; and

o provide that all vacancies on the board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum.

        In addition, a trustee elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of shareholders. A board of trustees may implement all or any of these provisions without amending the company's declaration of trust or bylaws and without shareholder approval. A Maryland company or a REIT may be prohibited by its charter or by resolution of its board of trustees from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. While certain of these provisions are already contemplated by our declaration of trust and bylaws, the law would permit our board of trustees to override further changes to our declaration of trust or bylaws. If implemented, these provisions could discourage offers to acquire our shares and could increase the difficulty of completing a change in control.

Amendment to Our Declaration of Trust

        Our declaration of trust, with certain limited exceptions, may be amended with the affirmative vote of the holders of not less than a majority of the aggregate number of our shares outstanding and entitled to vote thereon voting generally in the election of trustees. The provisions relating to the classification of our board of trustees and removal of trustees may be amended only by the affirmative vote of the holders of not less than two-thirds of the aggregate number of shares outstanding and then entitled to vote thereon voting generally in the election of trustees, subject to the powers granted to the board of trustees pursuant to Maryland law and the rights of the Series B shareholders.

        Under Maryland REIT Law, a declaration of trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by our board of trustees. Also under Maryland REIT Law, a declaration of trust may permit the board of trustees to amend the declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class without shareholder approval. Pursuant to this statute, our declaration of trust authorizes our board of trustees to increase or decrease the aggregate number of our authorized shares or the number of our shares of any class without shareholder approval.

Advance Notice of Trustee Nominations and New Business

        Our  bylaws  provide  that,   with  respect  to  an  annual  meeting  of
shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders may be made only:

o       pursuant to our notice of the meeting;

o       by or at the direction of our board of trustees; or

o by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

o       pursuant to the our notice of meeting;

o       by our board of trustees; or

o provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws.

        The provisions in our declaration of trust on classification of the board of trustees, amendments to the declaration of trust and removal of trustees and, if the applicable provision in the bylaws is rescinded, the control share acquisition provisions of the Maryland General Corporation Law, and the advance notice provisions of the bylaws could have the effect of discouraging a takeover or other transaction which shareholders might believe to be otherwise in their best interests.

Meetings of Our Shareholders

        Our declaration of trust and bylaws provide for annual meetings of shareholders to elect trustees and transact such other business as may properly be brought before the meetings. Special meetings of shareholders may be called by the President, the board of trustees or the Chairman of the Board and shall be called at the request in writing of the holders of 50% or more of our outstanding shares entitled to vote.

        Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each shareholder entitled to notice of the meeting but not entitled to vote at it.

                         SHARES ELIGIBLE FOR FUTURE SALE

        We have outstanding 4,000,000 Series B Shares and 23,681,371 common shares. In addition, we have reserved an aggregate of 3,076,586 and 1,000,000 common shares for issuance upon the exchange of limited partnership common units held by limited partners and exercise of outstanding warrants, respectively, and have reserved 2,860,774 common shares for issuance upon issuance of restricted common shares and exercise of option issued pursuant to our share incentive plan. All of the offered shares offered hereby when sold pursuant to the registration statement that contains this prospectus will be freely tradeable in the public market without restriction or registration under the Securities Act of 1933 (the "Securities Act") except for any shares purchased by an existing "affiliate" of ours, which will be subject to the resale limitations of Rule 144 under the Securities Act as more fully described below.

        Any common shares issued to the limited partners of our operating partnership upon exchange of their respective common units may be sold in the public market pursuant to the registration statement that contains this prospectus which we were obligated to file pursuant to the exercise of registration rights that we granted or available exemptions from registration.

        The common shares owned by our "affiliates" will be subject to Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including exemptions contained in Rule 144.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with them in accordance with Rule 144) who has beneficially owned "restricted securities" (defined generally as securities acquired from the issuer or an affiliate of the issuer in a transaction not involving a public offering) for at least one year, and including the holding period of any prior owner unless such prior owner is an affiliate, would be entitled to sell within any three-month period a number of common shares that does not exceed the greater of 1.0% of the then-outstanding number of our common shares or 1.0% of the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated with them in accordance with Rule 144) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or public information requirements. An "affiliate" of the company is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, us.

        We established a share incentive plan for the purpose of attracting and retaining executive officers, trustees and other key employees. We have issued in the aggregate options to purchase 1,156,233 common shares to executive officers, trustees and certain key employees and have reserved 1,554,777 additional common shares for future issuance under our share incentive plan. We have filed a registration statement under the Securities Act registering the common shares reserved for issuance upon the exercise of options granted under our share incentive plan which registration statement is effective. Accordingly, common shares issued upon exercise of options registered under such registration statement and common shares issuable upon the exchange of common units will be available for sale in the open market, unless such shares are subject to vesting restrictions.

        No prediction can be made as to the effect, if any, that future sales of common shares (including sales pursuant to Rule 144) or the availability of common shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of common shares (including common shares issued upon the exercise of options or the exchange of common units) or the perception that such sales could occur, could adversely affect prevailing market prices of the common shares and impair our ability to obtain additional capital through the sale of equity securities. See "Risk Factors-Possible Adverse Effects on Share Price Arising from Shares Eligible for Future Sale." For a description of certain restrictions on transfers of common shares held by certain of our shareholders, see "Description of Shares of Beneficial Interest-Restrictions on Share Ownership and Transfer."

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material federal income tax considerations to us and our shareholders resulting from our treatment as a REIT. Winston & Strawn has acted as our tax counsel ("Tax Counsel") in connection with the offering and the preparation of this prospectus. This summary should not be construed as tax advice. The discussion does not address all aspects of federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including, without limitation, insurance companies, financial institutions, broker-dealers, persons whose functional currency is other than the United States dollar, persons who hold the common shares as part of a straddle, hedging, or conversion transaction or, except as specifically described, tax-exempt entities and foreign persons) who are subject to special treatment under the federal income tax laws. In addition, this summary is generally limited to investors who will hold the common shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code.

        The statements in this summary are based on current provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly with retroactive effect. The provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder and the relevant administrative and judicial interpretations that concern REITs are highly technical and complex, and this summary is qualified in its entirety by such Internal Revenue Code provisions, Treasury regulations, and administrative and judicial interpretations. No assurance can be given that future legislative, judicial, or administrative actions or decisions will not affect the accuracy of any statements in this summary. In addition, no ruling will be sought from the Internal Revenue Service (the "IRS") with respect to any matter discussed herein, and there can be no assurance that the IRS or a court will agree with the statements made herein.

        This summary of Material Federal Income Tax Considerations is divided into two parts. The first part, captioned "Taxation of Prime Group Realty Trust," describes our tax treatment as a REIT. The summary attempts to describe the complex technical requirements which we must satisfy in order to qualify as a REIT. Our failure to meet those requirements could result in our income becoming taxable in the same manner as any regular C Corporation, i.e., generally a corporation subject to full corporate level tax. The resulting tax liability to us if we failed to meet the REIT requirements would have a significant adverse effect on an investment in the common shares. See "--Taxation of Prime Group Realty Trust--Failure to Qualify" below. In addition, even if we do qualify as a REIT, various federal income taxes may still be imposed on us as are described in the summary. The second part of this summary of Material Federal Income Tax Considerations, captioned "Taxation of Our Shareholders," describes the material tax consequences to purchasers of the common shares.

        EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Prime Group Realty Trust

        General

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and the applicable Treasury regulations, which together set forth the requirements for qualifying as a REIT (the "REIT Requirements"), beginning with our taxable year ended December 31, 1997. We believe that we are organized, have operated and will continue to operate in a manner to qualify for taxation as a REIT under the Internal Revenue Code. No assurance can be given, however, that we have actually operated in such a manner to qualify as a REIT or will continue to operate in a manner to remain qualified as a REIT.

        Subject to the qualifications described in this summary and stated in its opinion, Tax Counsel has given us an opinion that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our method of operation has enabled us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code and our method of operation enables us to continue to meet the requirements for qualification as a REIT. An opinion of counsel is not binding on the IRS or a court and there can be no assurance that the IRS or a court will not take a position different from that expressed by Tax Counsel. It also must be emphasized that Tax Counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by us and the operating partnership as to factual matters, including those related to our and its businesses and properties as set forth in this prospectus. Tax Counsel has not independently verified our representations. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis the actual operating results, distribution levels, diversity of ownership and the various other qualification tests imposed by the Internal Revenue Code as discussed below. Tax Counsel will not review our compliance with these tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. See "--Failure to Qualify."

        REIT Taxation

        For any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is currently distributed to our shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its shareholders in calculating its taxable income. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from an investment in a corporation.

        Even if we continue to qualify for taxation as a REIT, we may be subject to federal income tax in the following circumstances:

o We will be taxed at regular corporate rates on any undistributed "REIT taxable income" and undistributed net capital gains.

o In some circumstances, we may be subject to the corporate "alternative minimum tax" on our items of tax preference, if any.

o If we have (A) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (B) other nonqualifying income from foreclosure property, we will be subject to tax on such income at the highest regular corporate rate (currently 35%).

o If we have net income from prohibited transactions, this income will be subject to a 100% tax. Prohibited transactions, in general, are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

o If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because we meet other requirements, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability.

o If we should fail to distribute for each calendar year at least the sum of (A) 85% of our REIT ordinary income for such year, (B) 95% of our REIT capital gain net income for such year, and (C) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent we elect to retain and pay income tax on net long-term capital gains we received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax.

o If we acquire any asset from a corporation which is or has been a C corporation, generally a corporation required to pay full corporate-level tax, in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then under temporary Treasury regulations, we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of such gain assume that we will make an election pursuant to the temporary Treasury regulations described above.

o We will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a "taxable REIT subsidiary" of our company to any of our tenants. See "-- Requirements for REIT Qualification- Taxable REIT Subsidiary." Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations.

o We will be subject to tax at the highest corporate income tax rate on the portion of any excess inclusion we derive from REMIC residual interests that is equal to the percentage of our stock that is owned by "disqualified organizations" (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations).

        If we invest in properties in foreign countries, our profits from those investments will generally be subject to tax in the countries where such properties are located. The precise nature and amount of any taxation will depend on the laws of the countries where the properties are located. If we satisfy the annual distribution requirements for qualification as a REIT and are therefore not subject to federal corporate income tax on that portion of our ordinary income and capital gain that is currently distributed to our shareholders, we will generally not be able to recover the cost of any foreign tax imposed on profits from our foreign investments by claiming foreign tax credits against our U.S. tax liability on such profits. Moreover, a REIT is not able to pass foreign tax credits through to its shareholders.

        We use the calendar year for both federal income tax purposes and financial reporting purposes.

        Requirements for REIT Qualification

        To qualify as a REIT, we must have met and continue to meet the requirements, discussed below, relating to our organization, the sources of our gross income, the nature of our assets, and the level of distributions to our shareholders.

        Organizational Requirements

        The Internal Revenue Code requires that a REIT be a corporation, trust, or association:

o       which is managed by one or more trustees or directors;

o the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

o which would be taxable as a domestic corporation but for compliance with the REIT requirements;

o which is neither a financial institution nor an insurance company under the Internal Revenue Code;

o       the beneficial ownership of which is held by 100 or more persons;

o at any time during the last half of each taxable year not more than 50% in value of the outstanding stock or shares of beneficial interest of which is owned, directly or indirectly through the application of attribution rules, by or for five or fewer individuals (as defined in the Internal Revenue Code to include tax-exempt entities other than, in general, qualified domestic pension funds); and

o which meets other tests, described below, regarding the nature of its income and assets and distribution requirements.

        The Internal Revenue Code provides that the first four conditions above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. A corporation may not elect to become a REIT unless its taxable year is a calendar year.

        We have issued sufficient shares to enough holders to allow us to satisfy the requirement set forth in the fifth condition above (the "100 holder" requirement). For purposes of determining ongoing compliance with the 100 holder requirement, Treasury regulations require us to issue letters to some shareholders demanding information regarding the amount of shares each such shareholder actually or constructively owns. Although any failure by us to comply with the shareholder demand letters requirement should not jeopardize our REIT status, such failure would subject us to financial penalties. A list of those shareholders failing or refusing to comply with this demand must be maintained as part of our records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and other information.

        As set forth in the sixth condition above, to qualify as a REIT, we must also satisfy the requirement set forth in Section 856(a)(6) of the Internal Revenue Code that we not be closely held. We will not be closely held so long as at all times during the last half of any of our taxable years (other than the first taxable year for which the REIT election is made) not more than 50% in value of our outstanding shares of beneficial interest is owned, directly or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include tax-exempt entities, other than, in general, qualified domestic pension funds) (the "5/50 Rule").

        Although our declaration of trust contains restrictions on the ownership and transfer of the Equity Shares (which include the convertible preferred shares), the restrictions do not ensure that we will be able to satisfy the 5/50 Rule. If we fail to satisfy the 5/50 Rule, our status as a REIT will terminate, and we will not be able to prevent such termination. However, for taxable years beginning after August 5, 1997, if we comply with the procedures prescribed in Treasury regulations for issuing shareholder demand letters and do not know, or with the exercise of reasonable diligence would not have known, that the 5/50 Rule was violated, the requirement that we not be closely held will be deemed to be satisfied for the year. See "--Failure to Qualify."

        Ownership of a Partnership Interest

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's capital interest in such partnership and is deemed to earn such proportionate share of the income of the partnership. In addition, the partnership's assets and gross income retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership, including the operating partnership's proportionate share of the assets, liabilities and items of income of each of its property owning subsidiaries (each a "Property Partnership"), are treated as our assets, liabilities and items of income for purposes of applying the REIT Requirements, provided that the operating partnership and each of the Property Partnerships are treated as partnerships for federal income tax purposes.

        Qualified REIT Subsidiary

        If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," within the meaning of section 856(i) of the Internal Revenue Code, that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. However, if an existing corporation is acquired by a REIT and becomes a "qualified REIT subsidiary" of such REIT, all of its pre-acquisition earnings and profits must be distributed before the end of the REIT's taxable year. Any corporation formed directly by us to act as a general partner in any of the Property Partnerships will be a "qualified REIT subsidiary" and thus all of such subsidiary corporation's assets, liabilities, and items of income, deduction, and credit will be treated as our assets, liabilities, and items of income, deduction and credit.

        Taxable REIT Subsidiary

        A "taxable REIT subsidiary" is any corporation (other than another REIT and corporations involved in certain lodging, healthcare and franchising activities) owned by a REIT with respect to which the REIT and the corporation jointly elect that the corporation is treated as a "taxable REIT subsidiary." A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT. The Internal Revenue Code contains provisions intended to insure that transactions between a REIT and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt to equity ratio. In some cases a 100% tax is also imposed on the REIT if its rental, service and/or other agreements with its taxable REIT subsidiary are not on arm's length terms.

        A parent REIT is not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the subsidiary earns. Rather, the stock issued by the taxable REIT subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income any dividends that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of taxable REIT subsidiaries in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries.

        Income Tests

        To maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in some circumstances, interest) or from some types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

        Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met:

o First, the amount of rent received or accrued with respect to any property must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. Rents received from a tenant that are based on the tenant's income from the property will not be treated as rents based on income or profits and thus are excluded from the term "rents from real property" if the tenant derives substantially all of its income with respect to the property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT.

o Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Rents received from a taxable REIT subsidiary are not excluded if (i) at least 90% of the leased space of the property is rented to persons other than taxable REIT subsidiaries of the REIT or Related Party Tenants and (ii) the rents paid by the taxable REIT subsidiary are substantially comparable to such rents paid by other tenants of the REIT's property for comparable space.

o Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

o Finally, a REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an "independent contractor" from whom the REIT derives no income or through a taxable REIT subsidiary. However, we (or our affiliates) are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered for the convenience of the occupant of the property. A de minimis exception allows a REIT to provide non-customary services to its tenants and not disqualify income as rents from real property so long as the aggregate income derived by the REIT with respect to a particular property that is attributable to the impermissible services performed for all tenants at the property does not exceed 1.0% of the gross income derived by the REIT with respect to that property. For these purposes, the amount we receive that is attributable to impermissible services may not be valued at less than 150% of our direct cost of providing these services.

        Substantially all of our gross income is attributable to investments in real property and specifically to rents attributable to and gains from the disposition of real property. We believe that we do not receive rents based on the net income or profits of a tenant or rents from Related Party Tenants sufficient of which would cause us to fail either of the gross income tests. We also believe that we do not receive any rent attributable to personal property leased in connection with a lease of real property that exceeds 15% of the total rents received under any such lease.

        The operating partnership provides services with respect to our properties, but does not satisfy the "independent contractor" requirements described above. To the extent necessary to preserve our status as a REIT, the operating partnership arranged to have services provided by independent contractors from whom neither we nor the operating partnership derives or receives any income or by our taxable REIT subsidiary.

        The operating partnership also receives fees in exchange for the performance of usual and customary services relating to properties not owned entirely by the operating partnership. These include the Continental Towers, 77 West Wacker Drive and Bank One Center properties. The ratable portion of these fees attributable to the part of the property not owned by the operating partnership does not constitute qualifying income under the 75% or 95% gross income tests. The remainder of these fees is ignored under the 75% and 95% gross income test so long as we have a significant interest in such property. We believe that the aggregate amount of such nonqualifying fees (and any other nonqualifying income) in any taxable year will not exceed the limits on nonqualifying income under the gross income tests described above.

        Our Services Company, pursuant to contractual arrangements, performs some management and leasing services with respect to properties not owned by us or the operating partnership. The health club located in the 77 West Wacker Drive Building is owned by the Services Company. The income from these services and the revenues from the health club are taxed to the Services Company at the regular corporate tax rates. Interest payments and dividends paid by the Services Company to the operating partnership will constitute qualifying income for purposes of the 95% gross income test but not for the purposes of the 75% gross income test. The Services Company is a taxable REIT subsidiary.

        We intend to monitor the potential amount of nonqualifying income in the future and take action to avoid jeopardizing our REIT qualification. We may for instance transfer some nonqualifying activities to a taxable corporation, including a taxable REIT subsidiary such as the Services Company, from which we would receive dividends. If this should occur, the operating partnership would be entitled to receive dividends as a stockholder of such corporation. The amount of dividends available for distribution to us would be reduced below the comparable amount of fee income that would otherwise be received by the operating partnership because such a corporation would be subject to a corporate level tax on its taxable income, thereby reducing the amount of cash available for distribution. Furthermore, we may be required to structure the stock interest owned by the operating partnership in such a corporation to ensure that the various asset tests described below were not violated. Particularly, unless an election to treat such subsidiary as a taxable REIT subsidiary has been made, the operating partnership ownership interest in such subsidiary will not be more than 10% of the vote or value of the securities of such corporation and the value of such ownership interest will not exceed 5% of the value of our total assets.

        If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under some provisions of the Internal Revenue Code. These relief provisions will be generally available if:

o our failure to meet such test(s) was due to reasonable cause and not due to willful neglect;

o we reported the nature and amount of each item of our income included in the test(s) for such taxable year on a schedule attached to our return; and

o any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in "--REIT Taxation" even if these relief provisions apply, we will still be subject to a 100% tax on the greater of the amount by which we failed the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. See "--Failure to Qualify."

        Asset Tests

        At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature of our assets:

o At least 75% of the value of our total assets, including our allocable share of assets held by the operating partnership and each Property Partnership in which the operating partnership is a partner, must be represented by real estate assets, cash, cash items and U.S. government securities. For this purpose, real estate assets include stock or debt instruments held for not more than one year purchased with proceeds of an offering of our stock or long-term (at least five years) debt.

o Not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

o Of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of the outstanding securities of any single issuer unless the corporation jointly elects with us to be treated as a taxable REIT subsidiary. The total value of the securities of all taxable REIT subsidiaries owned by the company may not exceed 20% of the total value of all our assets. By virtue of our partnership interest in the operating partnership, we will be deemed to own for purposes of the three asset tests our pro rata share of the assets of the operating partnership, and the assets of each Property Partnership in which the operating partnership is a partner. The operating partnership owns 100% of the stock of the Services Company and the note issued by the Services Company. Because we and the Services Company jointly made an election to treat the Services Company as a taxable REIT subsidiary, we do not believe that the securities issued by the Services Company and held by the operating partnership causes us to fail the 5% value test. It is necessary for us to monitor our investments in other entities and, in some circumstances, modify those investments if we own more than 10% of the voting power or value of another entity.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Annual Distribution Requirements

        To continue to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to:

o the sum of (A) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) plus (B) 90% of the net income (after tax), if any, from foreclosure property; minus

o       the sum of items of non-cash income.

        Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. A distribution which is not pro rata within a class of beneficial interest entitled to a dividend or which is not consistent with the rights to distributions between classes of beneficial interest (a "preferential dividend") is not taken into consideration for the purpose of meeting the distribution requirement. Accordingly, the payment of a preferential dividend could affect our ability to meet this distribution requirement.

        To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if we should fail to distribute for each calendar year at least the sum of (A) 85% of our REIT ordinary income for such year, (B) 95% of our REIT capital gain net income for such year, plus (C) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent we elect to retain and pay income tax on net long-term capital gains we received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax.

        We have and intend to continue to make timely distributions sufficient to satisfy all of the annual distribution requirements. We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy these distribution requirements. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to the insufficiency of cash flow from the operating partnership in a particular year or to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing our "REIT taxable income," on the other hand. In the event that such an insufficiency or such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to cause the operating partnership to make distributions, to borrow funds, or to liquidate assets. Alternatively, we may issue additional shares of our common or preferred stock to satisfy the distribution requirement.

        If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the IRS upon audit, we may retroactively cure the failure by paying "deficiency dividends" to our shareholders in a later year, which may then be included in our deduction for dividends paid for the earlier year. We may thus be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

        Penalty Tax on Prohibited Transactions

        Our share of any gain realized on the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The operating partnership, through the Property Partnerships, intends to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that in general its properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT will reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to our shareholders will be taxable as ordinary dividend income to the extent of our then current and accumulated earnings and profits, and, subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT during the four taxable years following the year during which qualification was lost. It is not possible to determine whether we would be entitled to such statutory relief in all circumstances.

Taxation Of Our Shareholders

        Taxable U.S. Shareholders

        As used in this summary of Material Federal Income Tax Considerations, the term "U.S. Shareholder" means a holder of common shares who, for United States federal income tax purposes:

o       is a citizen or resident of the United States;

o is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

o is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

o is an estate subject to taxation in the United States, regardless of its source of income.

        Distributions by Us

        As long as we qualify as a REIT, distributions made to our U.S. Shareholders with respect to their shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for such shareholders that are corporations. For taxable years beginning after December 31, 2002, the maximum tax rate of non-corporate taxpayers for dividends generally has been reduced from a 38.6% to 15%. This reduced tax rate on corporate dividends applies through 2008. Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.

        Dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except in limited circumstances, including to the extent the REIT's dividends are attributable to dividends it received from taxable corporations, including taxable REIT subsidiaries. As a result, dividends received from REITs generally will continue to be taxed at ordinary income rates. Although these tax rate changes do not adversely affect the taxation of REITs or their shareholders, the more favorable tax rates applicable to regular corporate dividends could cause individual investors to view investments in REITs to be relatively less favorable than investments in other corporation that pay dividends.

        Dividends that are designated as capital gain dividends generally will be taxed as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its common shares. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income. The maximum tax rates at which individuals are taxed on capital gains has been reduced to 15% from May 6, 2003 through 2008.

        In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us on or before January 31 of the following calendar year. Holders of common shares may not include in their individual income tax returns any of our net operating losses or capital losses. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the holder of common shares, reducing the tax basis of such shareholder's securities by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains, if the securities are held as a capital asset. It is not possible to predict whether we will make distributions in excess of current and accumulated earnings and profits which would be taxed as a return of capital.

        Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our shares will not be treated as passive activity income. As a result, a U.S. Shareholder generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

        Election to Retain Net Long-Term Capital Gain

        We may elect to retain and pay income tax on our net long-term capital gain attributable to such taxable year. If we make this election, our shareholders will be required to include in their income as long-term capital gain their proportionate share of such amount so designated by us. A shareholder will be treated as having paid his or her share of the tax paid by us in respect of such amount so designated by us, for which such shareholder will be entitled to a credit. Additionally, each shareholder's adjusted basis in our shares will be increased by the excess of the amount so includible in income over the tax deemed paid on such amount. We must pay tax on our designated long-term capital gain within 30 days of the close of any taxable year in which we designate long-term capital gain pursuant to this rule, and we must mail a written notice containing the relevant tax information to our shareholders within 60 days of the close of the taxable year.

        Disposition of the Common Shares

        If a U.S. Shareholder sells or otherwise disposes of our stock, it will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and its adjusted basis in the stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends receive by the U.S. Shareholder with respect to the stock and (2) the U.S. Shareholder's proportionate share of any long-term capital gains that we retain.

Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Internal Revenue Code ("UBTI"). Our distributions to a shareholder that is a tax-exempt entity should not constitute UBTI provided that the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity.

        In addition, pension trusts may be required to report a portion of the distribution that they receive from a "pension-held REIT" as UBTI. A REIT will be treated as a "pension-held REIT" if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the "5/50 Rule" discussed above, see "--Taxation of Prime Group Realty Trust--Requirements for Qualification--Organizational Requirements," if the stock or beneficial interests of the REIT held by such tax-exempt pension funds were not treated as held directly by their respective beneficiaries. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT's stock or beneficial interests, or if one or more tax-exempt pension finds (each of which owns more than 10% (measured by value) of the REIT's stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT's stock or beneficial interests. We do not expect to be treated as a pension-held REIT for purposes of this rule. However, because our shares will be publicly traded, no assurance can be given that we are not or will not become a pension-held REIT.

Taxation of Non-U.S. Shareholders

        The following is a discussion of some anticipated U.S. federal income tax consequences of the ownership and disposition of common shares applicable to Non-U.S. Shareholders of such securities. Non-U.S. Shareholders include all holders other than U.S. Shareholders as defined above. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF UNITED STATES FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

        In general, Non-U.S. Shareholders are subject to regular United States income tax with respect to their investment in common shares in the same manner as a U.S. Shareholder if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income with respect to its investment in the common shares that is (or is treated as) effectively connected with the conduct of a trade or business in the United States also may be subject to the 30% branch profits tax imposed by the Internal Revenue Code, which is payable in addition to regular United States corporate income tax. The following discussion addresses only the United States taxation of Non-U.S. Shareholders whose investment in the common shares is not effectively connected with the conduct of a trade or business in the United States.

        Ordinary Dividends

        Our distributions that are not attributable to gain from the sale or exchange by us of United States real property interests and that are not designated by us as capital gain dividends will be treated as ordinary income dividends to the extent made out of our current or accumulated earnings and profits. Generally, such ordinary income dividends will be subject to United States withholding tax at the rate of 30% on the gross amount of the dividends paid unless reduced or eliminated by an applicable United States income tax treaty. We expect to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless a lower treaty rate applies and the Non-U.S. Shareholder has (a) completed IRS Form W-8BEN (or appropriate substitute form) and certified under penalty of perjury, that such holder is not a U.S. person or (b) holds the common shares through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations. Special certification requirements apply to certain Non-U.S. Shareholders that are "pass-through" entities rather than individuals. A Non-U.S. Shareholder of the common shares who is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

        Non-Dividend Distributions

        Unless the common shares constitute a United States real property interest (a "USRPI"), distributions made by us in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to each Non-U.S. Shareholder, reducing the adjusted basis which such Non-U.S. Shareholder has in his common shares for U.S. tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a Non-U.S. Shareholder's adjusted basis in his shares being treated as gain from the sale or exchange of such shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Shareholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of our then current and accumulated earnings and profits.

        If the common shares constitute a USRPI, distributions by us in excess of the sum of our earnings and profits plus the Non-U.S. Shareholder's basis in our stock will be taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type. The collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the Non-U.S. Shareholder's share of our earnings and profits. Therefore, although we generally intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we did not do so with respect to a particular portion, we would subject that portion to withholding at a rate of 10%. The common shares will not constitute a USRPI so long as we are a "domestically controlled REIT." A
"domestically controlled REIT" is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock or beneficial interests are held directly or indirectly by Non-U.S. Shareholders. We believe that we will be a "domestically controlled REIT," and therefore that the common shares will not be treated as USRPIs under FIRPTA. However, because the common shares will be publicly traded, no assurance can be given that we are or will continue to be a "domestically-controlled REIT."

        If we did not constitute a "domestically-controlled REIT," the common shares would be treated as USRPIs subject to United States taxation under FIRPTA unless:

o the common shares are "regularly traded" (as defined in the applicable Treasury regulations); and

o the Non-U.S. Shareholder's interest, after application of constructive ownership rules, in us is 5.0% or less at all times during the five years preceding the sale or exchange.

        Capital Gains Dividends

        As long as we continue to qualify as a REIT, distributions made by us that are attributable to gain from the sale or exchange by us of any USRPI will be taxed to a Non-U.S. Shareholder under FIRPTA. Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with the conduct of a trade or business in the United States. Accordingly, a Non-U.S. Shareholder will be taxed on such distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Shareholder that is not entitled to treaty relief or exemption. We will be required to withhold tax from any distribution to a Non-U.S. Shareholder that could be designated by us as a USRPI capital gain dividend in an amount equal to 35% of the gross distribution. The amount of tax withheld is fully creditable against the Non-U.S. Shareholder's FIRPTA tax liability, and if such amount exceeds the Non-U.S. Shareholder's federal income tax liability for the applicable taxable year, the Non-U.S. Shareholder may seek a refund of the excess from the IRS. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding.

        Disposition of Shares of Our Beneficial Interest

        Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of common shares generally will not be subject to United States taxation unless the common shares constitute a USRPI within the meaning of FIRPTA (as described above).

        If the common shares were treated as a USRPI so that gain on the sale or exchange of the common shares would be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder. Any such gain would be subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations, and the purchaser of the common shares (including us) would be required to withhold and remit to the IRS 10% of the purchase price. Additionally, in such case, distributions on the common shares to the extent they represent a return of capital or capital gain from the sale of the common shares, rather than dividends, would be subject to a 10% withholding tax.

        Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases:

o if the Non-U.S. Shareholder's investment in the common shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain; or

o if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% withholding tax on the amount of such individual's capital gain.

Information Reporting Requirements and Backup Withholding Tax

        We must report annually to the IRS and to each Non-U.S. Shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Shareholder resides under the provisions of an applicable income tax treaty.

        The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons (currently at a rate of 28% of the gross amount). A Non-U.S. Shareholder will not be subject to backup withholding tax on dividends which such holder receives on the common shares if proper certification (usually on an IRS Form W-8BEN) of foreign status is provided or the holder is a corporation or one of several types of entities and organizations that qualify for exemption (an "exempt recipient").

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of common shares by a Non-U.S. Shareholder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. Shareholder sells common shares through a United States broker or the United States office of a foreign broker, the broker will be required to report the amount of proceeds paid to such holder to the IRS and to apply the backup withholding tax to the amount of the proceeds unless appropriate certification (usually on an IRS Form W-8BEN) is provided to the broker of the holder's status as a non-United States person or the holder is an exempt recipient. Information reporting (and backup withholding if the appropriate certification is not provided) also apply if a Non-U.S. Shareholder sells its common shares through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Other Tax Considerations

        Possible Legislative or Other Actions Affecting Tax Consequences

        H.R. 1890 introduced into Congress in April 2003 would modify certain provisions of the Internal Revenue Code relating to REITs. The legislation would, among other things, revise the REIT asset test by expanding the straight-debt safe harbor, clarify a rule regarding leases with taxable REIT subsidiaries, modify the treatment of certain REIT distributions that are attributable to gain from sales or exchange of USRPIs, and expand the REIT provisions dealing with a failure to satisfy the income or asset tests. Whether any or all of these proposals will ultimately be enacted cannot be determined at this time. The provisions contained in this proposed legislation relating to the expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted. As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form or at all.

        Prospective holders should recognize that our present federal income tax treatment may be modified by future legislative, judicial or administrative actions or decisions at any time, which may be retroactive in effect, and, as a result, any such action or decision may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our shareholders. Revisions in federal income tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the common shares.

        State and Local Taxes

        We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares.

                              ERISA CONSIDERATIONS

        The following is a summary of certain considerations arising under the Employee Retirement Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or educational individual retirement account, which we refer to collectively as an "IRA." This discussion does not propose to deal with all aspects of ERISA or Section 4975 of the Internal Revenue Code or, to the extent not pre-empted, state law that may be relevant to particular employee benefit plan shareholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and governmental plans and church plans that are exempt from ERISA and
Section 4975 of the Internal Revenue Code but that may be subject to state law requirements.

        A FIDUCIARY MAKING THE DECISION TO INVEST IN THE OFFERED SHARES ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA,
SECTION 4975 OF THE INTERNAL REVENUE CODE, AND (TO THE EXTENT NOT PRE-EMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF THE OFFERED SHARES BY SUCH PLAN OR IRA.
        Plans should also consider the entire discussion under the heading "Material Federal Income Tax Considerations," as material contained therein is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase the offered shares.

Employee Benefit Plans, Tax-qualified Retirement Plans and IRAs

        Each fiduciary of an "ERISA plan," which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in the offered shares is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

o an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

o an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

o an ERISA plan's investments are authorized under ERISA and under the terms of the governing documents of the ERISA plan; and

o the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Internal Revenue Code).

        In determining whether an investment in the offered shares is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan and the liquidity and current return of the ERISA plan's portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described under "Risk Factors."

        The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employee (a "non-ERISA plan") should consider that such an IRA or non-ERISA plan may only make investments that are authorized by the appropriate governing documents, not prohibited under Section 4975 of the Internal Revenue Code and permitted under applicable state law.

Our Status under ERISA

        In certain circumstances where an ERISA plan or a non-ERISA plan (each a "plan") holds an interest in an entity, the assets of the entity are deemed to be plan assets. This is known as the "look-through rule." Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a plan fiduciary. A prohibited transaction may occur if our assets are deemed to be assets of the investing plan and "parties in interest" or "disqualified persons" as defined in ERISA and
Section 4975 of the Internal Revenue Code, respectively deal with such assets.

        Plan assets are not defined in ERISA or the Internal Revenue Code, but the United States Department of Labor has issued regulations that outline the circumstances under which a plan's interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply only to the purchase by a plan of an "equity interest" in an entity, such as common stock or common shares of beneficial interest of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities."

        Under the Department of Labor regulations, a "publicly-offered security" is a security that is:

o       freely transferable;

o       part of a class of securities that is widely held; and

o either part of a class of securities that is registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), or sold to a plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 (the "Securities Act"), and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

        Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

        We anticipate that the offered shares will meet the criteria of the publicly-offered securities exception to the look-through rule. First, we anticipate that the offered shares will be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal tax laws to maintain our status as a REIT. Second, we believe that the offered shares will be held by 100 or more investors and that at least 100 or more of these investors will be independent of us and of one another. Third, the offered shares will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Exchange Act within 120 days after the end of our fiscal year during which the offering of such securities to the public occurs. Accordingly, we believe that if a plan purchases the offered shares, our assets should not be deemed to be plan assets and, therefore, that a person who exercises authority or control with respect to our assets should not be treated as a plan fiduciary for purposes of the prohibited transaction rules of ERISA and Section 4975 of the Internal Revenue Code.

                              SELLING SHAREHOLDERS

        The  table  below  sets  forth   information   concerning   the  selling
shareholders, including the number of offered shares owned by each selling shareholder. Because the selling shareholders may sell all, some or none of their offered shares, no estimate can be made of the number of common shares that would be owned, beneficially or otherwise, by each selling shareholder upon completion of the offering of the offered shares described in this prospectus. There is no assurance that the selling shareholders will sell any of the offered shares. If any are sold, each selling shareholder will receive all of the net proceeds from the sale of his, her or its respective offered shares. The offered shares represent approximately 44.8% of the total outstanding common shares, assuming (1) the exchange of all outstanding common units of limited partner interest in Prime Group Realty, L.P., our operating partnership, for common shares and (2) the exercise of all of SCPG's warrants to purchase common shares. Selling shareholders may include the permitted pledgees, donees, transferees or other permitted successors in interest, if any, of the selling shareholders after the date of this prospectus.

                                                       Number of Common Shares
      Name of Selling Shareholder                    Owned and Offered Hereby(1)
      ---------------------------                    --------------------------
     Vornado PS, L.L.C. (2)..........................        3,972,447
     Cadim Acquisition, LLC (3)......................        3,972,446
     The Nardi Group, L.L.C. (4)(5)..................        1,815,187
     SCPG (6)........................................        1,000,000
     Edward S. Hadesman
       Trust dated May 22, 1992 (5)(7)...............          398,427
     Lisa Hadesman 1991 Trust (5)(8).................          169,053
     Cynthia Hadesman 1991 Trust (5)(8)..............          169,053
     Narco Enterprises, LLC (9)......................          136,459
     Jeffrey A. Patterson (5)(10)....................          110,000
     Sky Harbor Associates (5)(11)...................           62,149
     Carolyn B. Hadesman
       Trust dated May 21, 1992 (5)(8)...............           54,544
     Prime Group VI, L.P. (5)........................           47,525
     Warren H. John Trust dated
        December 18, 1998 (5)(12)....................           37,259
     James M. Kane (5)...............................           35,857
     Gloria I. Kane (5)..............................           35,857
     Ray R. Grinvalds (5)(13)........................            2,608
     Sandra F. Grinvalds (5)(13).....................            2,608
                                                        --------------
           TOTAL.....................................       12,021,479
                                                         =============




(1) The common shares covered by the registration statement of which this prospectus is a part, which we refer to as the "offered common shares," are being registered for the benefit of (1) Vornado PS, L.L.C., which owns 3,972,447 of our outstanding common shares, (2) Cadim Acquisition, LLC, which owns 3,972,446 of our outstanding common shares, (3) limited partners of our operating partnership that may receive common shares upon an exchange of their common units of limited partner interest and
        (4) SCPG, which may acquire up to 1,000,000 of our common shares upon the exercise of outstanding warrants to purchase common shares (see footnote 6 to this table). Generally, each common unit of limited partner interest in our operating partnership is exchangeable for one common share or, at our option, cash equal to the fair market value of a common share at the time of the exchange. For purposes of this column, we have assumed that (X) all common units of limited partner interest will be tendered for exchange by the applicable selling shareholder and that we will exchange common shares, rather than cash, for such tendered common units and (Y) all of SCPG's warrants will be exercised for the purchase of common shares in accordance with their terms.

(2) We issued these common shares to Vornado PS, L.L.C., a subsidiary of Vornado Realty Trust, on June 11, 2003 in exchange for an equal number of common units of our operating partnership. Vornado PS, L.L.C. obtained the common units in connection with a series of previously disclosed transactions that included its acquisition in April 2002 of 7,944,893 common units in a foreclosure action against Primestone Investment Partners, L.P. ("Primestone") relating to two outstanding loans to Primestone that were in default. Primestone had originally acquired all of such common units in connection with our formation in November 1997. In June 2002, Vornado PS, L.L.C. transferred 3,972,446 of the common units acquired in the foreclosure action to Cadim Acquisition, LLC in connection with Cadim Acquisition, LLC's fifty percent participation interest in Primestone's two defaulted loans. See footnote 3 to this table.

(3) We issued these common shares to Cadim Acquisition, LLC on June 13, 2003 in exchange for an equal number of common units of our operating partnership. Cadim Acquisition, LLC acquired the common units from Vornado PS, L.L.C. in June 2002 in connection with Cadim Acquisition, LLC's fifty percent participation interest in two loans to Primestone Investment Partners, L.P. See footnote 2 to this table.

(4) The Nardi Group, L.L.C. is an entity controlled by Stephen J. Nardi. Mr. Nardi has been one of our Trustees since our November 1997 initial public offering, and has served as our Chairman of the Board since May 2002.

(5) This person or entity presently owns common units of Prime Group Realty, L.P., our operating partnership. The common units are exchangeable for common shares (subject to our option to pay cash instead). For purposes of this table, we have assumed that all of these common units will be exchanged for an equal number of common shares.

(6) SCPG owns warrants to purchase up to 1,000,000 of our common shares. As previously disclosed, we issued these warrants to SCPG on July 16, 2002 in connection with several related transactions which included the purchase by our operating partnership of all of our then outstanding series A preferred shares. The warrants are exercisable for up to 1,000,000 of our common shares at various exercise prices ranging from $7.50 to $12.50 per common share. For purposes of this table, we have assumed SCPG's exercise of all of the warrants.

(7) Edward S. Hadesman formerly was one of our executive officers. He served as our President - Industrial Division from our November 1997 initial public offering until July 24, 2002.

(8) Each of these trusts are for the benefit of an immediate family member of Edward S. Hadesman, formerly one of our executive officers.

(9) Narco Enterprises, LLC is an entity controlled by Stephen J. Nardi, our Chairman of the Board and one of our Trustees.

(10) Jeffrey A. Patterson has been one of our executive officers since November 1997 and is presently our President and Chief Investment Officer.

(11) Sky Harbor Associates is an entity affiliated with Edward S. Hadesman, formerly one of our executive officers.

(12) Warren H. John is a significant shareholder of The Prime Group, Inc. ("PGI"). PGI contributed various office and industrial properties and other assets to us in connection with our formation in November 1997.

(13) Ray R. Grinvalds was an executive officer of PGI from prior to 1997 to May 2000. Sandra F. Grinvalds received her common units of limited partner interest in a transfer pursuant to a divorce settlement with Mr. Grinvalds.



                              PLAN OF DISTRIBUTION

        The selling shareholder(s), and their permitted pledgees, donees, transferees or other permitted successors in interest, if any, may offer and sell, from time to time, some or all of the offered shares covered by this prospectus. We have registered the offered shares covered by this prospectus for offer and sale by the selling shareholder(s) so that those shares may be freely sold to the public by them. Registration of the offered shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the offered shares covered by this prospectus. See "Use of Proceeds." We will pay all costs, expenses and fees in connection with the registration of the offered shares, including fees of our counsel and accountants, and listing fees. We estimate those fees and expenses to be approximately $__ million. The applicable selling shareholder(s) will pay all underwriting discounts and commissions and similar selling expenses (including transfer taxes, if any), if any, attributable to the sale of the offered shares covered by this prospectus, and, except with respect to the offered shares offered by SCPG, all SEC and "Blue Sky" registration fees.

        Any selling shareholder(s), including its permitted pledgees, donees, transferees or other permitted successors in interest, if any, may offer and sell all or a portion of such selling shareholder's offered shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

o on the NYSE, in the over-the-counter market or on any other national securities exchange on which our common shares are listed or traded;

o       in privately negotiated transactions;

o       through put or call transactions related to the offered shares;

o       through short sales of the offered shares;

o       through broker-dealers, who may act as agents or principals;

o in a block trade in which a broker-dealer will attempt to sell a block of offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o through one or more underwriters on a firm commitment or best-efforts basis;

o       directly to one or more purchasers;

o       through agents; or

o       in any combination of the above.

        In  effecting   sales,   brokers  or  dealers  engaged  by  the  selling
shareholder(s) may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

o purchases of the offered shares by a broker-dealer as principal and resales of the offered shares by the broker-dealer for its account pursuant to this prospectus;

o       ordinary brokerage transactions; or

o       transactions in which the broker-dealer solicits purchasers.

        At any time a particular offer of the offered shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of offered shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholder(s) and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the offered shares covered by this prospectus.

        In connection with the sale of the offered shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriters, broker-dealers or agents participating in the distribution of the offered shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933.

        Pursuant to the terms of agreements between the selling shareholders and us, we have agreed to register the offered shares covered by this prospectus for resale. We have also agreed to pay all the fees and expenses relating to the offering, other than (except with respect to the offered shares offered by SCPG) any SEC or "Blue Sky" registration fees, commissions or underwriting commissions or discounts or any transfer taxes, if any, incurred in connection with the resales, and have agreed to indemnify the selling shareholder(s) and any underwriters against certain liabilities, including those arising under the Securities Act of 1933. Each of the selling shareholders has agreed to indemnify us, our officers and trustees who sign the registration statement of which this prospectus is a part, and each person who controls (within the meaning of the Securities Act of 1933) us, against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to certain written information furnished to us by such selling shareholder.

        Some of the offered shares covered by this prospectus may be sold in private transactions or, if available, under Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.

                                  LEGAL MATTERS

        Certain legal matters in connection with the offering will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Legal matters relating to Maryland law, including the validity of the issuance of the offered shares, will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland.

                                     EXPERTS

        The consolidated balance sheets of Prime Group Realty Trust as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003 and the related financial statement schedule included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing in this prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-11 under the Securities Act of 1933 and the rules and regulations promulgated thereunder with respect to the offered shares hereby. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. For further information regarding our company and the offered shares, you should refer to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the content of any contract or other document referred to in this prospectus are not necessarily complete, and where the contract or other document is as an exhibit to the registration statement, each such statement is qualified in all respects by reference to the exhibit to which the reference relates.

        We are subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Such material can also be inspected on the SEC's website at http://www.sec.gov. Our outstanding common shares are listed on the NYSE under the symbol "PGE" and all such reports, proxy statements and other information that we file with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

                       [GRAPHIC OMITTED]


                            PRIME GROUP REALTY TRUST




                           12,021,479 Common Shares
                             of Beneficial Interest


                             ......................


                                   PROSPECTUS


                             ......................




                                        , 2004


We have not authorized any dealer, salesperson or any other person to give you any information or to make any representations to you other than those contained in this prospectus in connection with the offer made by this prospectus. If given or made, you must not rely upon such information or representations as having been authorized by us or any of the selling shareholders. This prospectus is not an offer to sell or the solicitation of any offer to buy any security other than the common shares offered by this prospectus, nor is it an offer to sell or a solicitation of any offer to buy the common shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom its is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained herein is correct as of any time subsequent to the date hereof.

PRIME GROUP REALTY TRUST

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Pro Forma Consolidated Financial Statements (Unaudited)

Pro Forma Consolidated Balance Sheet as of March 31, 2004...................F-3

Pro Forma Consolidated Statement of Operations for the
  year ended December 31, 2003..............................................F-4

Pro Forma Consolidated Statement of Operations for the
  three months ended March 31, 2004.........................................F-5

Notes to Pro Forma Consolidated Financial Statements........................F-6

Consolidated Financial Statements (Unaudited)

Consolidated Balance Sheets as of March 31, 2004 and December 31, 2003......F-8

Consolidated Statements of Operations for the
  three months ended March 31, 2004 and 2003................................F-9

Consolidated Statements of Cash Flows for the
  three months ended March 31, 2004 and 2003...............................F-10

Notes to Consolidated Financial Statements.................................F-11

Consolidated Financial Statements (Audited)

Report of Independent Auditors.............................................F-27

Consolidated Balance Sheets as of December 31, 2003 and 2002...............F-28

Consolidated Statements of Operations for the years ended
  December 31, 2003, 2002 and 2001.........................................F-29

Consolidated Statements of Changes in Shareholders' Equity for the
  years ended December 31, 2003, 2002 and 2001.............................F-31

Consolidated Statements of Cash Flows for the years ended
  December 31, 2003, 2002 and 2001.........................................F-32

Notes to Consolidated Financial Statements.................................F-35

Financial Statement Schedule

Schedule III - Real Estate and Accumulated Depreciation
  as of December 31, 2003..................................................F-83

                            PRIME GROUP REALTY TRUST

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

        Our unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if, at March 31, 2004, we had sold our 33 West Monroe Street office property and used $59.3 million of the net proceeds to retire first mortgage debt secured by the property.

        Our unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2004 and for the year ended December 31, 2003 are presented as if the following transactions occurred on January 1, 2003:
(i) the sale of our 33 West Monroe Street office property and repayment of the related first mortgage debt as described above; (ii) the sale of a 70% subordinated common joint venture interest in its Bank One Center office property and the use of $40.0 million of the proceeds to retire outstanding debt with Security Capital Preferred Growth ("SCPG"), and (iii) the elimination of interest expense incurred on indebtedness with SCPG as described and to reflect the retirement of $5.9 million of SCPG debt utlizing the proceeds from the sale of our National City Center office property.

        The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with all the financial statements contained elsewhere in the prospectus. In management's opinion, all adjustments necessary to reflect the effects of the above transactions have been made.

        Our unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations are not necessarily indicative of what the actual financial position or results of operations would have been had the transactions occurred at the dates indicated above, nor do they purport to represent our future financial position or results of operations.

                            Prime Group Realty Trust
                      Pro Forma Consolidated Balance Sheets
                                 March 31, 2004
                                   (Unaudited)
                             (dollars in thousands)




                                                        Historical
                                                       Prime Group
                                                          Realty                    Pro
                                                          Trust(1)  Disposition(2) Forma
                                                      ---------------------------------------

Assets
Real estate, at cost:
  Land................................................$   141,190  $        -   $ 141,190
  Building and improvements...........................    578,147           -     578,147
  Tenant improvements.................................     78,950           -      78,950
  Furniture, fixtures and equipment...................     10,249           -      10,249
                                                      ---------------------------------------
                                                          808,536           -     808,536
  Accumulated depreciation............................   (123,776)          -    (123,776)
                                                      ---------------------------------------
                                                          684,760           -     684,760
  Property held for development.......................     18,958           -      18,958
                                                      ---------------------------------------
                                                          703,718           -     703,718

Property held for sale (including $19,998 of
  restricted cash escrows)............................     69,757     (69,757)          -
Investments in unconsolidated entities................     39,557           -      39,557
Cash and cash equivalents.............................     32,732       8,753 (3)  41,485
Receivables, net of allowance of $1,077
    Tenant............................................      1,673           -       1,673
    Deferred rent.....................................     20,105           -      20,105
    Other.............................................      1,256           -       1,256
Restricted cash escrows...............................     44,017           -      44,017
Deferred costs, net...................................     19,176           -      19,176
Other.................................................      2,144           -       2,144
                                                      ---------------------------------------
Total assets..........................................$    934,135  $ (61,004)  $ 873,131
                                                      =======================================

Liabilities and Shareholders' Equity
Mortgages and notes payable...........................$   494,256   $       -   $ 494,256
Mortgage note payable related to property held for
  sale................................................     59,250     (59,250)          -
Bonds payable.........................................     24,900           -      24,900
Liabilities related to property held for sale.........      2,566      (2,566)          -
Accrued interest payable..............................      2,108           -       2,108
Accrued real estate taxes.............................     24,711           -      24,711
Accrued tenant improvement allowances.................      4,776           -       4,776
Accounts payable and accrued expenses.................     10,639           -      10,639
Liabilities for leases assumed........................     12,470           -      12,470
Deficit investment in unconsolidated entity...........      5,135           -       5,135
Dividends payable.....................................      2,250           -       2,250
Other.................................................     13,289           -      13,289
                                                      ---------------------------------------
Total liabilities.....................................    656,350     (61,816)    594,534
Minority interests:
  Operating Partnership...............................     20,924         195      21,119
Shareholders' equity..................................    256,861         617     257,478
                                                      ---------------------------------------
Total liabilities and shareholders' equity............$   934,135   $ (61,004)$   873,131
                                                      =======================================


                            Prime Group Realty Trust
                 Pro Forma Consolidated Statement of Operations
                          Year ended December 31, 2003
                                   (Unaudited)
                    (in thousands, except per share amounts)



                                               Historical                     Pro
                                               Prime Group                   Forma
                                                 Realty                     Adjust-     Pro
                                                Trust(1)   Dispositions(2)   ments     Forma
                                              ---------------------------------------------------

Revenue:
Rental........................................$   99,149   $   (22,136)$             $ 77,013
Lease termination fees........................    32,123       (30,332)        -        1,791
Tenant reimbursements.........................    58,252       (10,884)        -       47,368
Other property revenues.......................     4,918          (204)        -        4,714
Services Company revenue......................     2,923             -       180 (3)    3,103
                                              ---------------------------------------------------
Total revenue.................................   197,365       (63,556)      180      133,989

Expenses:
Property operations...........................    43,630        (9,299)        -       34,331
Real estate taxes.............................    35,546        (7,450)        -       28,096
Depreciation and amortization.................    36,882        (8,332)        -       28,550
General and administrative....................     9,681             -         -        9,681
Services Company operations...................     2,582             -        72 (3)    2,654
Provision for asset impairment................    45,353       (43,405)        -        1,948
Severance costs...............................       701             -         -          701
Strategic alternative costs...................       485             -         -          485
                                              ---------------------------------------------------
Total expenses................................   174,860       (68,486)       72      106,446
                                              ---------------------------------------------------
Operating income..............................    22,505         4,930       108       27,543
Other expense.................................      (953)            -    (9,686)(4)  (10,639)
Interest:
  Expense.....................................   (53,386)       17,657     5,404 (5)  (30,325)
  Amortization of deferred financing costs....    (7,539)          609         -       (6,930)
                                              -------------------------------------------------
Income (loss) from continuing operations
  before minority interests...................   (39,373)  $    23,196 $  (4,174)     (20,351)
                                              -----------============================----------
Minority interests............................     1,054                                3,375
                                              -----------                            ----------
Income (loss) from continuing operations...... $ (38,319)                            $(16,976)
                                              ===========                            ==========
Basic  and  diluted   earnings   available
  to common shares per  weighted-average
  common  share
Loss from continuing operations...............$    (2.35)                           $   (1.29)
                                              ===========                           ===========
Weighted-average   common   shares--basic
   and diluted................................    20,105                               20,105
                                              ===========                           ===========


                            Prime Group Realty Trust
                 Pro Forma Consolidated Statement of Operations
                        Three months ended March 31, 2004
                                   (Unaudited)
                    (in thousands, except per share amounts)




                                               Historical                  Pro
                                               Prime Group                Forma
                                                 Realty                   Adjust-       Pro
                                                Trust(1)   Dispositions(2) ments       Forma
                                              ---------------------------------------------------
Revenue:
Rental........................................$   20,126   $    (942)    $   -      $  19,184
Lease termination fees........................       436           -         -            436
Tenant reimbursements.........................    12,873        (482)        -         12,391
Other property revenues.......................       988         (41)        -            947
Services Company revenue......................     1,270           -        45 (3)      1,315
                                              --------------------------------------------------
Total revenue.................................    35,693      (1,465)       45         34,273

Expenses:
Property operations...........................    10,093      (1,398)        -          8,695
Real estate taxes.............................     8,472      (1,186)        -          7,286
Depreciation and amortization.................     7,519        (509)        -          7,010
General and administrative....................     2,479           -         -          2,479
Services Company operations...................     1,266           -        18 (3)      1,284
                                              --------------------------------------------------
Total expenses................................    29,829      (3,093)       18         26,754
                                              --------------------------------------------------

Operating income..............................     5,864       1,628        27          7,519
Other expense.................................    (2,633)          -         -         (2,633)
Interest:
  Expense.....................................    (8,526)        413         -         (8,113)
  Amortization of deferred financing costs....      (564)        107         -           (457)
                                              --------------------------------------------------
Income (loss) from continuing operations
  before minority interests...................    (5,859)  $   2,148    $   27         (3,684)
                                              ----------=============================-----------
Minority interests............................       877                                  682
                                              ----------                             -----------
Loss from continuing operations............... $  (4,982)                            $ (3,002)
                                              ===========                            ===========

Basic and  diluted  earnings  available  to
  common   shares   per    weighted-average
  common share
Loss from continuing operations.............. $    (0.31)                           $   (0.22)
                                              ==============                        =============
Weighted-average  common  shares--basic
  and diluted................................     23,670                               23,670
                                              ==============                        =============


                            Prime Group Realty Trust
                       Notes to Consolidated Balance Sheet
                            Historical and Pro Forma
                                 March 31, 2004


1) Represents our historical consolidated balance sheet as of March 31, 2004, which includes our 100% ownership of the 33 West Monroe Street property.

2) Represents the elimination of our 100% historical ownership amounts related to the 33 West Monroe Street property, which was sold on April 16, 2004. In connection with the sale, the existing first mortgage note collateralized by this property was repaid and has therefore also been eliminated. The adjustment to shareholders' equity reflected in the pro forma balance sheet represents the net effect of adjustments.

3) Represents the net proceeds received from the sale of our 100% interest in the 33 West Monroe Street property.

                  Notes to Consolidated Statement of Operations
                            Historical and Pro Forma
                      Three Months Ended March 31, 2004 and
                          Year Ended December 31, 2003


1) Represents our historical consolidated statement of operations, which includes our 100% ownership of the 33 West Monroe Street property for the three months ended March 31, 2004 and the year ended December 31, 2003 as well as our 30% ownership of Bank One Center for the three months ended March 31, 2004 and the period from October 8, 2003 (date of sale of 70% joint venture interest) through December 31, 2003 and the 100% ownership of Bank One Center from January 1, 2003 through October 7, 2003.

2) Represents the elimination of our 100% historical operating results related to the 33 West Monroe Street property for the three months ended March 31, 2004 and the year ended December 31, 2003 as well as our 100% historical operating results related to Bank One Center for the period January 1, 2003 through October 7, 2003.

3) Represents Prime Group Realty Services, Inc. (the "Services Company") management fee income and related tax provision under the 33 West Monroe Street property's continuing management agreement.

4) Represents our 30% share of the Bank One Center operating results for the period January 1, 2003 through October 7, 2003 as if the property had been owned by the joint venture as of January 1, 2003.

5) Represents the elimination of interest expense incurred during 2003 to reflect the retirement of indebtedness in 2003 utilizing proceeds from the sale of a 70% joint venture interest in our Bank One Center property and proceeds from the sale of our National City Center office property as if the indebtedness was retired on January 1, 2003.






                            Prime Group Realty Trust
                           Consolidated Balance Sheets
                    (dollars in thousands, except share data)
                                   (Unaudited)

                                                                  March 31      December 31
                                                                    2004            2003
                                                              ---------------------------------
Assets
Real estate, at cost:
  Land......................................................   $    141,190    $    146,805
  Building and improvements.................................        578,147         624,745
  Tenant improvements.......................................         78,950          85,153
  Furniture, fixtures and equipment.........................         10,249          10,318
                                                              ---------------------------------
                                                                    808,536         867,021
  Accumulated depreciation..................................       (123,776)       (129,381)
                                                              ---------------------------------
                                                                    684,760         737,640
  Property held for development.............................         18,958          18,955
                                                              ---------------------------------
                                                                    703,718         756,595
Property held for sale (including $19,998 of restricted
  cash escrows).............................................         69,757               -
Investments in unconsolidated entities......................         39,557          42,778
Cash and cash equivalents...................................         32,732          32,608
Receivables, net of allowance of $1,077 and $852 at
   March 31, 2004 and December 31, 2003, respectively:
    Tenant..................................................          1,673           2,031
    Deferred rent...........................................         20,105          19,758
    Other...................................................          1,256             410
Restricted cash escrows.....................................         44,017          69,890
Deferred costs, net.........................................         19,176          21,079
Other.......................................................          2,144           3,632
                                                              ---------------------------------
Total assets................................................    $   934,135    $    948,781
                                                              =================================

Liabilities and Shareholders' Equity
Mortgages and notes payable.................................    $   494,256    $    547,920
Mortgage note payable related to property held for sale.....         59,250               -
Bonds payable...............................................         24,900          24,900
Liabilities related to property held for sale...............          2,566               -
Accrued interest payable....................................          2,108           1,719
Accrued real estate taxes...................................         24,711          31,629
Accrued tenant improvement allowances.......................          4,776          10,973
Accounts payable and accrued expenses.......................         10,639          13,067
Liabilities for leases assumed..............................         12,470          13,792
Deficit investment in unconsolidated entity.................          5,135           5,168
Dividends payable...........................................          2,250               -
Other.......................................................         13,289          14,472
                                                              ---------------------------------
Total liabilities...........................................        656,350         663,640
Minority interests:
  Operating Partnership.....................................         20,924          21,803
Shareholders' equity:
  Preferred Shares, $0.01 par value; 30,000,000 shares
    authorized:
    Series B - Cumulative Redeemable Preferred Shares,
    4,000,000 shares designated, issued and outstanding.....             40              40
  Common Shares, $0.01 par value; 100,000,000 shares
    authorized; 23,671,996 and 23,670,522 shares issued and
    outstanding at March 31, 2004 and December 31, 2003,
    respectively............................................            236             236
  Additional paid-in capital................................        381,273         381,273
  Accumulated other comprehensive loss......................         (2,016)         (2,917)
  Distributions in excess of earnings.......................       (122,672)       (115,294)
                                                              ---------------------------------
Total shareholders' equity..................................        256,861         263,338
                                                              ---------------------------------
Total liabilities and shareholders' equity..................    $   934,135     $   948,781
                                                              =================================




                                See notes to consolidated financial statements.




                            Prime Group Realty Trust
                      Consolidated Statements of Operations
                  (dollars in thousands, except per share data)
                                   (Unaudited)

                                                                  Three Months ended
                                                                       March 31
                                                               2004               2003
                                                         --------------------------------------

Revenue:
Rental.............................................           $ 20,126        $  26,218
Lease termination fees.............................                436           29,712
Tenant reimbursements..............................             12,873           15,382
Other property revenues............................                988            1,488
Services Company revenue...........................              1,270              366
                                                         --------------------------------------
Total revenue......................................             35,693           73,166

Expenses:
Property operations................................             10,093           11,735
Real estate taxes..................................              8,472           10,180
Depreciation and amortization......................              7,519            9,482
General and administrative.........................              2,479            2,320
Services Company operations........................              1,266              560
Strategic alternative costs........................                  -               53
                                                         --------------------------------------
Total expenses.....................................             29,829           34,330
                                                         --------------------------------------

Operating income...................................              5,864           38,836
Other (expense) income.............................             (2,633)             642
Interest:
  Expense..........................................             (8,526)         (15,299)
  Amortization of deferred financing costs.........               (564)          (1,622)
                                                         --------------------------------------

(Loss) income from continuing  operations before
   minority interests..............................             (5,859)          22,557
Minority interests.................................                877           (8,358)
                                                         --------------------------------------
(Loss) income from continuing operations...........             (4,982)          14,199
Discontinued operations, net of minority interests
  of $(474) in 2003................................                  -              672
                                                         --------------------------------------
(Loss) income before loss on sales of real estate..             (4,982)          14,871
Loss on sales of real estate,  net of minority
  interests of $2 in 2004..........................                (18)               -
                                                         --------------------------------------
Net (loss) income..................................             (5,000)          14,871
Net income allocated to preferred shareholders.....             (2,250)          (2,250)
                                                         --------------------------------------
Net (loss) income available to common shareholders.           $ (7,250)       $  12,621
                                                         ======================================

Basic and  diluted  earnings  available  to
  common  shares per  weighted-average
  common share:
(Loss) income from continuing operations...........           $  (0.31)       $    0.76
Discontinued operations, net of minority interests.                  -             0.04
Loss on sales of real estate, net of minority
  interests........................................                  -                -
                                                         --------------------------------------
Net (loss) income available per  weighted-average
  common share of beneficial interest -
  basic and diluted................................           $  (0.31)       $    0.80
                                                         ======================================



                            Prime Group Realty Trust
                      Consolidated Statements of Cash Flows
                             (dollars in thousands)
                                   (Unaudited)




                                                             Three Months ended
                                                                  March 31
                                                           2004               2003
                                                    --------------------------------------

Operating activities
Net (loss) income  .............................       $   (5,000)        $   14,871
Adjustments  to reconcile  net (loss)  income to
  net  cash  (used  in)  provided  by  operating
  activities:
    Amortization of discount on notes payable...                -                158
    Amortization  of costs  for  leases  assumed
      (included in rental revenue)..............               72                320
    Loss on sales of real estate................               20                  -
    Depreciation  and  amortization   (including
      discontinued operations)..................            7,519             11,659
    Net equity in loss (income) of
      unconsolidated investments................            3,288               (303)
    Minority interests  (including  discontinued
      operations)...............................             (879)             8,832
    Changes in operating assets and liabilities:
      (Increase) decrease  in receivables.......           (1,515)               992
      Decrease (increase) in other assets.......            1,474               (125)
      Increase  (decrease)  in accrued  interest
        payable.................................              536            (15,639)
      Decrease in accrued real estate taxes.....           (6,610)            (4,289)
      Decrease in  accounts  payable and accrued
        expenses................................           (2,448)            (2,804)
      Increase in other liabilities.............              524              6,006
                                                    --------------------------------------
Net  cash  (used  in)   provided  by   operating
  activities....................................           (3,019)            19,678
Investing activities
Expenditures for real estate and equipment......           (6,711)           (27,912)
Decrease (increase) in restricted cash escrows..            5,875            (22,866)
Leasing costs...................................           (1,826)            (4,570)
Proceeds from note receivable...................                -              1,000
Distributions from unconsolidated entities, net.              219              2,219
                                                    --------------------------------------
Net cash used in investing activities...........           (2,443)           (52,129)

Financing activities
Financing costs.................................                -             (2,786)
Proceeds from mortgages and notes payable.......           67,000            195,000
Repayment of mortgages and notes payable........          (61,414)          (189,866)
Proceeds from construction financing............                -             82,239
Repayment of construction financing.............                -            (60,820)
                                                    --------------------------------------
Net cash provided by financing activities.......            5,586             23,767
                                                    --------------------------------------
Net  increase   (decrease)   in  cash  and  cash
  equivalents...................................              124             (8,684)
Cash and cash equivalents at beginning of year..           32,608             15,800
                                                    --------------------------------------
Cash and cash equivalents at end of period......      $    32,732         $    7,116
                                                    ======================================

                              Prime Group Realty Trust
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

1.      Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. For further information, refer to the consolidated financial statements and footnotes thereto included in our annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 12, 2004 ("Form 10-K").

     Certain prior period amounts have been reclassified to conform to the current financial statement presentation.

2.      Formation and Organization

     We were organized in Maryland on July 21, 1997 and intend to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, for Federal income tax purposes. On November 17, 1997, we completed our initial public offering and contributed the net proceeds to Prime Group Realty, L.P. (our "Operating Partnership") in exchange for preferred and common partnership interests.

     We are the sole general partner of the Operating Partnership and own all of the preferred units and 88.5% of the common units issued at March 31, 2004 and December 31, 2003. Each preferred unit and common unit entitles us to receive distributions from the Operating Partnership. Distributions declared or paid to holders of common shares and preferred shares are based upon such distributions we receive with respect to our common and preferred units.

3.      Real Estate

     Development costs, which include land acquisition costs, construction costs, fees and other costs incurred in developing new properties, are capitalized as incurred. Interest, financing costs, real estate taxes, other direct costs and indirect costs (including certain employee compensation costs and related general and administrative expenses) incurred during development periods are capitalized as a component of the building costs. These costs continue to be capitalized, to the extent they relate to the percentage of the property which is vacant, for one year following the date the development is placed in service. Subsequent to the one-year period, these costs are fully expensed as incurred. Upon the date the development is placed in service, development costs are included in buildings and improvements and are depreciated over the useful lives of the respective properties on a straight-line basis.

     The following summarizes the interest, financing costs, real estate taxes and other direct and indirect costs capitalized to development costs during the three months ended March 31, 2004 and 2003:
                                                     Three Months Ended
                                                          March 31
                                                      2004        2003
                                                 ---------------------------
                                                   (dollars in thousands)
      Interest.................................  $         -     $  1,955
      Financing costs..........................            -          264
      Real estate taxes........................            -        1,318
      Other direct and indirect costs..........            -          630
                                                 ---------------------------
                                                 $         -     $  4,167
                                                 ===========================

4.      Interest Rate Protection Agreements

     On March 31, 2004, our derivative instruments were reported at their fair value as other assets of $0.2 million, a reduction in investment in unconsolidated entities of $1.7 million and accumulated other comprehensive loss of $2.0 million. We incurred a total comprehensive loss of $4.1 million for the three months ended March 31, 2004 and total comprehensive income of $15.4 million for the three months ended March 31, 2003, which includes the effects of these derivative instruments.

5.      Income Taxes

     We have elected to be taxed as a REIT under the Internal Revenue Code. As a REIT, generally we will not be subject to federal income tax to the extent that we distribute at least 90% of our REIT taxable income to our shareholders. REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

6.      Use of Estimates

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

7.      Property Held For Sale

     As of March 31, 2004, we have classified our 33 West Monroe Street property, a 852,075 square foot office building located in Chicago, Illinois, as held for sale, as the purchaser completed its feasibility review on March 26, 2004 and became obligated under an agreement of sale to purchase the property. Subsequent to the end of the quarter, we sold this property (see Note 17 -
Subsequent Events to these Consolidated Financial Statements for further discussion). Simultaneous with the closing of the sales transaction related to this property, we entered into a management agreement with the buyer to manage the property for a one-year term subject to a six-month cancellation right. This constitutes significant continued involvement in the property in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and therefore operations related to this property are not accounted for as discontinued operations at this time. Property held for sale at March 31, 2004 represents our historical cost basis for certain assets related to this property (dollars in thousands):

         Real estate, net.........................          $    47,295
         Tenant receivables.......................                   15
         Deferred rent receivables................                  665
         Restricted cash escrows..................               19,998
         Deferred costs, net......................                1,770
         Other....................................                   14
                                                          --------------
            Property held for sale................          $    69,757
                                                          ==============

     In addition, certain liabilities related to this property at March 31, 2004 have also been reclassified (dollars in thousands):


         Mortgage note payable....................          $    59,250
         Accrued interest payable.................                  147
         Accrued real estate taxes................                  308
         Accrued tenant improvement allowances....                  858
         Other liabilities........................                1,253
                                                          --------------
           Mortgage note payable and liabilities
              related to property held for sale...          $    61,816
                                                          ==============


     At December 31, 2003, our consolidated balance sheet included comparable assets and liabilities of $74.0 million and $65.7 million, respectively, related to this property.

8.      Discontinued Operations

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," net income and gain (loss) on sales of real estate for properties sold or properties held for sale (unless we have continued significant involvement with the property) are reflected in the consolidated statements of operations as "Discontinued operations" for all periods presented. Below is a summary of the results of operations of our former National City Center property, which we sold in 2003.

                                                     Three Months Ended
                                                          March 31
                                                      2004        2003
                                                 ---------------------------
                                                   (dollars in thousands)
      Rental revenue...........................  $         -   $    3,070
      Tenant reimbursements....................            -          582
      Other property income....................            -          380
                                                 ---------------------------
        Total revenue..........................            -        4,032

      Property operations......................            -        1,052
      Real estate taxes........................            -          607
      Depreciation and amortization............            -          555
      Interest:
         Expense...............................            -          672
                                                 ---------------------------
        Total expenses.........................            -        2,886
                                                 ---------------------------

      Income before minority interests.........            -        1,146
      Minority interests.......................            -         (474)
                                                 ---------------------------
      Discontinued operations..................  $         -   $      672
                                                 ===========================

9.      Debt Covenants

     The financial covenants contained in many of our loan agreements and guarantee agreements with our lenders include minimum ratios for debt service coverage and liabilities as a percentage of total assets, as well as minimum net worth levels, limits as to recourse indebtedness and numerous other financial covenants. In some past quarters, we have failed to meet certain of these covenants and, after negotiations with our lenders (and in certain instances, after agreeing to post additional cash collateral, provide other security and/or otherwise modify the terms of the relevant loans), we have obtained the necessary loan modifications and/or waivers. We did not comply with one of these ratios with respect to the letter of credit facility supporting our industrial revenues bonds for the quarter ended March 31, 2004. We have obtained waivers or modifications of these requirements for this period. Compliance with these covenants for the remainder of 2004 is highly dependent on our financial results (including but not limited to a failure of one or more of our significant tenants to pay rent when due) and could be impacted by future capital events such as asset sales, debt refinancings and new debt or equity transactions. There can be no assurance that our financial results will be sufficient to enable us to meet these covenants in the future and, if we do not meet a covenant, whether appropriate loan modifications or waivers can be obtained.

     Certain loans contain cross-default provisions whereby a default under the covenants related to one loan agreement would also result in a default under the provisions of one or more other loans. Failure to meet a covenant could result in a requirement for a principal paydown, accelerated maturity, increased interest rate, additional collateral or other changes in terms.

10.     Recent Developments

     On January 15, 2004, we acquired fee title ownership to the 180 North LaSalle Street office building for a $0.1 million payment. We had previously consolidated the operations of this property since we had the economic risks and rewards of ownership through our interest in the second mortgage encumbering this property during 2003, 2002 and 2001. We also held subordinate interests in the first mortgage interest in the property. Simultaneous with our acquisition of fee title ownership in 180 North LaSalle Street, we refinanced the property with the proceeds of a first mortgage loan from Greenwich Capital Financial Products, Inc. in the original principal amount of $67.0 million. The loan accrues interest at a fixed interest rate of 5.43% per year and matures February 1, 2011, with principal and interest payments based upon a 30-year amortization period.

     At closing, we funded leasing and capital replacement reserves of $5.1 million from the proceeds of the loan and a $2.7 million leasing escrow relating to the previous loan was released. We also agreed to fund into the leasing reserve escrow an additional $0.1 million per month for 36 months beginning March 2004. The amounts in the reserves can be drawn by us to pay for approved leasing expenditures relating to the property. The loan documents also require us to fund approximately $13,000 per month beginning March 2004 into a capital replacement reserve to be used for approved capital expenditures at the property. We used a portion of the proceeds of the loan to (i) repay the pre-existing third-party debt encumbering the property of $60.0 million, and
(ii) fund the reserve escrows and pay closing costs. After these payments, we received approximately $4.2 million of net proceeds.

11.     Earnings Per Share

     The following table sets forth the computation of basic and diluted net income available per weighted-average common share of beneficial interest for the three months ended March 31, 2004 and 2003:

                                                            Three Months Ended
                                                                 March 31
                                                          2004            2003
                                                     ---------------------------
                                                          (dollars in thousands)
Numerator:
  (Loss) income from continuing operations before
    minority interests.............................. $    (5,859)  $     22,557
  Minority interests................................         877         (8,358)
  Net income allocated to preferred distributions...      (2,250)        (2,250)
                                                     ---------------------------
  (Loss) income before loss on sales of real estate
    and discontinued operations.....................      (7,232)        11,949
  Discontinued operations, net of minority interests           -            672
  Loss on sales of real estate, net of minority
    interests.......................................         (18)             -
                                                     ---------------------------
 Numerator for earnings per share - (loss) income
  available to common shares........................ $    (7,250)  $     12,621
                                                     ===========================

Denominator:
  Denominator   for  basic   earnings   per  share -
    weighted-average common shares..................  23,669,661     15,712,930
  Effect of dilutive securities:
    Employee stock options..........................           -              -
    Nonvested employee stock grants.................           -          5,898
                                                     ---------------------------
Denominator   for  diluted   earnings  per  share -
  adjusted weighted-   average  common  shares
  and  assumed conversions..........................  23,669,661     15,718,828
                                                     ===========================
Basic and diluted earnings available to common
 shares per weighted-average common share
 (Loss) income from continuing operations........... $     (0.31)  $       0.76
 Loss  on  sales  of  real  estate,  net of
  minority interests................................           -              -
 Discontinued operations, net of minority interests.           -           0.04
                                                     ---------------------------
 Net (loss) income available per weighted-average
  common share of beneficial interest -
  basic and diluted................................. $     (0.31)  $       0.80
                                                     ===========================


     Options to purchase 1,309,827 and 1,948,921 of our common shares were excluded in the computation of diluted earnings available to common shares for the three months ended March 31, 2004 and 2003, respectively, because the effect would be antidilutive.

     We had 3,076,586 and 11,028,280 weighted-average common units outstanding during the three months ended March 31, 2004 and 2003, respectively, of which 3,076,586 and 7,055,833, respectively, may be exchanged for common shares subject to our 9.9% ownership limitation contained in our charter, or at our option, cash equivalent to the fair market value of a common share at the time of exchange.

12.     Segment Reporting

     The following summarizes our historical segment operating results for the three months ended March 31, 2004 and 2003:



                                                  Three Months Ended March 31, 2004
                                            -----------------------------------------------
                                                                   Corporate/
                                                                    Operating
                                              Office    Industrial Partnership   Total
                                            -----------------------------------------------
                                                        (dollars in thousands)


Revenue:
  Rental..................................   $  17,086  $   3,040    $      -   $ 20,126
  Lease termination fees..................         338         98           -        436
  Tenant reimbursements...................      11,545      1,328           -     12,873
  Other property revenues.................         905         83           -        988
  Services Company revenue................           -          -       1,270      1,270
                                            -----------------------------------------------
Total revenue.............................      29,874      4,549       1,270     35,693
Expenses:
  Property operations.....................       8,989      1,104           -     10,093
  Real estate taxes.......................       7,434      1,013          25      8,472
  Depreciation and amortization...........       5,628      1,523         368      7,519
  General and administrative..............           -          -       2,479      2,479
  Services Company operations.............           -          -       1,266      1,266
                                            -----------------------------------------------
Total expenses............................      22,051      3,640       4,138     29,829
                                            -----------------------------------------------

Operating income (loss)...................       7,823        909      (2,868)     5,864
Other income (expense)....................       1,032          -      (3,665)    (2,633)
Interest:
  Expense.................................      (7,045)      (382)     (1,099)    (8,526)
  Amortization of deferred financing costs        (374)       (27)       (163)      (564)
                                            -----------------------------------------------
Income (loss) from continuing operations
  before minority interests...............       1,436        500      (7,795)    (5,859)
Minority interests........................         (34)       (72)        983        877
                                            -----------------------------------------------
Income (loss) from continuing operations..       1,402        428      (6,812)    (4,982)
Loss on sales of real estate, net of
  minority interests of $2................          (2)         -         (16)       (18)
                                            -----------------------------------------------
Net income (loss) ........................       1,400        428      (6,828)    (5,000)
Funds From Operations ("FFO")
  adjustments (1)
Real estate depreciation and amortization.       5,606      1,522          59      7,187
Amortization of costs for leases assumed..          72          -           -         72
Joint venture adjustments.................       4,388          -           -      4,388
Minority interests........................          34         72        (983)      (877)
                                            -----------------------------------------------
FFO(1)....................................      11,500      2,022      (7,752)     5,770
Income allocated to preferred shareholders           -          -      (2,250)    (2,250)
                                            -----------------------------------------------
FFO available to common share/unit
  holders.................................   $  11,500  $   2,022   $ (10,002)  $  3,520
                                            ===============================================




                                               Three Months Ended March 31, 2003
                                         -----------------------------------------------
                                                                Corporate/
                                                                 Operating
                                           Office    Industrial Partnership   Total
                                         -----------------------------------------------
                                                     (dollars in thousands)


Revenue:
   Rental..............................  $   23,177 $    3,041  $        - $   26,218
   Lease termination fees..............      29,712          -           -     29,712
   Tenant reimbursements...............      14,072      1,310           -     15,382
   Other property revenues.............       1,200        142         146      1,488
   Services Company revenue............           -          -         366        366
                                         -----------------------------------------------
Total revenue..........................      68,161      4,493         512     73,166
Expenses:
   Property operations.................      10,417      1,318           -     11,735
   Real estate taxes...................       9,188        992           -     10,180
   Depreciation and amortization.......       7,694      1,367         421      9,482
   General and administrative..........           -          -       2,320      2,320
   Services Company operations.........           -          -         560        560
   Strategic alternative costs.........           -          -          53         53
                                         -----------------------------------------------
Total expenses.........................      27,299      3,677       3,354     34,330
                                         -----------------------------------------------

Operating income (loss)................      40,862        816      (2,842)    38,836
Other income...........................          72          -         570        642
Interest:
   Expense.............................     (10,760)      (417)     (4,122)   (15,299)
   Amortization of deferred financing
     costs.............................        (659)       (30)       (933)    (1,622)
                                         -----------------------------------------------
Income (loss) from continuing
 operations before minority interests..      29,515        369      (7,327)    22,557
Minority interests.....................     (11,820)      (153)      3,615     (8,358)
                                         -----------------------------------------------
Income (loss) from continuing
 operations............................      17,695        216      (3,712)    14,199
Discontinued operations, net of
  minority interests of $(474).........         672          -           -        672
                                         -----------------------------------------------
Net income (loss)......................      18,367        216      (3,712)    14,871
Funds From Operations ("FFO")
  adjustments (1):
Real estate depreciation and
 amortization..........................       7,667      1,366          88      9,121
Amortization of costs for leases
  assumed..............................         320          -           -        320
Joint venture adjustments..............         854          -           -        854
Adjustment for discontinued operations:
   Real estate depreciation and
   amortization........................         555          -           -        555
   Minority interests..................         474          -           -        474
Minority interests.....................      11,820        153      (3,615)     8,358
                                         -----------------------------------------------
FFO(1).................................      40,057      1,735      (7,239)    34,553
Income allocated to preferred
  shareholders.........................           -          -      (2,250)    (2,250)
                                         -----------------------------------------------
FFO available to common share/unit
  holders..............................  $   40,057 $    1,735  $   (9,489)$   32,303
                                         ===============================================


(1) Funds from Operations is a non-GAAP financial measure. Funds from Operations ("FFO") is defined as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP") plus real estate depreciation and amortization, excluding gains (or losses) from sales of operating properties (which we believe includes impairments on operating real estate), and after comparable adjustments for unconsolidated joint ventures and discontinued operations. We utilize FFO as a performance measure. We compute FFO in accordance with standards established by the National Association of Real Estate
        Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than us. We believe that FFO provides useful information to investors regarding our performance as FFO provides investors with additional means of comparing our operating performance with the operating performance of our competitors. FFO is not representative of cash flow from operations, is not indicative that cash flows are adequate to fund all cash needs, and should not be considered as an alternative to cash flows as a measure of liquidity. We believe that net income (loss) is the most directly comparable GAAP financial measure to FFO.

     The following summarizes our segment assets and activity as of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003:

                                                March 31     December 31
                                                  2004           2003
                                             -------------------------------
                                                 (dollars in thousands)

Segment assets:
  Office.....................................$   735,365     $   739,091
  Industrial.................................    112,379         112,593
  Corporate/operating partnership............     86,391          97,097
                                             -------------------------------
Total consolidated assets....................$   934,135     $   948,781
                                             ===============================

                                                      Three Months
                                                     Ended March 31
                                                  2004           2003
                                             -------------------------------
                                                 (dollars in thousands)
Expenditures for real estate:
  Office.....................................$        6,129  $    27,769
  Industrial.................................           537          140
  Corporate/operating partnership ...........            45            3
                                             -------------------------------
Total expenditures for real estate...........$        6,711  $    27,912
                                             ===============================


13.     Investments in Unconsolidated Joint Ventures

     We have investments in three joint ventures, which we account for using the equity method. The following is a summary of the investments and the amounts reflected in our consolidated financial statements related to these investments.

    77 West Wacker Drive. We own a 50% common interest in 77 West Wacker Drive, LLC, which owns a 944,556 square foot office building located in Chicago, Illinois. Our interest at March 31, 2004 and December 31, 2003 was a deficit investment of $5.1 million and $5.2 million (included in deficit investment in unconsolidated entity), respectively.

     The following table summarizes our share of various items:


                                      Three months ended
                                           March 31
                                       2004        2003
                                    ------------------------
                                    (dollars in thousands)
Operations (included in other
   (expense)  income) (1)(2)...... $     (285)  $    282
Distributions received............          -      2,000
Unrealized losses (included in
  other comprehensive income).....          -       (526)
Losses reclassified into earnings
  from comprehensive income.......        917         33

(1) Excludes 50% of expense related to the management fee we earned on the property of $0.1 million for each of the periods ended March 31, 2004 and 2003, respectively.

(2) Includes $0.2 million of income in each of the three month periods ended March 31, 2004 and 2003, related to accretion of our investment account from zero at formation of this joint venture to $22.0 million at the end of the estimated useful life of the property. The $22.0 million is based on our joint venture partners' contribution of cash at formation for their 50% common interest in the joint venture.

     Bank One Center. On October 8, 2003, we closed on a transaction admitting a new 70% joint venture partner to our former subsidiary, Dearborn Center, LLC, that owns Bank One Center. Bank One Center is a 1,497,472 square foot office building located at 131 South Dearborn Street, Chicago, Illinois. We retained a 30% subordinated common interest in the joint venture.

     Our interest in the joint venture at March 31, 2004 and December 31, 2003 was an equity investment of $38.5 million and $41.6 million, respectively
(included  in  investment  in  unconsolidated  entities).   During  the  period,
distributions to our partner exceeded the joint venture's net income. As a result, income equal to the distribution was allocated to our partner and we recorded a loss in the amount of $3.1 million (included in other (expense) income) for the period ended March 31, 2004 representing the difference between this allocation and the actual net income of the joint venture. This excludes the expense related to the management fee we earned on this property.

      Thistle Landing. We own a 23.1% common interest in Plumcor Thistle, LLC, which owns a 385,274 square foot office building located in Phoenix, Arizona, that opened in late 1999. Our interest at March 31, 2004 and December 31, 2003 was an equity investment of $1.1 million and $1.2 million (included in investment in unconsolidated entities), respectively, and our share of the venture's operations were $86,000 and $21,000 for the three months ended March 31, 2004 and 2003, respectively, which is included in other (expense) income. We received distributions of $0.2 million for each of the three month periods ended March 31, 2004 and 2003.

14.     Stock Based Compensation

     The pro-forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). Under the fair value method of accounting per SFAS 123, additional compensation expense for the three months ended March 31, 2004 and 2003 would have been recognized. For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. We did not recognize any compensation expense for the three months ended March 31, 2004 and 2003 related to options granted under Accounting Principles Board Opinion No. 25. The unaudited pro-forma information is as follows (dollars in thousands, except for per share amounts):

                                       Three Months Ended
                                            March 31
                                     ------------------------
                                         2004       2003
                                     ------------------------
Additional compensation expense
   that would have been
   recognized, net of minority
   interests......................   $     10     $      7
Impact per common share - basic
  and diluted.....................   $      -     $      -
Net (loss) income available to
  common shareholders.............   $ (7,260)    $ 12,614
Net (loss) income available per
  common share - basic and diluted   $  (0.31)    $   0.80

15.     Insurance

     In the regular course of our business, we maintain comprehensive liability and all-risk property insurance with respect to our properties. On March 22, 2004, we obtained new property insurance policies consisting of (i) a primary policy covering the first $150.0 million of physical damage to the properties in our portfolio (the "Primary Policy") and (ii) several layers of excess property insurance in an aggregate amount of $400.0 million covering physical property damages to our properties in excess of our Primary Policy (the "Excess Policies"). Our Primary Policy and Excess Policies include insurance for acts of Terrorism as a covered loss. We are at risk for financial loss, which could be material, relating to losses in excess of our policy limits. In addition, we are at risk under our insurance policies for losses of any amount relating to occurrences which are not covered by our insurance policies, such as occurrences excluded under the standard coverage exclusions such as acts of war, military action, nuclear hazards, governmental action, illegal acts of the insured and pollution, which in the event of such losses could be material.

     Our Primary Property Policy and Excess Property Policies include coverage for flood and earthquake losses. In certain instances our policy sub-limits for these losses may be less than the value of specific properties. Our properties are not generally located in geographical areas typically subject to flood or earthquake losses. However, we may be at risk of financial losses resulting from losses that exceed these policy sub-limits.

     We maintain liability insurance including but not limited to commercial general liability, auto liability, garage liability and commercial umbrella insurance (the "Liability Policies") in amounts and limits that are similar to other property owners in geographic areas similar to that of our properties. Our Liability Policies include coverage for acts of Terrorism as a covered loss. Additionally, we maintain workers compensation and employers liability insurance in compliance with statutory limits and requirements. These policies contain standard exclusions that are typical of liability insurance policies. We may be at financial risk for losses that exceed our limits of liability or which may be excluded from the insurance policies, which could be material.

     In connection with the ownership of our properties, certain events may occur that would require us to expend funds for environmental remediation of some of our properties and adjacent properties. Certain environmental exposures are excluded from coverage under our insurance policies. Effective April 30, 2003, we obtained a pollution legal liability policy having a limit of $10.0 million, which includes coverage for liability, third party property damage and remediation costs as a result of pollution conditions. Pre-existing pollution conditions are excluded from the policy and certain property locations may be excluded in the future by our insurer based on its ongoing due diligence. Costs not covered under our pollution legal liability policy could be material, which could adversely affect our financial condition. We are unable to predict changes in future environmental laws and the financial impact we may incur as result of these changes.

16.     Commitments and Contingencies

     Legal. On August 29, 2002, 180 Acquisition Company, LLC ("180 Acquisition") filed a complaint (the "Complaint") against us, our Operating Partnership, our Services Company, one of our subsidiaries holding our interests in the 180 North LaSalle Street property in Chicago, Illinois (the "180 Interests"), and Jeffrey
A. Patterson, our President and Chief Investment Officer.

        The Complaint was filed in the County Department, Law Division of the Circuit Court of Cook County, Illinois. In the Complaint, 180 Acquisition alleges that the defendants orally promised to sell the 180 Interests to them, and that 180 Acquisition relied on these alleged promises, notwithstanding the facts that (i) a written contract was not entered into among the parties and
(ii) we terminated negotiations to sell the 180 Interests to 180 Acquisition in July 2002. 180 Acquisition is asking the Court to award it $1.7 million in direct damages, $15.7 million in lost profits and $34.9 million in punitive damages. We vigorously dispute the allegations contained in the Complaint, deny making the promises alleged by the plaintiff and believe that we have valid defenses in this case. However, there can be no assurances that the outcome of this case will be favorable to us. We have not recorded any liability related to this matter other than for legal fees we have incurred.

     We are a defendant in legal actions arising in the normal course of business. We believe that the ultimate outcome of those actions will not materially affect our consolidated financial position or results of operations.

     Environmental. All of our properties were subject to Phase I or similar environmental assessments by independent environmental consultants which were intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. We are aware of contamination at certain of our industrial properties that are already in remediation programs sponsored by the states in which they are located. Our environmental consultants estimate that remedial action plans will have a probable cost of approximately $3.2 million. During 1997, a liability of $3.2 million was recorded (included in other liabilities at March 31, 2004 and December 31, 2003) for possible environmental costs. During 1997, The Prime Group, Inc. "PGI", the former owner of the above-mentioned industrial properties, initiated lawsuits against a former environmental consultant of one of these properties for damages to cover the cost of the remedial action plans. PGI has contractually agreed to indemnify us for any environmental liabilities we may incur for known contamination in connection with our Chicago, Hammond, and East Chicago Enterprise industrial parks. In 1998, PGI sued a then current (and now former) tenant of one of the properties in order to force the tenant to submit a hazardous waste closure plan to the Illinois Environmental Protection Agency. In January 2004, the court ruled that the tenant did not have to submit a hazardous waste closure plan under applicable regulations. The litigation against the environmental consultant continues.

     We are also aware of contamination at two other properties. At one of the properties, the tenant has provided us with an indemnity for all of the costs associated with the environmental remediation and the tenant has purchased the property. The second property was placed in the remediation program sponsored by the state in which it is located and the previous owner has obtained a no further remediation letter from the Illinois Environmental Protection Agency approving the completion of the remediation work. Accordingly, we do not anticipate any material liability related to these environmental matters.

        In November 2001, at the request of the Department of the Army of the United States of America (the "DOA"), we granted the DOA a right of entry for environmental assessment and response in connection with our property known as the Atrium at 280 Shuman Boulevard in Naperville, Illinois (the "Atrium"). The DOA informed us that the property was located north of a former Nike Missile Base and that the DOA was investigating whether certain regional contamination of the groundwater by trichloethene ("TCE") emanated from the base and whether the DOA would be required to restore the environmental integrity of the region under the Defense Environmental Restoration Program for Formerly Used Defense Sites. In December 2001, the results from the tests of the groundwater from the site indicated elevated levels of TCE. It is currently our understanding based on information provided by the DOA and an analysis prepared by its environmental consultants that (i) the source of the TCE contamination did not result from the past or current activities on the Atrium property, (ii) the TCE contamination is a regional problem that is not confined to the Atrium, and (iii) the DOA has not yet identified the source of the TCE in the groundwater. Our environmental consultants have advised us that the United States Environmental Protection Agency (the "EPA") has issued a Statement of Policy towards owners of property containing contaminated acquifers. According to this policy, it is the EPA's position that where hazardous substances have come to be located on a property solely as a result of subsurface migration in an aquifer from an offsite source, the EPA will not take enforcement actions against the owner of the property. The groundwater underneath this property is relatively deep, and the property obtains its potable water supply from the City of Naperville and not from a groundwater well. Accordingly, we do not anticipate any material liability because of this TCE contamination.

     Tax Indemnities. The Operating Partnership entered into tax indemnification agreements with certain principals affiliated with Mr. Stephen J. Nardi, our Chairman, ("NAC Contributors") and certain principals affiliated with one of our former executive officers ("IBD Contributors"), both of which contributed properties to us during our initial public offering. Under these agreements, the Operating Partnership is required to indemnify the NAC Contributors and the IBD Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by the Operating Partnership of its liabilities or the sale or other disposition by the Operating Partnership of the properties they contributed. Under the terms of the agreement, the Operating Partnership will indemnify the NAC Contributors and the IBD Contributors for certain income tax liabilities based on income or gain which the NAC Contributors and/or the IBD Contributors are required to include in their gross income for federal or state income tax purposes as a result of such an event. This indemnity covers these income taxes, interest and penalties and is required to be made on a "grossed up" basis that effectively results in the NAC Contributors and the IBD Contributors receiving the indemnity payment on a net, after-tax basis.

     The percentage of the tax liabilities, which the Operating Partnership is required to indemnify, is 40% for the taxable year ending on December 31, 2004, and declines by 10% each year thereafter until December 31, 2007. The Operating Partnership is not required to indemnify the NAC Contributors and the IBD Contributors for income or gain realized by them after the taxable year ended December 31, 2007. We have not recorded any liability and estimate our maximum possible exposure under the indemnities to the NAC Contributors and the IBD Contributors to be $7.8 million and $2.8 million, respectively, at March 31, 2004.

     PGI has entered into an agreement with the Operating Partnership pursuant to which PGI has agreed to indemnify the Operating Partnership for any amounts paid by the Operating Partnership to the NAC Contributors and/or the IBD Contributors pursuant to such agreement; provided, that PGI is liable to the Operating Partnership for such amounts only to the extent that the Operating Partnership uses its best efforts to avoid such tax liability (including exploring the opportunity for a tax-free exchange under Section 1031 of the Code for the transaction that gave rise to the obligation under such agreement).

        On December 12, 1997, we purchased and amended the mortgage note encumbering the property known as Continental Towers located in Rolling Meadows, Illinois (we currently receive all of the economic benefits from the property and have consolidated the operations). As part of this transaction, we agreed to indemnify the two limited partners (the "Principals") of the limited partnership which owns the property for, among other things, the federal and applicable state income tax liabilities that result from the income or gain which they recognize upon refinancing, sale, foreclosure or other action taken by us with respect to the property or the mortgage note (a "Tax Event"). Under the terms of the agreement, if an Indemnification Event, as defined, results in a Tax Event, we are required to immediately pay to the Principals the amount of any resulting federal or state tax, including any interest and penalties, as well as a "gross up" amount that effectively results in the Principals receiving this indemnity payment on a net, after tax basis. However, if a legal opinion is obtained from independent tax counsel that the Indemnification event "should" not trigger a Tax Event resulting in taxable income or gain to the Principals, no indemnity payment is immediately required. If the legal opinion obtained from independent tax counsel states that the Principals have a "reasonable basis" for reporting the Indemnification event without including any taxable income or gain, no indemnity payment is immediately required. In either case, the indemnity payment would be required if a Tax Event occurred. However, if a "reasonable basis" opinion is received regarding an Indemnification Event and if our equity market capitalization is less than $400 million (but more than $200 million), we are required to deposit 50% of the total indemnity amount into an escrow in cash or in the form of a letter-of-credit. If (i) an Indemnification Event occurs and our equity market capitalization falls below $200 million for more than 30 consecutive trading days, or (ii) immediately after we sell or otherwise dispose of the lesser of $100 million or 33% of our gross assets within a twelve-month period ("a Trigger Disposition"), we desire to cause an Indemnification Event and our equity market capitalization is less than $200 million, then we will be required to deposit 100% of the total indemnity amount into the escrow. In addition, in the case of a Trigger Disposition and our equity market capitalization falls below $200 million, the Principals may acquire the general partnership interest in the limited partnership, which owns the property, for a nominal amount and may be able to prevent an Indemnification Event from occurring. The tax indemnity obligation expires January 5, 2013. We have not recorded any liability and estimate its maximum possible exposure at March 31, 2004 is $57.1 million.

     Lease Liabilities. As a part of lease agreements entered into with certain tenants, we assumed these tenants' leases at their previous locations and subsequently executed subleases for certain of the assumed lease space. One of these leases is a lease the Bank One Center joint venture has with Citadel Investment Group L.L.C. ("Citadel"). We have agreed to reimburse the joint venture for its obligation to reimburse Citadel for the financial obligations, consisting of base rent and the pro rata share of operating expenses and real estate taxes, under Citadel's preexisting lease (the "Citadel Reimbursement Obligation") for 161,488 square feet of space at the One North Wacker Drive office building in downtown Chicago, Illinois. The Citadel Reimbursement Obligation includes an estimated nominal gross rental obligation of $71.4 million over the remaining term of the lease. Although we have sold 70% of our investment in Bank One Center to a joint venture partner, we have retained 100% of this liability. The landlord at One North Wacker Drive is obligated to provide us with $47.50 per square foot in a tenant improvement allowance for any subleases we consummate.

     We have executed subleases at One North Wacker Drive totaling 161,245 square feet of space to partially mitigate our obligation under the Citadel Reimbursement Obligation. As a requirement under one of the subleases for 27,826 square feet, we escrowed a total of $1.1 million with the owner of One North Wacker Drive as security for the payment of the difference between the rental amount payable under the Citadel lease and this sublease. This escrow is being returned to us pro-rata over the life of this sublease, of which $0.1 million has been received through March 31, 2004. Liabilities for leases assumed at March 31, 2004 include $7.9 million related to the Citadel Reimbursement Obligations.

     In connection with another sublease for 55,494 square feet, we assumed two lease obligations at two Chicago office buildings owned by third parties with gross rental obligations of approximately $2.9 million. In July 2003, we paid a lease termination fee of $0.3 million on one of the two leases and subsequently made payments of $1.1 million, which reduced our gross rental obligation on the remaining lease to $1.8 million at March 31, 2004. We intend to attempt to partially mitigate our financial obligations under the remaining lease by subleasing the space.

     On November 26, 2001, we finalized a lease with a tenant for space in Continental Towers, our office buildings located in Rolling Meadows, Illinois. We have agreed to reimburse the tenant for a portion of the financial obligations consisting of base rent and the pro rata share of operating expenses and real estate taxes under the tenant's lease for occupancy executed at an office building located in downtown Chicago, Illinois. As of March 31, 2004, this lease has a remaining estimated gross rental obligation of approximately $3.3 million. On February 14, 2003, we leased the space for the remainder of the lease term subject to the tenant's option to terminate the lease effective as of any date after February 29, 2004, by providing us with six months prior written notice. We have approximately $2.1 million in liabilities for leases assumed at March 31, 2004, representing an estimate of our net liability related to this obligation.

     Income Taxes. The Internal Revenue Service (the "Service") has conducted an examination of the federal income tax returns filed by certain of our affiliated entities for the taxable years ended December 31, 2000 and 1999. The Service's examination included the review of certain transactions involving our acquisition of our IBM Plaza property, which was reported on the examined returns as acquired in connection with a non-taxable, like-kind exchange involving an interest in the 77 West Wacker Drive office property located in Chicago, Illinois (the "1999 Transaction"). On March 13, 2003, the Service issued preliminary reports proposing that the 1999 Transaction constituted the taxable sale of an interest in 77 West Wacker Drive. According to the Service, the nature of the 1999 Transaction required recognition of a long-term capital gain in the approximate amount of $94.6 million, of which approximately $12.1 million would be allocated to us, and the remainder of which would be allocated to the other parties who were partners in our Operating Partnership during the taxable year ended December 31, 1999. The Service's preliminary reports also proposed the imposition of an accuracy-related penalty equal to 20% of the additional tax due in this matter.

    The 1999 Transaction was structured in a conventional manner with the advice of our legal and accounting tax advisors. We believe, based upon advice from our outside counsel and tax advisors that the Service's position is without merit and is based on a misinterpretation of the law. We disagree with the proposed adjustments set forth in the Service's preliminary reports and intend to seek administrative relief by appealing the findings of the preliminary reports (or any final examination reports issued in this matter) to the Appeals Office of the Service. We intend to vigorously challenge any proposed adjustments that cannot be resolved. At this time, we are not able to determine or to predict with any degree of certainty whether the issues will be agreed and resolved. It is possible that the issues will be the subject of a final administrative notice asserting liability, which would likely result in us filing a petition or complaint for relief in either the United States Tax Court, the United States Court of Federal Claims, or a United States District Court. We have not recorded a liability related to this matter.

     On June 19, 2003, the Service issued a "60-day letter" to us regarding this issue for the year ended December 31, 1999, which stated that we had 60 days to file a protest of the Service's position. We then issued protest letters protesting the proposed adjustments and requesting a conference with the IRS Chicago Office of Appeals. On July 25, 2003, the Service issued preliminary reports proposing adjustments for the years ended December 31, 2000 and 2001 resulting from the 1999 Transaction. On January 5, 2004, the Service issued "60-day letters" to us regarding the proposed adjustments for the years ended December 31, 2000 and 2001, which stated that we had 60 days to file a protest of the Service's position. In March 2004, we issued protest letters protesting the proposed adjustments and requesting a conference with the IRS Chicago Office of Appeals. On April 29, 2004, we had an initial conference with the IRS Chicago Office of Appeals.

     Other. During 1999, we sold ten properties in a single transaction resulting in a deferred gain of $3.1 million. As a condition of the sale, we agreed to assume responsibility for re-leasing two of the properties for a period of five years after the expiration in 2000 and 2001 of the then existing tenant leases. Our remaining nominal gross lease obligation at March 31, 2004 is approximately $7.4 million. At March 31, 2004, we have a net liability of approximately $2.5 million in liabilities for leases assumed, representing our estimate of the remaining net liability anticipated related to this obligation.

     We have a 50% common interest in an unconsolidated real estate joint venture, which owns an office tower located at 77 West Wacker Drive, Chicago, Illinois. On November 10, 1999, the joint venture entered into an interest rate collar agreement for the period from October 1, 2002 through September 30, 2004 with a financial institution for an original notional amount of $157.5 million. The interest rate ceiling under the agreement is based on a LIBOR index rate of 7.75% and the interest floor is based on a LIBOR index rate of 6.10%. On January 6, 2003, the $157.5 million collar agreement was assigned to a different financial institution for a fee of $0.1 million and modified such that the joint venture would need to make cash escrow deposits only to the extent that the instrument's valuation decreases more than $20.0 million. As a result, funds previously escrowed were returned to the joint venture. Our joint venture partner is the guarantor to the counterparties related to these collar agreements. If our joint venture partner, as guarantor, were required to pay either of the counterparties under the terms of the interest rate collar agreements, we would be liable to reimburse the joint venture partner our fifty percent share of any amount paid.

     Under the terms of a $25.2 million letter of credit facility that provides support for certain industrial revenue bonds, we are required to maintain, on a quarterly basis, a cash collateral escrow in an amount equal to the difference between $25.2 million and the Future Lease Value as defined in the loan documents, calculated in accordance with the terms of the letter of credit facility. On August 4, 2003, we amended the terms of the letter of credit facility with respect to the calculation of the Future Lease Value and agreed that the amount of the cash collateral escrow would be equal to the greater of
(i) the difference between $25.2 million and the Future Lease Value, or (ii) $4.0 million. As of March 31, 2004 and December 31, 2003, we had a total of $4.0 million on deposit in the cash collateral escrow.

    Our East Chicago Enterprise Center, Chicago Enterprise Center, Arlington Heights Enterprise Center and Hammond Enterprise Center properties serve as collateral for our bonds payable. The Future Lease Value calculation under the letter of credit facility is defined as the annualized Net Operating Income, as defined in the loan documents, as of the determination date, reduced by the greater of (i) 70% of the annualized base rent as of the determination date for each lease scheduled to terminate any time on or before January 2, 2007; or,
(ii) 70% of the annualized base rent as of the determination date for each lease scheduled to terminate within 36 months from the determination date; divided by the Amortization Constant, as defined. Consequently, if leases expire and are not renewed or in the event that other tenants in these properties were to default under their leases or have their leases restructured in a way which is not advantageous to us, we may have to fund additional escrow deposits, which amounts may be material.

     Dividends on our Series B Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series B Shares") are cumulative and payable at a 9.0% annual rate each quarter that the Series B Shares remain outstanding. The Series B Shares rank senior to the common shares as to the payment of dividends. In March 2004, our Board declared one quarterly distribution of $0.5625 per share on our Series B Shares for shareholders of record on March 31, 2004, payable on April 30, 2004. Under our declaration of trust, this distribution is deemed to be a quarterly distribution, which relates to the fourth quarter 2002 distribution period, the earliest accrued but unpaid quarterly distribution on our Series B Shares. No dividend has been declared or paid for the first quarter of 2004 or for 2003 on the Series B Shares. The total arrearage in payment of dividends is $11.3 million.

The Series B Shares may be redeemed at our option at a redemption price of $25.00 per share plus accrued and unpaid dividends. The redemption price is payable solely out of the proceeds from our sale of other capital shares of beneficial interest.

17.     Subsequent Events

   On April 16, 2004, we sold our 33 West Monroe Street property for a gross sales price of $69.6 million (i) less a credit for $19.4 million, representing the sum of a portion of the amount in our leasing reserve escrow account related to the property and a credit for certain prepaid rent, and (ii) plus or minus other customary prorations.

   Concurrent with the sale of the property, we used a portion of the proceeds of the sale and approximately $20.0 million of a leasing escrow held by the existing lender to repay the existing first mortgage debt having an outstanding principal balance of $59.3 million, plus accrued interest of $0.1 million. After closing prorations and costs and the repayment in full of the first mortgage loan encumbering the property, we received approximately $8.8 million from the sale. During the fourth quarter of 2003, we recorded an asset impairment of $43.4 million related to this property. After reflecting this impairment, our sale of this property occurred at its approximate book value.

   Prior to the closing of the sale, we provided substitute collateral to the lender which held the existing $11.5 million mezzanine loan relating to the 33 West Monroe Street property. The substitute collateral consisted of a pledge of ownership interests in the entity owning our 180 North LaSalle Street property. In connection with the pledge, we (i) funded an escrow of $750,000 to the first mortgage lender at 180 North LaSalle Street as additional collateral to secure any costs it may incur in the future relating to the mezzanine loan and (ii) agreed to maintain unrestricted cash balances and line of credit availability at the end of each calendar quarter equal to the outstanding principal amount of the mezzanine loan. The escrow will be released in the future in the event the mezzanine loan is either repaid in full or its term is extended beyond November 15, 2009.

                         REPORT OF INDEPENDENT AUDITORS


Board of Trustees
Prime Group Realty Trust

     We have audited the accompanying consolidated balance sheets of Prime Group Realty Trust as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. We have also audited the related financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of Prime Group Realty Trust's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Group Realty Trust at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for discontinued operations in 2002, and changed its method of accounting for derivative instruments in 2001.

/s/ Ernst & Young LLP
---------------------
Chicago, Illinois
March 1, 2004




                            Prime Group Realty Trust
                           Consolidated Balance Sheets
             (Dollars in thousands, except Share and per share data)


                                                                 December 31     December 31
                                                                     2003            2002
                                                              ---------------------------------

Assets
Real estate, at cost:
  Land......................................................   $    146,805     $   183,891
  Building and improvements.................................        624,745       1,032,669
  Tenant improvements.......................................         85,153         111,547
  Furniture, fixtures and equipment.........................         10,318          10,218
                                                              ---------------------------------
                                                                    867,021       1,338,325
  Accumulated depreciation..................................       (129,381)       (110,387)
                                                              ---------------------------------
                                                                    737,640       1,227,938
  Property held for development.............................         18,955          20,158
                                                              ---------------------------------
                                                                    756,595       1,248,096
Investments in unconsolidated entities......................         42,778           1,440
Cash and cash equivalents...................................         32,608          15,800
Receivables,  net of  allowance  of $852 and $1,867 at
  December  31,  2003 and December 31, 2002, respectively:
    Tenant..................................................          2,031           3,178
    Deferred rent...........................................         19,758          22,351
    Other...................................................            410           2,453
Restricted cash escrows.....................................         69,890          58,933
Deferred costs, net.........................................         21,079          53,943
Other.......................................................          3,632           3,987
                                                              ---------------------------------
Total assets................................................   $    948,781     $ 1,410,181
                                                              =================================
Liabilities and Shareholders' Equity
Mortgages and notes payable.................................   $    547,920     $   671,340
Bonds payable...............................................         24,900          24,900
Construction financing......................................              -         208,198
Accrued interest payable....................................          1,719          21,818
Accrued real estate taxes...................................         31,629          36,642
Accrued tenant improvement allowances.......................         10,973          33,172
Accounts payable and accrued expenses.......................         13,067          12,159
Construction costs payable, including retention of $5,034...              -          12,896
Liabilities for leases assumed..............................         13,792          21,692
Deficit investment in unconsolidated entity.................          5,168           4,223
Other.......................................................         14,472          17,059
                                                              ---------------------------------
Total liabilities...........................................        663,640       1,064,099
Minority interests:
  Operating Partnership.....................................         21,803          98,643
  Other.....................................................              -           2,000
Shareholders' equity:
  Preferred Shares, $0.01 par value; 30,000,000 shares
    authorized:
    Series B - Cumulative Redeemable Preferred Shares,
    4,000,000 shares designated, issued and outstanding.....             40              40
  Common Shares, $0.01 par value; 100,000,000 shares
    authorized; 23,670,522 and 15,689,623 shares issued
    and outstanding at December 31, 2003 and
    December 31, 2002, respectively.........................            236             157
  Additional paid-in capital................................        381,273         330,327
  Accumulated other comprehensive loss......................         (2,917)         (6,008)
  Distributions in excess of earnings.......................       (115,294)        (79,077)
                                                              ---------------------------------
Total shareholders' equity..................................        263,338         245,439
                                                              ---------------------------------
Total liabilities and shareholders' equity..................    $   948,781     $ 1,410,181
                                                              =================================




                             See accompanying notes.

                            PRIME GROUP REALTY TRUST
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                   Year ended December 31
                                                  2003      2002     2001
                                            ------------------------------------
 Revenue:
 Rental...................................  $    99,149 $  95,568 $ 96,928
 Lease termination fees...................       32,123     2,313      416
 Tenant reimbursements....................       58,252    57,002   56,036
 Other property revenues..................        4,918     5,047    5,681
 Services Company revenue.................        2,923     7,366    7,219
                                            ------------------------------------
 Total revenue............................      197,365   167,296  166,280

 Expenses:
 Property operations......................       43,630    43,503   44,307
 Real estate taxes........................       35,546    36,026   32,974
 Depreciation and amortization............       36,882    29,519   28,806
 General and administrative...............        9,681     9,794    9,085
 Services Company operations..............        2,582     4,811    6,898
 Provision for asset impairment...........       45,353     7,952   20,337
 Severance costs..........................          701     2,525        -
 Strategic alternative costs..............          485     1,561    3,289
 Loss on tax indemnification..............            -       189    1,191
                                            ------------------------------------
 Total expenses...........................      174,860   135,880  146,887
                                            ------------------------------------
 Operating income.........................       22,505    31,416   19,393
 Other (expense) income...................         (953)    2,190    4,587
 Interest:
  Expense.................................      (53,386)  (36,977) (38,886)
  Amortization of deferred financing
    costs.................................       (7,539)   (4,064)  (3,638)
                                            ------------------------------------
 Loss from continuing operations before
   minority interests.....................      (39,373)   (7,435)   (18,544)
 Minority interests.......................        1,054     8,895    11,323
                                            ------------------------------------
 (Loss) income from continuing operations.      (38,319)    1,460    (7,221)
 Discontinued operations, net of
   minority interests of $(1,113),
   $21,818 and $(1,962) in 2003, 2002
   and 2001, respectively.................        2,748   (31,138)    2,870
                                            ------------------------------------
 Loss before (loss) gain on sales of
   real estate and cumulative effect of
   change in accounting principle.........      (35,571)  (29,678)   (4,351)
 (Loss) gain on sales of real estate,
   net of minority interests of $84,
   $660 and $(118), in 2003, 2002 and
   2001, respectively.....................         (646)     (943)      174
 Cumulative effect of change in
   accounting principle, net of minority
   interests of $218......................            -         -      (321)
                                            ------------------------------------
 Net loss.................................      (36,217)  (30,621)   (4,498)
 Net income allocated to preferred
   shareholders...........................       (9,000)  (11,280)  (12,150)
                                            ------------------------------------
 Net loss available to common
   shareholders...........................  $   (45,217) $(41,901) $(16,648)
                                            ====================================

                             See accompanying notes.




                            PRIME GROUP REALTY TRUST
                CONSOLIDATED STATEMENTS OF OPERATIONS (continued)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             Year ended December 31
                                                        2003          2002        2001
                                                    -----------------------------------------

Basic and diluted earnings available to common
  shares per weighted-average common share:
Loss from continuing operations.................... $   (2.35)   $   (0.62)    $  (1.24)
Discontinued operations, net of minority interests.      0.13        (1.99)        0.18
(Loss) gain on sales of real estate, net of
  minority interests...............................     (0.03)       (0.06)        0.01
Cumulative effect of change in accounting
  principles, net of minority interests............         -            -        (0.02)
                                                    -----------------------------------------
Net loss available per weighted-average common
  share of beneficial interest -basic and diluted.. $   (2.25)   $   (2.67)    $  (1.07)
                                                    =========================================

Comprehensive loss:
Net loss........................................... $ (36,217)   $ (30,621)    $ (4,498)
Other comprehensive loss - interest rate
  protection agreements
  Cumulative effect of change in
    accounting principle...........................         -            -       (3,227)
  Net unrealized (losses) gains arising
    during the year................................       (63)       6,116       (4,521)
  Equity in unrealized gains (losses)
    arising during the year -
    unconsolidated entities........................     2,542       (1,344)      (3,629)
  Losses reclassified into earnings from
    other comprehensive income -
    unconsolidated entities........................       612          275          322
                                                    -----------------------------------------
Comprehensive loss................................. $ (33,126)   $ (25,574)    $(15,553)

                                                  -----------------------------------------


                            See accompanying notes.





                            PRIME GROUP REALTY TRUST

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

       (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE/UNIT AND PER SHARE AMOUNTS)

                                                            Accumulated
                             Preferred                         Other    (Distributions
                              Shares             Additional  Comprehen-  in Excess of)
                             ----------  Common   Paid-In      sive       Retained
                              Series B   Shares   Capital      Loss       Earnings      Total
                             -----------------------------------------------------------------


Balance at January 1, 2001.  $   40  $    156   $ 328,687   $    -     $   (6,970)    $ 321,913
Amortization of restricted
  stock awards.............       -         1         705        -              -           706
Exercise of stock options..       -         -          22        -              -            22
Net loss...................       -         -           -        -         (4,498)       (4,498)
Series B - preferred share
  dividends declared
  ($1.69 per share)........       -         -           -        -         (6,750)       (6,750)
Series A - preferred share
  dividends declared
  ($1.13 per share)........       -         -           -        -         (2,250)       (2,250)
Series A - preferred share
  amortized dividend.......       -         -           -        -           (150)         (150)
Common share dividends
  declared ($1.01 per
  share)...................       -         -           -        -        (15,808)      (15,808)
Conversion of 33,085
  common units to common
  shares (one for one).....       -         -          454        -              -           454
Repurchase of 33,085
  common shares............       -         -         (478)       -              -          (478)
Transition adjustment for
  change in accounting
  principle................       -         -            -   (3,227)             -        (3,227)
Unrealized loss on
  derivative instruments...       -         -            -   (8,150)             -        (8,150)
Losses reclassified into
  earnings--unconsolidated
  entities.................       -         -            -      322              -           322
                               -----------------------------------------------------------------
Balance at December 31,
  2001.....................      40       157      329,390  (11,055)       (36,426)      282,106
Amortization of restricted
  stock awards.............       -         -          304        -              -           304
Net loss...................       -         -            -        -        (30,621)      (30,621)
Series B - preferred share
  dividends declared
  ($2.25 per share)........       -         -            -        -         (9,000)       (9,000)
Series A - preferred share
  dividends declared
  ($1.51 per share)........       -         -            -        -         (3,030)       (3,030)
Net unrealized gain on
  derivative instruments...       -         -            -    5,047              -         5,047
Issuance of stock warrants.       -         -          633        -              -           633
                               -----------------------------------------------------------------
Balance at December 31,
  2002.....................      40       157      330,327   (6,008)       (79,077)      245,439
Conversion of 7,980,899
  common units to common
  shares (one for one).....       -        79       50,852        -              -        50,931
Amortization of restricted
  stock awards.............       -         -           94        -              -            94
Net loss...................       -         -            -        -        (36,217)      (36,217)
Net unrealized gain on
  derivative instruments...       -         -            -    3,091              -         3,091
                             -------------------------------------------------------------------
Balance at December 31,
  2003..................... $   40   $    236  $   381,273 $ (2,917)  $   (115,294)  $   263,338
                             ===================================================================


                             See accompanying notes.




                            PRIME GROUP REALTY TRUST

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                            Year ended December 31
                                                          2003       2002        2001
                                                    ------------------------------------


Operating activities
Net loss........................................    $   (36,217) $  (30,621) $  (4,498)

Adjustments to reconcile net loss to net cash
  provided by operating activities:
    Amortization of discount on notes payable...            343         290          -
    Amortization of costs for leases assumed
      (included in rental revenue)..............          2,968         836        767
    (Gain) loss on sales of real estate ((gain)
      loss of $(1,266) and $3,211 in 2003 and
      2002, respectively, included in
      discontinued operations)..................           (496)      4,814       (292)
    Depreciation and amortization (including
      discontinued operations)..................         41,453      39,295     42,047
    Realized loss on derivatives................              -           -        230
    Provision for asset impairment (asset
      impairments of $56,573 and $1,500 in 2002
      and 2001, respectively, included in
      discontinued operations)..................         45,353      64,525     21,837
    Net equity in (income) loss of
      unconsolidated investments................          2,249        (810)    (1,770)
    Minority interests (including discontinued
      operations)...............................            (23)    (31,373)    (9,461)
    Cumulative effect of change in accounting
      principles................................              -           -        539
    Changes in operating assets and liabilities:
      Increase in receivables...................           (783)       (808)        (7)
      (Increase) decrease in other assets.......            (77)        582        (74)
      (Decrease) increase in accrued interest
        payable.................................        (20,038)      3,333      1,298
      Increase in accrued real estate taxes.....          4,631       2,480      2,094
      (Decrease) increase in accounts payable
        and accrued expenses....................         (7,881)     (9,229)     2,583
      Decrease in other liabilities.............         (2,196)       (994)    (2,483)
                                                    ------------------------------------
Net cash provided by operating activities.......         29,286      42,320     52,810
Investing activities
Expenditures for real estate and equipment......        (76,883)   (124,054)  (146,423)
Proceeds from sales of real estate..............        430,254      26,596     25,413
(Increase) decrease in restricted cash escrows..        (13,483)     13,187    (14,496)
Leasing costs...................................        (20,201)    (13,770)    (9,239)
Proceeds from assignment of joint venture
  interest......................................              -      22,969          -
Net distributions from (contributions to)
  unconsolidated entities.......................          4,634        (879)         1
                                                    ------------------------------------
Net cash provided by (used in) investing
  activities....................................        324,321     (75,951)  (144,744)







                            PRIME GROUP REALTY TRUST

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

                                                               Year ended December 31
                                                             2003       2002        2001
                                                       ------------------------------------
Financing activities
Financing costs....................................... $    (4,838) $   (2,950) $  (4,714)
Proceeds from mortgages and notes payable.............     195,000      20,448    136,237
Repayment of mortgages and notes payable..............    (318,763)    (35,310)  (115,909)
Repayment of bonds payable............................           -     (27,150)         -
Proceeds from construction financing..................      97,155     102,561    105,637
Repayment of construction financing...................    (305,353)          -          -
Common share repurchase...............................           -           -       (478)
Proceeds from exercise of stock options...............           -           -         22
Distributions to minority interests - Operating                  -           -    (14,485)
  Partnership.........................................
Series A - preferred shares repurchase................           -      (5,000)         -
Dividends paid to Series B - preferred shareholders...           -      (9,000)    (9,000)
Dividends paid to Series A - preferred shareholder....           -        (750)    (3,000)
Dividends paid to common shareholders.................           -           -    (21,062)
                                                       ------------------------------------
Net cash (used in) provided by financing activities...    (336,799)     42,849     73,248
                                                       ------------------------------------
Net increase (decrease) in cash and cash equivalents..      16,808       9,218    (18,686)
Cash and cash equivalents at beginning of year........      15,800       6,582     25,268
                                                       ------------------------------------
Cash and cash equivalents at end of year.............. $    32,608  $   15,800  $   6,582
                                                       ====================================

                             See accompanying notes.





                            PRIME GROUP REALTY TRUST

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                             (dollars in thousands)

     During the years ended December 31, 2003, 2002 and 2001, we sold the following net assets:

                                                             Year ended December 31
                                                          2003        2002       2001
                                                     -----------------------------------

Real estate, net...................................  $  435,784  $ 145,948   $  23,843
Deferred rent receivable...........................       3,222      2,826         120
Deferred costs, net................................      40,085      2,706         225
Restricted escrows.................................       2,526      3,842        (307)
Mortgage notes payable assumed by buyer............           -   (113,085)          -
Bonds payable assumed by buyer.....................           -     (5,100)          -
Accrued real estate taxes..........................      (9,644)    (6,089)       (699)
Other liabilities and assets, net..................       1,908        362       1,939
                                                     -----------------------------------
Net assets.........................................     473,881     31,410      25,121
Equity investment in unconsolidated entity
  retained(1)......................................     (44,123)         -           -
                                                     -----------------------------------
Net assets sold....................................     429,758     31,410      25,121
Proceeds from sales of real estate.................     430,254     26,596      25,413
                                                     -----------------------------------
Gain (loss) on sales of real estate(2).............  $      496  $  (4,814)  $     292
                                                     ===================================


(1) Represents our 30% subordinate common equity in the Bank One Center joint venture.
(2) $1.3 million of gain and $3.2 million of loss on sale of real estate during the years ended December 31, 2003 and 2002, respectively, are included in discontinued operations.

     The following represents supplemental disclosure of significant noncash activity for the years ended December 31, 2003, 2002, and 2001:



                                                          Year ended December 31
                                                        2003       2002        2001
                                                    ------------------------------------


Real estate basis reduction due to the
  exchange of Operating Partnership common
  units for common shares.....................      $  (24,614)  $       -   $      -
Deferred leasing cost reduction due to the
  exchange of Operating Partnership common
  units for common shares.....................          (1,272)          -          -
Real estate additions through the issuance of
  partnership units to minority interest......               -       3,210          -
Real estate additions through the increase in
  accrued interest payable on construction
  financing...................................               -       8,162      4,700
Real estate additions through the increase in
  accrued tenant improvement allowances.......               -      23,577      2,144
Mortgage notes payable reduction through
  assumption of debt by buyer of sold
  properties..................................               -     113,085          -
Bonds payable reduction through assumption of
  debt by buyer of sold property..............               -       5,100          -
Repurchase of Series A preferred shares
  through the issuance of notes payable.......               -      35,000          -
Dividends paid to Series A preferred shares
  through the issuance of notes payable.......               -       2,280          -
Real estate additions through the increase
  in accounts payable and accrued expenses....               -           -      7,694
Net asset additions through consolidation
  of the Services Company.....................               -           -      2,524
                                                    ------------------------------------
                                                    $  (25,886) $  190,414   $ 17,062
                                                    ====================================


                            See accompanying notes.

                            Prime Group Realty Trust

                   Notes to Consolidated Financial Statements


1.  Summary of Significant Accounting Policies

Formation and Organization of the Company

     We were organized in Maryland on July 21, 1997 and intend to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, for Federal income tax purposes. On November 17, 1997, we completed our initial public offering and contributed the net proceeds to Prime Group Realty, L.P. (the "Operating Partnership") in exchange for preferred and common partnership interests.

     We are the sole general partner of the Operating Partnership and own all of the preferred units and 88.5% and 58.7% of the common units issued at December 31, 2003 and 2002, respectively. Each preferred unit and common unit entitles us to receive distributions from the Operating Partnership. Distributions declared or paid to holders of common shares and preferred shares are based upon such distributions we receive with respect to our common and preferred units.

Basis of Presentation

     Our consolidated financial statements include the Operating Partnership and the other entities in which we have control or from which we receive all economic benefits. We have significant controlling financial interests in the Continental Towers office building located at 1701 Golf Road in Rolling Meadows, Illinois through our ownership of a second mortgage note secured by this property and we consolidate this property.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Investments in corporations and partnerships in which we do not have a controlling financial interest or a majority interest are accounted for on the equity method of accounting. To the extent that our recorded share of losses exceeds our investment in an unconsolidated corporation or partnership, we reflect a deficit investment as a liability in our consolidated financial statements.

     Significant intercompany accounts and transactions have been eliminated in consolidation.

     Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current period presentation, with no effect on our consolidated financial position or results of operations.

Real Estate

     Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets, which are as follows:

Building and improvements           40 years
Tenant improvements                 Term of related leases
Furniture and equipment             3-7 years

     Development costs, which include land acquisition costs, construction costs, fees and other costs incurred in developing new properties, are capitalized as incurred. Interest, financing costs, real estate taxes, other direct costs and indirect costs (including certain employee compensation costs and related general and administrative expenses) incurred during development periods are capitalized as a component of the building costs. These costs continue to be capitalized, to the extent they relate to vacant space, for one year following the date the development is placed in service. Subsequent to the one-year period, these costs are fully expensed as incurred. Upon completion of construction, development costs are included in buildings and improvements and are depreciated over the useful lives of the respective properties on a straight-line basis.

     Real estate is carried at depreciated cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 144"), we record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets during the expected hold period are less than the carrying amounts of those assets. Impairment losses are measured as the difference between carrying value and fair value of assets. For assets held for sale, impairment is measured as the difference between carrying value and fair value, less costs to dispose. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest. Property held for future development and property under development are also evaluated for impairment. Impairment is determined for development costs associated with property held for future development and property under development based upon management's assessment that these costs have no future value.

Sales of Real Estate

     In accordance with SFAS No. 66, "Accounting for Sales of Real Estate", we recognize gains on sale of real estate using the full accrual method upon sale, provided the sales price is reasonably assured and we are not obligated to perform significant activities after the sale. However, when we agree to assume responsibility for re-leasing sold properties for a period beyond the date of sale and where we use estimates to support our intent to mitigate our net liability, we defer recognition of the gain on sale of real estate until such time as we can more reasonably determine our actual liability with executed subleases.

     In accordance with SFAS 144, effective for financial statements issued for fiscal years beginning after December 15, 2001, net income and gain (loss) on sales of real estate for properties sold or properties held for sale subsequent to December 31, 2001 are reflected in our Consolidated Statements of Operations as "discontinued operations" for all years presented.

Cash Equivalents

     We consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Deferred Costs

     Costs incurred in connection with financings, refinancings or debt modifications are capitalized as deferred financing costs and are amortized on the straight-line method over the lives of the related loans. Leasing commissions, lease assumption costs and other leasing costs directly attributable to tenant leases are capitalized as deferred leasing costs and are amortized on the straight-line method over the terms of the related lease agreements. Upon the early extinguishment of debt, remaining deferred financing costs associated with the extinguished debt are fully amortized.

Allowance for Doubtful Accounts

     We record an allowance for doubtful accounts on a tenant-by-tenant basis using the specific identification method. No general reserve is recorded.

Leases Assumed

     In connection with certain tenant leases, we have assumed the liability for the remaining terms of the tenants' existing leases in their previous location. We have recorded a liability for the difference between the total remaining costs for leases assumed and the expected benefits from actual and estimated future subleasing of the assumed lease obligations. The related incentive to the lessee has been capitalized as a deferred cost and is being amortized as a reduction of rental revenue over the life of the respective lease. The deferred cost and related liability are adjusted prospectively for changes in the estimated benefits from subleases.

Rental Revenue

     Rental revenue is recorded on the straight-line method over the terms of the related lease agreements for new leases and the remaining terms of existing leases for acquired properties. Differences between rental revenue earned and amounts due per the respective lease agreements are credited or charged, as applicable, to deferred rent receivable. Rental payments received prior to their recognition as income are classified as rent received in advance and are included in other liabilities. Lease termination income represents amounts received from tenants in connection with the early termination of their remaining lease obligation reduced by any outstanding tenant receivables (including deferred rent receivable). Unamortized tenant improvements, deferred lease commissions and leasing costs related to terminated leases are recorded as additional depreciation and amortization expense upon lease termination.

Interest Rate Protection Agreements

     In the normal course of business, we are exposed to the effect of interest rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives. For interest rate exposures, derivatives are used primarily to align rate movements between interest rates associated with our leasing income and other financial assets with interest rates on related debt, and to manage the cost of borrowing obligations. These are principally entered into to comply with requirements under certain of our loan agreements.

     We have a policy of only entering into derivative contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, we have not sustained a material loss from those instruments nor do we anticipate any material adverse effect on our net income or financial position in the future from the use of derivatives.

     We require that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential for qualifying for hedge accounting. Some derivative instruments are associated with the hedge of an anticipated transaction. In those cases, hedge effectiveness criteria also require that it be probable that the underlying transaction occurs. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income each period until the instrument matures, unless the instrument is redesignated as a hedge of another transaction. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market each period in earnings.

     To determine the fair values of derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost, and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

     Interest rate hedges that are designated as cash flow hedges, hedge the future cash outflows on debt. Interest rate swaps that convert variable payments to fixed payments, interest rate caps, floors, collars, and forwards are cash flow hedges. The unrealized gains/losses in the fair value of these hedges are reported on the balance sheet with a corresponding adjustment to either accumulated other comprehensive income or in earnings, depending on the type of hedging relationship. If the hedging transaction is a cash flow hedge, then the offsetting gains and losses are reported in accumulated other comprehensive income. Over time, the unrealized gains and losses held in accumulated other comprehensive income will be reclassified to earnings. This reclassification is consistent when the hedged items are also recognized in earnings. Within the next twelve months, we expect to reclassify to earnings approximately $2.6 million of amounts held in accumulated other comprehensive income. If a derivative instrument is terminated or the hedging transaction is no longer determined to be effective, amounts held in accumulated other comprehensive income are reclassified into earnings over the term of the future cash outflows on the related debt.

     On January 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS 138"). SFAS 133, as amended, established accounting and reporting standards for derivative instruments. Specifically SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either shareholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. Upon adoption of SFAS 138 and SFAS 133, we recorded as a cumulative effect of an accounting change a net transition adjustment (unrealized loss) of $0.5 million in net income, and a transition adjustment of $3.2 million as an increase in accumulated other comprehensive loss. In August 2001, the Financial Accounting Standards Board issued final guidance on the accounting for options used as hedged under SFAS 133. This guidance is pursuant to Derivatives Implementation Group ("DIG") Issue No. G20 ("G20"). Provided certain criteria are met, options can be considered fully effective hedging vehicles, with gains and losses due to changes in market value recorded in accumulated other comprehensive income on the balance sheet. On September 1, 2001, we adopted G20 for our interest rate hedge instruments. Any subsequent unrealized gains or losses due to changes in market value of options, such as interest rate caps, have been recorded in the accumulated other comprehensive income.

     On December 31, 2003 and 2002, we reported our derivative instruments at their fair value as other assets of $0.2 million and $1.0 million, an increase in deficit investment in unconsolidated entity of $2.6 million and $5.7 million and accumulated other comprehensive loss of $2.9 million and $6.0 million, respectively. We recorded a realized loss of $0.2 million for the year ended December 31, 2001. We incurred a total comprehensive loss of $33.1 million ($1.65 per weighted average share), $25.6 million ($1.63 per weighted average share) and $15.6 million ($1.00 per weighted average share) for the years ended December 31, 2003, 2002 and 2001, respectively.

Earnings Per Share

     Basic earnings per share ("EPS") is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the potentially dilutive effect, if any, which would occur if outstanding: (i) common share options were exercised, (ii) limited partner common units in the Operating Partnership were exchanged for common shares, (iii) common share grants were fully-vested, and
(iv) convertible preferred shares were converted into common shares.

Stock Based Compensation

     We account for common share option grants using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is to be recognized for the common share option grants when the exercise price of the options equals the market price of the underlying shares at the date of grant. Under our Share Incentive Plan (the "Plan"), the measurement date is the market price of the underlying shares on the day prior to the date of grant. We have not recorded any compensation expense as the market price differential between the dates has been nominal.

Income Taxes

     We have elected to be taxed as a REIT under the Internal Revenue Code of 1986 ("the Code"), as amended. As a REIT, we generally will not be subject to federal income tax to the extent that we distribute at least 90% of our REIT taxable income to our shareholders. REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

     As of December 31, 2003, for income tax purposes, our real estate had a gross and net basis of $812.8 million and $693.6 million, respectively, mortgage notes receivable had a tax basis of $70.7 million, investment in a real estate mortgage investment conduit had a tax basis of $62.6 million, deferred costs had a gross and net basis of $5.0 million and $2.7 million, respectively, and deferred rent receivable had no tax basis. Our investment in unconsolidated real estate joint ventures, for income tax purposes, had a net basis of $18.9 million.

     We account for income taxes payable by the Services Company in accordance with SFAS No. 109 "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We evaluate quarterly the realizability of our deferred tax assets by assessing the valuation allowance and by adjusting the amount of the allowance, if necessary. The factors used to assess the likelihood of realization are our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax. We have used tax-planning strategies to realize or renew net deferred tax assets in order to avoid the potential loss of future tax benefits.

     At December 31, 2003 and 2002, the Services Company had deferred tax assets in excess of deferred tax liabilities of $1.0 million and $1.4 million, respectively (included in other assets in the consolidated balance sheet). At December 31, 2003 the Services Company had a net operating loss carry forward for federal tax purposes of approximately $2.3 million which is available to offset future taxable income, if any, through 2021.

2.  Asset Impairments

     During 2003, 2002 and 2001, we recorded the following provisions for asset impairments (See Note 17 - Segment Reporting to these Consolidated Financial Statements for disclosure of asset impairment by segment):

                                                       December 31
                                                2003      2002       2001
                                             ---------------------------------
                                                  (dollars in thousands)

Operating properties (1).................    $  44,305  $  1,749  $       -
Investment in unconsolidated entities (2)            -       495     15,088
Property under development (3)...........        1,048     5,708      4,924
Property held for sale (4)...............            -         -        325
                                             ---------------------------------
                                                45,353     7,952     20,337
Discontinued operations (5)..............            -    56,573      1,500
                                             ---------------------------------
                                             $  45,353  $ 64,525  $  21,837
                                             =================================

(1) During the fourth quarter of 2003, we recorded an asset impairment of $43.4 million related to our 33 West Monroe Street office property as our anticipated hold period for the property was reduced based upon our decision to pursue a sale, joint venture or other capital transaction during 2004.

        During the third quarter of 2003, we entered into an agreement to admit a new 70% joint venture partner to the joint venture which owns the Bank One Center office building, which subsequently closed in October 2003. Also, during the third quarter of 2003, we recorded an asset impairment of $0.9 million representing the difference between our equity in the property and the equity value determined by the acquisition price paid by our joint venture partner for the 70% interest, net of estimated transaction costs.

        Also during 2002, we recorded a $1.7 million asset impairment related to an asset (included in other assets) associated with an industrial property as it was determined that the asset no longer had value.

(2) On January 16, 2002, we assigned our interest in a development joint venture to our joint venture partner. We recorded a $15.1 million asset impairment in 2001 to reflect the affect of the then impending assignment based upon our decision not to participate in the development. The $15.1 million asset impairment represented the difference between the balance in our investment in the joint venture and the cash consideration received from our joint venture partner and is included in the corporate/operating partnership segment. On August 23, 2002, we transferred our interest in a second joint venture to another joint venture partner and recorded an asset impairment of $0.5 million related to our investment in that unconsolidated entity.

(3) During 2003, 2002 and 2001, we abandoned or curtailed various development projects and recorded asset impairments of $1.0 million, $4.2 million and $4.7 million, respectively. We also recorded asset impairments of $1.0 million and $0.2 million in 2002 and 2001, respectively, related to certain costs for other development projects that we determined no longer had value to the project. In addition in 2002, we placed one of the development projects on hold and, as a result, the remaining costs, other than those attributable to the fair value of the land, were determined to have no value resulting in additional asset impairment of $0.5 million in 2002.

(4) During 2001, we entered into a letter of intent with a third party to sell approximately 20 acres of land held for development. We recorded an asset impairment during 2001 of $0.3 million reflecting the fair market value of the land, less costs to sell, based upon the contracted price. The sale was consummated in February 2002 and resulted in an additional loss of $0.1 million in 2002.

(5) Discontinued operations for the years ended December 31, 2002 and 2001 include provisions for asset impairment related to properties held for sale or sold. See Note 9 - Discontinued Operations to these Consolidated Financial Statements for a description of these asset impairments.

3.  Deferred Costs

     Deferred costs consist of the following:

                                                      December 31
                                                  2003            2002
                                            ---------------------------------
                                                 (dollars in thousands)

Financing costs.............................  $  17,690       $  23,136
Leasing costs...............................     24,547          62,615
                                            ---------------------------------
                                                 42,237          85,751
Less:  Accumulated amortization.............    (21,158)        (31,808)
                                            ---------------------------------
                                              $  21,079       $  53,943
                                            =================================

4.  Mortgages and Notes Payable, Bonds Payable and Construction Financing



     Mortgages and notes payable, bonds payable and construction financing consisted of the following:

                                                                          December 31
                                                                      2003          2002
                                                                 -----------------------------
                                                                   (dollars in thousands)

Mortgage Notes Payable (1), (2):
  Mortgage notes payable to various  financial  institutions, collateralized by various properties,  interest
    at fixed rates ranging from 7.17% to 8.76% per annum,
    with principal and interest  payable  monthly  through
    dates ranging from 2004 through 2013.  The  weighted
    average rate at December 31, 2003 was 7.57%....................  $   200,012    $  230,260
  Mortgage notes payable to various  financial  institutions, collateralized by various properties,  interest at
    variable rates ranging from LIBOR (1.12% at
    December  31, 2003) plus 150 basis points to LIBOR plus
    700 basis points per annum, with principal and interest
    payable monthly through dates ranging from 2004 through
    2006.  The weighted average rate at December 31, 2003
    was 4.81%......................................................      347,908       384,143
                                                                    -----------------------------
Total mortgage notes payable.......................................      547,920       614,403
Notes Payable (3):
  Notes payable to SCPG, an exchangeable note, (the "Exchangeable
    Note") in the principal  amount of  $37,280  and
    (ii) a  non-exchangeable  note (the "$20M Note") in the
    principal amount of $20,000 less unamortized debt discount
    of $343........................................................           -         56,937
                                                                    -----------------------------
Total mortgages and notes payable.................................. $    547,920   $   671,340
                                                                    =============================
Bonds Payable: (2), (4):
  Variable  rate  tax-exempt  bonds  issued by  various
    state and local government authorities......................... $    24,900    $    24,900
                                                                    =============================
Construction Financing: (5)
  Construction   mezzanine   facility   to  a  financial
    institution,  interest  at a  fixed  rate of 12% per
    annum with an  additional  accrual rate ranging from
    9.5% to 13%.................................................... $         -   $    60,820
  Construction    loan    facility    to   a   financial
    institution,  interest  at a variable  rate of LIBOR
    plus 265 basis points per annum................................           -       147,378
                                                                   -----------------------------
Total construction financing....................................... $         -   $   208,198
                                                                   =============================


4. Mortgages and Notes Payable, Bonds Payable and Construction Financing (continued)

(1) The mortgages and notes payable are subject to various operating and financial covenants. In addition, we are required to periodically fund and maintain escrow accounts, to make future real estate tax and insurance payments, as well as to fund certain tenant releasing costs and capital expenditures. These are included in restricted cash escrows.

(2) All of our operating real estate assets and mortgage notes receivable have been pledged as collateral for our mortgages and notes payable, and bonds payable.

(3) On July 16, 2002, we and our Operating Partnership closed a transaction with Security Capital Preferred Growth ("SCPG"). See Note 8 - Preferred Shares to these Consolidated Financial Statements for a description of this transaction and related issues. The initial total interest rate on the Exchangeable Note was 11.50% per annum, which increased to 12.00% per annum on August 6, 2002, to 12.50% per annum on November 4, 2002, and to 12.75% per annum on February 2, 2003, and were compounded quarterly. The interest rate on the $20M Note was 15.00% per annum. Interest only payments on the Exchangeable Note and the $20M Note were paid on a quarterly basis at a rate of 7.50% per annum, with the balance of the total interest being due at maturity on July 15, 2003. Each of the notes also had a fee of 0.75% for any principal repayments, whether at maturity or earlier.

        The Exchangeable Note and the $20M Note provided for extensions for up to two periods of six months each, provided that, among other things, the aggregate outstanding principal amount of the notes at the time of the first extension was not greater than $40.0 million and at the time of the second extension was not greater than $25.0 million. In January 2003, we repaid $3.0 million of the Exchangeable Note out of the proceeds of the November 2002 sale of our Centre Square I property. In March 2003, we repaid an additional $8.5 million out of proceeds of the refinancing of our IBM Plaza property. We also used $7.6 million of the proceeds from the sale of our National City Center property in June 2003, plus $0.2 million of additional funds, to pay down one of the SCPG loans (including accrued interest of $1.7 million) and to pay an extension fee of $0.2 million to extend the maturity dates of both of the SCPG loans until January 12, 2004. We repaid both the remaining balance of the Exchangeable Note and the $20.0M Note on October 8, 2003 utilizing proceeds from the sale of a 70% interest in our Bank One Center property.

(4) Under the terms of a $25.2 million letter of credit facility that provides support for certain industrial revenue bonds, we are required to maintain, on a quarterly basis, a cash collateral escrow in an amount equal to the difference between $25.2 million and the Future Lease Value as defined in the loan documents, calculated in accordance with the terms of the letter of credit facility. As of December 31, 2003, we had deposited $4.0 million into the cash collateral escrow. On August 4, 2003, we amended the terms of the letter of credit facility with respect to the calculation of the Future Lease Value and agreed that the amount of the cash collateral escrow would be equal to the greater of (i) the difference between $25.2 million and the Future Lease Value, or (ii) $4.0 million. As of December 31, 2003, we had a total of $4.0 million on deposit in the cash collateral escrow.

        These bonds mature on June 1, 2022. Under the terms of the bond loan agreements, we make interest-only payments monthly, calculated using a floating rate determined by the remarketing agent of the bonds. The rates ranged from 0.78% to 1.56% during 2003, 1.20% to 2.02% in 2002 and 1.33% to 4.98% during 2001. The rate at December 31, 2003 was 1.22%. The maximum annual interest rate on the bonds is 13.0%. Under certain conditions, the interest rate on the bonds may be converted to a fixed rate at our request.

4. Mortgages and Notes Payable, Bonds Payable and Construction Financing (continued)

        The bondholders may tender bonds on any business day during the variable interest rate period discussed above and receive principal, plus accrued interest, through the tender date. Upon tender, the remarketing agent will immediately remarket the bonds. In the event the remarketing agent fails to remarket any bonds, we are obligated to purchase those bonds. The remarketing agent receives a fee of 0.11% per annum of the outstanding bonds balance, payable quarterly in advance.

(5) Simultaneous with the admittance of our joint venture partner to the joint venture which owns Bank One Center, the joint venture closed on a new $270.0 million mortgage loan with a new lender, $247.5 million of which was funded at closing. These funds, together with proceeds from the joint venture transaction, were used to repay in full the outstanding Bank One Center construction financing. This included a repayment to the construction lender of $169.8 million (including accrued interest) and a repayment of $80.7 million to the mezzanine lender which included $75.0 million of principal, a $2.7 million yield maintenance charge, $2.2 million of accrued interest and a $0.8 million exit fee.

     IBM Plaza Refinancing. On March 10, 2003, we obtained a $195.0 million loan secured by a first mortgage encumbering this office property. The loan retired both the existing senior and mezzanine loans encumbering the property. The loan does not require any scheduled repayments of principal prior to maturity. The loan has an interest rate of 285 basis points over one-month LIBOR, provided that the first $160.0 million of principal has a minimum LIBOR rate of 2.0% and the remaining $35.0 million of principal has a minimum LIBOR rate of 3.0%. As required by the loan documents, we obtained an interest rate cap of LIBOR at 6.6% for the term of the loan. At closing, we paid the lender a financing fee of 1.0% of the principal amount of the loan. The loan may not be prepaid during the first twelve months of its term, but may be prepaid in whole or in part thereafter, without any prepayment penalty.

     We used the net proceeds from the loan to (i) repay in full a $30.3 million mezzanine loan relating to the property which accrued interest at 11.75% per year, (ii) repay in full a $150.8 million first mortgage loan (including an exit fee of $0.8 million) encumbering the property which accrued interest at 170 basis points over one-month LIBOR per year, (iii) fund real estate tax, insurance and capital improvement escrows of $2.5 million as required under the terms of the loan, and (iv) pay $8.5 million in partial repayment of the Bank One Center mezzanine note, plus $0.4 million of accrued interest and a $60,000 exit fee, with the remainder available for general corporate purposes.

     The parking garage for the property is located on land which we lease under a ground lease with a third party. In order to obtain certain modifications to the ground lease that were required by the lender of the loan, we agreed to increase the rent under the ground lease from $10,278 per month to $18,389 per month for its remaining term which ends in April 2019. One year of this rent was required to be prepaid at closing.

     Pursuant to the terms of the loan, we are required to make monthly escrow deposits for real estate taxes, insurance and ground rent. In addition, commencing in January 2004, the lesser of $450,000 or available cash flow of the property per month is being deposited into a tenant improvement/leasing commission reserve account (the "Account"). If there is available cash flow in excess of $450,000, any amounts in excess of $450,000 are required to be deposited into the Account to the extent any prior month(s) deposits were less than $450,000. If a certain leasing benchmark provided by the loan is not satisfied at the property by August 9, 2005, all net cash flow from the property is required to be deposited into the Account until an aggregate of $15.0 million has been deposited in the Account. However, in such event, if an aggregate of $9.0 million has not been deposited in the account by August 9, 2005, we are required to deposit any shortfall into the Account

4. Mortgages and Notes Payable, Bonds Payable and Construction Financing (continued)

at that time. If an aggregate of $15.0 million has not been deposited by August 9, 2006, we are required to deposit any shortfall into the Account at that time. If the leasing benchmark is satisfied by August 9, 2005, $6.0 million must have been deposited into the Account and, if not, we are required to deposit any shortfall into the Account at that time. Letters of credit may be provided in lieu of cash deposits to the Account.

     Under the terms of the loan, the lender had the option of dividing the loan into a mortgage loan and a mezzanine loan so long as the aggregate principal amount, weighted average interest rate, debt service payments and other terms and conditions of the two loans were the same as the loan. On May 28, 2003, the lender exercised this option by having an affiliate of the lender (the
"Mezzanine Lender") extend a $64.8 million mezzanine loan to one of our subsidiaries (the "Mezzanine Borrower"). The Mezzanine Borrower is the owner of all of the limited liability company interests of our affiliate owning the property (the "IBM Plaza Owner") and the mezzanine loan is secured by a pledge of these limited liability company interests. The proceeds of the mezzanine loan were used to reduce the outstanding principal amount of the first mortgage loan.

     As with the first mortgage loan, the mezzanine loan has a term of three years from March 10, 2003. The loan and the mezzanine loan each have two one-year extension options exercisable for a fee of 0.25% of the amount of the respective loan for each extension. The mezzanine loan does not require any scheduled repayments of principal prior to maturity. The mezzanine loan has an interest rate of 5.70% over one-month LIBOR with a minimum LIBOR rate of 2.0%. The mezzanine loan may not be prepaid until March 10, 2004, but may be prepaid in whole or in part thereafter, without any prepayment penalty.

     Simultaneous with the making of the mezzanine loan, the lender amended the terms of the initial loan to, among other things, reduce the principal amount thereof to $130.2 million and modify the interest rate applicable thereto to 1.43195% over one-month LIBOR with a minimum LIBOR rate of 2.2688%. This results in a blended minimum annual interest rate equal to the 5.03% in effect for the loan immediately prior to the creation of the separate loans. As required by the loan documents, we have obtained an interest rate cap of LIBOR at 6.6% for the term of the loan and the mezzanine loan.

     The Operating Partnership has guaranteed $4.0 million of the principal amount of the mezzanine loan. In connection with this $4.0 million guaranty, the lender released the Operating Partnership from its $4.0 million guaranty of the first mortgage loan.

     Under both the first mortgage loan and the mezzanine loan, the Operating Partnership, the IBM Plaza Owner and the Mezzanine Borrower have agreed to guaranty the cost of any remediation of asbestos required in connection with the leasing of the property up to a maximum amount of $6.0 million in the aggregate, and place $3.0 million in escrow from the cash flow from the property in 24 equal installments of $125,000 which commenced in January 2004 to secure the cost of any necessary remediation in the future. The property currently contains asbestos in the form of non-friable spray-on insulation located on the decking and beams of the building. We have been informed by our environmental consultants that the asbestos in the property is not friable and no remediation of the asbestos is necessary.

     Bank One Center Refinancing. The Bank One Center mezzanine loan was secured by an assignment of membership interests in our affiliate which owned Bank One Center. The loan, combined with $1.5 million of our own funds, retired a previous mezzanine loan (the "Retired Loan") secured by the property and related accrued interest. Our guarantees and financial covenants under the loan were substantially the same as those contained in the Retired Loan. This loan was subsequently repaid in connection with the refinancing of the property as described below.

4. Mortgages and Notes Payable, Bonds Payable and Construction Financing (continued)

     Simultaneous with the admittance of our joint venture partner to the joint venture which owns Bank One Center, the joint venture closed on a new $270.0 million mortgage loan with a new lender, $247.5 million of which was funded at closing. These funds, together with proceeds from the joint venture transaction, were used to repay in full the outstanding Bank One Center construction financing. This included a repayment to the construction lender of $169.8 million (including accrued interest) and a repayment of $80.7 million to the mezzanine lender which included $75.0 million of principal, a $2.7 million yield maintenance charge, $2.2 million of accrued interest and a $0.8 million exit fee. See Note 16 - Investments in Unconsolidated Joint Ventures for a discussion of the terms of the new loan.

     Security Capital Preferred Growth Debt Retirement. We retired outstanding debt totaling $57.3 million with SCPG from the proceeds of the sale of the National City Center property ($5.9 million), the sale of a 70% interest in the Bank One Center joint venture ($40.0 million), the refinancing of our IBM Plaza property ($8.5 million) and the sale of the Centre Square I property ($2.9 million) in late 2002.

     Other Indebtedness Transactions. On January 16, 2003, a $157.5 million interest rate collar agreement pertaining to our 50% common interest in an unconsolidated real estate joint venture which owns an office property located at 77 West Wacker Drive, Chicago, Illinois was assigned to a different financial institution for a fee of $0.1 million and modified such that the joint venture would need to make cash escrow deposits only to the extent that the liability that results from changes in the instrument's market value exceeds $20.0 million. As a result, previously escrowed funds totaling $6.9 million were returned to the joint venture.

     On February 19, 2003, we extended the maturity dates of two mezzanine loans having a combined principal amount of $32.5 million from the same lender. The two loans consisted of a $20.0 million loan having a previous maturity date of June 30, 2003 and a $12.5 million loan having a previous maturity date of November 15, 2003. Our ownership interests in the 208 South LaSalle Street, National City Center and Jorie Plaza properties secured the $20.0 million mezzanine loan while the $12.5 million mezzanine loan is secured by our ownership interest in our 33 West Monroe Street property. In June 2003, we repaid $8.1 million of the $20.0 million mezzanine loan utilizing a portion of the proceeds from the sale of our National City Center property. These loans are guaranteed by our Operating Partnership. The maturity dates for both of the loans were extended until November 15, 2004 at interest rates of LIBOR plus 7.00%.

    In May 2003, we made a principal payment of $7.0 million on our first mortgage loan secured by our 33 West Monroe Street property. This payment was funded by an escrow established at the time of the Arthur Andersen LLP lease termination (see further discussion of the termination under "Arthur Andersen Lease Termination" below) and was pursuant to an agreement made with our lender at the time of the termination.

     On August 4, 2003, we made a principal payment of $0.2 million on the $5.7 million mortgage note payable secured by 100% of our ownership interest in the property at 1455 Sequoia Drive, Aurora, Illinois, and extended the maturity date of the principal balance of $5.6 million until May 31, 2004 for a fee of $19,000. In order to obtain the extension, we also funded an escrow account for $0.6 million to secure the payment of future tenant improvements.

4. Mortgages and Notes Payable, Bonds Payable and Construction Financing (continued)

      On October 31, 2003, we amended a $4.1 million mortgage loan collateralized by our property located at 200 South Mitchell Court, Addison, Illinois, and guaranteed by our Operating Partnership. Under the amendment, the maturity date of the loan was extended for two years through September 1, 2005 for a fee of $40,000. In addition, the financial covenant requirements in the guaranty were eliminated.

     Interest Rate Protection Agreements. We have entered into the following interest rate cap agreements:

                                      Notional
                                       Amount
                                       as of       Capped               Expira-
                                    December 31,   LIBOR     Effective   tion
        Loan Associated with            2003        Rate       Date      Date
---------------------------------- ------------- ----------- ---------- --------
180 North LaSalle Street,
  REMIC Certificate A (1)         $ 60,000,000     7.25%     3/01/01    1/15/04
33 West Monroe Street
  First Mortgage Loan (2)           67,000,000     6.50      1/31/03   10/31/04
Jorie Plaza & 208 South LaSalle
  Street Mezzanine Loan (3)         11,900,000     7.50      7/01/03   11/15/04
33 West Monroe Street
  Mezzanine Loan                    11,900,000     4.50     11/15/03   11/15/04
None (4)                           230,000,000     7.40      1/22/02    1/05/04
IBM Office Plaza
  First Mortgage/Mezzanine Loans   195,000,000     6.60      2/21/03    3/15/06


(1) This expired on January 15, 2004, concurrent with the refinancing of the underlying loan.

(2) The original notional amount of this interest rate cap was $67.0 million. On May 27, 2003, $7.0 million of the loan hedged by this derivative was repaid and a notional amount of $7.0 million of the interest rate cap was de-designated as a cash flow hedge and will be marked-to-market through earnings each period. The impact of the change in value for 2003 was nominal.

(3) In June 2003, this agreement was extended to January 15, 2004 and the notional amount was reduced to $11.9 million as $8.1 million of the underlying loan hedged by this derivative instrument and secured by the National City Center property was repaid upon sale of the property.

(4) The interest rate cap agreement related to the Bank One Center office property expired on January 5, 2004. As previously discussed, the underlying loan was refinanced concurrent with the October 8, 2003 admittance of our joint venture partner to the entity which owns this property.

     No amounts were received under the terms of any of the interest rate protection agreements in 2003, 2002 and 2001.

     Amortization of Principal. During 2003 we made payments totaling $4.5 million for amortization of principal for loans on various properties.

     Other. We have provided guarantees ranging from 25% to 100% of the outstanding principal balances on certain mortgage and notes payable and bonds payable. As of December 31, 2003, the guarantees related to unconsolidated joint ventures totaled $5.4 million. In March 2001, we entered into an agreement to amend a loan collateralized, in part, by a pledge of the first mortgage loan that

4. Mortgages and Notes Payable, Bonds Payable and Construction Financing (continued)

we held and which was secured by the property known as 180 North LaSalle Street in Chicago, Illinois. The original commitment under the loan was $64.0 million of which $52.0 million had been disbursed. Under the terms of the amendment, the maximum loan amount was reduced to $60.0 million and the remaining $8.0 million of borrowing availability was funded. Restricted cash escrows at December 31, 2003 and 2002 include $3.5 million and $3.5 million, respectively, related to this loan for future capital expenditures, tenant improvements and lease commissions.

     As part of the agreement, we agreed to allow the lender to securitize the loan by utilizing a Real Estate Mortgage Investment Conduit ("REMIC"), if desirable. The REMIC closed on October 30, 2001 and matured on January 15, 2004. The lender transferred the first mortgage loan to the REMIC. The principal amount of the REMIC was $113.7 million and was comprised of three classes of certificate holders. Class "A" certificates represented the original first mortgage holder owning a $60.0 million priority interest, Class "B" certificates which were owned by us and represented a $53.7 million interest subordinate to the Class A certificates, and the Class "R" certificates represented any residual amounts due to us upon any sale of the property should net proceeds exceed $113.7 million. The interest rate on the Class "A" certificate was LIBOR plus 3.75% and the interest note on the Class "B" certificate was equal to the difference between (i) 16.22% and (ii) the product of LIBOR multiplied by
1.1179. Our Services Company acted as the loan servicer for the REMIC and we accounted for our ownership interest on a consolidated basis. On January 15, 2004, we refinanced the REMIC with the proceeds of a first mortgage loan and concurrent with the loan closing acquired fee title ownership in the property. See Note 18 - Subsequent Events to these Consolidated Financial Statements.

     Certain mortgage and notes payable, bonds payable and construction financing are subject to various financial covenants including minimum cash balances and debt service coverage ratios. In addition, certain loans contain cross-default provisions whereby a default under the covenants related to one loan agreement would also result in a default under the provisions of one or more loans. See Note 5 - Debt Covenants to these Consolidated Financial Statements for a description of our various debt covenants.

     The following represents our future minimum principal payments due on our mortgage and notes payable and bonds payable outstanding at December 31, 2003 (dollars in thousands):

Year Ending December 31                            Amount
------------------------------------------------------------
2004.......................................   $    94,037
2005.......................................        67,915
2006.......................................       198,799
2007.......................................        28,994
2008.......................................        45,092
Thereafter.................................       137,983
                                             ---------------
                                              $   572,820
                                             ===============


     Certain mortgage notes payable and notes payable require loan exit fees be paid upon repayment of the debt obligation. As of December 31, 2003, accrued loan exit fees totaled $0.8 million.

     During the years ended December 31, 2003, 2002 and 2001, we wrote-off unamortized deferred financing costs of $3.2 million, $0.8 million and $0.1 million, respectively, (included in amortization of deferred financing costs). These write-offs resulted from mortgage notes, bonds payable and a line of credit that were repaid or refinanced.

4. Mortgages and Notes Payable, Bonds Payable and Construction Financing (continued)

     Total interest paid on mortgage and notes payable and bonds payable was $78.5 million, $62.5 million, and $69.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. During the years ended December 31, 2003, 2002 and 2001, we incurred interest expense of $58.4 million, $74.0 million and $75.7 million, respectively, of which $3.7 million, $29.9 million and $23.9 million, respectively, was capitalized related to development projects.

5.  Debt Covenants

     In order to obtain certain covenant modifications in 2002 related to our original construction and mezzanine loans for Bank One Center, we agreed with the Bank One Center lenders to establish an escrow account (the "Citadel Escrow") to secure the payment of certain costs associated with the subleasing of the space leased by Citadel Investment Group, L.L.C. ("Citadel") at One North Wacker Drive in Chicago, Illinois, which obligation was undertaken by us in connection with Citadel's lease of space in the Bank One Center project. See
Note 6 - Leases to these Consolidated Financial Statements for description of our Citadel lease obligation. We agreed, beginning January 2003, to make monthly escrow payments of $1.0 million per month to an account to be used to pay these costs.

     We pre-funded $4.0 million of these costs into the escrow which were subsequently applied to the monthly payments for June, July, August and September of 2003. On March 19, 2003, we refinanced the Bank One Center mezzanine loan with the proceeds of a $75.0 million mezzanine loan and $1.5 million of our funds. In conjunction with this refinancing, the construction lender and new mezzanine lender restructured our escrow deposit obligations relating to the Citadel Reimbursement Obligations as follows. Prior to the closing of the mezzanine loan, the construction lender held $12.6 million in escrows relating to the Bank One Center project. At the closing of the new mezzanine loan, all of these funds were deposited into a new account held by the construction lender (the "New Citadel Escrow"). Additionally, we were required to make additional monthly deposits into the New Citadel Escrow in the amount of $0.8 million per month beginning April 2003 and continuing through and including January 2004. Upon Citadel's occupancy at Bank One Center, the construction lender deposited a $0.5 million leasing commission due and payable to us in connection with the Citadel lease into the New Citadel Escrow. Upon satisfaction of certain conditions contained in the construction and mezzanine loan documents, funds in the New Citadel Escrow were to be used in the future to pay for certain tenant improvement and leasing commission costs associated with the subleasing of the Citadel space at One North Wacker Drive and, after February 1, 2004, to pay for the Citadel Reimbursement Obligations. Simultaneous with the admittance of our joint venture partner to the joint venture which owns Bank One Center, the joint venture closed on a new $270.0 million mortgage loan with a new lender, $247.5 million of which was funded at closing. Immediately prior to closing on the refinancing, the balance in the New Citadel Escrow was approximately $15.2 million. Simultaneous with closing, $2.3 million of the funds in the New Citadel Escrow were released to us leaving a balance of approximately $12.9 million.

     On August 23, 2002, we transferred our 10% ownership interest in Pine Meadow, LLC to our joint venture partner. In consideration of this transfer, we were released from our obligations under the joint venture agreement and the documents that evidenced and secured a $9.3 million construction mortgage loan encumbering the property.

     Under the terms of an $11.8 million mezzanine note payable collateralized by our 33 West Monroe Street property and an $11.9 million mezzanine note payable collateralized by three of our other properties, we are required to limit the amount of distributions that can be paid on our preferred and common shares and units to a maximum of 90% of funds from operations (as defined in the relevant loan documents) for each calendar year. For purposes of this limitation, distributions on our Series B Shares are assumed to have occurred whether or not they are actually paid. In March 2004, this provision was modified such that provisions for asset impairment and writeoffs of deferred financing fees (other than due to regular amortization) are excluded from the computation of funds from operations beginning with the quarter ended December 31, 2003.

     The financial covenants contained in many of our loan agreements and guarantee agreements with our lenders include minimum ratios for debt service coverage and liabilities as a percentage of total assets, as well as minimum net worth levels, limits as to recourse indebtedness and numerous other financial covenants. In some past quarters, we have failed to meet certain of these covenants and, after negotiations with our lenders (and in certain instances, after agreeing to post additional cash collateral, provide other security and/or otherwise modify the terms of the relevant loans), we have obtained the necessary loan modifications and/or waivers. We did not comply with these ratios with respect to two of our mezzanine loans and the letter of credit facility supporting our industrial revenues bonds for the quarter ended December 31, 2003 and do not expect to comply for the quarter ended March 31, 2004. We have obtained waivers or modifications of these requirements for these periods. Compliance with these covenants for the remainder of 2004 is highly dependent on our financial results (including but not limited to a failure of one or more of our significant tenants to pay rent when due) and could be impacted by future capital events such as asset sales, debt refinancings and new debt or equity transactions. There can be no assurances that our financial results will be sufficient to enable us to meet these covenants in the future and, if we do not meet a covenant, whether appropriate loan modifications or waivers can be obtained.

     Certain loans contain cross-default provisions whereby a default under the covenants related to one loan agreement would also result in a default under the provisions of one or more other loans. Failure to meet a covenant could result in a requirement for a principal paydown, accelerated maturity, increased interest rate, additional collateral or other changes in terms.

6.  Leases

     We have entered into lease agreements with tenants with lease terms ranging month-to-month to twenty years at lease inception. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. Approximately 20%, 30% and 27% of rental revenue for the years ended December 31, 2003, 2002 and 2001, respectively, was received from five tenants.

     The total future minimum rentals to be received by us under such noncancelable operating leases in effect at December 31, 2003, exclusive of tenant reimbursements and contingent rentals, are as follows (dollars in thousands):

Year Ending December 31                          Amount
------------------------------------------------------------

2004.......................................   $    79,070
2005.......................................        76,125
2006.......................................        64,996
2007.......................................        52,569
2008.......................................        47,321
Thereafter.................................       128,376
                                             ---------------
                                              $   448,457
                                             ===============


     As a part of lease agreements entered into with certain tenants, we assumed these tenants' leases at their previous locations and subsequently executed subleases for certain of the assumed lease space. One of these leases is a lease the Bank One Center joint venture has with Citadel Investment Group L.L.C. ("Citadel"). We have agreed to reimburse the joint venture for its obligation to reimburse Citadel for the financial obligations, consisting of base rent and the pro rata share of operating expenses and real estate taxes, under Citadel's preexisting lease (the "Citadel Reimbursement Obligation") for 161,488 square feet of space at the One North Wacker Drive office building in downtown Chicago, Illinois. The Citadel Reimbursement Obligation includes an estimated nominal gross rental obligation of $84.0 million over the term of the lease. Although we have sold 70% of our investment in Bank One Center to a joint venture partner, we have retained 100% of this liability. The landlord at One North Wacker Drive is obligated to provide us with $47.50 per square foot in a tenant improvement allowance for any subleases we consummate.

     Through February 2004, we have executed subleases at One North Wacker Drive totaling 161,245 square feet of space to partially mitigate our obligation under the Citadel Reimbursement Obligation. As a requirement under one of the subleases for 27,826 square feet, we escrowed a total of $1.1 million with the owner of One North Wacker Drive as security for the payment of the difference between the rental amount payable under the Citadel lease and this sublease. This escrow is being returned to us pro-rata over the life of this sublease, of which $0.1 million has been received through December 31, 2003. Liabilities for leases assumed at December 31, 2003 includes $8.7 million related to the Citadel Reimbursement Obligations, which represents our estimate of a net obligation of $20.9 million after actual and estimated future subleasing, net of payments we made through December 31, 2003 on these obligations of $12.2 million.

     In connection with another sublease for 55,494 square feet, we assumed two lease obligations, at two Chicago office buildings owned by third parties, with gross rental obligations of approximately $2.9 million. In July 2003, we paid a lease termination fee of $0.3 million on one of the two leases and subsequently made payments of $0.6 million which reduced our gross rental obligation on the remaining lease to $2.0 million at December 31, 2003. We intend to attempt to partially mitigate our financial obligations under the remaining lease by subleasing the space.

     On November 26, 2001, we finalized a lease with a tenant for space in Continental Towers, our office buildings located in Rolling Meadows, Illinois. We have agreed to reimburse the tenant for a portion of the financial obligations consisting of base rent and the pro rata share of operating expenses and real estate taxes, under the tenant's lease for occupancy executed at an office building located in downtown Chicago, Illinois. As of December 31, 2003, this lease has a remaining estimated gross rental obligation of approximately $3.4 million. On February 14, 2003, we leased the space for the remainder of the lease term subject to the tenant's option to terminate the lease effective as of any date after February 29, 2004, by providing us with six months prior written notice. We have approximately $2.1 million in liabilities for leases assumed at December 31, 2003, representing an estimate of our net liability related to this obligation.

     During 1999, we sold ten properties in a single transaction resulting in a deferred gain of $3.1 million. As a condition of the sale, we agreed to assume responsibility for re-leasing two of the properties for a period of five years after the expiration in 2000 and 2001 of the then existing tenant leases. Our remaining nominal gross lease obligation at December 31, 2003 is approximately $7.9 million. During 2002, we released one of the properties and revised our leasing assumptions related to the second property. Correspondingly, the remaining deferred gain was reduced to zero at December 31, 2002 and we recorded a loss on the sale of real estate of $1.3 million in 2002. In 2003 we further revised our leasing assumptions and recorded an additional loss on the sale of real estate of $0.6 million. At December 31, 2003 and 2002, we have a net liability of approximately $3.0 million and $3.5 million, respectively, in liabilities for leases assumed, representing our estimate of the remaining net liability anticipated related to this obligation.

     Future minimum rental payments (exclusive of tenant reimbursements) to be paid by us under leases assumed, net of subleases executed through December 31, 2003, are as follows:

                                   Gross        Executed         Net
Year Ending December 31            Amount       Subleases       Amount
---------------------------------------------------------------------------
                                         (dollars in thousands)

2004.........................   $   8,146      $  4,909       $  3,237
2005.........................       7,912         5,473          2,439
2006.........................       6,863         5,509          1,354
2007.........................       5,220         4,400            820
2008.........................       5,310         4,479            831
Thereafter...................      19,311        14,958          4,353
                               --------------------------------------------
                                $  52,762      $ 39,728       $ 13,034
                               ============================================

     We have an operating lease with the joint venture which owns the 77 West Wacker Drive property for our corporate office space as well as equipment leases, including overhead crane equipment for certain of our industrial properties. Future minimum lease payments to be paid by us on these operating lease obligations in effect at December 31, 2003 are as follows:


           Year Ending December 31               Amount
------------------------------------------------------------
           (dollars in thousands)
2004.......................................    $  2,604
2005.......................................       1,971
2006.......................................       1,931
2007.......................................       1,714
2008.......................................         636
Thereafter.................................       1,787
                                             ---------------
                                               $ 10,643
                                             ===============


     In February 2003, we entered into lease termination agreements with Arthur Andersen LLP ("Arthur Andersen") whereby Arthur Andersen was released from its remaining lease obligations at two of our properties subsequent to December 31, 2002 in exchange for total termination payments consisting of $32.4 million for the 33 West Monroe Street property lease and $1.1 million for the IBM Plaza property lease. The agreements also provided we could retain previously paid rent for the month of January 2003 which was recorded as rental revenue. In addition, in May and June 2003, we received real estate tax refunds for prior years taxes on the 33 West Monroe Street property, of which $1.5 million related to the Arthur Andersen space. As part of the lease termination agreement, Arthur Andersen relinquished its right to these funds. As required by the lender for the 33 West Monroe Street property, the $32.4 million termination payment was deposited into an escrow that may be utilized as follows: (i) up to a maximum of $8.1 million to be utilized to fund debt service and operating deficits at the 33 West Monroe Street property; (ii) $7.0 million is to be utilized to repay principal on the loan collateralized by the property ninety-one days following the receipt of the proceeds; and (iii) the remainder (including any remaining portion of the $8.1 million discussed under (i)) is available to fund future tenant improvements and other re-leasing costs at the property. On May 27, 2003, in accordance with (ii) above, $7.0 million was utilized to repay a portion of the principal on the first mortgage loan secured by the 33 West Monroe Street property. In addition, the $8.1 million in (i) above has been fully drawn to fund debt service and operating deficits at this property during 2003.

     In connection with these terminations, we recorded lease termination fee income of $29.7 million in 2003, which represents the termination payments described above less outstanding receivables (including deferred rent receivable) related to these leases.

7.  Minority Interests

     Primestone Investment Partners L.P. ("Primestone"), an affiliate of The Prime Group, Inc. ("PGI"), previously owned 7,944,893 limited partner common units (the "Primestone Units") of the Operating Partnership. PGI is a privately held company controlled by Mr. Michael W. Reschke, the former Chairman of our Board. Mr. Reschke resigned as Chairman on April 8, 2002 and resigned from our Board on April 17, 2003. On April 30, 2002, Vornado PS, L.L.C. ("Vornado PS"), a lender to Primestone who had a lien on the Primestone Units, held a foreclosure auction of the Primestone Units and acquired all of the units for $8.35 per common unit. Vornado PS subsequently assigned 3,972,446 (the "Cadim Units") of the Primestone Units to Cadim Acquisition, LLC ("Cadim Acquisition") and retained the remaining 3,972,447 units (the "Vornado Units").

     On June 11, 2003, we issued to Vornado PS, L.L.C. ("Vornado PS"), in connection with the exercise by Vornado PS of certain exchange rights, 3,972,447 of our common shares. Simultaneous with the issuance of the common shares to Vornado PS, we cancelled the 3,972,447 common units in our Operating Partnership held by Vornado PS which were exchanged for the common shares.

     On June 13, 2003, we issued to Cadim Acquisition, LLC ("Cadim Acquisition"), in connection with the exercise by Cadim Acquisition of certain exchange rights, 3,972,446 of our common shares. Simultaneous with the issuance of the common shares to Cadim Acquisition, we cancelled the 3,972,446 common units in our Operating Partnership held by Cadim Acquisition which were exchanged for the common shares.

     The Vornado PS and Cadim Acquisition exchanges of common units for common shares resulted in an increase in our ownership of our Operating Partnership by 29.8%. The transaction price recorded for the units purchased was our common share price on the date of notices from Vornado PS and Cadim Acquisition (May 23, 2003 - $6.37 per share) of the exercising of their respective exchange rights. The difference between the transaction price and the book value of these equity accounts at the Operating Partnership level has been recorded as a reduction of the carrying value of our real estate and other assets as follows: a reduction in minority interest reflected in our consolidated balance sheet of $76.5 million, an increase in our shareholder's equity of $50.6 million and a reduction in real estate and other assets of $25.9 million. The determination of the allocation of this reduction was based on our estimate of the fair market value of each asset.

8.  Preferred Shares

     We are authorized to issue up to 30,000,000 of non-voting preferred shares of beneficial interest in one or more series. Concurrent with our initial public offering of November 17, 1997, we completed a private placement with SPCG of our 2,000,000 Series A-Cumulative Convertible Preferred Shares of beneficial interest ("Series A Shares") with a $0.01 par value. On June 5, 1998, we completed the sale of 4,000,000 Series B-Cumulative Redeemable Preferred Shares of beneficial interest ("Series B Shares") with a $0.01 par value.

     On January 31, 2002, we paid distributions of $0.375 per Series A Share and $0.5625 per Series B Share to shareholders of record on January 18, 2002.

     On February 22, 2002, we amended the dividend rate on our Series A Shares, and agreed to pay a deferral payment, as defined, of 3.5% of the $40.0 million aggregate liquidation value of the outstanding Series A Shares. The deferral payment increased by 0.50% on May 8, 2002 and compounded quarterly beginning March 31, 2002.

     On July 16, 2002, we and our Operating Partnership closed a transaction with SCPG. Prior to the closing, SCPG was the sole holder of our Series A Shares. At the closing, our Operating Partnership purchased all of the Series A Shares for a total redemption price of $42.3 million through the issuance of two notes payable described below (which represents the $40.0 million liquidation preference of the Series A Shares plus accrued distributions, including the accrued deferred payment amount, to the date of redemption).

     Our Operating Partnership issued to SCPG (i) an exchangeable note (the "Exchangeable Note") in the principal amount of $37.3 million and (ii) a nonexchangeable note (the "$20M Note") in the principal amount of $20.0 million. Our Operating Partnership purchased the Series A Shares by issuing the Exchangeable Note to SCPG and paying SCPG $5.0 million of the proceeds from the $20M Note. The principal amount of the Exchangeable Note was exchangeable by its terms for our common shares at an exchange price of $20.00 per share, subject to anti-dilution adjustments. Approximately $6.8 million of the proceeds from the $20M Note were used to fund the payment of distributions on our Series B Shares for the first, second and third quarters of 2002. The balance of the loan proceeds was used to fund certain escrow accounts described below, pay expenses related to the transactions and for general corporate purposes.

     As part of the foregoing transactions, we issued to SCPG Series A-1 warrants to purchase up to 500,000 common shares at $9.00 per share and Series A-2 warrants to purchase up to 500,000 common shares at $7.50 per share. The Series A-1 warrants expired April 1, 2003. We also issued to SCPG Series B and Series C warrants. The Series B warrants allow SCPG to purchase 250,000 common shares at $10.00 per share and the Series C warrants allow SCPG to purchase up to 250,000 common shares at $12.50 per share. The warrants contain antidilution adjustment provisions and expire on July 16, 2007, except as specified above. We recorded the fair market value of the warrants of $0.6 million as a discount to the $20M Note and as an increase to additional paid-in capital. The discount was amortized as interest expense over a twelve-month period which ended July 16, 2003, the initial maturity date of the related notes. We have also granted to SCPG certain demand and incidental registration rights in respect of any common shares SCPG may receive upon the exercise of any of the warrants.

     In order to permit the purchase of the Series A Shares under our charter, our Board conditionally declared distributions on our Series B Shares for the first, second and third quarters of 2002, at the quarterly rate of $0.5625 per share.

     Dividends on our Series B Shares are payable quarterly on or about the last day of January, April, July and October of each year, at the rate of 9% (equivalent to $2.25 per annum per Series B Share). Our Series B Shares rank senior to our common shares as to the payment of dividends and as to the distribution of assets upon liquidation. Our Series B Shares may be redeemed at our option at a redemption price of $25.00 per share plus accrued and unpaid distributions. The redemption price is payable solely out of the proceeds from the sale of other capital shares of beneficial interest of ours.

     We have not paid distributions on our Series B Shares for the last five quarters. Distributions on our Series B Shares are cumulative and will continue to accrue to the extent they are not declared and paid currently. The holders of our Series B Shares have the right to elect two additional members to our Board if six consecutive quarterly distributions on the Series B Shares are not made. The term of any Trustee elected by the Series B Shareholders will expire whenever the total dividend arrearage in the Series B Shares has been paid and current dividends declared and set apart for payment. Any future distributions in respect of our common shares may not be paid unless all accrued but unpaid preferred share distributions have been or are concurrently satisfied.

9.  Discontinued Operations

     The components of discontinued operations for properties sold during the years ended December 31, 2003 and 2002, and a full year of their operations for the year ended December 31, 2001, are shown below:

                                             Year Ended December 31
                                          2003         2002        2001
                                    ----------------------------------------
                                               (dollars in thousands)
Rental revenue.....................   $   5,707    $   22,948   $   32,490
Tenant reimbursements..............         934         7,316       14,289
Other property income..............         718         1,736        1,892
                                    ----------------------------------------
  Total revenue....................       7,359        32,000       48,671

Property operations................       1,848         7,663       11,217
Real estate taxes..................       1,033         4,683        8,553
Depreciation and amortization......         555         5,360        9,011
Interest:
  Expense..........................       1,288         7,114       13,090
  Amortization of deferred
    financing costs................           -           352          468
                                    ----------------------------------------
  Total expenses...................       4,724        25,172       42,339
                                    ----------------------------------------

Income before provisions for asset
   impairment, net gain (loss) on
   sale of real estate and
   minority interests..............       2,635         6,828        6,332

Provisions for asset impairment(1).           -       (56,573)      (1,500)
Net gain (loss) on sales of real
   estate(2).......................       1,226        (3,211)           -
Minority interests.................      (1,113)       21,818       (1,962)
                                    ----------------------------------------
Discontinued operations............   $   2,748    $  (31,138)  $    2,870
                                    ========================================



(1) During 2002, we recorded an asset impairment of $22.1 million related to an office property sold in June 2003 based upon our decision to exit a non-core market, which shortened our anticipated hold period for the property. The impairment charge reduced the net book value of the building and improvements, deferred rent receivables and deferred costs by $19.4 million, $0.8 million and $1.9 million, respectively, to our estimate of fair value based upon market conditions and discussions we have held with a tenant regarding a potential sale. In addition, we recorded provisions for impairment of $33.6 million based upon our decision to sell certain non-core suburban office properties and $0.8 million related to an office property based upon our decision to actively market the property and exit the Tennessee market (an impairment loss of $1.5 million related to this office property was recognized during 2001). We entered into a contract to sell our non-core suburban office properties in April 2002. The purchase price less costs of sale was used to determine the fair value of the properties and related assets. We determined the fair market value of the Tennessee office property based upon the purchase price less costs of sale of a contract with a third party purchaser and our knowledge of the Tennessee marketplace.

(2) See Note 15 - Property Acquisitions, Placed in Service and Dispositions to these Consolidated Financial Statements for a description of these sales.

10.  Earnings Per Share

     The following table sets forth the computation of our basic and diluted net income available per weighted-average common share of beneficial interest for the years ended December 31, 2003, 2002 and 2001 (dollars in thousands, except per share amounts):




                                                            Year ended December 31
                                                         2003          2002         2001
                                                     ---------------------------------------

Numerator:
  Loss from continuing operations before
    minority interests.............................. $   (39,373) $     (7,435) $     (18,544)
  Minority interests................................       1,054         8,895         11,323
  Net income allocated to preferred shareholders....      (9,000)      (11,280)       (12,150)
                                                     ---------------------------------------
  Loss before (loss) gain on sales of real
    estate, discontinued items and cumulative
    effect of change in accounting principles.......     (47,319)       (9,820)       (19,371)
  Discontinued operations, net of minority interests       2,748       (31,138)         2,870
  (Loss) gain on sales of real estate, net of
    minority interests..............................        (646)         (943)           174
  Cumulative effect of change in accounting
    principles, net of minority interests...........           -             -           (321)
                                                     ---------------------------------------
Numerator for earnings per share - loss available
    to common shares................................ $   (45,217) $    (41,901) $    (16,648)
                                                     =======================================
Denominator:
  Denominator for basic earnings per share -
    weighted average common shares..................  20,105,183    15,673,544    15,630,586
Effect of dilutive securities:
  Employee stock options............................           -             -             -
  Employee stock grants.............................           -             -             -
                                                     ---------------------------------------
Denominator for diluted earnings per share
  - adjusted weighted average common shares
  and assumed conversions...........................  20,105,183    15,673,544    15,630,586
                                                     =======================================

BASIC AND DILUTED EARNINGS AVAILABLE TO COMMON
  SHARES PER WEIGHTED-AVERAGE COMMON SHARE:
Loss from continuing operations..................... $     (2.35) $      (0.62) $      (1.24)

Discontinued operations, net of minority interests..        0.13         (1.99)         0.18
(Loss) gain on sales of real estate, net of minority
   interests........................................       (0.03)        (0.06)         0.01
Cumulative effect of change in accounting
  principles, net of minority interests.............           -             -         (0.02)
                                                     ---------------------------------------
Net loss available per weighted-average
  common share of beneficial interest -
  basic and diluted................................. $     (2.25) $      (2.67) $      (1.07)
                                                     =======================================




     For the 2003 earnings per share computation, 1,948,921 of our options during the first quarter of 2003, 1,449,210 options during the second quarter of 2003, 1,319,390 options during the third quarter of 2003, and 1,309,827 options during the fourth quarter of 2003 were not included in the computation of diluted earnings per share for periods after their issuance because the conversion would have been antidilutive.

     On July 16, 2002, we issued Series A-2 warrants to purchase up to 500,000 common shares at $7.50 per share, Series B warrants to purchase up to 250,000 common shares at $10.00 per share and Series C warrants to purchase up to 250,000 common shares at $12.50 per share. These warrants were not included in the computation of diluted earnings per share for periods after their issuance because the conversion would have been antidilutive.

     For the 2002 earnings per share computation, 2,293,591 of our options during the first quarter of 2002, 2,115,755 options during the second quarter of 2002, 2,029,926 options during the third quarter of 2002 and 2,008,191 options during the fourth quarter of 2002 were not included in the computation of diluted earnings per share because the conversion would have been antidilutive.

     For the 2001 earnings per share computation, 2,574,754 of our options during the first quarter of 2001, 2,550,642 options during the second quarter of 2001, 2,304,741 options during the third quarter of 2001, and 2,295,364 options during the fourth quarter of 2001 were not included in the computation of diluted earnings per share because the conversion would have been antidilutive.

     We had nonvested stock grants of 5,898, 14,144 and 58,980 shares outstanding during the years ended December 31, 2003, 2002 and 2001, respectively, which were not included in the computation of diluted earnings per share because the effect would have been antidilutive.

     The minority interest in the Operating Partnership had 6,604,391, 10,996,166 and 10,722,853 weighted average limited partner common units outstanding during the years ended December 31, 2003, 2002 and 2001, respectively, of which 6,604,391, 7,023,720 and 10,661,808, respectively, may be exchanged for common shares on a one-for-one basis, subject to our 9.9%
ownership limitation contained in our charter, or, at our option, cash equivalent to the fair market value of a common share at the time of exchange. The limited partner common units were not included in the computation of diluted earnings per share because the conversion would have been antidilutive.

     We had 2,000,000 Series A Shares outstanding during the year ended December 31, 2001 which were not included in the computation of diluted earnings per share because their conversion would have been antidilutive. On July 16, 2002, the Series A shares were purchased by our Operating Partnership (See Note 8 - Preferred Shares to these Consolidated Financial Statements).

11.  Employee Benefit Plans

     Our 1997 Share Incentive Plan (the "Plan") permits the grant of share options, share appreciation rights, restricted shares, restricted units and performance units to officers and other key employees and to officers and employees of subsidiaries, the Operating Partnership, the Services Company and other owned partnerships. The Plan also permits the grant of share options to non-employee Trustees.

     Under the Plan, up to 2,860,774 of our common shares may be issued or transferred to participants. The maximum aggregate number of common shares and share equivalent units that may be subject to awards granted during any calendar year to any one participant under the Plan, regardless of the type of awards, is 200,000. This limit applies regardless of whether such compensation is paid in common shares or share equivalent units.

     The Compensation Committee of our Board of Trustees (the "Compensation Committee") administers the Plan and has the authority to determine, among other things, subject to the terms and conditions of the Plan, the individuals to be granted options, the exercise price at which shares may be acquired, the number of shares subject to options, the vesting requirements and the exercise period of each option. The Compensation Committee is granted discretion to determine the term of each option granted under the Plan to employees, executives and Trustees, but in no event will the term exceed ten years and one day from the date of the grant.

     The Board also granted certain executives 25,380 shares of our common shares and certain executives and employees options to purchase 364,200 of our common shares, at an exercise price of $13.19 per share, as part of a long-term incentive program. These common share grants and options vested at the rate of 25.0% per year in four annual installments commencing on January 15, 2000.

     As part of an annual incentive award program, on January 23, 2001, the Board granted certain executives 15,482 shares of our common shares, and options to purchase 33,400 of our common shares at an exercise price of $14.31 per share. The common share grants vested 50% on January 23, 2001 and 50% on January 15, 2002 and the options vested on January 23, 2001. The Board also granted certain executives 57,190 shares of our common shares and certain executives options to purchase 33,400 of our common shares, at an exercise price of $14.31 per share, as part of a long-term incentive program. These common share grants and options vest at the rate of 25.0% per year in four annual installments commencing on January 23, 2001.

    In 2001, we also repurchased 15,625 options from a former executive for a nominal payment equal to the net value of the options and recorded the payment as compensation expense.

    During 2000 and 1999, the Board granted options to purchase a total of 7,500 and 107,500, respectively, (exclusive of options described above as part of our annual incentive award program) of our common shares to various employees and executives of the Company hired in 2000 and 1999 at exercise prices equal to the closing price on the trading day before the grant of the options. Options for these shares granted under the Plan to executives and employees have a term of 10 years and became exercisable and vested in installments as follows: (i) 33.3% of the number of shares commenced in the first anniversary of the date of grant;
(ii) an additional 33.3% for the shares commenced on the second anniversary of the date of the grant; and (iii) the remainder of the shares commenced on the third anniversary of the date of grant.

      In January 2003, the Compensation Committee awarded Mr. Nardi 100,000 stock options at $5.02 per share (the closing price on the last trading day immediately prior to the award). These options vest over three years in one-third increments on each anniversary of the award.

     During  2003,  2002 and  2001,  1,047,313,  286,320  and  289,647  options,
respectively,   expired  or  were  voluntarily  terminated  in  connection  with employees or executives, who held options, resigning from the Company.

     The unaudited pro-forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") and has been determined as if we had accounted for our options under the fair value method of that statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003 and 2001, respectively: risk-free interest rate of 2.21% and 5.22%; expected dividend yield of 0.00% and 9.43%; volatility factor of the expected market price common shares of 0.310 and 0.294; and a weighted-average expected life of the options of three years for 2003 and seven years for 2001. There were no options granted in 2002.

     Under the fair value method of SFAS 123, $45,000 ($0.00 per basic and diluted share), $158,000 ($0.01 per basic and diluted common share), and $175,000 ($0.01 per basic and diluted common share), would have been recognized as additional compensation expense for the years ended December 31, 2003, 2002 and 2001, respectively. For purposes of the following pro-forma disclosure, the estimated fair value of the options is amortized to expense over the vesting period of the options. On this basis, the pro-forma net loss available to common shares was $45.3 million ($2.25 per basic and diluted common share), $42.1 million ($2.68 per basic and diluted common share), and $16.8 million ($1.08 per basic and diluted common share) for the years ended December 31, 2003, 2002 and 2001, respectively. We did not recognize any compensation expense in 2003, 2002 and 2001 related to options granted under APB 25.

     The effects on unaudited pro-forma net income and pro-forma earnings per common share for the years ended December 31, 2003, 2002 and 2001 of amortizing to expense the estimated fair value of share options are not necessarily representative of the effects on net income to be reported in future years due to the vesting period of the share options, and the potential for issuance of additional share options in future years. For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods.

     The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of our management, the existing models do not necessarily provide a reliable single measure of the fair value of the options granted under the Plan.

     In February 2002, our Compensation Committee approved 2001 bonuses and 2002 stay bonuses totaling $0.4 million for certain members of our senior management. None of the participants in the bonus program was a Trustee of the Company. One-half of the bonus pool was designated as bonuses for 2001 and the other one-half as stay bonuses that vested in two increments, two-thirds on April 1, 2002 and one-third on June 1, 2002. Any vested or earned amounts were payable at our option at any time on or before August 8, 2002 in (i) cash, or (ii) restricted shares of the Company under the Plan, having an equivalent value based on the average of the high and low trading price of the common shares on the day before notification of such election is given to the relevant employee. In addition, the participants could have elected to receive any vested or earned bonus amounts in restricted shares. These amounts were paid entirely in cash in August 2002.

     On May 20, 2002, we entered into retention agreements with Mr. Louis G. Conforti and Mr. Jeffrey A. Patterson, our two Co-Presidents at that time, and Mr. James F. Hoffman, our Executive Vice President, General Counsel and Secretary. The agreements provided for a retention payment for calendar year 2002 of $250,000 for each of Mr. Conforti and Mr. Patterson and $100,000 for Mr. Hoffman. The retention payments vested on a per diem basis from the beginning of calendar year 2002 so long as the participant remained employed by us or our affiliates. Any unvested portions of the bonus would have been forfeited in the event the participant voluntarily terminated his employment. Vested portions of the retention payments were payable upon the earlier of December 31, 2002 or at the discretion of the Compensation Committee of our Board of Trustees in the event of the consummation of various capital events. The foregoing retention payments were considered a 2002 performance bonus distribution for the purpose of calculating any termination compensation due under the participants' previously existing employment or severance agreements with us. These retention payments were paid by us in January 2003.

     The following is a summary of our share option activity, and related information for the years ended December 31, 2003, 2002 and 2001 (dollars in thousands, except per share amounts):



                                                             Weighted
                                               Shares         Average
                                             Subject to      Exercise
                                               Option     Price Per Share
                                           ------------------------------
Balance at January 1, 2001..............     2,563,363        $16.35
Additional options granted..............        33,400         14.31
Options exercised.......................        (1,625)        13.88
Options canceled or repurchased.........      (305,272)        15.89
                                           ------------------------------
Balance at December 31, 2001............     2,289,866         16.38
Options canceled or repurchased.........      (286,320)        18.41
                                           ------------------------------
Balance at December 31, 2002............     2,003,546         16.09
Additional options granted..............       100,000          5.02
Options canceled........................      (947,313)        15.94
                                           ------------------------------
Balance at December 31, 2003............     1,156,233        $15.25
                                           ==============================



     At December 31, 2003, options with respect to 1,054,171 common shares were exercisable with exercise prices ranging from $13.19 to $21.00 per share and a weighted average exercise price of $16.22 per share. The remaining weighted-average contractual life of these options was 5.04 years. The weighted-average grant date fair value of all options granted during the years ended December 31, 2003 and 2001 was $1.20 and $1.39, respectively.

12.  Related Party Transactions

        On March 19, 2002, we entered into an agreement appointing Julien J. Studley, Inc. as our exclusive agent to lease space on our behalf related to the Citadel Reimbursement Obligation. Mr. Jacque M. Ducharme, one of our Trustees, is the Vice Chairman Western Region and Director of Julien J. Studley, Inc. Julien J. Studley, Inc. has earned commissions of $0.1 million and $0.2 million for services provided to us for the years ended December 31, 2003 and 2002, respectively. The term of this agreement expired on September 30, 2003, although certain commissions have and may become due and payable subsequent thereto. Julien J. Studley may also receive commissions from us in the future should they represent any tenant in a leasing transaction with us.

     For the year ended December 31, 2003, we recorded severance costs of $0.7 million resulting from the termination of Mr. Louis G. Conforti as our Chief Financial Officer and for the year ended December 31, 2002, we recorded severance costs of $2.5 million resulting from the resignations of Mr. Michael
W. Reschke and Mr. Richard S. Curto and the reduction of corporate management and support staff.

     As of December 31, 2003, we have a receivable of approximately $0.9 million from Mr. Nardi and certain of his affiliates under a master lease agreement entered into with Mr. Nardi in connection with our 1051 Kirk Road property. This represents rent receivables due for the period from October 2001 through the lease expiration on March 31, 2003. Payments of rent per the agreement are to be deducted from common unit distributions made to Mr. Nardi and his affiliates. Because there were no common unit distributions for this period, no payments were applied to the outstanding balance. We have recorded this rent as a reduction of our basis in the property.

     On March 25, 2003, we and The Prime Group, Inc. ("PGI") and one of PGI's affiliates, both affiliates of Mr. Reschke, one of our Trustees at that time, entered into an amendment to the environmental remediation and indemnity agreement previously entered into by PGI and us in November 1997 (as so amended, the "PGI Environmental Indemnity"). Pursuant to the existing agreement, PGI has agreed to indemnify us against certain environmental liabilities related to our Chicago, Hammond and East Chicago Enterprise industrial parks. The existing agreement also provides that PGI is entitled to use the proceeds from certain pending litigation we have against third parties relating to these environmental liabilities. The amendment to the agreement provides, among other things, that all of the proceeds from the litigation will not be funded to PGI or its affiliate, but instead that if any proceeds are recovered in connection with the litigation, sufficient proceeds (if recovered) will be placed in an escrow to be used to fund the environmental remediation costs. We are aware of environmental contamination at certain of our older industrial properties contributed to us as an equity contribution by PGI during our initial public offering. Upon the closing of the admission of a new 70% joint venture partner to our subsidiary that owns Bank One Center, we retained $0.5 million of the $1.0 million of compensation due PGI as described below which will be utilized towards certain environmental costs at these industrial properties. PGI's responsibility under the agreement was correspondingly reduced by $0.5 million. As of December 31, 2003 a total of $0.3 million of these costs have been paid. These environmental matters are further discussed in Note 14 - Commitments and Contingencies to our Consolidated Financial Statements.

     In connection with the admission of a new 70% joint venture partner to the joint venture that owns the 1,497,472 square foot Bank One Center office building in Chicago, Illinois, we entered into certain agreements with affiliates of PGI, providing for a total of $1.0 million of compensation in connection with certain advisory services performed in connection with the transaction. These agreements consisted of (i) a letter agreement providing for a $0.3 million advisory fee relating to such transaction, (ii) an amendment to the PGI Environmental Indemnity providing that we would pay the first $0.5 million of any costs incurred in connection with the environmental clean-up and related litigation and (iii) our agreement to pay $0.2 million to our joint venture affiliate owning the 77 West Wacker Drive property representing three
(3) months past-due rent owed by PGI for space it was leasing at the building at the time.

     PGI leased 22,620 square feet of space at 77 West Wacker Drive, an office building owned by one of our unconsolidated real estate joint ventures that we own a 50% common ownership interest in and for which we account using the equity method. PGI's lease was to expire October 31, 2007 with an option, effective April 30, 2002, to terminate the lease upon six months written notice. As of July 31, 2003, PGI owed the unconsolidated real estate joint venture $0.4 million representing five months of rent and related operating expense reimbursements. PGI was subsequently charged rent for the months of August and September. In connection with the past-due rent, the parties entered into an amendment to PGI's lease pursuant to which rent ceased to accrue as of October 1, 2003 and PGI (i) paid two months rent to the landlord for August and September 2003, (ii) conveyed its trade fixtures and certain office furniture to the landlord in satisfaction of its remaining rent obligation, and (iii) agreed to vacate the premises at any time in the future upon 45 days notice from landlord, which notice has since been served by landlord. An additional three
(3) months of rent was paid as described in "Bank One Center Agreements" below. PGI vacated the premises as of February 8, 2004.

     We own a 50% common ownership interest in 77 West Wacker Drive, LLC ("77 LLC"), an unconsolidated joint venture that owns the office property at 77 West Wacker Drive in Chicago, Illinois. In connection with our management of the property, we are entitled to receive property management fees and lease commissions for services performed and reimbursement of costs we pay on behalf of 77 LLC. Such amounts for the years ended December 31, 2003, 2002 and 2001 are summarized as follows:

                                              2003           2002        2001
                                      ------------------------------------------
                                                (dollars in thousands)
Management fees (1).............           $  1,092       $  1,053    $  1,013
Payroll, leasing costs and other
  operating costs...............              1,998          2,088       1,898


(1) We earn a monthly management fee equal to 2.5% of gross rental income calculated on a cash basis. For financial reporting purposes, 50% of this amount, representing our share of earnings from the joint venture, has been eliminated against our equity in earnings from this joint venture (included in other income).

     We own a 30% subordinated common ownership interest in Dearborn Center, LLC ("Dearborn LLC"), an unconsolidated joint venture that owns the office property known as Bank One Center located at 131 South Dearborn Street in Chicago, Illinois. In connection with our management of the property, we are entitled to receive property management fees and lease commissions for services performed and reimbursement of costs we pay on behalf of Dearborn LLC. Such amounts for the period from October 8, 2003 (admittance of our joint venture partner) through December 31, 2003, are summarized as follows (dollars in thousands):


Management fees (1).............                      $  148
Payroll, leasing costs and other
  operating costs...............                         299

 (1) We earn a monthly management fee equal to 2.0% of gross rental income calculated on a cash basis. For financial reporting purposes, this has been eliminated against our equity in the loss from this joint venture. Payment of this fee for 2003 and 2004 on a current basis is subordinate to our partner's annual non-cumulative 10% return. To the extent this fee is not paid for these years it is to be paid from the proceeds of any future capital transaction and is senior to the return of our partner's capital.

    On March 7, 2002, the Operating Partnership acquired 24.9 acres of land from Mr. Nardi for a total purchase price of $3.3 million paid in 344,331 limited partner common units. This purchase fulfilled our contractual requirements to acquire land from Mr. Nardi.

     Governor James R. Thompson, a former Trustee whose term as a trustee expired in May 2003, is the Chairman of a law firm which has provided legal services to us during 2003, 2002 and 2001. The law firm earned fees of $1.1 million, $1.7 million and $2.8 million for legal services provided to us in 2003, 2002 and 2001, respectively.

     During 2002 and 2001, we incurred rent expense of $35,600 and $0.2 million, respectively, under the terms of a month-to-month sublease with PGI. This sublease was terminated on February 28, 2002.

     On April 25, 2001, our Operating Partnership acquired 33,085 of our common shares of beneficial interest, $0.01 par value per share, from a former employee for a price of $0.5 million. In connection with the acquisition, the former employee agreed to cancel all of his options granted pursuant to our 1997 Share Incentive Plan and an award agreement dated December 17, 1998 between us and the former employee in exchange for a payment equal to the net value of the options and we recorded the payment as compensation expense.

13.  Fair Values of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107") and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" require disclosure of the fair value of certain on-and off-balance sheet financial instruments for which it is practicable to estimate. Fair value is defined by SFAS No. 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

     We used the following methods and assumptions in estimating the fair value disclosures for financial instruments.

Cash and Cash Equivalents and Restricted Cash Escrows

     The carrying amount of cash and cash equivalents and restricted cash escrows reported in the consolidated balance sheets approximates their fair value.

     We maintain our cash and cash equivalents and restricted cash escrows at various financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. We believe that the risk is not significant.

Mortgage and Notes Payable and Bonds Payable

     The carrying amount of our variable and fixed rate debt (including accrued interest) approximates fair value based on the current borrowing rate for similar types of debt.

     At December 31, 2003, the fair value of our interest rate protection agreements is a net asset of $0.2 million.

14.  Commitments and Contingencies

     We disclosed in our 2002 consolidated financial statements and in each of our 2003 quarterly consolidated financial statements that we had liquidity issues that raised some uncertainty as to our ability to continue as a going concern. During 2003, we completed certain transactions, primarily the sale of certain assets and the repayment of high interest rate debt, which we believe have resolved these liquidity issues.

     On August 29, 2002, 180 Acquisition Company, LLC ("180 Acquisition") filed a complaint (the "Complaint") against us, our Operating Partnership, our Services Company, one of our subsidiaries holding our interests in the 180 North LaSalle Street property in Chicago, Illinois (the "180 Interests"), and Jeffrey
A. Patterson, our President and Chief Investment Officer. The Complaint was filed in the County Department, Law Division of the Circuit Court of Cook County, Illinois.

     In the Complaint, 180 Acquisition alleges that the defendants orally promised to sell the 180 Interests to them, and that 180 Acquisition relied on these alleged promises, notwithstanding the facts that (i) a written contract was not entered into among the parties and (ii) we terminated negotiations to sell the 180 Interests to 180 Acquisition in July 2002. 180 Acquisition is asking the Court to award it $1.7 million in direct damages, $15.7 million in lost profits and $34.9 million in punitive damages. We vigorously dispute the allegations contained in the Complaint, deny making the promises alleged by the plaintiff and believe that we have valid defenses in this case. However, there can be no assurances that the outcome of this case will be favorable to us. We have not recorded any liability related to this matter other than for legal fees we have incurred.

     We are a defendant in legal actions arising in the normal course of business. We believe that the ultimate outcome of those actions will not materially affect our consolidated financial position or results of operations.

     All of our properties were subject to Phase I or similar environmental assessments by independent environmental consultants which were intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. We are aware of contamination at certain of our industrial properties which are already in remediation programs sponsored by the states in which they are located. Our environmental consultants estimate that remedial action plans will have a probable cost of approximately $3.2 million. During 1997, a liability of $3.2 million was recorded (included in other liabilities at December 31, 2003 and December 31, 2002). During 1997, PGI, the former owner of the above mentioned industrial properties, initiated lawsuits against a former environmental consultant of one of these properties for damages to cover the cost of the remedial action plans. PGI has contractually agreed to indemnify us for any environmental liabilities we may incur for known contamination in connection with our Chicago, Hammond, and East Chicago Enterprise industrial parks. In 1998, PGI sued a then current (and now former) tenant of one of the properties in order to force the tenant to submit a hazardous waste closure plan to the Illinois Environmental Protection Agency. In January 2004 the court ruled that the tenant did not have to submit a hazardous waste closure plan under applicable regulations. The litigation against the environmental consultant continues.

     We are also aware of contamination at two other properties. At one of the properties, the tenant has provided us with an indemnity for all of the costs associated with the environmental remediation and the tenant has purchased the property. The second property was placed in the remediation program sponsored by the state in which it is located and the previous owner has obtained a no further remediation letter from the Illinois Environmental Protection Agency approving the completion of the remediation work. Accordingly, we do not anticipate any material liability related to these environmental matters.

     In November 2001, at the request of the Department of the Army of the United States of America (the "DOA"), we granted the DOA a right of entry for environmental assessment and response in connection with our property known as the Atrium at 280 Shuman Boulevard in Naperville, Illinois (the "Atrium"). The DOA informed us that the property was located north of a former Nike Missile Base and that the DOA was investigating whether certain regional contamination of the groundwater by trichloethene ("TCE") emanated from the base and whether the DOA would be required to restore the environmental integrity of the region under the Defense Environmental Restoration Program for Formerly Used Defense Sites. In December 2001, the results from the tests of the groundwater from the site indicated elevated levels of TCE. It is currently our understanding based on information provided by the DOA and an analysis prepared by its environmental consultants that (i) the source of the TCE contamination did not result from the past or current activities on the Atrium property, (ii) the TCE contamination is a regional problem that is not confined to the Atrium, and (iii) the DOA has not yet identified the source of the TCE in the groundwater. Our environmental consultants have advised us that the United States Environmental Protection Agency (the "EPA") has issued a Statement of Policy towards owners of property containing contaminated acquifers. According to this policy, it is the EPA's position that where hazardous substances have come to be located on a property solely as a result of subsurface migration in an aquifer from an offsite source, the EPA will not take enforcement actions against the owner of the property. The groundwater underneath this property is relatively deep, and the property obtains its potable water supply from the City of Naperville and not from a groundwater well. Accordingly, we do not anticipate any material liability to it because of this TCE contamination.

     The Operating Partnership entered into tax indemnification agreements with certain principals affiliated with Mr. Nardi ("NAC Contributors") and certain principals affiliated with one of our former executive officers ("IBD Contributors"), both of which contributed properties to us during our initial public offering. Under these agreements, the Operating Partnership is required to indemnify the NAC Contributors and the IBD Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by the Operating Partnership of its liabilities or the sale or other disposition by the Operating Partnership of the properties they contributed. Under the terms of the agreement, the Operating Partnership will indemnify the NAC Contributors and the IBD Contributors for certain income tax liabilities based on income or gain which the NAC Contributors and/or the IBD Contributors are required to include in their gross income for federal or state income tax purposes as a result of such an event. This indemnity covers these income taxes, interest and penalties and is required to be made on a "grossed up" basis that effectively results in the NAC Contributors and the IBD Contributors receiving the indemnity payment on a net, after-tax basis.

     The percentage of the tax liabilities which the Operating Partnership is required to indemnify is 50% for the taxable year ending on December 31, 2003, and declines by 10% each year thereafter until December 31, 2007. The Operating Partnership is not required to indemnify the NAC Contributors and the IBD Contributors for income or gain realized by them after the taxable year ended December 31, 2007. We have not recorded any liability and estimate our maximum possible exposure under the indemnities to the NAC Contributors and the IBD Contributors is $9.8 million and $3.5 million, respectively, at December 31, 2003.

     PGI has entered into an agreement with the Operating Partnership pursuant to which PGI has agreed to indemnify the Operating Partnership for any amounts paid by the Operating Partnership to the NAC Contributors and/or the IBD Contributors pursuant to such agreement; provided, that PGI is liable to the Operating Partnership for such amounts only to the extent that the Operating Partnership uses its best efforts to avoid such tax liability (including exploring the opportunity for a tax-free exchange under Section 1031 of the Code for the transaction that gave rise to the obligation under such agreement).

     On December 12, 1997, we purchased and amended the mortgage note encumbering the property known as Continental Towers located in Rolling Meadows, Illinois (we currently receive all of the economic benefits from the property and have consolidated the operations). As part of this transaction, we agreed to indemnify the two limited partners (the "Principals") of the limited partnership which owns the property for, among other things, the federal and applicable state income tax liabilities that result from the income or gain which they recognize upon refinancing, sale, foreclosure or other action taken by us with respect to the property or the mortgage note (a "Tax Event"). Under the terms of the agreement, if an Indemnification Event, as defined, results in a Tax Event, we are required to immediately pay to the Principals the amount of any resulting federal or state tax, including any interest and penalties, as well as a "gross up" amount that effectively results in the Principals receiving this indemnity payment on a net, after tax basis. However, if a legal opinion is obtained from independent tax counsel that the Indemnification Event "should" not trigger a Tax Event resulting in taxable income or gain to the Principals, no indemnity payment is immediately required. If the legal opinion obtained from independent tax counsel states that the Principals have a "reasonable basis" for reporting the Indemnification Event without including any taxable income or gain, no indemnity payment is immediately required. In either case, the indemnity payment would be required if a Tax Event occurred. However, if a "reasonable basis" opinion is received regarding an Indemnification Event and if the equity market capitalization of the Company is less than $400 million (but more than $200 million), we are required to deposit 50% of the total indemnity amount into an escrow in cash or in the form of a letter-of-credit. If (i) an Indemnification Event occurs and our equity market capitalization falls below $200 million for more than 30 consecutive trading days, or (ii) immediately after we sell or otherwise dispose of the lesser of $100 million or 33% of our gross assets within a twelve-month period ("a Trigger Disposition"), we desire to cause an Indemnification Event and our equity market capitalization is less than $200 million, then we will be required to deposit 100% of the total indemnity amount into the escrow. In addition, in the case of a Trigger Disposition and our equity market capitalization falls below $200 million, the Principals may acquire the general partnership interest in the limited partnership which owns the property for a nominal amount and may be able to prevent an Indemnification Event from occurring. The tax indemnity obligation expires January 5, 2013. We have not recorded any liability and estimate its maximum possible exposure at December 31, 2003 is $57.1 million.

     We have a 50% common interest in an unconsolidated real estate joint venture which owns an office tower located at 77 West Wacker Drive, Chicago, Illinois. On November 10, 1999, the joint venture entered into an interest rate collar agreement for the period from October 1, 2002 through September 30, 2004 with a financial institution for an original notional amount of $157.5 million. The interest rate ceiling under the agreement is based on a LIBOR index rate of 7.75% and the interest floor is based on a LIBOR index rate of 6.10%. The $157.5 million collar agreement requires the joint venture to make cash escrow deposits to the extent that the instrument's valuation decreases more than $5.0 million. On March 12, 2001, we were replaced by its joint venture partner as the guarantor to the counterparties related to these collar agreements. If our joint venture partner, as guarantor, were required to pay either of the counterparties under the terms of the interest rate collar agreements, we would be liable to reimburse the joint venture partner its fifty percent share of any amount paid. On January 6, 2003, the $157.5 million collar agreement was assigned to a different financial institution for a fee of $0.1 million and modified such that the joint venture would need to make cash escrow deposits only to the extent that the instrument's valuation decreases more than $20.0 million. As a result, funds previously escrowed were returned to the joint venture.

     As discussed in Note 6 - Leases, we have assumed tenants' lease obligations for certain tenants as an inducement to lease space in our properties. In addition, as an inducement to lease space in Bank One Center, we agreed to reimburse Citadel for the Citadel Reimbursement Obligation. Liabilities for leases assumed includes $8.7 million, representing our gross obligation, net of executed and anticipated subleases related to this obligation.

     As also discussed in Note 6 - Leases, as a condition of the sale of ten properties in 1999, we agreed to assume responsibility for re-leasing two of the properties for a period of five years after the expiration in 2000 and 2001 of the then existing tenant leases. Our remaining nominal gross lease obligation at December 31, 2003 is approximately $7.9 million. At December 31, 2003 and 2002, we have a net liability of approximately $3.0 million and $3.5 million, respectively, in liabilities for leases assumed, representing our gross obligation related to this obligation, net of executed and anticipated subleases related to this obligation.

     Under the terms of a $25.2 million letter of credit facility that provides support for certain industrial revenue bonds, we are required to maintain, on a quarterly basis, a cash collateral escrow in an amount equal to the difference between $25.2 million and the Future Lease Value as defined in the loan documents, calculated in accordance with the terms of the letter of credit facility. On August 4, 2003, we amended the terms of the letter of credit facility with respect to the calculation of the Future Lease Value and agreed that the amount of the cash collateral escrow would be equal to the greater of
(i) the difference between $25.2 million and the Future Lease Value, or (ii) $4.0 million. As of December 31, 2003 and 2002, we had a total of $4.0 million and $1.8 million, respectively, on deposit in the cash collateral escrow.

    Our East Chicago Enterprise Center, Chicago Enterprise Center, Arlington Heights Enterprise Center and Hammond Enterprise Center properties, serve as collateral for our bonds payable. The Future Lease Value calculation under the letter of credit facility is defined as the annualized Net Operating Income, as defined in the loan documents, as of the determination date, reduced by the greater of (i) 70% of the annualized base rent as of the determination date for each lease scheduled to terminate any time on or before January 2, 2007; or,
(ii) 70% of the annualized base rent as of the determination date for each lease scheduled to terminate within 36 months from the determination date; divided by the Amortization Constant, as defined. Consequently, if leases expire and are not renewed or in the event that other tenants in these properties were to default under their leases or have their leases restructured in a way which is not advantageous to us, we may have to fund additional escrow deposits, which amounts may be material.

     Dividends on our Series B Shares are cumulative and payable at a 9.0% annual rate each quarter that the Series B Shares remain outstanding. The Series B Shares rank senior to the common shares as to the payment of dividends. No dividend has been declared or paid for the fourth quarter of 2002 or for 2003 on the Series B Shares. The total arrearage in payment of dividends is $11.3 million. The Series B Shares may be redeemed at our option at a redemption price of $25.00 per share plus accrued and unpaid dividends. The redemption price is payable solely out of the proceeds from our sale of other capital shares of beneficial interest.

     The Internal Revenue Service (the "Service") has conducted an examination of the federal income tax returns filed by certain of our affiliated entities for the taxable years ended December 31, 2000 and 1999. The Service's examination included the review of certain transactions involving our acquisition of our IBM Plaza property, which was reported on the examined returns as acquired in connection with a non-taxable, like-kind exchange involving an interest in the 77 West Wacker Drive office property located in Chicago, Illinois (the "1999 Transaction"). On March 13, 2003, the Service issued preliminary reports proposing that the 1999 Transaction constituted the taxable sale of an interest in 77 West Wacker Drive. According to the Service, the nature of the 1999 Transaction required recognition of a long-term capital gain in the approximate amount of $94.6 million, of which approximately $12.1 million would be allocated to us, and the remainder of which would be allocated to the other parties who were partners in our Operating Partnership during the taxable year ended December 31, 1999. The Service's preliminary reports also proposed the imposition of an accuracy-related penalty equal to 20% of the additional tax due in this matter.

    The 1999 Transaction was structured in a conventional manner with the advice of our legal and accounting tax advisors. We believe, based upon advice from our outside counsel and tax advisors, that the Service's position is without merit and is based on a misinterpretation of the law. We disagree with the proposed adjustments set forth in the Service's preliminary reports and intend to seek administrative relief by appealing the findings of the preliminary reports (or any final examination reports issued in this matter) to the Appeals Office of the Service. We intend to vigorously challenge any proposed adjustments that cannot be resolved. At this time, we are not able to determine or to predict with any degree of certainty whether the issues will be agreed and resolved. It is possible that the issues will be the subject of a final administrative notice asserting liability, which would likely result in us filing a petition or complaint for relief in either the United States Tax Court, the United States Court of Federal Claims, or a United States District Court. We have not recorded a liability related to this matter.

     On June 19, 2003, the Service issued a "60-day letter" to us regarding this issue for the year ended December 31, 1999 which stated that we had 60 days to file a protest of the Service's position. We then issued protest letters protesting the proposed adjustments and requesting a conference with the IRS Chicago Office of Appeals. On July 25, 2003, the Service issued preliminary reports proposing adjustments for the years ended December 31, 2000 and 2001 resulting from the 1999 Transaction. On January 5, 2004, the Service issued "60-day letters" to us regarding the proposed adjustments for the years ended December 31, 2000 and 2001, which stated that we had 60 days to file a protest of the Service's position. We plan to issue protest letters protesting the proposed adjustments.

15.  Property Acquisitions, Placed in Service and Dispositions

     The following properties were acquired, placed in service or sold in 2003, 2002 and 2001. The results of their operations are included or excluded in our consolidated statements of operations from their respective transaction dates.

                                                           Acquisition
                                                         Cost/Construction   Month
                                                           Costs/Sales     Acquired/
Property                                Location              Price          Sold
----------------------------------------------------------------------------------------
                                                    (dollars in thousands)
2003 Acquisitions
Land:
  Aurora Land (1)                       Aurora, IL        $     2,400        June
                                                          ===============
2003 Sales
Land:
  Aurora Land (2)                       Aurora, IL        $     2,800      December
                                                          ===============
Office:
  National City Center (3)              Cleveland, OH     $    80,000        June
                                                          ===============
  70% of Common Interest:
    Bank One Center (4)                 Chicago, IL       $   105,000       October
                                                          ===============
2002 Acquisitions
Land:
  Aurora Land (5)                       Aurora, IL        $     2,700      February
  Batavia Land (6)                      Batavia, IL             2,400        March
  Carol Stream Land (6)                 Carol Stream, IL          800        March
                                                          ---------------
                                                          $     5,900
                                                          ===============
2002 Sales
Land:
  Aurora Land (5)                       Aurora, IL        $     7,000      February
  Aurora Land (7)                       Aurora, IL              3,400      February
                                                          ---------------
                                                          $    10,400
                                                          ===============
Office:
  2000 York Road
    (Oak Brook Business Center) (8)     Oak Brook, IL
  2100 Swift Drive (8)                  Oak Brook, IL
  6400 Shafer Court (8)                 Rosemont, IL
  1699 E. Woodfield Road
    (Citibank Plaza) (8)                Schaumburg, IL
  3800 and 3850 North Wilke Road and
    3930 Ventura Drive                  Arlington
    (Commerce Point) (8)                 Heights, IL
  2205-2255 Enterprise Drive
    (Enterprise Office Center) (8)      Westchester, IL
  1900 Algonquin Road/2000-2060
    Algonquin Road
      (Salt Creek Office Center
        /Sun Annex)(8)                  Schaumburg, IL
  1700 East Golf Road
     (Two Century Centre) (8)           Schaumburg, IL
  850, 860, 870 and 1000 Technology Way
    (Pine Meadows Corporate Center) (8) Libertyville, IL
                                                          ---------------
                                                          $   131,156         June
  Centre Square I (9)                   Knoxville, TN           5,100       November
                                                          ---------------
                                                          $   136,256
                                                          ===============
Industrial:
  4430 Railroad Avenue (10)             East Chicago, IN  $       600       December
                                                          ===============
Joint Venture:
  300 West Monroe Street and 25 & 27
    South Wacker Drive (11)             Chicago, IL       $    22,900        January
  Pine Meadows Corporate Center
     (Building E) (12)                  Libertyville, IL            -        August
                                                          ---------------
                                                          $    22,900
                                                          ===============
2002 Developments Placed In Service
Office:
  Bank One Center (13)                  Chicago, IL       $   325,207        November



                                                 Acquisition
                                                    Cost/          Month
                                                Construction      Acquired/
  Property                     Location       Costs/Sales Price    Sold
------------------------------------------------------------------------------
                                          (dollars in thousands)


2001 Acquisitions
Land:
  Aurora Land                  Aurora, IL        $    2,600        March
                                                ===============

Industrial:
  200 South Mitchell Court     Addison, IL       $    6,100       August
                                                ===============

2001 Sales
Land:
  Jorie Plaza (17)             Oak Brook, IL     $    1,600        March
                                                ===============

Office:
  2675 N. Mayfair (14)         Wauwatosa, WI     $    8,800        April
                                                ===============

Industrial:
  6700 Touhy (15)              Niles, IL         $    5,700        March
  43-47 Hintz Road (16)        Wheeling, IL          11,700         May
                                                ---------------
                                                 $   17,400
                                                ===============


(1) We purchased this land pursuant to a purchase contract entered into in February 1998 by our Operating Partnership. The 2003 purchase fulfills our obligation under this contract.

(2) We sold this land comprised of 15.0 acres for $2.8 million resulting in a gain of $0.2 million.

(3) We sold this property to an affiliate of our major tenant at the property, National City Corporation. The gross contract price for the sale, including a lease termination fee from an affiliate of the purchaser, was $80.0 million. During the fourth quarter of 2002, we recorded an asset impairment of $22.1 million related to this property (which is included in discontinued operations). After reflecting this impairment, our subsequent sale of this property resulted in a gain of $1.2 million and has been recorded in discontinued operations.

(4) On October 8, 2003, we closed on a transaction admitting a new 70% joint venture partner to our former subsidiary (the "Venture") that owns this office building (the "Property"). Commencing with the transaction, we began accounting for our investment in this joint venture under the equity method of accounting. The new joint venture partner is an affiliate of Estein & Associates USA, Ltd. of Orlando, Florida (together with its affiliates, the "JV Partner").

        Our affiliate manages and leases the Property pursuant to a management and leasing agreement that was entered into at the closing of the transaction. Our affiliate earns management fees in an amount equal to 2% of monthly Gross Revenues, as defined, until the Property achieves a 90% leased threshold at which time the management fees earned will increase to and remain at 2.5%. Our JV Partner has the right to replace our affiliate as the leasing agent upon thirty days written notice if the office space of the property is not 80% leased, as defined, by October 8, 2005.

        At the closing, the JV Partner made a cash contribution to the Venture of $106.4 million (which includes $1.4 million retained by the Venture as working capital) in exchange for 70% of the membership interests in the Venture. Upon closing, the Venture, in turn, distributed $105.0 million to us.

        Under the terms of the contribution agreement, an additional capital contribution in the amount of $9.8 million is to be made by the JV Partner and distributed to us when the Venture leases an additional 40,000 square feet of space in the Property over and above the square footage leased in the Property as of August 4, 2003 (the "Leasing Earnout"). In December 2003, the Venture entered into a lease with a law firm for 55,074 square feet of office space in the Property. We and the JV Partner mutually agreed that for various reasons, including that the terms of the transaction were affected by the fact that the leased space is subject to a tenant's ten year expansion option, the lease would not be applied toward the 40,000 square feet of additional space required to be leased in order for us to receive the Leasing Earnout.

        After closing prorations and funding certain required closing escrows and costs, we received approximately $323.0 million in net proceeds from the transaction, of which $293.2 million was used to retire outstanding construction and mezzanine indebtedness secured by the property of $169.8 million and $80.7 million, respectively, and $42.7 million of which we used to repay in full our outstanding indebtedness to SCPG, including accrued interest, and the remainder of which we have retained for working capital.

        The JV Partner is the administrative member of the Venture, and we have approval rights over major decisions. At closing, we received a credit to our invested capital account in the Venture in the amount of $45.6 million (which includes a $0.6 million cash contribution we made which has been retained by the Venture as working capital), representing 30% of the total invested capital of the Venture. We will also receive a credit to our invested capital account, upon the satisfaction of the Leasing Earnout, of an additional $4.2 million. We recorded our equity investment at the date of the transaction at our carryover basis of $43.4 million.

        The JV Partner is entitled to receive out of available annual cash flow, a 10% non-cumulative, non-compounded preferred return on its invested capital, after which we will receive a 10% non-cumulative, non-compounded return on our capital. Any remaining annual cash flow will be paid 50% to us and 50% to the JV Partner. The JV Partner also receives a monthly administrative fee of $50,000.

        Our equity in the earnings (loss) from this joint venture is determined based upon the distribution of available cash flow. To the extent that joint venture earnings exceed the return to our partner in any year, we will record 100% of the excess up to 10% return on our capital. Thereafter, earnings will be allocated 50% to us and 50% to our partner. To the extent earnings of the joint venture are less than the amount distributable to our JV Partner, we will record a corresponding loss to the extent of any difference.

        In the event of any sale or future refinancing of the Property, our JV Partner will receive a 10% non-cumulative, non-compounded preferred return on its invested capital for the year in which the sale or refinancing occurs and the return of its invested capital prior to the payment to us of our 10% return for that year and our capital. Any remaining net sale or refinancing proceeds will be paid 50% to us and 50% to our JV Partner. The payment of our management fees is to be deferred to the extent that available cash flow is insufficient to pay our JV Partner its annual 10% preferred return at any time during a subordination period between October 8, 2003 and December 31, 2004. Any deferred management fees from the subordination period remaining

15.     Property Acquisitions, Placed in Service and Dispositions (continued)

        after December 31, 2004 will be payable to us solely from available sale or refinancing proceeds prior to the return of invested capital to either party.

        We have an option to purchase the JV Partner's interest in the Venture on the date that is 90 days prior to the maturity of the first mortgage secured by the property. The purchase price for the JV Partner's membership interest will be equal to the greater of (a) the value of the JV Partner's interest in the Venture determined based upon a deemed sale of the Property at a value (the "Deemed Property Value") calculated using the pro forma net operating income of the Property for a twelve month period divided by a capitalization rate of 8.5%, less the actual amount of all unpaid tenant improvement allowances and rental allowances for any leases of the Property, or (b) an amount that must be received by the JV Partner to return to the JV Partner its invested capital, plus a return of 12.5% compounded annually, taking into account all prior distributions.

        In the event we do not exercise our purchase option, the JV Partner may elect to purchase our interest in the Venture on the date that is 60 days prior to the maturity of the first mortgage. The purchase price for our interest shall be equal to the value of our interest in the Venture based upon a deemed sale of the Property at the Deemed Property Value.

(5) We sold this land comprised of 52.5 acres for $7.0 million resulting in a loss of $0.2 million. Approximately 33 acres of the 52.5 acres were acquired by us concurrently for a purchase price of $2.7 million.

(6) These parcels were acquired by our Operating Partnership from affiliates of Mr. Nardi in exchange for 344,331 limited partner common units. These acquisitions completed our obligation under a contract entered into with affiliates of Mr. Nardi as part of our initial public offering.

(7) Our sale of this land resulted in a loss of $0.1 million. Our Services Company agreed to act as the developer in connection with the construction of a 350,000 square foot industrial build-to-suit building on this property. In connection with this sale, our Services Company agreed to acquire a 222,840 square foot industrial building located in Aurora, Illinois for $10.4 million. Our Services Company subsequently contracted with a third party to sell this property for a purchase price of $10.4 million. We purchased and sold the property in October 2002. As part of the sale, the Services Company was required to master lease certain vacant space in the building for a total annual rent of approximately $0.3 million for up to two years or until the space was leased to another tenant. In October 2002, our obligation to master lease this space was mitigated upon the leasing of the space to another tenant. During the year ended December 31, 2002, our Services Company recognized $1.7 million of net income after applicable income taxes, as the construction manager in connection with the construction of the industrial build-to-suit building.

(8) On June 26, 2002, we completed the sale of nine suburban office properties to an affiliate of Blackstone Real Estate Advisors, L.P. for an adjusted sales price of $131.2 million, excluding the assumption of $113.1 million of debt related to the properties (the "Blackstone Sale"). We recorded a $33.6 million provision for asset impairment during 2002 related to these properties based upon our revised holding period and subsequently recorded an additional $3.7 million loss on sale in 2002 relating primarily to the write-off of certain deferred assets associated with these properties.

(9) We sold this office building located at 620 Market Street, Knoxville, Tennessee for a gross sales price of $5.1 million and recorded a gain of $0.1 million in discontinued operations. In connection with this sale, we redeemed approximately $3.9 million of the $9.0 million of bonds that encumbered the property. The purchaser assumed the remainder of the outstanding bonds.

        The facility that provided credit enhancement for the bonds was terminated in connection with this sale.

(10) Our sale of this property resulted in a gain of $0.4 million and is reflected in discontinued operations. Net proceeds from this sale of $0.6 million were deposited into escrow with the lender that provides credit enhancement on the bonds relating to this and other properties.

(11) On January 16, 2002, we assigned our interest in a joint venture relating to certain property located at the northeast corner of Wacker Drive and Monroe Street in Chicago, Illinois, to our joint venture partner for $22.9 million and used a portion of the proceeds to repay the $16.5 million we borrowed from the joint venture partner in 2001. We also received an option which expired, unexercised, on June 28, 2002 to repurchase our interest in the joint venture for $22.9 million plus a 10% compounded return.

(12) On August 23, 2002, we transferred our 10% ownership interest in Pine Meadow, LLC to our joint venture partner. In consideration of this transfer, we were released of our obligations under the joint venture agreement and the documents that evidenced and secured a $9.3 million construction mortgage loan encumbering the property. We recorded a $0.5 million provision for asset impairment during 2002 related to this ownership interest.

(13) On August 1, 2002, we and the City of Chicago ("City") closed the tax increment financing assistance for Bank One Center pursuant to which the owner of the property may be entitled to receive from the City, depending on the satisfaction of certain requirements, up to $10.0 million in tax increment assistance. As disclosed above, we have a 30% common interest in a joint venture which owns this property. The obligation of the City is evidenced by a promissory note in the maximum principal amount of $10.0 million (which is subject to reduction if certain requirements are not satisfied). Interest on the note accrues at the rate of 9.5% per year. Payments of the tax increment assistance are to be made each January 1 after the project is completed, and are to be made from 50% of the incremental real estate taxes attributable to Bank One Center. The promissory note matures on December 31, 2008, and, to the extent any portion of the note remains unpaid as of the maturity date, the Venture is required to forego such amounts. On November 1, 2002, upon satisfaction of the majority of the City's significant requirements, a promissory note receivable in the amount of $9.4 million and related accrued interest was recorded for financial reporting purposes. This correspondingly reduced development costs related to Bank One Center.

(14) Our sale of this property resulted in a gain of $0.3 million, with $8.0 million of the proceeds from this transaction deposited into an escrow as additional collateral for the letters of credit that enhance the industrial revenue bonds.

(15) Our sale of this property resulted in a gain of $0.5 million. The proceeds of this sale were deposited into a tax deferred exchange trust and used to acquire 200 South Mitchell Court.

(16) Our sale of this property resulted in a gain of $1.6 million. The proceeds of this sale were initially deposited into a tax deferred exchange trust. In November, 2001, we elected not to use these proceeds to acquire a replacement property but rather elected to use these proceeds for general corporate purposes. A portion of the gain on this property was covered by tax indemnity agreements with two partners in the Operating Partnership. As a result, we were liable to the partners for approximately $1.2 million of tax indemnity payments under these agreements.

(17) The sale of this parcel of land adjacent to one of our office properties resulted in a gain of $0.4 million.

     On December 16, 1997, we acquired for approximately $51.2 million in common units, the first mortgage note encumbering the office property known as 180 North LaSalle Street. Included in the purchase of the first mortgage was a non-refundable option to acquire the existing $85.0 million second mortgage on the property for $4.4 million in common units of the Operating Partnership. On August 1, 2000, we acquired the second mortgage, which had an outstanding principal balance of $90.6 million, under the terms of the option for $1.3 million of cash. On that date, we also redeemed and canceled $0.7 million of common units (45,287 common units), which were previously issued pursuant to the option. We consolidated the operations of the property in 2003, 2002 and 2001, as economically we had all of the risks and rewards of ownership through our interest in the second mortgage. We had an option to purchase the equity ownership of the property during the period from January 15, 2004 to February 15, 2004 for a price equal to the greater of the fair market value of the interest or $2.0 million. On January 15, 2004 we acquired fee title to the property in exchange for a payment of $0.1 million.

16.  Investments in Unconsolidated Joint Ventures

     We have investments in three joint ventures which we account for using the equity method. The following is a summary of the investments and the amounts reflected in our consolidated financial statements related to these investments.

      77 West Wacker Drive. We own a 50% common interest in 77 LLC, which owns a 944,556 square foot office building located in Chicago, Illinois. Our interest at December 31, 2003 and December 31, 2002 was a deficit investment of $5.2 million and $4.2 million (included in deficit investment in unconsolidated entity), respectively.

     The following table summarizes our share of various items:

                                        Year ended December 31,
                                     2003        2002        2001
                                  -------------------------------------
                                        (dollars in thousands)

Operations (included in other
    income) (1)(2)................  $     317   $  1,005   $   1,484

Contributions made................          -      2,000           -
Distributions received............      4,415        900       1,535
Unrealized gains (losses)
  (included in other
  comprehensive income)...........      2,511     (1,332)     (5,002)
Losses reclassified into earnings
  from comprehensive income.......        643        264         322


(1) Includes lease termination fee income earned in April 2003, our share of which was $1.6 million and excludes 50% of expense related to the management fee we earned on the property of $545.

(2) Includes $0.7 million of income in each of the years 2003, 2002 and 2001, related to accretion of our investment account from zero at formation of this joint venture to $22.0 million at end of the estimated useful life of the property. The $22.0 million is based on our joint venture partners contribution of cash at formation for their 50% common interest in the joint venture.

     On October 24, 2003, the joint venture refinanced its existing $152.5 million first mortgage loan payable on the property with the proceeds of a new $166.0 million first mortgage loan. The new loan bears interest at a fixed rate of 5.70% and matures on November 1, 2013. The loan requires monthly payments of interest only for the first two years of the loan term and requires monthly payments of principal and interest thereafter based on a 30 year amortization schedule.

      The new loan required $0.3 million at closing and an additional $0.2 million per year to be deposited into an escrow for maintenance and repairs at the property. In addition, the loan created a rollover reserve account for future leasing costs which the joint venture deposited $8.65 million at closing and is required to deposit an additional $0.1 million per month thereafter, provided, however, in no event will the amount in the rollover reserve be required to exceed $19.7 million. In the event certain tenants do not renew their leases by certain dates or the relevant space is not released, additional escrow deposits will be required. After the joint venture paid its outstanding preferred return to our partner, we and our partner each received a cash distribution of $2.4 million from the joint venture out of loan proceeds.

     As discussed in Note 14 - Commitments and Contingencies to these Consolidated Financial Statements, on November 10, 1999, the joint venture is a party to an interest rate collar agreement with a financial institution for an original notional amount of $157.5 million which expires September 30, 2004. If our joint venture partner, as guarantor, were required to pay either of the counterparties under the terms of the interest rate collar agreement, we would be liable to reimburse our joint venture partner for our 50% share of any amount paid. As a result of the debt refinancing discussed above, the interest rate collar agreement was de-designated as a hedging instrument and is no longer accounted for by the joint venture as a hedge of the entities interest rate risk.

     Bank One Center. On March 19, 2003, we also purchased all of our prior joint venture partner's ownership interest in the entity that owns Bank One Center which made us the sole owner of the property at that time. We paid $9.2 million for the interest, of which $0.5 million was deposited into an escrow account that was to be released to the joint venture partner upon the satisfaction of certain post-closing obligations of the joint venture partner (and in all events on the first anniversary of the closing date). The joint venture partner had continued to provide certain development services through November 3, 2003 for a monthly fee. As of December 31, 2003, the $0.5 million escrow has been released to the joint venture partner. Simultaneous with this transaction, the joint venture partner repaid us in full a loan previously made by us to them of $1.0 million, plus accrued interest of $0.2 million.

     On October 8, 2003, we closed on a transaction admitting a new 70% joint venture partner to our former subsidiary, Dearborn Center, LLC, that owns the Bank One Center a 1,497,472 square foot office building located at 131 South Dearborn Street, Chicago, Illinois. At the closing, our partner made a cash contribution to the venture of $106.4 million (which includes $1.4 million retained by the venture as working capital) in exchange for 70% of the membership interests in the venture. We retained a 30% subordinated common interest in the joint venture. Upon closing, the venture, in turn, distributed $105.0 million to us. Under the terms of the contribution agreement, an additional capital contribution in the amount of $9.8 million is to be made by our partner and distributed to us when the joint venture leases an additional 40,000 square feet of space in the property over and above the square footage leased in the property as of August 4, 2003.

    Our interest in the joint venture at December 31, 2003 was an equity investment of $41.6 million (included in investment in unconsolidated entities).

     The following table summarizes our share of various items for the period October 8, 2003 (admittance of our joint venture partner) through December 31, 2003 (dollars in thousands):


Operations (included in other
    income) (1) (2)...............$    (2,571)
Contributions made (3)............        600

 (1) During the period, distributions to our partner exceeded the joint venture's net income. As a result, income equal to the distribution was allocated to our partner and we recorded a loss in the amount of the difference between this allocation and the actual net income of the joint venture.

(2) Excludes the expense related to the management fee we earned on this property.

(3) Per the terms of the joint venture agreement, we and our partner made working capital contributions at closing.

     Simultaneous with the admittance of our joint venture partner to the joint venture, the joint venture closed on a $270.0 million mortgage loan. The loan bears interest at a fixed rate of 5.47% per year, except that $22.5 million of the loan commitment, related to future tenant improvement and other leasing costs at the property, will bear interest at a floating rate of one or three month LIBOR plus 1.2% when and as funded. The joint venture will have the right to fix the interest rate on this future funding in $5.0 million increments as funded, at an interest rate equal to the lender's then-current cost of funds plus 1.2%.

     The loan, having a term of 7 years, requires quarterly interest only payments payable in arrears for the first two years of the loan term and then payments of principal and interest pursuant to a 30-year amortization schedule. The venture paid the lender a 0.5% arrangement fee on the entire loan amount at closing, and is obligated to pay a $50,000 agency fee each year.

     The loan documents provide that if the debt service coverage ratio of the property (as defined in the loan documents and tested on June 30 and December 31 of each year) falls below 1.1, it is a default under the loan. In addition, beginning on June 30, 2006, in the event the debt service coverage ratio of the property falls below 1.30, then the excess net cash flow from the property will be deposited into an interest bearing escrow account with the lender until the debt service coverage ratio test of 1.30 is met.

      Thistle Landing. We own a 23.1% common interest in Plumcor Thistle, LLC, which owns a 385,274 square foot office building located in Phoenix, Arizona, that opened in late 1999. Our interest at December 31, 2003 and 2002 was an equity investment of $1.2 million and $1.4 million (included in investment in unconsolidated entities), respectively, and our share of the venture's operations were $0.0 million, $(0.2) million and $(0.3) million in 2003, 2002 and 2001, respectively, which is included in other income (expense). We received distributions of $0.2 million, $0.2 million and $2.2 million in 2003, 2002 and 2001, respectively.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("Interpretation 46"), which requires the consolidation of an entity by an enterprise (i) if that enterprise, known as a "primary beneficiary", has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both and (ii) if the entity is a variable interest entity, as defined by Interpretation 46. We adopted Interpretation 46 in the fourth quarter of 2003 and it did not have a material effect on our financial statements.

17.  Segment Reporting

     Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision makers manage the operating segments separately because each operating segment represents a strategic business unit that has different issues and serve different markets. Our reportable operating segments include our office division and industrial division, with properties principally located in the Chicago metropolitan area. We evaluate our office and industrial divisions operations principally on their contribution to overall net income and funds from operations.

     The following summarizes our historical segment operating results for the years ended December 31, 2003, 2002 and 2001:



                                                        Year Ended December 31, 2003
                                               ------------------------------------------------

                                                  Office    Industrial  Corporate    Total
                                               ------------------------------------------------
                                                           (dollars in thousands)



Revenue:
  Rental...................................... $   87,544  $   11,605  $        - $   99,149
  Lease termination fees......................     31,767         356           -     32,123
  Tenant reimbursements.......................     53,180       5,072           -     58,252
  Other property revenues.....................      4,377         541           -      4,918
  Services Company revenue....................          -           -       2,923      2,923
                                               ------------------------------------------------
Total revenue.................................    176,868      17,574       2,923    197,365
Expenses:
  Property operations.........................     39,455       4,175           -     43,630
  Real estate taxes...........................     31,343       4,005         198     35,546
  Depreciation and amortization...............     29,831       5,524       1,527     36,882
  General and administrative..................          -           -       9,681      9,681
  Services Company expenses...................          -           -       2,582      2,582
  Provision for asset impairment..............     44,305           -       1,048     45,353
  Severance costs.............................          -           -         701        701
  Strategic alternative costs.................          -           -         485        485
                                               ------------------------------------------------
Total expenses................................    144,934      13,704      16,222    174,860
                                               ------------------------------------------------

Operating income (loss).......................     31,934       3,870     (13,299)    22,505
Other income (expense)........................        237           1      (1,191)      (953)
Interest:
  Expense.....................................    (38,397)     (1,613)    (13,376)   (53,386)
  Amortization of deferred financing costs....     (5,268)       (105)     (2,166)    (7,539)
                                               ------------------------------------------------
Income (loss) from continuing operations
  before minority interests...................    (11,494)      2,153     (30,032)   (39,373)
Minority interests............................     (6,979)       (505)      8,538      1,054
                                               ------------------------------------------------
Income (loss) from continuing operations......    (18,473)      1,648     (21,494)   (38,319)
Discontinued operations, net of minority
  interests of $(1,113).......................      2,748           -           -      2,748
Loss on sales of real estate, net of
  minority interests of $84...................       (281)          -        (365)      (646)
                                               ------------------------------------------------
Net income (loss).............................    (16,006)      1,648     (21,859)   (36,217)
Funds From Operations ("FFO") (unaudited)
  adjustments (1):
  Real estate depreciation and amortization...     29,736       5,521         251     35,508
  Amortization of costs for leases assumed....      1,912           -           -      1,912
  Joint venture adjustments...................      7,324           -           -      7,324
  Adjustment for discontinued operations
    Real estate depreciation and amortization.       555            -           -        555
    Gain on sale..............................     (1,226)          -           -     (1,226)
    Minority interests........................      1,113           -           -      1,113
Minority interests............................      6,979         505      (8,538)    (1,054)
                                               ------------------------------------------------
FFO(1)........................................     30,387       7,674     (30,146)     7,915
Income allocated to preferred shareholders....          -           -      (9,000)    (9,000)
                                               ------------------------------------------------
FFO available to common share/unit
  holders..................................... $   30,387  $    7,674  $  (39,146) $  (1,085)
                                               ================================================




                                                     Year Ended December 31, 2002
                                            -----------------------------------------------
                                              Office    Industrial  Corporate    Total
                                            -----------------------------------------------
                                                        (dollars in thousands)


Revenue:
  Rental..................................  $   81,971  $  13,597  $        -  $  95,568
  Lease termination fees..................       2,313          -           -      2,313
  Tenant reimbursements...................      51,732      5,270           -     57,002
  Other property revenues.................       4,622        425           -      5,047
  Services Company revenue................           -          -       7,366      7,366
                                            -----------------------------------------------
Total revenue.............................     140,638     19,292       7,366    167,296
Expenses:
  Property operations.....................      38,852      4,651           -     43,503
  Real estate taxes.......................      31,843      4,183           -     36,026
  Depreciation and amortization...........      23,390      5,512         617     29,519
  General and administrative..............           -          -       9,794      9,794
  Services Company expenses...............           -          -       4,811      4,811
  Provision for asset impairment..........           -      1,749       6,203      7,952
  Severance costs.........................         483          -       2,042      2,525
  Strategic alternative costs.............           -          -       1,561      1,561
Other expense.............................           -          -         189        189
                                            -----------------------------------------------
Total expenses............................      94,568     16,095      25,217    135,880
                                            -----------------------------------------------

Operating income (loss)...................      46,070      3,197     (17,851)    31,416
Other income..............................         327          2       1,861      2,190
Interest:
  Expense.................................     (31,230)    (1,726)     (4,021)   (36,977)
  Amortization of deferred financing costs      (1,607)    (1,019)     (1,438)    (4,064)
                                            -----------------------------------------------
Income (loss) from continuing operations
  before minority interests...............      13,560        454     (21,449)    (7,435)
Minority interests........................      (4,068)      (848)     13,811      8,895
                                            -----------------------------------------------
Income (loss) from continuing operations..       9,492       (394)     (7,638)     1,460
Discontinued operations, net of minority
  interests of $21,818....................     (31,479)       341           -    (31,138)
Loss on sales of real estate, net of
  minority interests of $660..............           -       (943)          -       (943)
                                            -----------------------------------------------
Net loss..................................     (21,987)      (996)     (7,638)   (30,621)
Funds From Operations ("FFO") (unaudited)
  adjustments (1):
  Real estate depreciation and
   amortization...........................      23,297      5,505         322     29,124
  Amortization of costs for leases assumed         836          -           -        836
  Joint venture adjustments...............       3,386          -           -      3,386
  Adjustments for sales of operating
    properties, net of minority interests.           -        773           -        773
  Adjustment for discontinued operations
    Real estate depreciation and
      amortization........................       5,327         33           -      5,360
    (Gain) loss on sale...................       3,644       (433)          -      3,211
    Minority interests....................     (22,057)       239           -    (21,818)
Minority interests........................       4,068        848     (13,811)    (8,895)
                                            -----------------------------------------------
FFO(1)                                          (3,486)     5,969     (21,127)   (18,684)
Income allocated to preferred shareholders           -          -     (11,280)   (11,280)
                                            -----------------------------------------------
FFO available to common share/
  unit holders (2)........................  $   (3,486) $   5,969  $  (32,407) $ (29,924)
                                            ===============================================




                                                     Year Ended December 31, 2001
                                            -----------------------------------------------

                                              Office    Industrial  Corporate    Total
                                            -----------------------------------------------
                                                        (dollars in thousands)

Revenue:
  Rental..................................  $   85,678   $ 11,250  $        -   $ 96,928
  Lease termination fees..................         416          -           -        416
  Tenant reimbursements...................      50,796      5,240           -     56,036
  Other property revenues.................       5,086        595           -      5,681
  Services Company revenue................           -          -       7,219      7,219
                                            -----------------------------------------------
Total revenue.............................     141,976     17,085       7,219    166,280
Expenses:
  Property operations.....................      39,621      4,686           -     44,307
  Real estate taxes.......................      29,747      3,227           -     32,974
  Depreciation and amortization...........      22,092      6,000         714     28,806
  General and administrative..............           -          -       9,085      9,085
  Services Company expenses...............           -          -       6,898      6,898
  Provision for asset impairment..........       4,574        325      15,438     20,337
  Strategic alternative costs.............           -          -       3,289      3,289
Other expense.............................           -          -       1,191      1,191
                                            -----------------------------------------------
Total expenses............................      96,034     14,238      36,615    146,887
                                            -----------------------------------------------

Operating income (loss)...................      45,942      2,847     (29,396)    19,393
Other income..............................         794          2       3,791      4,587
Interest:
  Expense.................................     (33,867)    (3,759)     (1,260)   (38,886)
  Amortization of deferred financing costs      (1,563)      (446)     (1,629)    (3,638)
                                            -----------------------------------------------
Income (loss) from continuing operations
  before minority interests...............      11,306     (1,356)    (28,494)   (18,544)
Minority interests........................      (4,364)      (471)     16,158     11,323
                                            -----------------------------------------------
Income (loss) from continuing operations..       6,942     (1,827)    (12,336)    (7,221)
Discontinued operations, net of minority
  interests of $(1,962)...................       2,791         79           -      2,870
Gain on sales of real estate, net of
  minority interests of $(118)............         564       (390)          -        174
Cumulative effect of change in accounting
  principle, net of minority interests of
  $218....................................           -          -        (321)      (321)
                                            -----------------------------------------------
Net income (loss).........................      10,297     (2,138)    (12,657)    (4,498)
Funds From Operations ("FFO") (unaudited)
  adjustments (1):
  Real estate depreciation and amortization     22,017      5,991         270     28,278
  Amortization of costs for leases assumed         767          -           -        767
  Joint venture adjustments...............       3,351          -           -      3,351
  Adjustment for sale of operating
    property, net of minority interests...        (231)       298           -         67
  Adjustment for discontinued operations
    Real estate depreciation and
      amortization........................       8,970         41           -      9,011
    Minority interests....................       1,908         54           -      1,962
  Minority interests......................       4,364        471     (16,158)   (11,323)
  Cumulative effect of change in
    accounting principle..................           -          -         321        321
                                            -----------------------------------------------
FFO(1)                                          51,443      4,717     (28,224)    27,936
Income allocated to preferred shareholders           -          -     (12,150)   (12,150)
                                            -----------------------------------------------
FFO available to common share/unit holders  $   51,443 $    4,717  $  (40,374)  $ 15,786
                                            ===============================================


 (1) Funds from Operations ("FFO") is a non-GAAP financial measure. FFO is defined as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP") plus real estate depreciation and amortization, excluding gains (or losses) from sales of operating properties, and after comparable adjustments for unconsolidated joint ventures and discontinued operations. FFO includes results from discontinued operations, including the related revenues, property operations expense, real estate taxes expense, provision for asset impairment and interest expense. We compute FFO in accordance with standards established by the National Association of Real Estate
        Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than us. We utilize FFO as a performance measure. We believe that FFO provides useful information to investors regarding our performance as FFO provides investors with additional means of comparing our operating performance with the operating performance of our competitors. FFO is not representative of cash flow from operations, is not indicative that cash flows are adequate to fund all cash needs, and should not be considered as an alternative to cash flows as a measure of liquidity. We believe that net income (loss) is the most directly comparable GAAP financial measure to FFO.

(2) FFO and FFO available to common share/unit holders for the year ended December 31, 2002 has been restated to include the provision for asset impairment of $56.6 million (included in discontinued operations) previously excluded from the computation of FFO and FFO available to common share/unit holders.

     The following summarizes our segment assets as of December 31, 2003 and 2002, and expenditures for real estate for the years ended December 31, 2003, 2002 and 2001.

                                                    December 31
                                                 2003          2002
                                            -----------------------------
                                               (dollars in thousands)
Segment assets:
  Office................................     $  739,091   $ 1,244,481
  Industrial............................        112,593       115,024
  Corporate/operating partnership.......         97,097        50,676
                                            -----------------------------
Total consolidated assets...............     $  948,781   $ 1,410,181
                                            =============================



                                                  Year ended December 31
                                             2003          2002          2001
                                        ----------------------------------------
                                                  (dollars in thousands)

Expenditures for real estate:
  Office (1).........................     $  74,698    $  117,515     $  16,415
  Industrial.........................         1,449         5,714         7,462
  Corporate/operating partnership
    (includes property under
    development) (1).................           736           825       122,546
                                        ----------------------------------------
Total expenditures for real estate...     $  76,883    $  124,054     $ 146,423
                                        ========================================

(1) 2002 office expenditures include $108,660 relating to the transfer of Bank One Center from property held for or under development to an operating office property.

18.  Subsequent Events

     On January 15, 2004, we acquired fee title ownership to the 180 North LaSalle office building for a $0.1 million payment. We had previously consolidated the operations of this property in 2003, 2002 and 2001 since we had the economic risks and rewards of ownership through our interest in the second mortgage encumbering this property. We also held subordinate interests in the first mortgage interest in the property. Simultaneous with our acquisition of fee title ownership in 180 North LaSalle Street, we refinanced the property with the proceeds of a first mortgage loan from Greenwich Capital Financial Products, Inc. in the original principal amount of $67.0 million. The loan accrues interest at a fixed interest rate of 5.43% per year and matures in seven years.

     At closing, we funded leasing reserves of $4.9 million from proceeds and a $2.7 million leasing escrow was released at closing. We also agreed to fund an additional $0.1 million per month for 36 months into the leasing reserves escrow. The amounts in the reserves can be drawn by us to pay for approved leasing expenditures relating to the property. The loan documents also require us to fund approximately $13,000 per month into a capital replacement reserve to be used for approved capital expenditures at the property. We used a portion of the proceeds of the loan to repay the pre-existing third-party debt encumbering the property of $60.0 million, and after the repayment of that debt, funding of the reserve escrows and payment of closing costs, we received approximately $4.2 million of net proceeds.

        The loan documents for the 180 North LaSalle Street loan also provide that in the event the "debt service coverage ratio" (as defined in the loan documents) for the property over a 12 month period, and tested quarterly, falls below 1.20:1, then all cash flow from the property will be deposited into a debt reserve sub-account until the minimum debt service coverage ratio is met for two consecutive quarters.




                            PRIME GROUP REALTY TRUST

             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

                             AS OF DECEMBER 31, 2003
                             (DOLLARS IN THOUSANDS)




                                                                 Cost Capitalized   Gross Amount Carried
                                                                  Subsequent to      at Close of Period
                            Encumbrances(1)   Initial Cost        Acquisition            12/31/03
                             ------------- --------------------- ----------------  -----------------------
                                                                                                           Accumulated   Date of
                                                                                                           Deprecia-  Acquisition(A)
                                                   Buildings          Buildings          Building          tion at   Contribution(C)
                              December 31             and                and               and             December 31   Placed in
                                 2003      Land   Improvements  Land Improvements  Land Improvements Total   2003(2)    Service(P)
                             ---------------------------------------------------  --------------------------------------------------

Office
280 Shuman Blvd (3) .....  $         -  $  1,261 $   5,056    $    -  $    263  $  1,261  $  5,319 $  6,580 $ 1,039    Nov. 1997 (A)
4343 Commerce Court(4)..        12,329     5,370    21,394       192     3,101     5,562    24,495   30,057   6,514    Nov. 1997 (A)
1600-1700 167th St.......        2,663     1,073     4,291       167       611     1,240     4,902    6,142   1,179    Nov. 1997 (A)
1301 E. Tower Road(5)....        3,920     1,005     4,020        60     1,725     1,065     5,745    6,810     859    Nov. 1997 (A)
Continental Towers ......       67,649    21,780    87,324       136    16,602    21,916   103,926  125,842  20,407    Dec. 1997 (A)
208 South LaSalle
  Street (7).............       49,785    12,310    49,042        20     9,574    12,330    58,616   70,946  11,068    Mar. 1998 (A)
33 West Monroe Street (8)       71,425     5,619    95,850         1  (41,321)     5,620    54,529   60,149  12,096    Jan. 1999 (A)
800-810 Jorie Blvd  (7)..       27,588     5,619    24,089         -     1,287     5,619    25,376   30,995   2,786    Aug. 1999 (A)
IBM Plaza (9)............      195,000    39,664   208,898         -     6,502    39,664   215,400  255,064  23,573    Dec. 1999 (A)
Brush Hill Office Court..        7,980     2,617    10,469         -       481     2,617    10,950   13,567   1,269    Dec. 1999 (A)
Enterprise Center II.....        5,858     1,783     7,376         -     (421)     1,783     6,955    8,738     731    Jan. 2000 (A)
7100 Madison Avenue......        3,806     1,360     4,000         -       125     1,360     4,125    5,485     369    Apr. 2000 (A)
180 North LaSalle Street.       60,000    29,409    73,276       107    12,766    29,516    86,042  115,558  12,186    Aug. 2000 (A)
                              ---------------------------------------------------- ---------------------------------
Total Office.............  $   508,003  $128,870 $ 595,085    $  683  $ 11,295  $129,553  $606,380 $735,933 $94,076
                              ---------------------------------------------------- ---------------------------------




                            PRIME GROUP REALTY TRUST

             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

                             AS OF DECEMBER 31, 2003
                             (DOLLARS IN THOUSANDS)

                                                                Cost Capitalized  Gross Amount Carried at
                                                                  Subsequent to       Close of Period
                             Encumbrances(1)   Initial Cost       Acquisition            12/31/03
                             ------------- --------------------- ----------------  ----------------------
                                                                                                          Accumulated    Date of
                                                                                                         Depreciation Acquisition(A)
                                                   Buildings          Buildings          Building            at      Contribution(C)
                              December 31             and                and               and            December 31  Placed in
                                 2003      Land   Improvements Land Improvements  Land Improvements Total   2003(2)    Service(P)
                             ---------------------------------------------------  --------------------------------------------------

Industrial
East Chicago Enterprise
Center (3)...............    $      -    $    7 $     139     $    -  $      2    $     7 $    141 $   148 $     69   Nov. 1997(C)
EC I (3).................       2,900       595         -         62         -        657        -     657      199   Nov. 1997(C)
EC II (3)................       5,000        18     2,360          4     2,634         22    4,994   5,016    2,371   Nov. 1997(C)
EC III (3)...............       4,500        20     7,038          6       691         26    7,729   7,755    2,895   Nov. 1997(C)
EC IV (3)................       2,600        11     1,217          2       539         13    1,756   1,769      802   Nov. 1997(C)
Hammond Enterprise
  Center (3).............           -        26       614          -       (63)        26      551     577      383   Nov. 1997(C)
EC V (3).................       5,000        81     2,883          -       336         81    3,219   3,300    1,674   Nov. 1997(C)
EC VI (3)................       4,900       101     2,936          -     1,459        101    4,395   4,496    1,953   Nov. 1997(C)
Chicago Enterprise
  Center (3).............           -       748       975         27        24        775      999   1,774      666   Nov. 1997(C)
EC VII (3)...............           -       517     4,968         65     6,920        582   11,888  12,470    3,405   Nov. 1997(C)
EC VIII (3)..............           -       124     2,493         45     2,575        169    5,068   5,237    2,897   Nov. 1997(C)
EC IX (3) ...............           -       269     1,127         12       279        281    1,406   1,687      436   Nov. 1997(C)
EC X (3) ................           -       248     2,836         40       499        288    3,335   3,623    1,619   Nov. 1997(C)
Arlington Heights I (3)..           -       617     2,638          -       382        617    3,020   3,637      920   Nov. 1997(C)
Arlington Heights II(3)..           -       456     2,062          -       300        456    2,362   2,818      706   Nov. 1997(C)
Arlington Heights III(3).           -       452     1,938          -       286        452    2,224   2,676      663   Nov. 1997(C)
1051 N. Kirk Road(4).....       3,210       911     3,325          -    (1,580)       911    1,745   2,656      369   Nov. 1997(A)
4211 Madison Street(6)...       2,347       690     2,745          -       209        690    2,954   3,644      430   Nov. 1997(A)
200 E. Fullerton(6)......       1,816       525     2,100          -       433        525    2,533   3,058      507   Nov. 1997(A)
350 Randy Road(6)........         730       267     1,063          -       253        267    1,316   1,583      198   Nov. 1997(A)
4300,4248,4250 Madison
  Street(5)..............       3,823     1,147     4,588         15        40      1,162    4,628   5,790      811   Nov. 1997(A)
370 Carol Lane(6)........       1,839       527     2,107          9       133        536    2,240   2,776      330   Nov. 1997(A)
388 Carol Lane(5)........       1,268       332     1,329          -       340        332    1,669   2,001      252   Nov. 1997(A)
342-346 Carol Lane(5)....       2,199       600     2,398         46       251        646    2,649   3,295      392   Nov. 1997(A)
343 Carol Lane(5)........       1,304       350     1,398          6        49        356    1,447   1,803      246   Nov. 1997(A)
11039 Gage Avenue(6).....         628       191       767          -       209        191      976   1,167      129   Nov. 1997(A)
11045 Gage Avenue(6).....       3,820     1,274     5,092          -       197      1,274    5,289   6,563      839   Nov. 1997(A)
1401 S. Jefferson(6).....         446       171       685          -        63        171      748     919      127   Nov. 1997(A)
4160-4190 W  Madison
  Street(6)..............       2,427       931     3,708        132       388      1,063    4,096   5,159      627   Nov. 1997(A)
550 Kehoe Blvd.(5).......       2,130       686     2,743         13      (105)       699    2,638   3,337      427   Nov. 1997(A)
555 Kirk Road ...........       1,525       520     2,108          -       176        520    2,284   2,804      198   Apr. 2000(A)
1543 Abbott Drive........         822       280     1,148          -        12        280    1,160   1,440      105   Apr. 2000(A)
1455 Sequoia Drive (10)..       5,558     1,474     7,686          6      (184)     1,480    7,502   8,982      795   Aug. 2000(P)
200 S. Mitchell..........       4,025     1,596     4,488          -        85      1,596    4,573   6,169      265   Aug. 2001(A)
                           ---------------------------------------------------------------------------------------
Total Industrial.........      64,817    16,762    85,702        490    17,832     17,252  103,534 120,786   28,705
                           ---------------------------------------------------------------------------------------
Other Corporate Assets...           -         -       476          -     9,826          -   10,302  10,302    6,600
                           ---------------------------------------------------------------------------------------
Total....................   $ 572,820  $145,632 $ 681,263    $ 1,173 $  38,953  $ 146,805 $720,216 $67,021 $129,381
                           =======================================================================================


                            PRIME GROUP REALTY TRUST
             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
                             AS OF DECEMBER 31, 2003

(1)     See Note 4 -  Mortgages  and Notes  Payable  and Bonds  Payable to these
        Consolidated Financial Statements for a description of our mortgage notes payable and bonds payable.
(2) Depreciation is calculated on the straight-line method over the estimated useful lives of assets, which are as follows:

             Building and improvements                  40 years
             Tenant improvements                        Term of related leases
             Furniture and equipment                    3-7 years

(3) These properties cross-collateralize the letters-of-credit that enhance the industrial revenue bonds.
(4)     These properties collateralize a mortgage note payable of $15.5 million.
(5)     These properties collateralize a mortgage note payable of $14.6 million.
(6)     These properties collateralize a mortgage note payable of $14.0 million.
(7) A pledge of certain ownership interests in the entities which own these properties are collateral for a $11.9 million mortgage note payable.
(8) A $43.4 million provision for asset impairment was recognized in 2003 for this property.
(9) A pledge of 100% of the ownership interest in the entity which owns this property is collateral for two mortgage notes payable totaling $195.0 million with the same lender.
(10) A pledge of 100% of the ownership interest in the entity which owns this property is collateral for a $5.6 million mortgage note payable.

     The aggregate gross cost of the properties included above, for federal income tax purposes, approximated $946.1 million as of December 31, 2003. We have $19.0 million in property held or under development at December 31, 2003, for which the basis for federal income tax purposes approximated $10.7 million at December 31, 2003. The net tax basis of our investment in unconsolidated real estate joint ventures for federal income tax purposes was $18.9 million at December 31, 2003.

     The following table reconciles the Company's historical cost for the years ended December 31, 2003, 2002 and 2001 (dollars in thousands):



                                                         Year ended December 31
                                                    2003           2002          2001
                                             -------------------------------------------

Balance, beginning of period................    $ 1,338,325     $1,206,516    $1,180,206
Additions during period.....................         34,424        341,664        28,763
Property reclassified as held for sale......              -              -             -
Disposals during the period.................       (436,809)      (190,467)         (953)
Conversion of common units to common shares.        (24,614)             -             -
Property impairments recorded during period.        (44,305)       (19,388)       (1,500)
                                              -------------------------------------------
Balance, close of period....................    $   867,021     $1,338,325    $1,206,516
                                              ===========================================






      The following table reconciles the accumulated depreciation for the years ended December 31, 2003, 2002 and 2001 (dollars in thousands):


                                                         Year ended December 31
                                                     2003          2002          2001
                                              --------------------------------------------

Balance at beginning of period...............  $    110,387  $     97,495  $     61,855
Depreciation and amortization for the period.        34,450        33,428        35,665
Property reclassified as held for sale.......             -             -             -
Disposals during the period..................       (15,456)      (20,536)          (25)
                                               --------------------------------------------
Balance, close of period.....................  $    129,381   $   110,387  $     97,495
                                               ============================================


 PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  Quantitative and Qualitative Disclosures About Market Risk.

         The following table provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates. For our mortgages and notes payable, bonds payable and construction financing, the table presents principal cash flows, including principal amortization, and related weighted-average interest rates by expected maturity dates as of March 31, 2004. For the interest rate protection agreement, the table presents the notional amount entered into and the cap rate.




                                                                   Interest Rate Sensitivity
                                                       Principal (Notional) Amount by Expected Maturity
                                                                     Average Interest Rate
                                      ------------------------------------------------------------------------------------
                                          2004        2005        2006        2007       2008     Thereafter    Total
                                      ------------------------------------------------------------------------------------
                                                                     (Dollars in Millions)


Liabilities
Mortgage notes payable:
Fixed rate amount..................      $   3.1     $   6.7    $    4.8     $   5.1      $ 46.2     $200.3    $ 266.2
Weighted-average interest rate (1).          7.03%       7.15%       7.05%       7.06%       7.16%      7.00%

Variable rate amount...............       $ 30.2      $ 62.1    $  195.0         -           -          -      $ 287.3
Weighted-average interest rate (1).          7.06%       2.77%       5.03%       -           -          -

Bonds payable:
Variable rate amount (2)...........          -           -           -        $ 24.9         -          -       $ 24.9
Weighted-average interest rate (1).          -           -           -           3.38%       -          -

Interest rate cap agreements (1):
Notional amount....................       $ 90.5         -       $ 195.0         -           -          -      $ 285.5
Cap rate...........................          6.37%       -           6.60%       -           -          -         -




(1) Based upon the rates in effect at March 31, 2004, the weighted-average interest rates on our mortgage notes payable and bonds payable at March 31, 2004 were 5.85% and 3.38%, respectively. If interest rates on our variable rate debt increased by one percentage point, our annual interest incurred (including the effects of the interest rate cap agreements) would increase by $1.2 million.

(2) Our tax-exempt bonds payable of $24.9 million are collateralized by letters of credit of $25.2 million. The scheduled maturity date for the bonds is 2022. The letters of credit mature on January 2, 2007.



ITEM 31.  Other Expenses of Issuance and Distribution.

SEC registration fee............................            $
NYSE listing fee................................                  *
Printing and engraving expenses.................                  *
Legal fees and expenses.........................                  *
Accounting fees and expenses....................                  *
                                                            -------
     Total......................................            $     *
                                                            -------
                                                            -------


--------------


* To be completed by amendment.

         All expenses of registration incurred in connection with the Offering are being borne by the Company, but all selling and other expenses incurred by an individual Selling Shareholder will be borne by such Selling Shareholder.

ITEM 32.  Sales to Special Parties.

         None.

ITEM 33.  Recent Sales of Unregistered Securities.

         The following sets forth certain information as to all securities sold by the Company within the last three years that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). As to all such transactions, the Company issued the securities without registration in reliance on the exemption from registration under Section 4(2) of the Securities Act.
                                                                       Number of
                                                                        Common
              Transferee        Transaction Date      Consideration     Shares*
----------------------------   --------------------  --------------  -----------

1.  Tucker Magid                 April 25, 2001             *             33,085

2.  Vornado PS, L.L.C.            June 11, 2003             *          3,972,447

3. Cadim  Acquisition,  LLC       June 13, 2003             *          3,972,446

* These common shares were issued in exchange for common units of Prime Group Realty, L.P., our operating partnership, on a one-for-one basis in accordance with the terms of the common units.

         In addition to the foregoing transactions, on July 16, 2002, we issued warrants to purchase up to an aggregate of 1,000,000 of our common shares to Security Capital Preferred Growth Incorporated ("SCPG"). These warrants were issued in connection with a number of simultaneous transactions which included the purchase by Prime Group Realty, L.P., our operating partnership, of all of our outstanding Series A preferred shares from SCPG. The warrants include Series A-1 warrants to purchase up to 500,000 common shares at $9.00 per share and Series A-2 warrants to purchase up to 500,000 common shares at $7.50 per share. The Series A-1 and Series A-2 warrants are structured so that these warrants may be exercised for only up to 500,000 shares in the aggregate. The balance of the warrants consist of Series B warrants to purchase up to 250,000 common shares at $10.00 per share and Series C warrants to purchase up to 250,000 common shares at $12.50 per share. The warrants contain anti-dilution adjustment provisions and will expire on the fifth anniversary of their issuance.

ITEM 34.  Indemnification of Trustees and Officers.

         Our declaration of trust and bylaws authorize us to indemnify our present and former trustees and officers and to pay or reimburse reasonable expenses incurred for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The Maryland General Corporate Law, as applicable to Maryland real estate investment trusts, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred, is mandatory in certain circumstances and permissive in others, subject to authorization by our board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful.

         Our executive officers and trustees are also indemnified pursuant to the partnership agreement of Prime Group Realty, L.P., our operating partnership, and their respective employment agreements, which agreements are filed as exhibits hereto.

         We have purchased an insurance policy which purports to insure our officers and trustees against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.

ITEM 35.  Treatment of Proceeds from Shares Being Registered.

         Not Applicable.

ITEM 36.  Financial Statements and Exhibits.

(a) Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(b) Exhibits. The following exhibits are filed with, or incorporated by reference into, this registration statement on Form S-11.



Exhibit
Number                              Description
------                              -----------

3.1 Articles of Amendment and Restatement of Declaration of Trust of Prime Group Realty Trust, as filed as exhibit 3.1 to our 1997 Annual Report on Form 10-K and incorporated herein by reference.

3.2 Articles Supplementary to the Articles of Amendment and Restatement of Declaration of Trust of Prime Group Realty Trust, as filed as exhibit
        4.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.

3.3 Articles Supplementary to the Articles of Amendment and Restatement of Declaration of Trust of Prime Group Realty Trust dated as of December 29, 1998, as filed as exhibit 3.3 to our 1998 Annual Report on Form 10-K and incorporated by reference.

3.4     Amended and  Restated  Bylaws of Prime Group Realty  Trust,  as filed as exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference.

3.5 Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. (the "Amended and Restated Agreement of Limited Partnership"), as filed as exhibit 3.3 to our 1997 Annual Report on Form 10-K and incorporated herein by reference.

3.6 Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership dated as of December 15, 1997, as filed as exhibit 3.5 to Amendment No. 1 to our Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

3.7 Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership dated as of December 15, 1997, as filed as exhibit 3.6 to Amendment No. 1 to our Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

3.8 Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership dated as of January 15, 1998, as filed as exhibit 3.7 to Amendment No. 1 to our Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

3.9 Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership dated as of February 13, 1998, as filed as exhibit 3.8 to Amendment No. 1 to our Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

3.10 Amendment No. 5 to the Amended and Restated Agreement of Limited Partnership dated as of March 13, 1998, as filed as exhibit 3.9 to Amendment No. 1 to our Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

3.11 Amendment No. 6 to the Amended and Restated Agreement of Limited Partnership dated as of March 25, 1998, as filed as exhibit 3.10 to Amendment No. 1 to our Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

3.12 Amendment No. 7 to the Amended and Restated Agreement of Limited Partnership dated as of April 15, 1998, as filed as exhibit 3.11 to Amendment No. 1 to our Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

3.13 Amendment No. 8 to the Amended and Restated Agreement of Limited Partnership dated as of May 15, 1998, as filed as exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.

3.14 Amendment No. 9 to the Amended and Restated Agreement of Limited Partnership dated as of June 5, 1998, as filed as exhibit 3.3 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.

3.15 Amendment No. 10 to the Amended and Restated Agreement of Limited Partnership dated as of June 15, 1998, as filed as exhibit 3.4 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.

3.16    Amendment  No. 11 to the  Amended  and  Restated  Agreement  of  Limited
        Partnership dated as of July 15, 1998, as filed as exhibit 3.15 to Post-Effective Amendment No. 1 to our Registration Statement on Form S-11 (No. 333-51935) and incorporated herein by reference.

3.17 Amendment No. 12 to the Amended and Restated Agreement of Limited Partnership dated as of August 14, 1998, as filed as exhibit 3.16 to Post-Effective Amendment No. 1 to our Registration Statement on Form S-11 (No. 333-51935) and incorporated herein by reference.

3.18 Amendment No. 13 to the Amended and Restated Agreement of Limited Partnership dated as of September 15, 199, as filed as exhibit 3.17 to Amendment No. 1 to Post-Effective Amendment No. 1 to our Registration Statement on Form S-11 (No. 333-51935) and incorporated herein by reference.

3.19 Amendment No. 14 to the Amended and Restated Agreement of Limited Partnership dated as of October 15, 1998, as filed as exhibit 3.18 to Amendment No. 2 to our Registration Statement on Form S-3 (No. 333-64973) and incorporated herein by reference.

3.20 Amendment No. 15 to the Amended and Restated Agreement of Limited Partnership dated as of November 16, 1998, as filed as exhibit 3.19 to Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-64973) and incorporated herein by reference.

3.21 Amendment No. 16 to the Amended and Restated Agreement of Limited Partnership dated as of December 15, 1998, as filed as exhibit 3.20 to Post-Effective Amendment No. 3 to our Registration Statement on Form S-3 (Registration No. 333-51935) and incorporated herein by reference.

3.22 Amendment No. 17 to the Amended and Restated Agreement of Limited Partnership dated as of January 15, 1999, as filed as exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference.

3.23 Amendment No. 18 to the Amended and Restated Agreement of Limited Partnership dated as of February 15, 1999, as filed as exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference.

3.24 Amendment No. 19 to the Amended and Restated Agreement of Limited Partnership dated as of March 15, 1999, as filed as exhibit 3.3 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference.

3.25 Amendment No. 21 to the Amended and Restated Agreement of Limited Partnership dated as of April 15, 1999, as filed as exhibit 3.24 to Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-70369) and incorporated herein by reference.

3.26 Amendment No. 22 to the Amended and Restated Agreement of Limited Partnership dated as of April 22, 1999, as filed as exhibit 3.25 to Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-70369) and incorporated herein by reference.

3.27    Amendment  No. 23 to the  Amended  and  Restated  Agreement  of  Limited
        Partnership dated as of May 17, 1999, as filed as exhibit 3.26 to Amendment No. 1 to our Registration Statement on Form S-3 (No. 333-70369) and incorporated herein by reference.

3.28 Amendment No. 24 to the Amended and Restated Agreement of Limited Partnership dated as of June 15, 1999, as filed as exhibit 3.4 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

3.29 Amendment No. 25 to the Amended and Restated Agreement of Limited Partnership dated as of July 14, 1999, as filed as exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

3.30 Amendment No. 26 to the Amended and Restated Agreement of Limited Partnership dated as of July 15, 1999, as filed as exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

3.31 Amendment No. 27 to the Amended and Restated Agreement of Limited Partnership dated as of August 16, 1999, as filed as exhibit 3.3 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

3.32 Amendment No. 28 to the Amended and Restated Agreement of Limited Partnership dated as of September 15, 1999, as filed as exhibit 3.4 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

3.33 Amendment No. 29 to the Amended and Restated Agreement of Limited Partnership dated as of October 15, 1999, as filed as exhibit 3.34 to our 1999 Annual Report on Form 10-K and incorporated herein by reference.

3.34 Amendment No. 30 to the Amended and Restated Agreement of Limited Partnership dated as of November 15, 1999, as filed as exhibit 3.35 to our 1999 Annual Report on Form 10-K and incorporated herein by reference.

3.35 Amendment No. 31 to the Amended and Restated Agreement of Limited Partnership dated as of December 15, 1999, as filed as exhibit 3.36 to our 1999 Annual Report on Form 10-K and incorporated herein by reference.

3.36 Amendment No. 32 to the Amended and Restated Agreement of Limited Partnership dated as of December 30, 1999, as filed as exhibit 3.37 to our 1999 Annual Report on Form 10-K and incorporated herein by reference.

3.37 Amendment No. 33 to the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. dated as of January 17, 2000, as filed as exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.

3.38 Amendment No. 34 to the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. dated as of February 15, 2000, as filed as exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.

3.39 Amendment No. 35 to the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. dated as of March 15, 2000, as filed as exhibit 3.3 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.

3.40 Amendment No. 36 to the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. dated as of March 15, 2000, as filed as exhibit 3.4 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.

3.41 Amendment No. 37 to the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. dated as of March 24, 2000, as filed as exhibit 3.5 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.

3.42 Amendment No. 38 to the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. dated as of April 17, 2000, as filed as exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference.

3.43 Amendment No. 39 to the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. dated as of May 15, 2000, as filed as exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference.

3.44 Amendment No. 40 to the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. dated as of June 15, 2000, as filed as exhibit 3.3 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference.

3.45 Amendment No. 41 to the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. dated as of March 7, 2002, as filed as exhibit 3.46 to our 2001 Annual Report on Form 10-K and incorporated herein by reference.

3.46 Amendment No. 42 to Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. dated as of January 10, 2003, as filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

5.1** Opinion of Miles & Stockbridge P.C. regarding the validity of the Common Shares being registered

8.1**   Opinion of Winston & Strawn LLP regarding tax matters

10.1 Option Agreement by and between Prime Group Realty, L.P. and 300 N. LaSalle, L.L.C., as filed as exhibit 10.13 to the Company's 1997 Annual Report on Form 10-K and incorporated herein by reference.

10.2    Registration  Rights  Agreement  dated as of November  17, 1997  between
        Prime Group Realty Trust, Prime Group Realty, L.P., Primestone Investment Partners L.P. and the other investors named therein, as filed as exhibit 10.14 to the Company's 1997 Annual Report on Form 10-K and incorporated herein by reference.

10.3 Environmental Remediation and Indemnification Agreement dated as of November 17, 1997 by and between Prime Group Realty, L.P. and The Prime Group, Inc., as filed as exhibit 10.29 to the Company's 1997 Annual Report on Form 10-K and incorporated herein by reference.

10.4 Tax Indemnification Agreement by and between Prime Group Realty, L.P. and Edward S. Hadesman Trust dated May 22, 1992, Grandville/Northwestern Management Corporation, Carolyn B. Hadesman Trust dated May 21, 1992, Lisa Hadesman 1991 Trust, Cynthia Hadesman 1991 Trust, Tucker B. Magid, Francis Shubert, Grandville Road Property, Inc., H R Trust, Edward E. Johnson and Sky Harbor Associates, as filed as exhibit 10.24 to the Company's 1997 Annual Report on Form 10-K and incorporated herein by reference.

10.5 Tax Indemnification Agreement dated as of November 17, 1997 by and between Prime Group Realty, L.P., Stephen J. Nardi, Narco Enterprises, Inc. and Nardi Group Limited, as filed as exhibit 10.25 to the Company's 1997 Annual Report on Form 10-K and incorporated herein by reference.

10.6 Indemnification Agreement dated as of November 17, 1997 by and between The Prime Group, Inc. and Prime Group Realty, L.P., as filed as an exhibit to the Company's 1997 Annual Report on Form 10-K, as amended by the Company's Form 10-K/A as filed with the Commission on April 27, 1998 and incorporated herein by reference.

10.7 Registration Rights Agreement dated as of March 25,1998 between Prime Group Realty Trust and the other parties thereto, as filed as exhibit
        10.36 to the Company's Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

10.8    Registration  Rights  Agreement  dated as of November  17, 1997  between
        Prime Group Realty Trust and Security Capital Preferred Growth Incorporated, as filed as exhibit 10.30 to the Company's Annual Report on Form 10-K, as amended by the Company's Form 10-K/A as filed with the Commission on April 27, 1998 and incorporated herein by reference

10.9 Registration Rights Agreement dated as of December 15, 1997 between Prime Group Realty Trust and certain holders of Common Units of Prime Group Realty, L.P., as filed as exhibit 10.28 to the Company's 1997 Annual Report on Form 10-K and incorporated herein by reference

10.10 Subordination and Intercreditor Agreement dated as of May 14, 1998 between Prime Group Realty, L.P. and Connecticut General Life Insurance Company, as filed as exhibit 10.44 to the Company's Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

10.11 Promissory Note dated as of May 1, 1998 made by certain subsidiaries of Prime Group Realty Trust to CIBC, Inc., as filed as exhibit 10.42 to the Company's Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

10.12 Promissory Note dated as of May 14, 1998 made by American National Bank and Trust Company of Chicago, not personally but as trustee under trust agreement dated July 26, 1977 and known as Trust No. 40935 and American National Bank and Trust Company of Chicago, as successor trustee to First Bank, N.A., as successor trustee to National Boulevard Bank of Chicago, not personally, but solely as trustee under trust agreement dated September 27, 1976 and known as Trust No. 5602 to Connecticut General Life Insurance Company as filed as an exhibit to the Company's Registration Statement on Form S-11 (No. 333-51599) and incorporated herein by reference.

10.13 First Amendment to Tax Indemnification Agreement dated as of March 15, 2000 by and among Stephen Nardi, Narco Enterprises, Inc., Nardi Group
        Limited and Prime Group Realty, L.P., as filed as exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference.

10.14 Amended and Restated Employment Agreement dated as of September 1, 2000 among Prime Group Realty Trust, Prime Group Realty, L.P. and Jeffrey A. Patterson, as filed as exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference.

10.15 Support and Standstill Agreement dated as of August 30, 2001 by and among Cadim inc., The Prime Group, Inc., Prime Group Realty Trust and Prime Group Realty, L.P., as filed on August 31, 2001 under Schedule 14D9 and incorporated herein by reference.

10.16 Amended and Restated Support and Standstill Agreement dated as of September 14, 2001 by and among Cadim inc., The Prime Group, Inc., Prime Group Realty Trust and Prime Group Realty, L.P., as filed on September 19, 2001 under Schedule 14D9-C and incorporated herein by reference.

10.17 Consent and Agreement dated as of November 16, 2001 by and among Prime Group Realty Trust, Prime Group Realty, L.P. and Cadim inc., as filed as exhibit 99.1 to our Current Report on Form 8-K (filed November 21, 2001, File No. 001-13589) and incorporated herein by reference.

10.18 Tax Indemnity Agreement dated November 17, 1997 by and among Prime Group Realty, L.P., Roland E. Casati and Richard A. Heise, as filed as exhibit
        10.22 to our 2001 Annual Report on Form 10-K and incorporated herein by reference.

10.19 First Amendment to Series A Preferred Securities Purchase Agreement dated as of February 22, 2002 among Prime Group Realty Trust, Prime Group Realty, L.P., and Security Capital Preferred Growth Incorporated, as filed as exhibit 99.1 to our Current Report on Form 8-K (filed February 28, 2002, File No. 001-13589) and incorporated herein by reference.

10.20*  Bonus  Agreement  dated  as of May 20,  2002  by and  between  Louis  G.
        Conforti, Prime Group Realty Trust and Prime Group Realty, L.P., as filed as exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and incorporated herein by reference.

10.21* Bonus Agreement dated as of May 20, 2002 by and between Jeffrey A. Patterson, Prime Group Realty Trust and Prime Group Realty, L.P. as filed as Exhibit 99.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and incorporated herein by reference.

10.22* Bonus Agreement dated as of May 20, 2002 by and between James F. Hoffman, Prime Group Realty Trust and Prime Group Realty, L.P., as filed as Exhibit 99.3 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and incorporated herein by reference

10.23 Securities Purchase and Exchange Agreement dated as of June 13, 2002 among Security Capital Preferred Growth Incorporated, Prime Group Realty Trust and Prime Group Realty, L.P., as filed as Exhibit 99.1 to our Current Report on Form 8-K (filed June 14, 2002, File No. 001-13589) and incorporated herein by reference.

10.24 Form of Promissory Note from Prime Group Realty, L.P. in favor Security Capital Preferred Growth Incorporated, as filed as exhibit 99.2 to our Current Report on Form 8-K (filed June 14, 2002, File No. 001-13589) and incorporated herein by reference.

10.25 Form of Exchangeable Promissory Note from Prime Group Realty, L.P. in favor of Security Capital Preferred Growth, Incorporated, as filed as exhibit 99.3 to our Current Report on Form 8-K (filed June 14, 2002, File No. 001-13589) and incorporated herein by reference.

10.26 Form of Promissory Note from Prime Group Realty, L.P. in favor of Security Capital Preferred Growth Incorporated, as filed as Exhibit 99.1 to our Current Report on Form 8-K (filed July 18, 2002, File No. 001-13589) and incorporated herein by reference.

10.27 Form of Exchangeable Promissory Note from Prime Group Realty, L.P. in favor of Security Capital Preferred Growth Incorporated, as filed as
        Exhibit 99.2 to our Current Report on Form 8-K (filed July 18, 2002, File No. 001-13589) and incorporated herein by reference.

10.28 Amendment No. 1 to the Securities Purchase and Exchange Agreement dated as of July 16, 2002 by and among Security Capital Preferred Growth Incorporated, Prime Group Realty Trust and Prime Group Realty, L.P., as filed as Exhibit 99.3 to our Current Report on Form 8-K (filed July 18, 2002, File No. 001-13589) and incorporated herein by reference.

10.29 Registration Agreement dated as of July 16, 2002 by and between Prime Group Realty Trust and Security Capital Preferred Growth Incorporated, as filed as Exhibit 99.4 to our Current Report on Form 8-K (filed July 18, 2002, File No. 001-13589) and incorporated herein by reference

10.30 Series A-1 Share Purchase Warrant dated July 16, 2002 from Prime Group Realty Trust to Security Capital Preferred Growth Incorporated, as filed as Exhibit 99.5 to our Current Report on Form 8-K (filed July 18, 2002, File No. 001-13589) and incorporated herein by reference.

10.31 Series A-2 Share Purchase Warrant dated July 16, 2002 from Prime Group Realty Trust to Security Capital Preferred Growth Incorporated, as filed as Exhibit 99.6 to our Current Report on Form 8-K (filed July 18, 2002, File No. 001-13589) and incorporated herein by reference.

10.32 Series B Share Purchase Warrant dated July 16, 2002 from Prime Group Realty Trust to Security Capital Preferred Growth Incorporated, as filed as Exhibit 99.7 to our Current Report on Form 8-K (filed July 18, 2002, File No. 001-13589) and incorporated herein by reference.

10.33 Series C Share Purchase Warrant dated July 16, 2002 from Prime Group Realty Trust to Security Capital Preferred Growth Incorporated, as filed as Exhibit 99.8 to our Current Report on Form 8-K (filed July 18, 2002, File No. 001-13589) and incorporated herein by reference.

10.34 Reaffirmation and Amendment of Limited Guaranty (Loan to BRE/City Center L.L.C.) dated as of June 27, 2002 by and between Prime Group Realty, L.P. and Corus Bank N.A., as filed as Exhibit 99.13 to our Current Report on Form 8-K (filed July 18, 2002, File No. 001-13589) and incorporated herein by reference.

10.35 Loan Agreement dated as of March 10, 2003 between Lehman Brothers Bank FSB and 330 N. Wabash Avenue, L.L.C., as filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.36 Promissory Note dated as of March 10, 2003 from 330 N. Wabash Avenue, L.L.C. in favor of Lehman Brothers Bank FSB, as filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.37 Guaranty dated as of March 10, 2003 by Prime Group Realty, L.P. for the benefit of Lehman Brothers Bank FSB, as filed as Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.38 Guaranty dated as of March 10, 2003 by Prime Group Realty, L.P. for the benefit of Lehman Brothers Bank FSB, as filed as Exhibit 10.4 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.39 Guaranty dated as of March 10, 2003 by Prime Group Realty, L.P. for the benefit of Lehman Brothers Bank FSB, as filed as Exhibit 10.5 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.40 Mezzanine Loan Agreement dated as of March 19, 2003 by and among Prime/Beitler Development Company, L.L.C. and LNR Eastern Lending, LLC, as filed as Exhibit 10.6 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.41 Omnibus First Modification to Mezzanine Loan Documents dated as of March 19, 2003 by and among Prime/Beitler Development Company, L.L.C., LNR Eastern Lending, LLC and Prime Group Realty, L.P., as filed as Exhibit
        10.7 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.42 Omnibus Second Modification to Mezzanine Loan Documents dated as of March 19, 2003 by and among Prime/Beitler Development Company, L.L.C., LNR Eastern Lending, LLC, Dearborn Center, L.L.C. and Prime Group Realty, L.P., as filed as Exhibit 10.8 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.43 Omnibus Third Modification to Mezzanine Loan Documents dated as of March 19, 2003 by and among Prime/Beitler Development Company, L.L.C., LNR Eastern Lending, LLC, Dearborn Center, L.L.C. and Prime Group Realty, L.P., as filed as Exhibit 10.9 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.44 Mezzanine Note dated as of March 19, 2003 from Prime/Beitler Development Company, L.L.C. in favor of LNR Eastern Lending, LLC, as filed as
        Exhibit 10.10 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.45 Guaranty of Completion and Indemnity dated as of March 19, 2003 by Prime Group Realty, L.P. in favor of LNR Eastern Lending, LLC, as filed as
        Exhibit 10.11 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.46 Guaranty of Interest and Operating Costs dated as of March 19, 2003 by Prime Group Realty, L.P. in favor of LNR Eastern Lending, LLC, as filed as Exhibit 10.12 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.47 Reserve Account Agreement dated as of March 19, 2003 by and among Dearborn Center, L.L.C., Bayerische Hypo- Und Vereinsbank AG, New York Branch, LNR Eastern Lending, LLC, Prime/Beitler Development Company, L.L.C. and Prime Group Realty, L.P., as filed as Exhibit 10.13 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.48 Non-Recourse Carveout Agreement dated as of March 19, 2003 by Prime Group Realty, L.P. in favor of LNR Eastern Lending, LLC, as filed as
        Exhibit 10.14 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.

10.49 Mezzanine Loan Agreement dated as of May 28, 2003 between Lehman Brothers Holdings Inc. and 330 N. Wabash Mezzanine, L.L.C., as filed as
        Exhibit 10.15 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.

10.50 Promissory Note dated as of May 28, 2003 from 330 N. Wabash Mezzanine, L.L.C. in favor of Lehman Brothers Holdings Inc., as filed as Exhibit
        10.16 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.

10.51 Guaranty dated as of May 28, 2003 by Prime Group Realty, L.P. for the benefit of Lehman Brothers Holdings Inc., as filed as Exhibit 10.17 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.


10.52 Guaranty dated as of May 28, 2003 by Prime Group Realty, L.P. for the benefit of Lehman Brothers Holdings Inc., as filed as Exhibit 10.18 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.

10.53 Guaranty dated as of May 28, 2003 by Prime Group Realty, L.P. for the benefit of Lehman Brothers Holdings Inc., as filed as Exhibit 10.19 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.


10.54 Amendment to Loan Agreement dated as of May 28, 2003 between 330 N. Wabash Avenue, L.L.C. and Lehman Brothers Bank FSB, as filed as Exhibit
        10.20 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.

10.55   Omnibus Amendment to Loan Documents dated as of May 28, 2003 between 330
        N.  Wabash  Avenue,  L.L.C.  and Lehman  Brothers  Bank FSB, as filed as
        Exhibit 10.21 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.

10.56 Amendment to Guaranty dated as of May 28, 2003 between Prime Group Realty, L.P. and Lehman Brothers Bank FSB, as filed as Exhibit 10.22 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.

10.57 Termination of $4,000,000 Mortgage Guaranty Note dated as of May 28, 2003 between Prime Group Realty, L.P. and Lehman Brothers Bank FSB, as filed as Exhibit 10.23 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference.

10.58 Contribution Agreement dated as of August 4, 2003 between Prime Group Realty, L.P. and WELP Chicago, L.C., as filed as Exhibit 99.2 to our Current Report on Form 8-K (filed September 5, 2003, File No. 001-13589) and incorporated herein by reference.

10.59 First Amendment to Contribution Agreement dated as of August 18, 2003 between Prime Group Realty, L.P. and WELP Chicago, L.C., as filed as
        Exhibit 99.3 to our Current Report on Form 8-K (filed September 5, 2003, File No. 001-13589) and incorporated herein by reference.

10.60 Second Amendment to Contribution Agreement dated as of August 29, 2003 between Prime Group Realty, L.P. and WELP Chicago, L.C., as filed as
        Exhibit 99.4 to our Current Report on Form 8-K (filed September 5, 2003, File No. 001-13589) and incorporated herein by reference.

10.61 Third Amendment to Contribution Agreement dated as of October 8, 2003 between Prime Group Realty, L.P. and WELP Chicago, L.C., as filed as
        Exhibit 99.2 to our Current Report on Form 8-K (filed October 23, 2003, File No. 001-13589) and incorporated herein by reference.

10.62 Amended and Restated Limited Liability Company Agreement of Dearborn Center, L.L.C. dated as of October 8, 2003 between UST XI Dearborn, Ltd. and Prime Group Realty, L.P., as filed as Exhibit 99.3 to our Current Report on Form 8-K (filed October 23, 2003, File No. 001-13589) and incorporated herein by reference.

10.63 Management and Leasing Agreement dated as of October 8, 2003 by and between Dearborn Center, L.L.C. and Prime Group Realty Services, Inc., as filed as Exhibit 99.4 to our Current Report on Form 8-K (filed October 23, 2003, File No. 001-13589) and incorporated herein by reference.

10.64 Earnout Guaranty dated as of October 8, 2003 by Estein & Associates USA, Ltd. for the benefit of Prime Group Realty, L.P., as filed as Exhibit
        99.5 to our Current Report on Form 8-K (filed October 23, 2003, File No. 001-13589) and incorporated herein by reference.

10.65 Indemnification Agreement dated as of October 8, 2003 by Prime Group Realty, L.P. for the benefit of UST XI Dearborn, Ltd. and Dearborn Center, L.L.C., as filed as Exhibit 99.6 to our Current Report on Form 8-K (filed October 23, 2003, File No. 001-13589) and incorporated herein by reference.

10.66 Existing Tenant Improvements and Citadel Cash Escrow Agreement dated as of October 8, 2003 among Prime Group Realty, L.P., UST XI Dearborn, Ltd., Dearborn Center, L.L.C. and Near North Title Insurance Company, as filed as Exhibit 99.7 to our Current Report on Form 8-K (filed October 23, 2003, File No. 001-13589) and incorporated herein by reference.

10.67 Promissory Note dated as of October 1, 2003 from Dearborn Center, L.L.C. to Landesbank Hessen-Thuringen Girozentrale, as filed as Exhibit 99.8 to our Current Report on Form 8-K (filed October 23, 2003, File No. 001-13589) and incorporated herein by reference.

10.68 Loan Agreement dated as of October 1, 2003 by and between Dearborn Center, L.L.C. and Landesbank Hessen-Thuringen Girozentrale, as filed as
        Exhibit 99.9 to our Current Report on Form 8-K (filed October 23, 2003, File No. 001-13589) and incorporated herein by reference.

10.69 Employment Agreement dated October 29, 2003 among Prime Group Realty Trust, Prime Group Realty, L.P. and Richard M. FitzPatrick, as filed as
        Exhibit 10.75 to our Annual Report on Form 10-K (filed March 12, 2004, File No. 001-13589) and incorporated herein by reference.

12.1 Computation of Ratios of Earnings to Fixed Charges and Preferred Share Distributions

21.1 Subsidiaries of Registrant, as filed as Exhibit 21.1 to our Annual Report on Form 10-K (filed March 12, 2004, File No. 001-13589) and incorporated herein by reference.

23.1**  Consent of Miles & Stockbridge P.C. (included in Exhibit 5.1)

23.2**  Consent of Winston & Strawn LLP (included in Exhibit 8.1)

23.3    Consent of Ernst &Young LLP

24.1    Powers  of   Attorney   (included   on   signature   page  in  Part  II)
        ---------------------

* Management contracts or compensatory plan or arrangement required to be filed as an exhibit to this registration statement on Form S-11.

**       To be filed by amendment.

ITEM 37.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                         SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 19, 2004.


                                        PRIME GROUP REALTY TRUST

                                        By: /s/ RICHARD M. FITZPATRICK
                                            --------------------------
                                            Richard M. FitzPatrick
                                            Executive Vice President and
                                              Chief Financial Officer

                                POWER OF ATTORNEY

         KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard M. FitzPatrick, James F. Hoffman and Roy P. Rendino, and each of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits and schedules thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or desirable to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




          Signature                                     Title                                   Date
          ---------                                     -----                                   ----


/s/ STEPHEN J. NARDI
-----------------------------    Chairman of the Board and Trustee (Principal           May 19, 2004
Stephen J. Nardi                   Executive Officer)





/s/ RICHARD M. FITZPATRICK
-----------------------------    Executive Vice President and                           May 19, 2004
Richard M. FitzPatrick              Chief Financial Officer (Principal
                                    Financial  Officer)




/s/ ROY P. RENDINO
-----------------------------    Senior Vice President - Finance and Chief              May 19, 2004
Roy P. Rendino                      Accounting Officer (Principal Accounting
                                     Officer)


/s/ DOUGLAS CROCKER, II
-----------------------------    Trustee                                                May 19, 2004
Douglas Crocker, II



/s/ JACQUE M. DUCHARME
-----------------------------    Trustee                                                May 19, 2004
Jacque M. Ducharme


/s/ RAY H. D'ARDENNE
-----------------------------    Trustee                                                May 19, 2004
Ray H. D'Ardenne


/s/ DANIEL A. LUPIANI
-----------------------------    Trustee                                                May 19, 2004
Daniel A. Lupiani



/s/ CHRISTOPHER J. NASSETTA
-----------------------------    Trustee                                                May 19, 2004
Christopher J. Nassetta



                                                                   EXHIBIT 12.1

                            PRIME GROUP REALTY TRUST

             STATEMENTS REGARDING COMPUTATION OF RATIOS OF EARNINGS
           TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

                             (DOLLARS IN THOUSANDS)





                                                                           Year Ended December 31
                                         Three Months    -------------------------------------------------------------------------
                                           Ended
                                       March 31, 2004        2003          2002           2001          2000          1999
                                       ---------------  -------------------------------------------------------------------------


Earnings (1) (2):
  (Loss) income from continuing
   operations before minority
   interest per  the consolidated
   financial statements .............. $   (5,859)      $  (39,373)   $   (7,435)   $  (18,544)    $   13,618     $  19,160
  Interest expense....................      8,526           53,386        36,977         38,886        42,897        32,547
  Amortization of debt issuance costs.        564            7,539         4,064          3,638         6,153         2,318
                                       ---------------  -------------------------------------------------------------------------
Earnings.............................. $    3,231       $   21,552    $   33,606     $   23,980    $   62,668     $  54,025
                                       ===============  =========================================================================

Fixed Charges (1) (2):
  Interest expense.................... $    8,526       $   53,386    $   36,977     $   38,886    $   42,897     $  32,547
  Capitalization of interest expense..          -            3,715        29,946         23,874        14,232         7,986
  Amortization of debt issuance costs.        564            7,539         4,064          3,638         6,153         2,318
  Preferred share distributions.......      2,250            9,000        11,280         12,150        12,147        12,103
                                       ---------------  -------------------------------------------------------------------------
Total fixed charges................... $   11,340       $   73,640    $   82,267     $   78,548    $   75,429     $  54,954
                                       ===============  =========================================================================
  Ratio of earnings to combined
   fixed charges and preferred
   share distributions................          -                -             -              -             -             -
                                       ===============  =========================================================================
  Deficit of earnings to combined
   fixed charges and preferred
   share distributions................ $   (8,109)      $  (52,088)   $  (48,661)    $  (54,568)   $  (12,761)   $     (929)
                                       ===============  =========================================================================
Funds from Operations (1) (2):
  Funds from operations............... $    5,770       $    7,915    $  (18,644)    $   27,936    $   52,609    $   64,398
  Interest expense....................      8,526           53,386        36,977         38,886        42,897        32,547
  Amortization of debt issuance costs.        564            7,539         4,064          3,638         6,153         2,318
                                       ---------------  -------------------------------------------------------------------------
Adjusted funds from operations........ $   14,860       $   68,840    $   22,397     $   70,460    $  101,659    $   99,263
                                       ===============  =========================================================================
Fixed Charges (1) (2):
  Interest expense.................... $    8,526       $   53,386    $   36,977     $   38,886    $   42,897    $   32,547
  Capitalization of interest expense..          -            3,715        29,946         23,874        14,232         7,986
  Amortization of debt issuance costs.        564            7,539         4,064          3,638         6,153         2,318
  Preferred share distributions.......      2,250            9,000        11,280         12,150        12,147        12,103
                                       ---------------  -------------------------------------------------------------------------
Total fixed charges................... $   11,340       $   73,640    $   82,267     $   78,548    $   75,429     $  54,954
                                       ===============  =========================================================================
  Ratio of funds from operations
   to combined fixed charges and
   preferred share distributions..           1.31                -             -              -          1.35          1.81
                                       ===============  =========================================================================
  Excess (deficit)  of funds from
   operations to combined fixed
   charges and preferred share
   distributions...................    $    3,520       $   (4,800)   $  (59,870)    $   (8,088)    $  26,230     $  44,309
                                       ===============  =========================================================================


(1) Information for the years ended December 31, 2001, 2000 and 1999 have been restated for the effect of adopting SFAS 144 for the reclassification of the operations of properties sold during 2003 and 2002 from continuing operations to discontinued operations.

(2) Amortization of debt issuance costs for the years ended December 31, 2001, 2000 and 1999 have been restated for the effects of adopting SFAS 145 by $0.2 million, $3.5 million and $1.8 million, respectively, for the reclassification of extinguishment of debt from extraordinary to continuing operations.

                                                   EXHIBIT 21.1

                                             PRIME GROUP REALTY TRUST

                                          SUBSIDIARIES OF THE REGISTRANT

                                                 DECEMBER 31, 2003


      The following represents the Prime Group Realty Trust's (the "Company") and Prime Group Realty, L.P.'s (the "Operating Partnership") operating subsidiaries (the Company and the Operating Partnership have a majority interest or control, except in the case of 77 West Wacker Drive, L.L.C. and Dearborn Center, L.L.C. the ownership of which are further described in the footnotes below) and related properties as of December 31, 2003:





 Entity                                                  Property
----------------------------------------------------------------------------------------------------
33 W. Monroe, L.L.C. (3), (6)                            33 W. Monroe Street
33 W. Monroe - I, L.L.C. (6)                             Member of 33 W. Monroe, L.L.C.
77 West Wacker Drive, L.L.C. (6)(11)                     77 West Wacker Drive
77 West Wacker Limited Partnership (1), (3), (7)         IBM Plaza, Brush Hill Office Center
180 N. LaSalle, L.L.C. (3), (6)                          Member of 180 N. LaSalle II, L.L.C.
180 N. LaSalle II, L.L.C.                                180 N. LaSalle
200 E. Fullerton, L.L.C. (3), (6)                        200 E. Fullerton
200 S. Mitchell Court, L.L.C. (6)                        200 S. Mitchell Court
280 Shuman Blvd., L.L.C. (6)                             280 Shuman Blvd. (Atrium)
330 N. Wabash Avenue, L.L.C. (6)                         IBM Plaza
330 N. Wabash Mezzanine, L.L.C. (6)                      Member of 330 N. Wabash Avenue, L.L.C.
342 Carol Lane, L.L.C. (3), (6)                          342-346 Carol Lane
343 Carol Lane, L.L.C. (3), (6)                          343 Carol Lane
350 Randy Road, L.L.C. (3),(6)                           350 Randy Road
370 Carol Lane, L.L.C. (3),(6)                           370 Carol Lane
388 Carol Lane, L.L.C. (3),(6)                           388 Carol Lane
550 Kehoe Blvd., L.L.C. (3), (6)                         550 Kehoe Blvd.
555 Kirk Road, L.L.C. (6)                                555 Kirk Road
800 Jorie Blvd., L.L.C. (3), (6)                         800-810 Jorie Blvd.
800 Jorie Blvd. Mezzanine, L.L.C. (6)                    Member of 800 Jorie Blvd., L.L.C.
1051 N. Kirk Road, L.L.C. (3), (6)                       1051 N. Kirk Road






Entity                                                   Property
--------------------------------------------------------------------------------------------------------------

1301 E. Tower Road, L.L.C. (3), (6)                      1301 E. Tower Road (Narco Tower)
1401 S. Jefferson, L.L.C. (3), (6)                       1401 S. Jefferson
1455 Sequoia Drive, L.L.C. (6)                           1455 Sequoia Drive
1543 Abbott Drive, L.L.C. (6)                            1543-1547 Abbott Drive
1600 167th Street, L.L.C. (3), (6)                       1600-1700 167th Street (Narco River Business Center)
2305 Enterprise Drive, L.L.C. (6)                        2305 Enterprise Drive
4160 Madison Street, L.L.C. (3), (6)                     4160-4190 West Madison Street
4211 Madison Street, L.L.C. (3), (6)                     4211 Madison Street
4300 Madison Street, L.L.C. (3),(6)                      4300, 4248, 4250 Madison Street
4343 Commerce Court, L.L.C. (3), (6)                     4343 Commerce Court (The Olympian Office Center)
7100 Madison, L.L.C. (6)                                 7100 Madison
11039 Gage Avenue, L.L.C. (3), (6)                       11039 Gage Avenue
11045 Gage Avenue, L.L.C. (3), (6)                       11045 Gage Avenue
Arlington Heights I, L.P. (1), (7)                       425 E. Algonquin Road
Arlington Heights II, L.P. (1), (7)                      425 E. Algonquin Road
Arlington Heights III, L.P. (1), (7)                     425 E. Algonquin Road
Brush Hill Office Center, L.L.C. (6)                     Brush Hill Office Court
Dearborn Center, L.L.C. (4), (6)(12)                     Bank One Center
DeKalb Business Park, L.L.C. (4), (6)                    Property held for development
East Chicago Enterprise Center Limited Partnership       4440 and 4635 Railroad Avenue
   (1), (2), (7)
Enterprise Center I, L.P. (1), (4), (7)                  4407 Railroad Avenue
Enterprise Center II, L.P. (1), (7)                      4407 Railroad Avenue (Bldg 2)
Enterprise Center III, L.P. (1), (7)                     4407 Railroad Avenue (Bldg 3)
Enterprise Center IV, L.P. (1), (7)                      4407 Railroad Avenue (Bldg 4)
Enterprise Center V, L.P. (1), (7)                       4531 Columbia Avenue
Enterprise Center VI, L.P. (1), (7)                      4527 and 4531 Columbia Avenue
Enterprise Center VII, L.P. (1), (7)                     13535 - B South Torrence Avenue
Enterprise Center VIII, L.P. (1), (7)                    13535 - A and D South Torrence Avenue
Enterprise Center IX, L.P. (1), (7)                      13535 - E, F and G South Torrence Avenue
Enterprise Center X, L.P. (1), (7)                       13535 - C and H South Torrence Avenue
Hammond Enterprise Center Limited Partnership (1),       4507 and 4527 Columbia Avenue
   (2), (7)
Kemper/Prime Industrial Partners (1), (2), (4),          13535 South Torrence Avenue
   (9)
LaSalle-Adams, L.L.C. (3), (6)                           208 South LaSalle Street
Libertyville Corporate Office Park II, L.L.C. (6)        Owner of Vacant Land adjacent to 80 Pine Meadow
                                                            Corporate Office Park
Libertyville Industrial, L.L.C. (6)                      Libertyville Business Park
PGR Finance II, Inc. (10)                                Member of LaSalle-Adams, L.L.C.
PGR Finance III, Inc. (10)                               Member of Eight of the L.L.C's described above
PGR Finance IV, Inc. (10)                                Member of 371 N. Gary Avenue, L.L.C. former owner
                                                            of 371-385 N. Gary Avenue and Member of 1600
                                                            167th Street., L.L.C.
PGR Finance VII, Inc. (10)                               Member of 6400 Shafer Court, L.L.C.




Entity                                                    Property
--------------------------------------------------------------------------------------------------------------

PGR Finance VIII, Inc. (10)                              Limited Partner of 77 West Wacker Limited
                                                            Partnership
PGR Finance IX, Inc. (10)                                Member of 2000 York Road, L.L.C.
PGR Finance X, Inc. (10)                                 Member of Two Century Center, L.L.C.
PGR Finance XI, Inc. (10)                                Member of 180 N. LaSalle, L.L.C.
PGR Finance XII, Inc. (10)                               Member of 33 W. Monroe, L.L.C.
PGR Finance XIII, Inc. (10)                              Member of Six of the L.L.C.'s described above
PGR Finance XIV, Inc. (10)                               Member in 1051 N. Kirk Road, L.L.C. of 4343
                                                            Commerce Court, L.L.C.
PGR Finance XV, L.L.C. (6)                               Member of Brush Hill Office Center, L.L.C.
PGR Finance XVI, Inc. (10)                               None
PGR Finance XVII, Inc. (10)                              Member of 800 Jorie Blvd., L.L.C.
PGR Finance XXI, L.L.C. (6)                              Member of 2305 Enterprise, L.L.C.
PGR Finance VI, Inc. (10)                                Member of 2100 Swift Drive, L.L.C.
Phoenix Office, L.L.C. (6)                               Investment in Plumcor/Thistle, L.L.C., owner of
                                                            Thistle Landing in Phoenix, Arizona
Prime Aurora, L.L.C. (4), (6)                            Property under development
Prime/Beitler Development Company, L.L.C. (4),           Sole member of Dearborn Center, L.L.C.
   (5), (6)
Prime Group Management, L.L.C. (6)                       Manager of Continental Towers
Prime Rolling Meadows, L.L.C. (4), (6)                   Property held for development
Two Century Centre, L.L.C. (3), (6)                      1700 East Golf Road (Two Century Centre)
Wilke - Venture, L.L.C. (3), (6)                         3800 and 3850 North Wilke Road and 3930 Ventura
                                                            Drive (Commerce Point)



(1)     Represents  entities and  properties  previously  owned by the Company's
        predecessor  and  whose   operations  were  included  in  the  Company's
        predecessor's combined financial statements.

(2)     These entities have divided the ownership of the related properties.

(3) We have an indirect ownership interest in these entities through wholly owned subsidiaries (PGR Finance I-XIV and XVI-XVII, Inc.).

(4) These entities own parcels of land that are currently held for or under development. (5) We own approximately 90% of the entity and the remaining ownership interest has been reflected as minority interest-other at December 31, 1999.

(6)     Delaware Limited liability Company

(7)     Illinois Limited Partnership

(8)     Florida Limited Partnership

(9)     Illinois General Partnership

(10)    Delaware Corporation

(11) The Operating Partnership owns a 50% common interest and manages the property.

(12) The Operating Partnership owns a 30% subordinated common interest and manages the property.

                                                   EXHIBIT 23.1







                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 1, 2004, in the Registration Statement (Form S-11) and related Prospectus of Prime Group Realty Trust for the registration of 12,021,479 common shares of beneficial interest.

                                                     /s/Ernst & Young LLP
                                                     --------------------

Chicago, Illinois
May 13, 2004